   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 12, 1998


                                                      REGISTRATION NO. 333-53421
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 4


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                      ARTERIAL VASCULAR ENGINEERING, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                 3841                                94-3144218
   (STATE OR OTHER JURISDICTION OF          (PRIMARY STANDARD INDUSTRIAL         (I.R.S. EMPLOYER IDENTIFICATION
    INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE NUMBER)                      NUMBER)

                            ------------------------

                      ARTERIAL VASCULAR ENGINEERING, INC.
                               3576 UNOCAL PLACE
                          SANTA ROSA, CALIFORNIA 95403
                           TELEPHONE: (707) 525-0111
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                              LAWRENCE J. FASSLER
         VICE PRESIDENT OF LEGAL AFFAIRS, GENERAL COUNSEL AND SECRETARY
                      ARTERIAL VASCULAR ENGINEERING, INC.
                               3576 UNOCAL PLACE
                          SANTA ROSA, CALIFORNIA 95403
                           TELEPHONE: (707) 525-0111
    (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                 CRAIG E. DAUCHY, ESQ.                                   RANDOLPH H. FIELDS, ESQ.
                  ERIC C. JENSEN, ESQ.                                   JEFFERY A. BAHNSEN, ESQ.
                   COOLEY GODWARD LLP                                    GREENBERG TRAURIG, P.A.
                  3000 SAND HILL ROAD                                    111 NORTH ORANGE AVENUE
                 BUILDING 3, SUITE 230                                    ORLANDO, FLORIDA 32801
              MENLO PARK, CALIFORNIA 94025                                    (407) 420-1000
                     (650) 843-5100                                         FAX (407) 420-5909
                   FAX (650) 854-2691

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
    As promptly as practicable after this Registration Statement becomes effective and the effective time of the proposed merger of Walleye Acquisition Corporation, a wholly owned subsidiary of the Registrant with and into World Medical Manufacturing Corporation, as described in the Agreement and Plan of Merger and Reorganization, dated as of April 10, 1998, as amended attached as Appendix A to the Proxy Statement/Prospectus forming a part of this Registration Statement.

    If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for this same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
TITLE OF EACH CLASS OF                                       PROPOSED MAXIMUM      PROPOSED MAXIMUM         AMOUNT OF
SECURITIES TO BE                         AMOUNT TO BE       OFFERING PRICE PER    AGGREGATE OFFERING       REGISTRATION
REGISTERED(1)                          REGISTERED(1)(2)         SHARE (3)             PRICE (3)                FEE
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value.....       2,175,000               $1.45               $3,153,750            $1,087.50
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

(1) Includes an equal number of rights under the Registrant's Preferred Share Rights Agreement.

(2) Represents the number of shares of common stock of the Registrant which may be issued to former shareholders of World Medical Manufacturing Corporation, a Florida corporation ("World Medical") pursuant to the merger of a wholly owned subsidiary of the Registrant with and into World Medical.

(3) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(f)(2) based upon the book value per share on March 31, 1998 of World Medical Manufacturing Corporation.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE TIME UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    WORLD MEDICAL MANUFACTURING CORPORATION
                     SAWGRASS INTERNATIONAL CORPORATE PARK
                             13794 N.W. 4TH STREET
                                 BUILDING #210
                             SUNRISE, FLORIDA 33325
                               NOVEMBER 12, 1998

Dear Shareholder:


     A Special Meeting of Shareholders (the "Special Meeting") of World Medical Manufacturing Corporation, a Florida corporation ("World Medical"), will be held at 9:00 a.m., local time, on December 14, 1998 at World Medical's headquarters at 13794 N.W. 4th Street, Building #210, Sunrise, Florida 33325.


     At the Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger and Reorganization dated as of April 10, 1998, as amended (the "Reorganization Agreement"), by and among World Medical, Arterial Vascular Engineering, Inc., a Delaware corporation ("AVE") and Walleye Acquisition Corporation, a Florida corporation and a wholly owned subsidiary of AVE ("Sub"), and the merger of Sub with and into World Medical (the "Merger"). For purposes of the Merger, World Medical will be valued at $62,000,000, less certain fees and expenses related to the Merger in excess of negotiated amounts ("Excess Expenses"). This amount shall be allocated based on the number of outstanding shares of Common Stock, par value $.10 of World Medical ("World Medical Common Stock") and the number of outstanding options, warrants or other rights to purchase World Medical Common Stock (the "World Medical Capitalization"). The AVE Common Stock will be valued at a ten-day average of its closing price (the "AVE Stock Price") prior to consummation of the Merger (the "Effective Time"). Ninety percent of the AVE Common Stock will be issued at the Effective Time. The remaining ten percent will be held in escrow for one year to secure certain indemnification obligations and will be distributed pro rata among World Medical shareholders receiving shares of AVE Common Stock in the Merger if no claim has been made against the escrow. Such distribution would occur one year after the Effective Time, subject to certain extensions.

     Based on the World Medical Capitalization of 1,906,790 as of November 2, 1998, and assuming a closing date for the merger of November 2, 1998 and Excess Expenses of $200,000, the Applicable Fraction would be approximately 1.1355. Therefore a holder of 1,000 shares of World Medical Common Stock would receive approximately 1,022 shares of AVE Common Stock at the Effective Time and approximately 113 shares of AVE Common Stock would be held in escrow in relation to the holder. Each outstanding option to purchase World Medical Common Stock (a "World Medical Option") will, at the Effective Time, be converted into an option to purchase a number of shares of AVE Common Stock based on the Applicable Fraction.

     The AVE Stock Price may fluctuate and the World Medical Capitalization may change prior to the Special Meeting and/or the Effective Time. The parties have agreed that for purposes of calculating the Applicable Fraction the AVE Stock Price will not be less than $30.0175 per share and will not exceed $45.0263 per share. At such maximum and minimum AVE Stock Prices, the Applicable Fraction would be approximately 0.7570 and 1.1355, respectively (assuming World Medical capitalization as of November 2, 1998). If the closing date for the merger had been November 2, 1998, for example, the ten-day average of AVE's Stock Price would have been $29.575, but the AVE Stock Price would have nevertheless been deemed to be $30.0175. If the requisite approval of the shareholders of World Medical is received and other conditions of the Merger are satisfied, the Merger is expected to be consummated on or before the end of calendar year 1998.

     The Board of Directors of World Medical (the "World Medical Board") has carefully reviewed and considered the Reorganization Agreement and the transactions provided for therein. In addition, the World Medical Board has received a written opinion from its financial advisor, Vector Securities International, Inc., dated April 1, 1998, to the effect that as of such date, the consideration to be received by the holders of World Medical Common Stock is fair to such holders from a financial point of view.

     THE WORLD MEDICAL BOARD HAS DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTEREST OF, WORLD MEDICAL AND ITS SHAREHOLDERS. ACCORDINGLY, THE WORLD MEDICAL BOARD HAS UNANIMOUSLY APPROVED THE REORGANIZATION AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT ALL SHAREHOLDERS VOTE FOR ITS APPROVAL AND ADOPTION.

     In the material accompanying this letter, you will find a Notice of Special Meeting of Shareholders, a Proxy Statement/Prospectus relating to the actions to be taken by World Medical shareholders at the Special Meeting and a proxy card. The Proxy Statement/Prospectus more fully describes the proposed Merger and certain related matters and includes certain information about World Medical and AVE.

     One of the conditions to the closing of the Merger requires that holders of at least 85% of the outstanding shares of World Medical Common Stock vote in favor of the Merger. For this reason, it is critical that all shareholders fill out the enclosed proxy card and return it as soon as possible. Every shareholder's vote is important, no matter how many shares you hold. The failure of shareholders to promptly return their proxy cards could delay or prevent the Merger from taking place.

     If the Reorganization Agreement is approved and the Merger is consummated, you will be sent a letter of transmittal with instructions for surrendering your certificates representing shares of World Medical Common Stock. Please do not send your share certificates until you receive these materials. All shareholders are cordially invited to attend the Special Meeting in person. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE. If you attend the Special Meeting, you may vote in person if you wish, even though you have previously returned your proxy card. It is important that your shares be represented and voted at the Special Meeting.

                                          Sincerely,

                                          Norman Dann
                                          Chairman of the Board of Directors

                    WORLD MEDICAL MANUFACTURING CORPORATION
                     SAWGRASS INTERNATIONAL CORPORATE PARK
                             13794 N.W. 4TH STREET
                                 BUILDING #210
                             SUNRISE, FLORIDA 33325
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                            ------------------------


     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Special Meeting") of World Medical Manufacturing Corporation, a Florida corporation ("World Medical"), will be held at 9:00 a.m., local time, on December 14, 1998 at World Medical's headquarters at 13794 N.W. 4th Street, Building #210, Sunrise, Florida 33325 for the following purposes:


          1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger and Reorganization dated as of April 10, 1998, as amended (the "Reorganization Agreement"), among World Medical, Arterial Vascular Engineering, Inc., a Delaware corporation ("AVE") and Walleye Acquisition Corporation, a wholly owned Florida subsidiary of AVE ("Sub"), and approve the merger of Sub with and into World Medical (the "Merger").

          2. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement/Prospectus accompanying this notice.

     Only shareholders of record of World Medical Common Stock at the close of business on November 6, 1998 (the "Record Date") are entitled to notice of, and will be entitled to vote at, the Special Meeting or any adjournment thereof. Under applicable law, approval of the Reorganization Agreement and the Merger will require the affirmative vote of the holders of a majority of the shares of World Medical Common Stock outstanding on the Record Date. In addition, one of the conditions to the closing of the Merger requires that holders of at least 85% of the outstanding shares of World Medical Common Stock vote in favor of the Merger. Accordingly, it is critical that all shareholders complete and return the enclosed proxy card as promptly as practicable.

     IF THE REORGANIZATION AGREEMENT IS EFFECTED, SHAREHOLDERS WHO DISSENT THEREFROM MAY BE ENTITLED TO BE PAID THE FAIR VALUE OF THEIR SHARES. A COPY OF FLORIDA STATUTES SECTIONS 607.1301, 607.1302 AND 607.1320 RELATING TO DISSENTERS' RIGHTS, IS ATTACHED AS APPENDIX D TO THIS PROXY STATEMENT/PROSPECTUS AND INCORPORATED HEREIN BY REFERENCE. THESE SECTIONS MUST BE COMPLIED WITH IN ORDER FOR SHAREHOLDERS TO BE ENTITLED TO DISSENTERS' RIGHTS.

                                      BY ORDER OF THE BOARD OF DIRECTORS

                                      Norman Dann
                                      Chairman of the Board of Directors

Sunrise, Florida
November 12, 1998

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF WORLD MEDICAL, AND MAIL IT PROMPTLY IN THE POSTAGE PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. YOUR PROXY CAN BE WITHDRAWN BY YOU AT ANY TIME BEFORE IT IS VOTED.

                    WORLD MEDICAL MANUFACTURING CORPORATION
                                PROXY STATEMENT

                      ARTERIAL VASCULAR ENGINEERING, INC.
                                   PROSPECTUS


     This Proxy Statement/Prospectus is being furnished to the shareholders of World Medical Manufacturing Corporation, a Florida corporation ("World Medical"), in connection with the solicitation of proxies by the Board of Directors of World Medical (the "World Medical Board") for use at the Special Meeting of World Medical shareholders (the "Special Meeting") to be held at 9:00 a.m., local time, on December 14, 1998, at World Medical's headquarters at 13794 N.W. 4th Street, Building #210, Sunrise, Florida 33325, and at any adjournments or postponements of the Special Meeting.


     This Proxy Statement/Prospectus is also the prospectus of Arterial Vascular Engineering, Inc. ("AVE") for use in connection with the offer and issuance of shares of common stock, par value $0.001 per share, of AVE ("AVE Common Stock"). Such AVE Common stock will be issued to the shareholders of World Medical in connection with the merger transaction (the "Merger"), in which World Medical becomes a wholly owned subsidiary of AVE. As part of the Merger, World Medical will be merged into Walleye Acquisition Corporation, a Florida corporation and a wholly owned subsidiary of AVE ("Sub").

     For purposes of the Merger, World Medical will be valued at $62,000,000, less certain fees and expenses related to the Merger in excess of negotiated amounts ("Excess Expenses"). This amount shall be allocated based on the number of outstanding shares of Common Stock, par value $.10 per share, of World Medical ("World Medical Common Stock") and the number of outstanding options, warrants or other rights to purchase World Medical Common Stock (the "World Medical Capitalization"). The AVE Common Stock will be valued at a ten-day average of its closing price (the "AVE Stock Price") prior to consummation of the Merger (the "Effective Time"). Ninety percent of the AVE Common Stock will be issued at the Effective Time. The remaining ten percent will be held in escrow for one year to secure certain indemnification obligations and will be distributed pro rata among World Medical shareholders receiving shares of AVE Common Stock in the Merger if no claim has been made against the escrow. Such distribution would occur one year after the Effective Time, subject to certain extensions. Each outstanding option to purchase World Medical Common Stock (a "World Medical Option") will, at the Effective Time, be converted into an option to purchase a number of shares of AVE Common Stock based on the Applicable Fraction.

     The market price of AVE Common Stock is likely to fluctuate prior to the date of the Special Meeting. The number of shares of World Medical Common Stock and World Medical options and warrants outstanding is also subject to change based upon the exercise, expiration or termination of options and warrants at or prior to the Effective Time. The following table sets forth the exchange ratios for (a) the maximum possible AVE Stock Price as agreed by the parties ($45.0263), (b) the AVE Stock Price level if the closing date for the Merger had been October 15, 1998 ($34.5563) and (c) the minimum possible AVE Stock Price as agreed by the parties ($30.0175). If the closing date for the merger had been November 2, 1998, the ten-day average of AVE's stock price would have been $29.575, but the AVE Stock Price would have nevertheless been deemed to be $30.0175.

                                             APPROXIMATE EXCHANGE RATIO        APPROXIMATE
                                            FOR CALCULATION OF SHARES OF   NUMBER OF SHARES OF       APPROXIMATE
                                                  AVE COMMON STOCK          AVE COMMON STOCK     NUMBER OF SHARES OF
AVERAGE PRICE LEVEL                          TO BE ISSUED IN THE MERGER    TO BE ISSUED IN THE     AVE COMMON STOCK
 FOR ONE SHARE OF     APPLICABLE FRACTION   (90% OF APPLICABLE FRACTION)         MERGER          TO BE HELD IN ESCROW
 AVE COMMON STOCK             (1)                       (1)                      (1)(2)                 (1)(2)
-------------------   -------------------   ----------------------------   -------------------   --------------------
     $45.0263               0.7570                     0.6813                   1,014,946              112,771
     $34.5563               0.9864                     0.8877                   1,322,514              146,946
     $30.0175               1.1355                     1.0220                   1,522,420              169,158

---------------

(1) Assumes the number of shares of World Medical Common Stock and World Medical options and warrants outstanding on October 15, 1998 and a deduction for fees and expenses of $200,000.

(2) Assumes no exercise of World Medical options, but the cashless exercise of the Vector warrant at an assumed market price for one share of World Medical Common Stock of $34.14.

     Holders of World Medical Common Stock may, by complying with Sections 607.1301, 607.1302 and 607.1320 of the Florida Business Corporation Act (the "Florida Act"), be entitled to dissenters' rights as discussed therein with respect to the proposed Merger. See "The Merger and Related Transactions -- Dissenters' Rights."


     On November 11, 1998, the closing sales price as reported on the Nasdaq National Market tier of The Nasdaq Stock Market (the "Nasdaq National Market") of AVE Common Stock was $31.50 per share.


     This Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to shareholders of World Medical on or about November 12, 1998.

THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS PROXY STATEMENT/PROSPECTUS. THE PROPOSED MERGER IS A COMPLEX TRANSACTION. STOCKHOLDERS ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS PROXY STATEMENT/ PROSPECTUS IN ITS ENTIRETY, PARTICULARLY THE MATTERS REFERRED TO UNDER "RISK FACTORS" BEGINNING ON PAGE 19.
                            ------------------------

THE SECURITIES TO BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

       The date of this Proxy Statement/Prospectus is November 12, 1998.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
AVAILABLE INFORMATION.......................................     1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............     2
SUMMARY.....................................................     3
  The Companies.............................................     3
  The Special Meeting.......................................     4
  Recommendation of World Medical's Board of Directors......     5
  Opinion of Financial Advisor..............................     5
  The Merger................................................     6
  Market Price Data and Dividends...........................    14
SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION.....    15
SELECTED PRO FORMA COMBINED FINANCIAL DATA..................    17
COMPARATIVE PER SHARE DATA..................................    18
RISK FACTORS................................................    19
  Uncertainty Relating to Integration.......................    19
  Rights of Holders of World Medical Common Stock Following
     the Merger.............................................    19
  Volatility of Stock Prices; Fluctuation in Value of Merger
     Consideration..........................................    19
  Manufacturing and Supply..................................    19
  Patents and Proprietary Rights............................    20
  Competition...............................................    21
  Risks of Bard Cath Lab Acquisition and Other Expansion of
     Operations.............................................    21
  Fluctuations in Results of Operations.....................    22
  High Degree of Leverage...................................    22
  Rapid Technological Change................................    23
  Dependence on Key Personnel...............................    23
  "Year 2000" Issues........................................    23
  Anti-takeover Provisions..................................    23
THE WORLD MEDICAL MEETING...................................    25
  Date, Time and Place......................................    25
  Solicitation of Proxies; Revocability of Proxies..........    25
  Record Date; Shares Entitled to Vote......................    25
  Quorum; Vote Required; Existing Shareholder Agreements....    25
  Expenses of Solicitation..................................    25
  Board Recommendations.....................................    25
THE MERGER AND RELATED TRANSACTIONS.........................    26
  General...................................................    26
  Background of the Merger..................................    28
  Reasons for the Merger....................................    30
  Board Recommendations.....................................    33
  Opinion of Financial Advisor..............................    33
  Indemnification and Escrow of Holdback Shares.............    38
  Related Agreements........................................    40
  Representations and Warranties............................    41
  Covenants.................................................    42
  Conditions to the Merger..................................    43
  Termination or Amendment..................................    44
  Regulatory Matters........................................    45

                                                              PAGE
                                                              ----
  Material Federal Income Tax Consequences..................    45
  Accounting Treatment......................................    47
  Resales of AVE Common Stock...............................    48
  Dissenters' Rights........................................    49
  Merger Expenses and Fees and Other Costs..................    50
  Interests of Certain Persons in The Merger................    50
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
  STATEMENTS................................................    53
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET........    54
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF
  OPERATIONS................................................    55
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
  STATEMENTS................................................    56
BUSINESS OF WORLD MEDICAL...................................    60
SELECTED FINANCIAL DATA OF WORLD MEDICAL....................    62
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................    63
  History and Overview......................................    63
  Results of Operations.....................................    63
  Liquidity and Capital Resources...........................    64
WORLD MEDICAL STOCK, OPTIONS, WARRANTS AND DIVIDENDS........    65
  Common Stock..............................................    65
  Preferred Stock...........................................    65
  Stock Options Plan........................................    65
  Warrant...................................................    66
  Dividend Policy...........................................    66
MANAGEMENT OF WORLD MEDICAL.................................    67
  Executive Officers and Directors..........................    67
  Executive Compensation....................................    68
  Compensation of Directors.................................    69
  Certain Relationships.....................................    69
WORLD MEDICAL SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
  OWNERS AND MANAGEMENT.....................................    71
COMPARISON OF RIGHTS OF STOCKHOLDERS OF AVE AND SHAREHOLDERS
  OF WORLD MEDICAL..........................................    73
EXPERTS.....................................................    79
LEGAL MATTERS...............................................    79
INDEX TO WORLD MEDICAL FINANCIAL STATEMENTS.................   F-1
APPENDICES:
  APPENDIX A -- Agreement and Plan of Merger and
     Reorganization, as amended
  APPENDIX A-1 -- Amendment to Agreement and Plan of Merger
     and Reorganization
  APPENDIX A-2 -- Agreement and Second Amendment to
                  Agreement and Plan of Merger and
                  Reorganization
  APPENDIX B -- Plan of Merger and Reorganization (see
     Exhibit B to Appendix A)
  APPENDIX C -- Opinion of Vector Securities International,
     Inc.
  APPENDIX D -- Sections 607.1301, 607.1302 and 607.1320 of
  the Florida Business
                      Corporation Act

NO PERSON HAS BEEN AUTHORIZED BY AVE OR WORLD MEDICAL TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY AVE OR WORLD MEDICAL. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS OR A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS PROXY STATEMENT/PROSPECTUS RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION CONTAINED HEREIN SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION

     AVE is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by AVE with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 as well as at the Commission's regional offices at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may also be obtained from the Commission at prescribed rates by writing to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov. AVE Common Stock is listed on the Nasdaq National Market under the symbol "AVEI," and certain of AVE's reports, proxy materials and other information may be available for inspection at the offices of The Nasdaq Stock Market at 1735 "K" Street, N.W., Washington, D.C. 20006.

     Under the rules and regulations of the Commission, the solicitation of proxies from shareholders of World Medical to approve and adopt the Reorganization Agreement and the Merger constitutes an offering of the AVE Common Stock to be issued in connection with the Merger. Accordingly, AVE has filed with the Commission a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to such offering (the "Registration Statement"). This Proxy Statement/ Prospectus constitutes the prospectus of AVE that is filed as part of the Registration Statement. Other parts of the Registration Statement are omitted from this Proxy Statement/Prospectus in accordance with the rules and regulations of the Commission. Copies of the Registration Statement, including the exhibits to the Registration Statement and other material that is not included herein, may be inspected, without charge, at the regional offices of the Commission referred to above, or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above or on the Commission web site. Statements made in this Proxy Statement/Prospectus or in any document incorporated in this Proxy Statement/Prospectus by reference concerning the contents of any contract or other document are not necessarily complete. With respect to each contract or other document filed as an exhibit to the Registration Statement, reference is hereby made to that exhibit for a more complete description of the matter involved, and each such statement is hereby qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed with the Commission (Commission file number 0-27802) by AVE pursuant to the Exchange Act are incorporated by reference into this Proxy Statement/Prospectus:

     1. AVE's Annual Report on Form 10-K for the fiscal year ended June 30, 1998, as amended by the Form 10-K/A filed on October 14, 1998 and by the Form 10-K/A filed on November 10, 1998;

     2. AVE's Current Reports on Form 8-K filed on July 23, 1998 and on October 15, 1998;

     3. The description of AVE Common Stock set forth in AVE's Registration Statement on Form 8-A effective April 2, 1996, and any amendment or report filed for the purpose of updating such description; and

     4. AVE's proxy statement for the Annual Meeting of Stockholders to be held November 12, 1998.

     The information relating to AVE contained in this Proxy
Statement/Prospectus does not purport to be comprehensive and should be read together with the information in the documents incorporated by reference herein.

     All documents and reports filed by AVE pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement/Prospectus from the dates of filing of such documents or reports. Any statement contained herein or in a document incorporated or deemed to be incorporated herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/ Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

     Documents and reports incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference) are available without charge by contacting Diane Lefebvre, Investor Relations, Arterial Vascular Engineering, Inc., 3576 Unocal Place, Santa Rosa, California 95403, tel. (707) 525-0111. In order to ensure delivery of the documents prior to the Special Meeting, requests must be received by November 30, 1998.

     All information contained in this Proxy Statement/Prospectus relating to AVE has been supplied by AVE, and all information relating to World Medical has been supplied by World Medical.

     "AVE" and certain other trademarks used herein are trademarks of AVE. This Proxy Statement/ Prospectus also includes trade names and trademarks of companies other than AVE and World Medical. The use of any such third party trade name or trademark herein is an editorial fashion only, and to the benefit of the owner thereof, with no intention of commercial use or infringement of such trade name or trademark.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement/ Prospectus and the appendices attached hereto. This summary is qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement/Prospectus, the appendices attached hereto and the documents referred to or incorporated by reference herein. Shareholders of World Medical are urged to review carefully all of the information contained in this Proxy Statement/Prospectus, the Reorganization Agreement (defined below) attached as Appendix A and the other appendices attached hereto in their entirety. As used in this Proxy Statement/Prospectus, the terms "AVE" and "World Medical" refer to such entities and their consolidated subsidiaries, respectively.

     This Proxy Statement/Prospectus contains forward-looking statements (including those set forth or referenced in "The Merger and Related
Transactions -- Opinion of Financial Advisor") that involve risks and uncertainties. The actual results of AVE and World Medical may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Proxy Statement/Prospectus, and in the documents incorporated herein by reference.

THE COMPANIES

  AVE and Sub

     AVE designs, develops, manufactures and markets a variety of highly specialized stent systems and percutaneous transluminal coronary angioplasty ("PTCA") catheters and related devices designed to be utilized in connection with less invasive treatment of cardiovascular disease. AVE's stents are used as arterial support devices in connection with balloon angioplasty or other minimally invasive treatments of atherosclerosis (the formation of deposits in the arteries) and to prevent abrupt closure of vessels in higher risk angioplasty procedures. AVE believes that it is currently one of the world's leading providers of coronary stent systems. AVE commenced operations in 1991 and began marketing its PTCA catheters in October 1993, its coronary stent systems in October 1994, and its peripheral stent systems in December 1996. To date, AVE has sold over 500,000 coronary stent systems and over 50,000 PTCA balloon catheters in more than 40 countries, including the United States with respect to AVE's coronary stent systems. In June 1997, AVE's Japanese distributor received regulatory approval for the sale in Japan of AVE's coronary stent systems, and in January 1998 AVE received the related reimbursement approval. In December 1997, AVE received pre-market approval ("PMA") from the United States Food and Drug Administration (the "FDA") in connection with its commencement of commercial sales of its coronary stent systems in the United States. Prior to that time, international sales accounted for substantially all of AVE's revenues.

     AVE was originally incorporated in Delaware in July 1991 under the name "Applied Vascular Engineering, Inc." AVE's principal executive offices are located at 3576 Unocal Place, Santa Rosa, California 95403. Its telephone number is (707) 525-0111.

     Sub is a wholly owned subsidiary of AVE formed solely for the purpose of effecting the Merger. Its principal executive offices are located at 3576 Unocal Place, Santa Rosa, California 95403. Its telephone number is (707) 525-0111.

  Recent Developments

     On October 1, 1998, AVE consummated the acquisition of the coronary catheter lab business (the "Bard Business") of C. R. Bard, Inc. ("Bard"), as well as rights to the supply by Bard of certain materials, (collectively, the "Bard Cath Lab Acquisition") for approximately $550 million in cash plus an amount equal to 95% of the book value of the receivables as of the closing of the transaction (after deducting for doubtful accounts) of certain subsidiaries of Bard, (the "Purchase Price"). The Purchase Price is subject to adjustment based upon a closing statement of assets and liabilities of the Bard Cath Lab Business as of October 1, 1998. The adjustment shall be made upward or downward by the amount by which the net book value of the Bard Cath Lab Business together with a percentage of certain trade accounts receivable of the Bard Cath Lab Business exceeds or is less than an agreed sum. AVE did not acquire any cash or accounts receivable of Bard's coronary catheter lab business, except for the trade accounts receivable of the certain subsidiaries of Bard. The product offerings of Bard's coronary catheter lab business include coronary PTCA balloon catheters (including perfusion rapid exchange catheters), guidewires, guide catheters, coronary diagnostic catheters and guidewires; introducers and vessel closure devices; coronary stents; and various other coronary components and accessories. For the year ended December 31, 1997, Bard's coronary catheter lab business reported revenues of approximately $210 million. Based on a preliminary valuation of the acquired assets and liabilities, AVE expects to incur a significant one-time charge of approximately $98 million related to the acquisition in connection with the write-off of in-process research and development. Additionally, based on a preliminary analysis of amortization periods, AVE expects to recognize amortization expense of approximately $40 million per year for each of the next several years related to acquired intangible assets, including goodwill. The Bard Cath Lab Acquisition is expected to substantially increase AVE's personnel, facilities and product offerings and to enable AVE to participate in new areas of interventional cardiology through a wider product portfolio and access to new markets and customers. However, there can be no assurance that AVE will successfully offer such new products or successfully integrate Bard's personnel and facilities. See "Risk Factors -- Uncertainty Related to Integration."

     AVE entered into a bank credit agreement for $600 million in senior secured credit facilities in order, among other things, to finance substantially all of the Bard Cath Lab Acquisition. See "Risk Factors -- High Degree of Leverage."


     On October 15, 1998, AVE reported its sales and earnings for the quarterly period ended September 30, 1998. Net sales for the quarter increased 514% to $161.3 million from $26.3 million for the corresponding period in fiscal 1998. Net income for the quarterly period was $53.2 million, or $0.80 per share on a diluted basis, compared with $5.7 million, or $0.09 per share in the corresponding period in fiscal 1998.


  World Medical

     World Medical designs, develops, manufactures and markets endovascular devices for diagnosing, monitoring and treating patients with cardiovascular disease. World Medical has developed a proprietary catheter-based stent graft system (the "Talent System") for the repair of aneurysms, which are potentially fatal enlargements of arterial walls. The types of aneurysms for which World Medical has developed the Talent System include abdominal aortic aneurysms ("AAAs") as well as aneurysms located in the thoracic aorta and the iliac arteries. The first human implant of a Talent device occurred in December 1995, and since then Talent devices have been implanted in approximately 2,000 patients. The Talent System is currently being sold in selected countries outside the United States and is in clinical trials in the United States. In April 1998, World Medical received the right to affix CE marking to the Talent System, allowing that product to continue to be sold in the European Area and Switzerland after June 14, 1998. World Medical had previously received ISO 9001 and EN 46001 certification with respect to the Talent System. In addition to the Talent System, World Medical markets a line of cardiovascular catheters and also acts as a contract manufacturer of catheters for several major medical device companies. See "Business of World Medical."

     World Medical was incorporated in Florida in August 1988. World Medical's principal executive offices are located at Sawgrass International Corporate Park, 13794 N.W. 4th Street, Building #210, Sunrise, Florida 33325. Its telephone number is (954) 846-0418.

THE SPECIAL MEETING

  Date, Time and Place


     The Special Meeting will be held on December 14, 1998 at 9:00 a.m., local time, at World Medical's headquarters at 13794 N.W. 4th Street, Building #210, Sunrise, Florida 33325.


  Purpose of the Meeting

     At the Special Meeting, shareholders of record of World Medical as of the close of business on the Record Date (as defined below) will be asked to consider and vote upon a proposal to adopt and approve the

Agreement and Plan of Merger and Reorganization dated as of April 10, 1998, as amended ("Reorganization Agreement") by and among World Medical, AVE and Sub and approve the Merger and such other matters as may properly be brought before the Special Meeting.

  Record Date; Shares Entitled to Vote

     The close of business on November 6, 1998 has been fixed as the record date (the "Record Date") for determining holders of shares of World Medical Common Stock entitled to notice of, and to vote at, the Special Meeting. As of the Record Date, 1,474,240 shares of World Medical Common Stock were outstanding and entitled to vote and held of record by approximately 96 holders. See "The World Medical Meeting -- Record Date; Shares Entitled to Vote."

  Quorum; Vote Required; Existing Shareholder Agreements

     The presence, in person or by proxy, of the holders of a majority of shares of World Medical Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum for the transaction of business at the Special Meeting. See "The World Medical Meeting -- Quorum; Vote Required; Existing Shareholder Agreements."

     Under applicable law and World Medical's Articles of Incorporation, approval of the Reorganization Agreement and the Merger will require the affirmative vote of the holders of a majority of the outstanding shares of World Medical Common Stock entitled to vote. However, it is also a condition to the obligations of AVE and Sub under the Reorganization Agreement that no less than eighty-five percent (85%) of the shares of World Medical Common Stock entitled to vote at the Special Meeting shall vote to approve the Reorganization Agreement and the Merger. Pursuant to certain shareholder agreements with AVE, certain shareholders and all of the executive officers and directors of World Medical, including World Medical's founder, President and Chief Executive Officer, Howard J. Leonhardt, have agreed to vote all of the shares of World Medical Common Stock owned or controlled by them in favor of such approval and adoption and have granted to AVE irrevocable proxies to vote their shares in the event that such shareholders fail or are unable to vote as agreed. As of November 2, 1998, such shareholders, executive officers and directors held in the aggregate approximately sixty-one percent (61%) of all of the then outstanding shares of World Medical Common Stock. See "The Merger and Related Transactions -- Related Agreements -- Shareholder Agreements."

RECOMMENDATION OF WORLD MEDICAL'S BOARD OF DIRECTORS

     The Board of Directors of World Medical has determined that the Merger is in the best interests of World Medical and its shareholders and has unanimously approved the Reorganization Agreement and the Merger. Accordingly, the World Medical Board of Directors has unanimously recommended that the shareholders of World Medical vote FOR approval and adoption of the Reorganization Agreement and the Merger. The primary factors considered and relied upon by the World Medical Board of Directors in reaching its recommendation are described in "The Merger and Related Transactions -- Reasons for the Merger."

OPINION OF FINANCIAL ADVISOR

     Vector Securities International, Inc. ("Vector") has delivered its written opinion dated April 1, 1998, to the effect that as of such date, the consideration to be received by the holders of World Medical Common Stock is fair to such holders from a financial point of view (the "Vector Opinion"). The full text of the Vector Opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Vector, is attached as Appendix C to this Proxy Statement/Prospectus. WORLD MEDICAL SHAREHOLDERS ARE URGED TO, AND SHOULD, READ THE VECTOR OPINION IN ITS ENTIRETY. See "The Merger and Related Transactions -- Opinion of Financial Advisor."

THE MERGER

  General

     Effects of the Merger. The Merger will be consummated at the time of the filing of Articles of Merger with the Secretary of State of the State of Florida. Unless otherwise agreed, the consummation of the Merger will take place no later than three days following World Medical shareholder approval and the satisfaction or waiver of other conditions to consummation of the Merger. Upon consummation of the Merger, the separate existence of Sub will cease and World Medical will become a wholly owned subsidiary of AVE. The shareholders of World Medical will become stockholders of AVE (as described below), and their rights will be governed by AVE's Amended and Restated Certificate of Incorporation and Bylaws, each as amended. It is currently anticipated that the Merger will be consummated before the end of calendar year 1998. See "The Merger and Related Transactions -- General."

     Conversion of Shares. Upon consummation of the Merger, each then outstanding share of World Medical Common Stock (other than shares held in treasury by World Medical, which will be cancelled, or dissenting shares) will automatically be converted into the right to receive a fraction of a share of AVE Common Stock that is equal to ninety percent (90%) of the Applicable Fraction. The "Applicable Fraction" will be the fraction (i) having a numerator equal to sixty two million dollars ($62,000,000), less certain fees and expenses in excess of negotiated amounts related to carrying out the Merger (the "Aggregate Purchase Price") and (ii) having a denominator equal to the amount determined by multiplying (A) the Fully Diluted Company Share Amount (as defined below) by (B) the Designated AVE Stock Price (as defined below). The "Fully Diluted Company Share Amount" will be the sum of (i) the aggregate number of shares of World Medical Common Stock outstanding immediately prior to the Effective Time, (ii) the aggregate number of shares of World Medical Common Stock purchasable under or otherwise subject to all options to purchase World Medical Common Stock ("World Medical Options") and (iii) the aggregate number of shares of World Medical Common Stock purchasable under or otherwise subject to all warrants to purchase shares of World Medical Common Stock ("World Medical Warrants") or other options, warrants or other rights of any type to purchase shares of World Medical Common Stock outstanding immediately prior to the Effective Time, minus the number of shares of World Medical Common Stock determined by dividing the aggregate exercise price payable by holders of World Medical Options and World Medical Warrants upon exercise of all of the World Medical Options and World Medical Warrants (under (ii) and (iii) directly above) by the acquisition price per share (which for purposes of this description shall mean (x) the Aggregate Purchase Price plus the aggregate exercise price payable by holders of World Medical Options and World Medical Warrants upon exercise of all of the World Medical Options and World Medical Warrants (under (ii) and
(iii) directly above) divided by (y) the sum of (i), (ii) and (iii) directly above). The "Designated AVE Stock Price" shall be the average of the closing sales price of a share of AVE Common Stock as reported on the Nasdaq National Market for each of the ten consecutive trading days ending on and including the second trading day immediately preceding the date of the closing of the Merger (the "Closing Price"); provided, however, that (i) if the Closing Price is equal to or less than eighty percent (80%) of the average of the closing sale price of a share of AVE Common Stock as reported on the Nasdaq National Market for each of the ten consecutive trading days ending on and including the second trading day immediately preceding the date on which the Reorganization Agreement was signed, or $37.5219 (the "Signing Price"), then the Designated AVE Stock Price shall be equal to eighty percent (80%) of the Signing Price ($30.0175), and (ii) if such average is greater than or equal to one hundred and twenty percent (120%) of the Signing Price ($45.0263), then the Designated AVE Stock Price shall be equal to $45.0263. If the closing date for the merger had been November 2, 1998, for example, the ten-day average of AVE's stock price would have been $29.575, but the AVE Stock Price would have nevertheless been deemed to be $30.0175. Based upon World Medical Common Stock, World Medical Options and World Medical Warrants outstanding on November 2, 1998, an estimated deduction of fees and expenses of $200,000, and a Designated AVE Stock Price of $30.0175, the Applicable Fraction would be approximately 1.1355 (the "Estimated Applicable Fraction"). The market price of AVE Common Stock is likely to fluctuate prior to the date of the Special Meeting and the Applicable Fraction may be significantly more or less than such number. Cash will be paid in lieu of issuing fractional shares. AVE intends to use its current cash resources to fund the payments for fractional shares. Based upon the capitalization of World Medical and AVE as of November 2, 1998 (and assuming (i) no exercises of vested World Medical Options between November 2, 1998 and the Effective Time; (ii) exercise of the outstanding

World Medical Warrant on a cashless basis assuming a market price of World Medical Common Stock of approximately $34.14 per share; (iii) release of all Holdback Shares to the Merger Shareholders; and (iv) an Applicable Fraction of 1.1355, approximately 1,691,578 shares of AVE Common Stock will be issued in the Merger, and shareholders of World Medical will own shares of AVE Common Stock representing approximately 2.63% of the shares of AVE Common Stock outstanding immediately after consummation of the Merger. See "The Merger and Related Transactions -- General."

     Holdback Shares. AVE shall establish and maintain an escrow comprised of shares of AVE Common Stock equal to the product of (i) the aggregate number of shares of World Medical Common Stock outstanding immediately prior to the Effective Time (less any shares for which dissenters' rights have been perfected) and (ii) ten percent (10%) of the Applicable Fraction (the "Holdback Shares"). The Holdback Shares will be deposited into escrow to secure certain indemnification obligations specified in the Reorganization Agreement. The Holdback Shares will be released to the former shareholders of World Medical one year after the Effective Time unless a claim has been made prior thereto, in which case Holdback Shares may be retained pending resolution of such claim. The Holdback Shares shall be apportioned pro rata among the shareholders of World Medical receiving shares of AVE Common Stock in the Merger (the "Merger Shareholders"), in accordance with their respective holdings of World Medical Common Stock. See "The Merger and Related Transactions -- Indemnification and Escrow of Holdback Shares."

     Stock Ownership Following the Merger. Based upon the capitalization of World Medical and AVE as of November 2, 1998 (and assuming (i) no exercises of vested World Medical Options between such date and the Effective Time; (ii) exercise of the outstanding World Medical Warrant on a cashless basis assuming a market price of World Medical Common Stock of approximately $34.14 per share;
(iii) release of all Holdback shares to the Merger Shareholders; and (iv) an Applicable Fraction of 1.1355), approximately 1,691,578 shares of AVE Common Stock will be issued in the Merger, and shareholders of World Medical will hold shares of AVE Common Stock representing approximately 2.63% of the shares of AVE Common Stock outstanding immediately after consummation of the Merger.

     Conversion of Options. At the Effective Time, each then outstanding World Medical Option will automatically be converted into an option to purchase a number of shares of AVE Common Stock determined by multiplying the number of shares subject to the World Medical Option by the Applicable Fraction (rounded down to the nearest number of shares) at an exercise price per share of AVE Common Stock equal to the exercise price of such World Medical Option at the time of the Merger divided by the Applicable Fraction (rounded up to the nearest cent). Pursuant to the terms of World Medical's 1996 Stock Option Plan (the "World Medical Plan"), all outstanding options under the World Medical Plan will become fully vested upon consummation of the Merger. All other terms of each World Medical Option will remain unchanged. As of the Record Date, 407,550 shares of World Medical Common Stock were subject to outstanding World Medical Options. See "The Merger and Related Transactions -- General" and "World Medical Stock, Options, Warrants and Dividends -- Stock Option Plan."

  Indemnification and Escrow of Holdback Shares

     The representations and warranties made by World Medical will survive the closing of the Merger and will expire on the first anniversary of the date of the closing of the Merger. Any time prior to the expiration of this one year period the Holdback Shares will be available to compensate and reimburse AVE, any of its affiliates (including World Medical) or their respective representatives, successors and assigns (each an "Indemnitee") for any damages which are directly or indirectly suffered or incurred (regardless of whether such damages relate to any third party claim) and which arise from or as a result of: (i) any inaccuracy in or breach of representations and warranties made by World Medical in the Reorganization Agreement, the disclosure schedule accompanying the Reorganization Agreement (the "Disclosure Schedule") or the certificate delivered by an officer of World Medical to AVE at the closing of the Merger (the "Closing Certificate"); (ii) any breach of any covenant or obligation of World Medical; or (iii) any legal proceeding relating to any such inaccuracy or breach. The measure of damages payable will be the number of Holdback Shares equal to the dollar amount of such indemnification obligation divided by the Designated AVE Stock Price. Notwithstanding the foregoing, the Holdback Shares will not be available for any indemnification payments until the total amount of all qualified damages exceeds $750,000 in the aggregate. In addition, claims associated with a single inaccuracy in or breach of any representation or warranty shall not be considered for indemnification payment unless an Indemnitee claims in good faith an amount in excess of $100,000. The indemnification described in this paragraph and the right of an Indemnitee to receive Holdback Shares is the exclusive remedy for any breach by World Medical of a representation, warranty, covenant or obligation contained in the Reorganization Agreement, Disclosure Schedule, or the Closing Certificate. See "The Merger and Related
Transactions -- Indemnification and Escrow of Holdback Shares."

  Comparative Stock Price and Book Value Per Share


     The following table sets forth the closing sales prices per share of AVE Common Stock on the Nasdaq National Market on Friday, April 10, 1998, the last trading day before announcement of the proposed Merger, and on November 11, 1998, the latest practicable trading day before the printing of this Proxy Statement/ Prospectus, and equivalent per share prices for World Medical Common Stock based on the application of the Estimated Applicable Fraction to the AVE Common Stock prices at the dates indicated:



                                                                 AVE        WORLD MEDICAL
                                                             COMMON STOCK   EQUIVALENT(A)
                                                             ------------   -------------
April 10, 1998.............................................     $35.88         $40.81
November 11, 1998..........................................     $31.50         $35.77


(a) Represents the equivalent of one share of World Medical Common Stock calculated by multiplying the AVE Common Stock price per share by the Estimated Applicable Fraction.

     At June 30, 1998, book values per share of AVE Common Stock and World Medical Common Stock, the pro forma combined book value per share after giving effect to the Merger and the Bard Cath Lab Acquisition on the purchase method of accounting and the pro forma book value per share of World Medical Common Stock based on the application of the Estimated Applicable Fraction to the book value per share of AVE were as follows:

                                                         WORLD MEDICAL
                                             AVE            COMMON        PRO FORMA    WORLD MEDICAL
                                         COMMON STOCK        STOCK        COMBINED     EQUIVALENT(B)
                                         ------------    -------------    ---------    -------------
June 30, 1998..........................     $4.33            $1.21          $3.04          $3.45

---------------
(b) Represents the equivalent of one share of World Medical Common Stock calculated by multiplying the pro forma combined book value per share by the Estimated Applicable Fraction.

     Accordingly, the Estimated Applicable Fraction results in a premium based on the respective book values per share at June 30, 1998.

  Interests of Certain Persons in the Merger

     Certain members of World Medical's management and World Medical's Board of Directors have interests in the Merger that are in addition to their interests as shareholders of World Medical generally. The World Medical Board of Directors was aware of these interests and considered them, among other matters, in approving the Reorganization Agreement and the transactions contemplated thereby. See "The Merger and Related Transactions -- Interests of Certain Persons in the Merger."

     The Board of Directors of AVE intends to approve the appointment of Howard
J. Leonhardt, the President and Chief Executive Officer of World Medical, as an officer of AVE upon consummation of the Merger. In addition, certain employees of World Medical have entered into employment agreements with World Medical, generally with four year terms commencing at the Effective Time at annual base salaries ranging from $60,000 to $150,000, and certain employees of World Medical will, subject to approval by AVE's Board of Directors, each receive options to purchase as much as 12,500 shares of AVE Common Stock. Moreover, certain employees of World Medical have entered into noncompetition agreements with AVE and World Medical, whereby they will refrain from competing with AVE and World Medical for up to three years after the date of termination of such employee's employment with World Medical, subject to certain qualifications and limitations. Also, certain World Medical employees will, upon consummation of the Merger, become eligible to receive annual bonuses amounting to as much as $4,032,000 in the aggregate over a four-year period, depending on World Medical's meeting certain performance criteria. All outstanding options to purchase shares of World Medical Common Stock, including all such options held by the officers, directors and shareholders of World Medical, will fully vest upon consummation of the Merger. See "The Merger and Related
Transactions -- Interests of Certain Persons in the Merger," and "-- Related Agreements."

     D. Theodore Berghorst, a director of World Medical, is also Chairman and Chief Executive Officer of Vector. Vector is acting as World Medical's financial advisor in connection with the Merger, and Vector will receive a fee payable upon consummation of the Merger of $1,198,000 plus $250,000 in connection with the Vector Opinion. World Medical has agreed to indemnify Vector, its affiliates and its employees against certain liabilities, including liabilities under federal securities laws. In addition, as of the Record Date, Vector and its directors, officers and employees beneficially owned 134,998 shares of World Medical Common Stock plus a warrant exercisable for 25,000 shares of World Medical Common Stock (the "Vector Warrant"). Vector will exercise the Vector Warrant on a cashless basis at or prior to consummation of the Merger. See "The Merger and Related Transactions -- Interests of Certain Persons in the Merger" and "World Medical Stock Options, Warrants and Dividends -- Warrant."

     In May 1995, World Medical entered into an exclusive distribution agreement (the "Distribution Agreement") with Todd F. Davenport, a director of World Medical, whereby World Medical granted Mr. Davenport the exclusive right to market, sell and distribute World Medical products in certain territories. In connection with the Merger, Mr. Davenport and World Medical agreed to terminate the Distribution Agreement subject to the closing of the Merger. As consideration for such termination, World Medical will pay or cause the acquiring company or others to pay Mr. Davenport a termination payment of $1,850,000, payable to Mr. Davenport within seven days following the Effective Time. In addition, for a period of one year thereafter, Mr. Davenport will serve as Vice President of Marketing Development of World Medical at an annual salary of $100,000. See "The Merger and Related Transactions -- Interests of Certain Persons in the Merger."

     The Reorganization Agreement provides that indemnification rights existing in favor of the persons serving as directors and officers of World Medical as of the date of the Reorganization Agreement will survive the Merger, and that AVE will cause World Medical to perform its obligations arising thereunder for at least six years after the Effective Time. Subject to certain limitations, AVE has also agreed to cause World Medical to maintain in effect for six years after the Effective Time a policy of directors' and officers' liability insurance for the benefit of persons serving as directors and officers of World Medical as of the date of the Reorganization Agreement. See "The Merger and Related Transactions -- Interests of Certain Persons in the Merger" and
"-- Covenants -- Director and Officer Indemnification and Insurance."

  Related Agreements

     Shareholder Agreements. Pursuant to certain shareholder agreements (the "Shareholder Agreements") entered into between AVE and each of D. Theodore Berghorst, Norman Dann, Todd F. Davenport, Simon J. Fuger, Howard J. Leonhardt, Brenda L. Leonhardt, Richard Spencer, Adam Sanford, Nippon Zeon Co. Ltd. and Vector (each, a "Voting Agreement Shareholder"), such persons and entities holding in the aggregate approximately sixty-one percent (61%) of the shares of World Medical Common Stock outstanding on November 2, 1998, agreed that, prior to the consummation of the Merger or termination of the Reorganization Agreement, such holder would vote his, her or its shares of World Medical Common Stock and any new shares obtained by such holder in favor of the approval of the Merger and the execution and delivery of the Reorganization Agreement and approval of each of the other transactions contemplated by the Reorganization Agreement. The Voting Agreement Shareholders have also delivered to AVE irrevocable proxies with respect to such matters. See "The Merger and Related Transactions -- Related Agreements -- Shareholder Agreements."

     Lock-Up Agreement. Howard J. Leonhardt, President, Chief Executive Officer and a principal shareholder of World Medical, has entered into a lock-up agreement (the "Lock-Up Agreement") that restricts the sale, transfer or other disposition of sixty percent (60%) of the securities received or receivable by Mr. Leonhardt in the Merger, including (i) shares of AVE Common Stock, (ii) securities that are convertible into, or exchangeable or exercisable for, shares of AVE Common Stock (the "Options"), or (iii) shares of AVE Common Stock received from conversion, exchange or exercise of any World Medical Options (such shares, Options and shares receivable upon the exercise of World Medical Options being collectively referred to as "Mr. Leonhardt's Securities"). Forty percent (40%) of Mr. Leonhardt's Securities will not be so restricted. One-third (1/3) of the securities that are restricted under the Lock-Up Agreement will be released from such restrictions on each of the first, second and third anniversaries of the Effective Time of the Merger. See "The Merger and Related Transactions -- Related Agreements -- Lock-Up Agreement."

     Officer Appointment; Employment Agreements and Severance Benefits. In addition to remaining as the President and Chief Executive Officer of World Medical, the Board of Directors of AVE intends to approve the appointment of Howard J. Leonhardt as an officer of AVE upon consummation of the Merger. Pursuant to employment agreements with World Medical, each of the following executive officers of World Medical has agreed to serve in their respective positions for the following terms (commencing upon consummation of the Merger), annual base salaries and, for certain employees, the number of AVE options indicated (subject to approval by the Board of Directors of AVE): (i) Mr. Leonhardt, President, and Chief Executive Officer, four years, $150,000; (ii) Simon J. Fuger, Chief Financial Officer, four years, $130,000, option to purchase 2,500 shares of AVE Common Stock; (iii) Richard Spencer, Chief Operating Officer, one year, $130,000; (iv) Jeff Elkins; Vice President of Operations, four years, $135,000, option to purchase 12,500 shares of AVE Common Stock; (v) Brenda L. Leonhardt, Vice President of Administration, four years, $77,500; and (vi) Trevor Greenan, Vice President of Research and Development, four years, $80,000, option to purchase 5,000 shares of AVE Common Stock. Two other employees of World Medical have entered into employment agreements with World Medical each with four year terms at annual base salaries of $60,000 and options to purchase 2,500 shares of AVE Common Stock. Each employment agreement provides that, in case of termination by World Medical without cause or by the employee for good reason, the employee will receive his or her salary for the remainder of the term of the employment agreement. Todd Davenport has also entered into a one year employment agreement with World Medical at an annual base salary of $100,000. Mr. Davenport will serve as Vice President of Marketing Development and has not been granted any rights to salary after termination or any similar severance benefits. See "The Merger and Related Transactions -- Related Agreements -- Officer Appointment; Employment Agreements and Severance Benefits."

     World Medical 1998 Incentive Bonus Plan. It is a condition to closing of the Merger that AVE cause to be instituted an incentive-based bonus program for certain employees of World Medical who continue employment with World Medical after consummation of the Merger. AVE's Board of Directors has approved the World Medical 1998 Incentive Bonus Plan, under which approximately 45 World Medical employees would, upon consummation of the Merger, be eligible to receive bonuses amounting to up to $4,032,000 in the aggregate over a four year period. Employees eligible to receive bonuses under such plan (individually, a "Participant") will be entitled to receive 30% of a specified annual maximum bonus payment (a "Maximum Bonus Payment") if the Participant is a full-time employee of World Medical or any of its affiliates on December 31 of a plan year. In addition, the Participant will receive the remaining 70% of such Maximum Bonus Payment if World Medical's gross collections from sales in a plan year equal or exceed a targeted performance goal for the applicable plan year. The annual Maximum Bonus Payment for Messrs. Leonhardt, Spencer, Fuger, Elkins and Greenan will be $100,000, and for Ms. Leonhardt it will be $50,000. The other World Medical employees participating in the plan will be eligible for annual Maximum Bonus Payments ranging from $4,000 to $100,000. See "The Merger and Related Transactions -- Related Agreements -- World Medical 1998 Incentive Bonus Plan."

     Noncompetition Agreements. Certain employees of World Medical have entered into agreements with AVE and World Medical whereby, following the Effective Time, they will refrain from competing with AVE and World Medical for up to three years after the date of termination of such employee's employment with World Medical, subject to certain qualifications and limitations. See "The Merger and Related Transactions -- Related Agreements -- Noncompetition Agreements."

     Affiliate Agreements. Certain shareholders of World Medical who may be deemed to be affiliates of World Medical for purposes of Rule 145 under the Securities Act have executed or will execute agreements that restrict the sale, transfer or other disposition of AVE Common Stock received by such shareholder in the Merger, in order to comply with the requirements of federal securities laws. See "The Merger and Related Transactions -- Related
Agreements -- Affiliate Agreements" and "-- Resales of AVE Common Stock."

  Representations, Warranties and Covenants

     In the Reorganization Agreement, each of AVE and World Medical made representations and warranties regarding, among other things, their respective organization and good standing, authority to enter into the Reorganization Agreement, absence of certain changes, the need to obtain consents to the transaction, financial matters and tax matters. AVE made additional representations relating to the issuance of AVE Common Stock in the Merger and certain other matters. World Medical made additional representations concerning, among other things, its proprietary assets, its products and regulation thereof, title to its assets, environmental matters, and employee and labor matters. World Medical represented that it is not engaged in any discussions (other than with AVE) relating to a Competing Transaction (as defined in "The Merger and Related Transactions -- Covenants -- Non-Solicitation"). See "The Merger and Related Transactions -- Representations and Warranties."

     Under the Reorganization Agreement, AVE and World Medical made various covenants concerning, among other things, the filing of this Registration Statement and certain tax matters. AVE covenanted to provide certain indemnification rights to directors and officers of World Medical after consummation of the Merger and to submit an application for listing of the shares of AVE Common Stock to be issued in the Merger on the Nasdaq National Market. World Medical covenanted that, until the Effective Time or the termination of the Reorganization Agreement, it will maintain its business and it will not take certain actions outside the ordinary course of business without AVE's consent. World Medical also made other covenants, including an agreement not to encourage or facilitate a Competing Transaction or enter into or endorse any agreement in connection with a Competing Transaction and to call and hold the Special Meeting. Subject to certain limitations, the World Medical Board of Directors may disclose certain information about World Medical and change its recommendation to the shareholders of World Medical with respect to the Merger in the event it determines in good faith after consultation with its financial advisor that a Superior Offer (as defined in "The Merger and Related Transactions -- Covenants -- Non-Solicitation") is reasonably likely and outside legal counsel to World Medical advises that the change in recommendation is required in order to comply with fiduciary duties. These provisions will not, however, affect World Medical's obligation to convene the Special Meeting. See "The Merger and Related Transactions -- Covenants -- Other Covenants."

  Conditions to the Merger

     The obligations of AVE and Sub to effect the Merger and otherwise consummate the transactions contemplated by the Reorganization Agreement are subject to the satisfaction or waiver of certain conditions relating to, among other things: (i) the accuracy of the representations and warranties of World Medical contained in the Reorganization Agreement as of the date of the consummation of the Merger or, with respect to certain representations and warranties, as of August 31, 1998; (ii) the performance by World Medical of covenants and obligations contained in the Reorganization Agreement; (iii) the approval of the terms of the Merger by holders of no less than eighty-five percent (85%) of the outstanding shares of World Medical Common Stock; (iv) no more than eight percent (8%) of the shares of World Medical Common Stock outstanding having delivered notice of intent to exercise dissenters' rights;
(v) the absence of any material adverse change to World Medical's business between the date of the signing of the Reorganization Agreement and August 31, 1998; (vi) the effectiveness of the Registration Statement; and (vii) compliance with certain sections of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code").

     The obligations of World Medical to effect the Merger and otherwise consummate the transactions contemplated by the Reorganization Agreement are subject to the satisfaction or waiver of certain conditions relating to, among other things: (i) the accuracy of the representations and warranties of AVE contained in the Reorganization Agreement; (ii) the performance by AVE of covenants and obligations contained in the Reorganization Agreement; (iii) the effectiveness of the Registration Statement; (iv) approval of the principal terms of the Merger by no less than fifty percent (50%) of the outstanding shares of World Medical Common Stock; and (v) the average closing sales price of a share of AVE Common Stock on the Nasdaq National Market over a ten-day period prior to closing of the Merger being no less than $26.265. See "The Merger and Related Transactions -- Conditions to the Merger." If the average closing sales price of a share of AVE Common Stock on the Nasdaq National Market over such period is less than $26.265, the Board of Directors of World Medical would have the option to terminate the Merger. However, it would also have the right to waive such condition and proceed with the Merger. In considering such a waiver, the World Medical Board of Directors would revisit the factors set forth in "Reasons for the Merger -- World Medical's Reasons for the Merger." World Medical would consult its financial advisers and would waive such condition only if it concluded that the Merger was still in the best interests of its shareholders. If the AVE price were significantly below $26.265 per share and the World Medical Board decided to waive the condition, the World Medical Board would resolicit proxies in connection with the waiver.

  Termination

     The Reorganization Agreement may be terminated by mutual agreement of both parties or, subject to certain exceptions and qualifications, by either party
(i) if the Merger shall not have been consummated by December 15, 1998; (ii) as a result of a material breach by the other party of a material covenant or agreement; (iii) as a result of material breach by the other party of such party's representations and warranties that would have a material adverse effect on such party and cause a closing condition not to be satisfied; or (iv) if a permanent injunction or other order by a federal or state court that would make illegal or otherwise restrain or prohibit the consummation of the Merger is issued and has become final and not eligible for appeal. World Medical may terminate the Reorganization Agreement if it fails to obtain the affirmative vote of no less than fifty percent (50%) of the shares of World Medical Common Stock entitled to vote at the World Medical Special Meeting. AVE may terminate the Reorganization Agreement if World Medical fails to obtain the affirmative vote of eighty-five percent (85%) of the shares of World Medical Common Stock entitled to vote at the World Medical Special Meeting, or if holders of eight percent (8%) or more of the shares of World Medical Common Stock outstanding immediately prior to the World Medical Special Meeting have delivered to World Medical notice of intent to exercise dissenters' rights. See "The Merger and Related Transactions -- Termination or Amendment."

  Dissenters' Rights

     If the Reorganization Agreement is approved by the required vote of World Medical shareholders and is not abandoned or terminated, holders of World Medical Common Stock who file a written notice of dissent before the vote and who do not vote in favor of the Merger will have the right to dissent to the Merger and to receive the "fair value" of their shares of World Medical Common Stock in cash, if such holders comply with Sections 607.1301, 607.1302 and
607.1320 of the Florida Act, and will be entitled to dissenters' rights as described therein. See "The Merger and Related Transactions -- Dissenters' Rights."

  Merger Expenses, Fees and Other Costs

     Pursuant to the Reorganization Agreement, all fees and expenses incurred in connection with the Reorganization Agreement and the transactions contemplated by the Reorganization Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that to the extent the total amount of all fees and expenses incurred by or for the benefit of World Medical, other than those payable by or to Vector, exceeds $150,000 in the aggregate, such excess fees shall be borne and paid by the World Medical shareholders in the form of a reduction in the Aggregate Purchase Price; and further, to the extent the total amount of all fees and expenses incurred by or for the benefit of World Medical and payable to Vector exceeds $1,448,000 in the aggregate for fees or $25,000 for expenses, such excess fees and expenses shall also reduce the Aggregate Purchase Price. See "The Merger and Related Transactions -- Merger Expenses and Fees and Other Costs."

  Material Federal Income Tax Consequences

     It is the opinion of Cooley Godward LLP, counsel to AVE, and Greenberg Traurig, P.A., counsel to World Medical, that the Merger will qualify as a "tax-free reorganization" for federal income tax purposes, so that no gain or loss will be recognized by World Medical shareholders on the exchange of shares of World Medical Common Stock for AVE Common Stock, except to the extent that World Medical shareholders receive cash in lieu of fractional shares or upon exercise of dissenters' rights. Neither AVE nor World Medical will obtain a ruling from the Internal Revenue Service (the "IRS") as to the tax consequences of the Merger. As a condition to each of AVE's and World Medical's obligations to consummate the Merger, AVE and World Medical must receive an opinion at the closing of the Merger from their respective legal counsel that the Merger will be treated as a tax-free reorganization for federal income tax purposes. If there is a change in the tax consequences resulting from the Merger which would have a material adverse impact on the shareholders of World Medical, the condition that World Medical receive such an opinion prior to closing will not be waived without the resolicitation of the World Medical shareholders' consent. World Medical shareholders are urged to consult their own tax advisors regarding such tax consequences. See "The Merger and Related
Transactions -- Material Federal Income Tax Consequences."

  Accounting Treatment

     The Merger will be accounted for under the purchase method of accounting whereby the purchase price will be allocated based on the fair value of the assets acquired and liabilities assumed. It is anticipated that a significant portion of the purchase price will be allocated to in-process research and development, which based on a preliminary calculation will result in a charge to AVE's results of operations of approximately $41.6 million in the quarter the Merger closes. The actual amount and exact timing of this charge cannot be determined until the close of the Merger. See "The Merger and Related Transactions -- Accounting Treatment."

  Regulatory Matters

     AVE and World Medical are not aware of any governmental or regulatory approvals required for consummation of the Merger, other than compliance with the federal securities laws and applicable securities and "blue sky" laws of the various states. See "The Merger and Related Transactions -- Regulatory Matters."

  Resales of AVE Common Stock

     The AVE Common Stock to be issued to shareholders of World Medical in connection with the Merger has been registered under the Securities Act. All shares of AVE Common Stock received by holders of World Medical Common Stock upon consummation of the Merger will be freely transferable by those shareholders of World Medical not deemed to be "affiliates" of World Medical. "Affiliates" are generally defined as persons who control, are controlled by, or are under common control with, World Medical at the time of the Special Meeting (generally, directors, executive officers and principal shareholders). In addition, Howard J. Leonhardt has entered into the Lock-Up Agreement that restricts the sale, transfer or other disposition of sixty percent (60%) of the securities received or receivable by Mr. Leonhardt in the Merger. See "The Merger and Related Transactions -- Resales of AVE Common Stock" and "-- Related Agreements -- Affiliate Agreements" for a discussion of the limitations on transfer of shares of AVE Common Stock held by Mr. Leonhardt and affiliates of World Medical.

  Comparison of Stockholder Rights

     AVE is incorporated under the laws of Delaware, while World Medical is incorporated under the laws of Florida. The rights of the stockholders of AVE and World Medical are also governed by the respective charter documents (either a Certificate or Articles of Incorporation) and the Bylaws of each company. Upon consummation of the Merger, World Medical shareholders will become AVE stockholders and, as such, their rights will be governed by the Delaware General Corporation Law (the "Delaware Law") and AVE's Amended and Restated Certificate of Incorporation and Bylaws, each as amended. See "Comparison of Rights of Stockholders of AVE and Shareholders of World Medical."

MARKET PRICE DATA AND DIVIDENDS


     Shares of AVE Common Stock are traded on the Nasdaq National Market under the symbol "AVEI." On April 10, 1998, the last trading day before announcement by AVE and World Medical that they had entered into the Reorganization Agreement, the closing sale price of AVE Common Stock as reported on the Nasdaq National Market was $35.88 per share. On November 11, 1998, the closing sales price of AVE Common Stock as reported on the Nasdaq National Market was $31.50. The following table sets forth the range of high and low sales prices per share for AVE Common Stock for the periods indicated, as reported on the Nasdaq National Market and adjusted for stock splits and stock dividends:


                                                                AVE COMMON STOCK
                                                               (PRICE PER SHARE)
                                                              --------------------
                                                                HIGH        LOW
                                                              --------    --------
Fiscal Year Ended June 30, 1996:
  Fourth Quarter(1).........................................  $24.75      $14.75
Fiscal Year Ended June 30, 1997:
  First Quarter.............................................  18.125      9.125
  Second Quarter............................................  14.5625     4.50
  Third Quarter.............................................  9.625       5.75
  Fourth Quarter............................................  16.125      6.125
Fiscal Year Ending June 30, 1998:
  First Quarter.............................................  28.6875     15.1875
  Second Quarter............................................  33.25       21.00
  Third Quarter.............................................  45.375      24.4375
  Fourth Quarter............................................  36.25       33.75
Fiscal Year Ending June 30, 1999:
  First Quarter.............................................  37.875      34.00
  Second Quarter(2).........................................  47.875      27.125

---------------
(1) Beginning on April 3, 1996, the initial public offering date of AVE Common Stock.


(2) Through November 11, 1998.


     There can be no assurance as to the actual per share price of AVE Common Stock at any time prior to, at or following the consummation of the Merger. World Medical shareholders are urged to, and should, obtain current market quotations for shares of AVE Common Stock.

     Neither AVE nor World Medical has ever paid any cash dividends on its stock, and both anticipate that for the foreseeable future they will continue to retain any earnings for use in the operation of their respective businesses.

            SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

     The following selected historical consolidated financial information of AVE and World Medical has been derived from their respective historical consolidated financial statements, and should be read in conjunction with such consolidated financial statements and the notes thereto, which are included or incorporated by reference herein. Selected historical consolidated financial information of AVE is presented as of and for the fiscal years ended June 30, 1994, 1995, 1996, 1997, and 1998. Selected historical financial information of World Medical is presented as of and for the fiscal years ended December 31, 1993, 1994, 1995, 1996 and 1997, and as of and for the six-month period ended June 30, 1998.

                 AVE SELECTED HISTORICAL FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                             FISCAL YEAR ENDED JUNE 30,
                                                  ------------------------------------------------
                                                   1994      1995      1996      1997     1998(1)
                                                  -------   -------   -------   -------   --------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net sales.......................................  $ 2,897   $17,141   $55,228   $79,420   $387,645
Cost of sales...................................    1,631     4,515    10,565    16,217     72,690
                                                  -------   -------   -------   -------   --------
Gross profit....................................    1,266    12,626    44,663    63,203    314,955
Operating expenses
  Research and development......................      594       987     6,480    11,422     37,208
  Selling, general and administrative...........      870     1,807     8,437    22,510     96,964
  Settlement costs..............................      358       425        --        --         --
                                                  -------   -------   -------   -------   --------
Operating income (loss).........................     (556)    9,407    29,746    29,271    180,783
Interest and other income.......................       21       237     1,460     4,190      5,463
                                                  -------   -------   -------   -------   --------
Income (loss) before provision for income
  taxes.........................................     (535)    9,644    31,206    33,461    186,246
Provision for income taxes......................        3     3,004    10,766    11,711     71,126
                                                  -------   -------   -------   -------   --------
Net income (loss)...............................  $  (538)  $ 6,640   $20,440   $21,750   $115,120
                                                  =======   =======   =======   =======   ========
Net income (loss) per share -- basic............  $ (0.02)  $  0.18   $  0.44   $  0.37   $   1.86
Net income (loss) per share -- diluted..........  $ (0.02)  $  0.13   $  0.36   $  0.34   $   1.76
Shares used in per share calculation -- basic...   35,317    36,081    46,926    58,447     61,989
Shares used in per share
  calculation -- diluted........................   35,317    49,300    56,617    63,289     65,228

---------------
(1) Significant increases in net sales, gross profit, and net income during the year ended June 30, 1998 as compared to the year ended June 30, 1997 are due primarily to the introduction of the Company's stent products in the United States in December 1997. See Management's Discussion and Analysis included in the Company's June 30, 1998 Form 10-K.

                                                                     JUNE 30,
                                                --------------------------------------------------
                                                 1994      1995       1996       1997       1998
                                                -------   -------   --------   --------   --------
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term
  investments.................................  $ 1,882   $ 2,533   $ 91,592   $ 87,228   $175,125
Working capital...............................      415     4,413    106,925    114,486    204,510
Total assets..................................    3,086    13,089    122,157    147,979    387,469
Retained earnings (accumulated deficit).......   (1,928)    4,712     25,152     46,902    162,022
Total stockholders' equity....................    1,004     8,129    116,571    138,200    276,978

            WORLD MEDICAL SELECTED HISTORICAL FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                          SIX
                                                                                         MONTHS
                                                   YEAR ENDED DECEMBER 31,               ENDED
                                         --------------------------------------------   JUNE 30,
                                          1993     1994     1995     1996      1997       1998
                                         ------   ------   ------   -------   -------   --------
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Net sales..............................  $  990   $1,146   $1,123   $ 2,060   $ 4,203   $ 3,239
Cost of sales..........................     656      796      920     1,455     2,456     1,667
                                         ------   ------   ------   -------   -------   -------
Gross profit...........................     335      349      203       605     1,747     1,572
Operating costs and expenses:
  Research and development.............       0       62      183       822     1,519     1,257
  Selling, general and
     administrative....................     345      301      364     1,620     1,950     1,529
                                         ------   ------   ------   -------   -------   -------
Total operating costs and expenses.....     345      363      547     2,442     3,469     2,786
                                         ------   ------   ------   -------   -------   -------
Loss from operations...................     (11)     (14)    (343)   (1,836)   (1,722)   (1,214)
Interest income (expense)..............      (7)     (12)     (15)       (2)       25        12
                                         ------   ------   ------   -------   -------   -------
Net loss...............................  $  (18)  $  (26)  $ (358)  $(1,839)  $(1,697)  $(1,202)
                                         ======   ======   ======   =======   =======   =======
Basic/diluted loss per share...........  $(0.02)  $(0.03)  $(0.40)  $ (1.74)  $ (1.28)  $ (0.82)
Shares used in computing basic/diluted
  net loss per share...................     816      848      892     1,056     1,324     1,469

                                                        DECEMBER 31,
                                         -------------------------------------------   JUNE 30,
                                         1993    1994     1995      1996      1997       1998
                                         -----   -----   -------   -------   -------   --------
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents............  $  42   $  21   $    --   $   152   $ 1,416   $   263
  Working capital......................     47      15       (41)     (289)    2,316     1,030
  Total assets.........................    389     375       365       959     3,361     2,852
  Accumulated deficit..................   (389)   (468)   (1,152)   (2,990)   (4,687)   (5,889)
  Total shareholders' equity...........    100      86         0      (177)    2,793     1,776

                   SELECTED PRO FORMA COMBINED FINANCIAL DATA

     On October 1, 1998, AVE completed the acquisition of the Coronary Catheter Lab Business of C. R. Bard, Inc. ("the Bard Cath Lab business"). The transaction was accounted for as a purchase.

     The following unaudited selected pro forma combined financial statements of AVE, World Medical and the Bard Cath Lab business has been derived from the unaudited pro forma condensed combined financial statements, which give effect to the Merger and the acquisition of the Bard Cath Lab business as purchases and reflect the Applicable Fraction and the pro forma adjustments described in the accompanying notes thereto, and should be read in conjunction with such unaudited pro forma condensed combined pro forma financial statements and thereto which are included elsewhere in this Proxy Statement/Prospectus. For pro forma purposes, (i) AVE's audited consolidated balance sheet as of June 30, 1998 has been combined with World Medical's unaudited consolidated balance sheet as of June 30, 1998 as if the Merger had occurred on June 30, 1998, (ii) AVE's consolidated statement of operations for the fiscal year ended June 30, 1998 has been combined with World Medical's unaudited consolidated statements of operations for the 12-month period ended June 30, 1998 as if the Merger had occurred on July 1, 1997, (iii) the AVE/World Medical unaudited pro forma combined balance sheet as of June 30, 1998 has been combined with the Bard Cath Lab business' unaudited Statement of Net Assets to be Sold as of June 30, 1998, and (iv) the AVE/World Medical unaudited pro forma combined statement of operations for the 12-month period ended June 30, 1998 has been combined with the Bard Cath Lab business' Statement of Net Revenues and Certain Expenses for the 12-month period ended June 30, 1998 as if the acquisition had occurred on July 1, 1997. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger and the Bard Cath Lab Acquisition had been consummated on July 1, 1997 or June 30, 1998, respectively, nor is it necessarily indicative of future operating results or financial position.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              YEAR ENDED JUNE 30,
                                                                     1998
                                                              -------------------
PRO FORMA COMBINED STATEMENT OF OPERATIONS DATA:
  Net sales.................................................       $593,376
  Cost of sales.............................................        189,886
                                                                   --------
  Gross profit..............................................        403,490
  Operating expenses:
    Research and development................................         39,472
    Selling, general and administrative.....................        144,287
    Amortization of purchased intangible assets.............         27,747
                                                                   --------
  Total operating expenses..................................        211,506
                                                                   --------
  Operating income..........................................        191,984
  Interest expense..........................................        (45,645)
  Interest and other income.................................          5,499
                                                                   --------
  Income before provision of income taxes...................        151,838
  Provision for income taxes................................         57,556
                                                                   --------
  Net income................................................       $ 94,282
                                                                   ========
  Net income per share -- basic.............................       $   1.48
  Net income per share -- diluted...........................       $   1.40
  Shares used in per share calculation -- basic.............         63,511
  Shares used in per share calculation -- diluted...........         67,273

                                                                 JUNE 30, 1998
                                                                 -------------
PRO FORMA COMBINED BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........       $175,388
Working capital.............................................       $184,930
Total assets................................................       $955,151
Retained earnings...........................................       $ 22,680
Total stockholders' equity..................................       $199,636

---------------
See Unaudited Pro Forma Condensed Combined Financial Information and accompanying notes thereto.

                           COMPARATIVE PER SHARE DATA

     The following table sets forth certain historical per share data of AVE and World Medical and combined per share data on an unaudited pro forma basis after giving effect to the Merger and the Bard Cath Lab Acquisition on the purchase method of accounting, assuming that 1.1355 of a share of AVE Common Stock is issued in exchange for each share of World Medical Common Stock in the Merger. This data should be read in conjunction with the selected financial data, the unaudited pro forma condensed combined financial information and the separate historical consolidated financial statements of AVE, World Medical and the Bard Cath Lab business and notes thereto, incorporated by reference herein or included elsewhere in this Proxy Statement/Prospectus. The pro forma condensed combined financial data are not necessarily indicative of the operating results that would have been achieved had the Merger been consummated as of the beginning of the periods presented and should not be construed as representative of future operations.

                                                              YEAR ENDED
                                                               JUNE 30,
                                                                 1998
                                                              ----------
Historical -- AVE
  Net income per share -- basic.............................    $1.86
  Net income per share -- diluted...........................    $1.76
  Book value per share(1)...................................    $4.33

                                                  YEAR ENDED     SIX MONTHS ENDED
                                                 DECEMBER 31,        JUNE 30,
                                                     1997              1998
                                                 ------------    ----------------
Historical -- World Medical
  Basic/diluted net loss per share.............     $(1.28)           $(0.82)
  Book value per share(1)......................     $ 1.91            $ 1.21

                                                              YEAR ENDED
                                                               JUNE 30,
                                                                 1998
                                                              ----------
Pro forma combined net income(3)
  Per AVE share -- basic....................................    $1.48
  Per AVE share -- diluted..................................    $1.40
  Equivalent per World Medical share -- basic(2)............    $1.68
  Equivalent per World Medical share -- diluted(2)..........    $1.59

                                                               JUNE 30,
                                                                 1998
                                                              ----------
Pro Forma Combined Book Value
  Per Share(4):
Per AVE share...............................................    $3.04
Equivalent per World Medical share(2).......................    $3.45

---------------
(1) The historical book value per share is computed, in the case of AVE, by dividing stockholders' equity by the number of shares of AVE Common Stock outstanding at the end of each period and, in the case of World Medical, by dividing shareholders' equity by the number of shares of World Medical Common Stock outstanding at the end of each period.

(2) The World Medical Equivalent Pro Forma Combined Per Share amounts are calculated by multiplying the AVE combined pro forma per share amounts by the estimated Applicable Fraction of 1.1355 shares of AVE Common Stock for each share of World Medical Common Stock.

(3) Pro Forma combined net income includes the results of operations of AVE, World Medical and the Bard Cath Lab business.

(4) The Pro Forma Combined Book Value Per Share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock outstanding at the end of each period.

                                  RISK FACTORS

     This Proxy Statement/Prospectus contains forward-looking statements that involve risks and uncertainties. AVE's and World Medical's actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those discussed under this section as well as those discussed elsewhere in this Proxy Statement/Prospectus and in AVE's Annual Report on Form 10-K for the fiscal year ended June 30, 1998, AVE's Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 1997, December 31, 1997 and March 31, 1998, and in the additional documents incorporated herein by reference. In addition to the other information in this Proxy Statement/Prospectus, the following risk factors should be considered carefully by World Medical shareholders in determining whether or not to vote in favor of the adoption and approval of the Reorganization Agreement and approval of the Merger.

UNCERTAINTY RELATING TO INTEGRATION

     The Merger and the Bard Cath Lab Acquisition involve the integration of three businesses that have previously operated independently. Such integration will require effort and coordination from each of AVE, Bard and World Medical. There can be no assurance that AVE will integrate the operations of Bard and World Medical without encountering difficulties or experiencing departure of Bard or World Medical personnel or adverse effects upon arrangements with Bard or World Medical customers, distributors or suppliers, or that the benefits expected from such integration will be realized. Any difficulties encountered in the transition process could have a material adverse effect on AVE's or World Medical's business, financial condition and results of operations and on AVE's ability to realize anticipated benefits from the Merger.

RIGHTS OF HOLDERS OF WORLD MEDICAL COMMON STOCK FOLLOWING THE MERGER

     Following the Merger, holders of World Medical Common Stock outstanding as of the date of the consummation of the Merger will become holders of AVE Common Stock. Certain material differences exist between the rights of shareholders of World Medical under the Florida Act and the Articles of Incorporation and Bylaws of World Medical, and the rights of stockholders of AVE under the Delaware Law and the AVE Amended and Restated Certificate of Incorporation and Bylaws, each as amended. See "Comparison of Rights of Stockholders of AVE and Shareholders of World Medical."

VOLATILITY OF STOCK PRICES; FLUCTUATION IN VALUE OF MERGER CONSIDERATION

     In recent years, the stock market in general has experienced extreme price and volume fluctuations, which have particularly affected the market price of many technology and health care companies and which have often been unrelated to the operating performance of those companies. These broad market fluctuations have in the past and may in the future adversely affect the market price of AVE Common Stock. Although the Applicable Fraction will be based on the Closing Price, the market price of AVE Common Stock may fluctuate significantly. There can be no assurance as to the actual per share price of AVE Common Stock at any time prior to, at, or following the consummation of the Merger. In particular, the market price of AVE Common Stock at each of the date of consummation of the Merger, the date of receipt of shares of AVE Common Stock by holders of World Medical Common Stock, or the date on which such shares of AVE Common Stock are eventually sold, may be more or less than the Closing Price.

MANUFACTURING AND SUPPLY

     Generally, AVE manufactures and ships product shortly after the receipt of orders, and anticipates that it will do so in the future. At various times and to varying degrees throughout the third and fourth quarterly periods of the fiscal year ended June 30, 1998, as a result of the significant demands on the Company's production capabilities related to its entry into the U.S. market, the Company delivered some customers' orders several weeks after receiving the orders. The Company normally attempts to deliver products to its customers within a few days after receiving an order. The Company does not believe that any of its customer relationships were materially damaged by the resulting temporary inconvenience and does not believe that the financial impact on the Company of the backlog, if any, was material. The Company substantially reduced the backlog during the fourth quarter of fiscal year 1998 as additional production resources were developed, and has not, since such time, ever been in significant backlog with respect to customer orders for its products.

There can be no assurance, however, that a backlog will not develop in the future and that such backlog will not have a material adverse effect on the Company's business, financial condition and results of operations. AVE is completing construction of a 130,000 square foot building at its corporate headquarters campus in Santa Rosa, California, which will be largely devoted to manufacturing activities. However, there can be no assurance that such new manufacturing facility will be sufficient to allow AVE to adequately supply the significant demands of the United States market on a long-term basis.

PATENTS AND PROPRIETARY RIGHTS

     A number of medical device and other companies, universities and research institutions have filed patent applications or have been issued patents relating to catheters, stents and delivery systems and there has been substantial litigation in this area. AVE's success will depend on its products not infringing patents issued to others. Portions of the technology used in AVE's current stent systems are currently being challenged by each of Cordis Corporation (a subsidiary of Johnson & Johnson) and Advanced Cardiovascular Systems, Inc. (a subsidiary of Guidant Corporation) as being in conflict with certain United States patents held by those competitors. These competitors are larger and have more substantial resources than AVE, and can be expected to expend significant resources to attempt to enforce and/or defend the validity of their patents. In the event that such litigation is resolved unfavorably from AVE's perspective, AVE may be precluded from selling its current stent products in the United States (which U.S. stent sales accounted for 65% of the Company's consolidated total net sales in 1998) for the life of the applicable patent if it cannot obtain a license on commercially reasonable terms. Modification of AVE's products or development of new products to avoid infringement, the success of which there can be no assurance, may require AVE to conduct additional clinical trials for such new or modified products in connection with United States regulatory approval and to revise its filings with the FDA or other regulatory agencies. Therefore, if AVE is determined to have a infringed a patent held by one of its competitors, such event could have a material adverse effect on AVE's business, financial condition and results of operations.

     AVE is continually reviewing the scope of United States and foreign patents and the status of any litigation with respect to patents of interest of which it is aware. The question of infringement and of the validity and breadth of patent claims involves complex legal and factual issues and is highly uncertain. There can be no assurance that any conclusion reached by AVE regarding infringement will be consistent with the resolution of such issue by a court. If AVE's products are determined to infringe third party patents and AVE cannot obtain a license on commercially reasonable terms or modify its current technology or develop new products to avoid infringement, AVE would be required to cease its sales of the affected products in the United States, which could have a material adverse affect on AVE's business, financial condition and results of operations. In any event, there can be no assurance that AVE or World Medical will not be obliged to defend itself in court against allegations of infringement of third party patents. Patent litigation is very expensive and could subject AVE to significant liabilities, require disputed rights to be licensed from third parties or require AVE to cease selling its products.

     The validity and breadth of claims in medical technology patents involve complex legal and factual questions and, therefore, may be highly uncertain. No assurance can be given that any patents based on pending patent applications or any future patent applications of AVE will be issued, that the scope of any patent protection will exclude competitors or provide competitive advantages to AVE, that any of AVE's patents or patents to which they have licensed rights will be held valid if subsequently challenged or that others will not claim rights in or ownership of the patents and other proprietary rights held or licensed by AVE. Furthermore, there can be no assurance that others have not developed or will not develop similar products, duplicate any of AVE's products or design around any patents issued to or licensed by AVE, or that may be issued in the future to AVE. Since patent applications in the United States are maintained in secrecy until patents issue, AVE also cannot be certain that others did not first file applications for inventions covered by AVE's pending patent applications, nor can AVE be certain that they will not infringe any patents that may be issued to others on such applications.

COMPETITION

     Competition in the market for the treatment of cardiovascular disease is intense and is expected to increase. AVE competes primarily with Boston Scientific Corporation, Cook, Inc., Guidant Corporation, Cordis Corporation (Johnson & Johnson) and Medtronic, Inc. among others, in the development, production and marketing of stents and stent technology. Many of AVE's competitors and potential competitors have substantially greater name recognition and financial and other resources than do AVE and also have greater resources and expertise in the areas of research and development, obtaining regulatory approvals, manufacturing and marketing. There can be no assurance that AVE's competitors will not succeed in developing similar products, competing technologies or therapeutic drugs that are more effective or more effectively marketed than products marketed by AVE or that render AVE's technology obsolete.

     The increasing number of devices in the international stent market and the desire of companies to obtain market share has resulted in increased price competition in such market, which has caused AVE from time to time to reduce prices on its stent systems. AVE expects that, as the stent industry develops, competition and pricing pressures will continue to increase. In particular, it is likely that the FDA will begin to use a streamlined PMA process once a sufficient number of similar coronary stent products have been cleared for commercial sale in the United States, and will permit coronary stent manufacturers to utilize a simplified clinical trial structure in obtaining marketing approval here as sufficient stent performance data enters the public domain. Thus, the regulatory barriers to entry in the United States coronary stent market that currently exist may, in the future, be lowered significantly with respect to both new market entrants and new products introduced by existing United States competitors. If AVE is forced to effect further price reductions in connection with such increased competition, such reductions would reduce net sales in future periods if not offset by increased unit sales or other factors. Price reductions by AVE in response to competitive pressure could have a material adverse effect on AVE's business, financial condition and results of operations.

RISKS OF BARD CATH LAB ACQUISITION AND OTHER EXPANSION OF OPERATIONS

     AVE intends to expand its operations by promoting new or complementary products and by expanding the breadth and depth of its product offerings. The Bard Cath Lab Acquisition, for example, is expected to enable AVE to participate in new areas of interventional cardiology through a wider product portfolio and access to new markets and customers. Expansion in this manner requires significant additional expense as well as substantial managerial, financial and operational resources. Furthermore, gross margins attributable to new business areas may be lower than those associated with existing business activities. It is expected that gross margins related to products acquired in the Bard Cath Lab Acquisition will generally be significantly lower than AVE's current gross margins. There can be no assurance that AVE will be able to utilize the Bard Cath Lab Acquisition or other transactions to expand its respective operations in a cost-effective or timely manner or will successfully participate in new product areas. Furthermore, any new product or business launched that is not favorably received by customers may damage AVE's reputation or the AVE brand. The lack of market acceptance of such efforts or, in particular the inability to generate revenues from the additional products acquired in the Bard Cath Lab Acquisition necessary to satisfactorily offset the costs, including acquisition indebtedness of such efforts, could have a material adverse effect on AVE's business, financial condition and results of operations. Net revenues from the Bard Cath Lab Business decreased from $221.6 million in 1996 to $209.6 million in 1997, and from $105 million for the six months ended June 30, 1997 to $95.4 million for the six months ended June 30, 1998. There can be no assurance that such decreases will not continue in the future and that such decreases will not have a material adverse effect on AVE's business, financial condition and results of operations.

     AVE may continue to choose to expand its operations or market presence by entering into business combinations, acquisitions, investments, joint ventures or other strategic alliances with third parties. Any such transaction, including the recent Bard Cath Lab Acquisition, is accompanied by the risks commonly associated with such transactions, such as the difficulty of assimilating the operations, technology and personnel of the combined companies, the potential disruption of ongoing business, the inability to retain key technical and managerial personnel, the inability of management to maximize the financial and strategic position of AVE through the successful integration of acquired businesses, additional expenses associated with amortization of acquired intangible assets, the maintenance of uniform standards, controls and policies and the impairment of relationships with existing employees and customers. There can be no assurance that AVE will be successful in overcoming these risks or any other potential problems encountered in connection with the Bard Cath Lab Acquisition or such business combinations, acquisitions, investments, joint ventures or other strategic alliances, or that such transactions will not have a material adverse effect on AVE's business, financial condition and results of operations.

FLUCTUATIONS IN RESULTS OF OPERATIONS

     AVE anticipates that its results of operations may fluctuate for the foreseeable future due to several factors, including variations in operating expenses, the costs and the outcome of litigation, the potential disruption of business and other additional costs and expenses in connection with possible business combinations, acquisitions, investments, joint ventures or other strategic alliances with third parties, AVE's ability to manufacture its products efficiently, competition (including pricing pressures), the timing of new product introductions or transitions to new products, the costs of establishing direct sales operations, the timing of research and development expenses (including clinical trial related expenditures), the timing of regulatory and third party reimbursement approvals, the level of third party reimbursement, sales by distributors, the mix of sales among distributors and direct sales force, the fluctuations in international currency exchange rates, and seasonal factors impacting the number of elective angioplasty or stent procedures. In addition, AVE's results of operations could be affected by the timing of orders from their distributors, changes in the distributor network (including expenses in connection with termination of former distributors), the ability of direct sales forces and independent distributors to effectively promote AVE's products and the ability of AVE to quickly and cost-effectively establish an effective direct sales force in targeted countries.

     AVE's limited operating histories makes accurate prediction of future operating results difficult or impossible. Although AVE has recently experienced an unsustainable level of growth, there can be no assurance that, in the future, AVE will sustain revenue growth or remain profitable on a quarterly or annual basis or that its growth will be consistent with predictions made by securities analysts, particularly in light of the significant expansion of its product lines and operations resulting from the Bard Cath Lab Acquisition. AVE has experienced, and may experience in one or more future quarters, operating results that are below the expectations of public market analysts and investors. In such event, the price of AVE Common Stock has been, and would likely be, materially adversely affected.

HIGH DEGREE OF LEVERAGE

     On October 1, 1998, AVE consummated the Bard Cath Lab Acquisition. AVE entered into a bank credit agreement for $600 million in senior secured credit facilities in order, among other things, to finance substantially all of the Bard Cath Lab Acquisition. AVE's high degree of leverage could have important and materially adverse consequences to AVE stockholders, including the following: (i) AVE's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired in the future; (ii) a substantial portion of AVE's current and expected cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to AVE for other purposes; (iii) AVE's borrowings under the senior secured credit facilities will be at variable rates of interest, which exposes AVE to the risk of increased rates; (iv) the indebtedness is secured, which, among other effects, restricts AVE's ability to dispose of assets; (v) AVE is substantially more leveraged than certain of its competitors, which may place AVE at a competitive disadvantage; and (vi) AVE's substantial degree of leverage may limit its flexibility to adjust to changing market conditions, reduce its ability to withstand competitive pressures and make it more vulnerable to a downturn in economic conditions or in its businesses.

RAPID TECHNOLOGICAL CHANGE

     The medical device industry is characterized by rapid and significant technological change. AVE's future success will depend in large part on whether AVE can continue to respond to such changes, and whether they can expand the indications and applications for which their products are used, through the timely development and successful introduction of enhanced and new versions of their stent systems and balloon catheters. Product research and development will require substantial expenditures and has inherent risks, and there can be no assurance that AVE will be successful in identifying products for which demand exists, in developing products that have the characteristics necessary to treat particular applications, or that any new product introduced will receive regulatory approval or be commercially successful.

DEPENDENCE ON KEY PERSONNEL

     AVE is dependent upon a limited number of key management and technical personnel. The loss of the services of one or more of such key employees could have a material adverse effect on AVE's business. In addition, the success of each company will be dependent on whether they can attract and retain additional highly qualified sales, management, manufacturing and research and development personnel. AVE faces intense competition in its recruiting activities and there can be no assurance that they will be able to attract and/or retain qualified personnel.

"YEAR 2000" ISSUES

     The Company believes that its existing computer programs will not be adversely affected by the "Year 2000" problem. However, the Company believes, that some of the computer programs acquired as part of the Bard Cath Lab Acquisition are not Year 2000 compliant. As a result, AVE is considering installing the same computer programs used by AVE for management of, among other things, inventory, customer orders and financial and other operations, at certain of the facilities acquired through the Bard Cath Lab Acquisition (the "Bard sites"). The software that will interface Bard's current systems with these AVE computer programs has already been developed by a consultant to Bard. The conversion of the Bard sites to AVE's existing computer programs using the developed software or the conversion to an alternative system is expected to be completed within the next six to twelve months at a cost to AVE of approximately $1.2 million. AVE is also considering adapting its operational computer systems to World Medical's systems within the same time period and estimates that such conversion will cost approximately $300,000. AVE is currently assessing its systems outside of information systems and the Year 2000 readiness of the suppliers and customers of AVE, Bard and World Medical. AVE is also assessing the type of contingency plans that may be required in the event that any of its systems, or those of its customers, suppliers or other third parties are not ready by the Year 2000. AVE's initial assessments in these areas are completed, but AVE expects that such assessments will continue through 1999 and thereafter. AVE currently expects that the total cost of these programs, including the cost of converting Bard's and World Medical's systems to AVE's systems, will be approximately $2 million. This total cost estimate does not include potential costs related to any customer or other claims or the cost of internal software and hardware replaced in the normal course of business. In the reasonable worst case scenario, the installment of AVE's computer programs at certain Bard sites and at World Medical would not be completed by the year 2000, or, if completed, would not be effective in resolving all problems related to the Year 2000 in such case, AVE's computer systems would experience delays or other problems related to the Year 2000, and AVE's suppliers and customers would experience delays in orders or payments or other Year 2000 related problems. Management does not currently believe that the Year 2000 matters will have a material adverse impact on AVE's financial condition or overall trends in results of operations, but there can be no assurances of this and AVE is continuing to investigate the Year 2000 matters and evaluate the potential impact of the Year 2000 problem. In addition, there can be no assurance that the failure to ensure Year 2000 capability by a supplier or another third party would not have a material adverse effect on AVE.

ANTI-TAKEOVER PROVISIONS

     AVE's Amended and Restated Certificate of Incorporation, as amended, and the Delaware Law contain certain provisions, including the requirements of
Section 203 of the Delaware General Corporation Law, that may delay or prevent an attempt by a third party to acquire control of AVE. In addition, in February 1997, AVE's Board of Directors adopted a stockholder rights plan, commonly referred to as a "poison pill," that is intended to deter hostile or coercive attempts to acquire AVE. The stockholder rights plan enables stockholders of AVE to acquire shares of AVE Common Stock, or the common stock of an acquiror, at a substantial discount to the public market price should any person or group acquire more than fifteen percent (15%) of AVE Common Stock without the approval of AVE's Board of Directors under certain circumstances. AVE has reserved 1,000,000 shares of Series A Junior Participating Preferred Stock for issuance in connection with the stockholder rights plan. AVE is authorized to issue an additional 4,000,000 shares of preferred stock in one or more series with terms to be fixed by AVE's Board of Directors without a stockholder vote. While AVE's Board of Directors has no current intentions or plans to issue any preferred stock, issuance of these shares could also be used as an anti-takeover device.

                           THE WORLD MEDICAL MEETING

DATE, TIME AND PLACE


     The Special Meeting of Shareholders will be held on December 14, 1998 at 9:00 a.m., local time, at the headquarters of World Medical at 13794 N.W. 4th Street, Building #210, Sunrise, Florida 33325.


SOLICITATION OF PROXIES; REVOCABILITY OF PROXIES

     The enclosed proxy is solicited on behalf of the Board of Directors of World Medical for use at the Special Meeting, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting of Shareholders. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to World Medical a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting of shareholders and voting in person.

RECORD DATE; SHARES ENTITLED TO VOTE

     The close of business on November 6, 1998 has been fixed as the Record Date for determining holders of shares of World Medical Common Stock entitled to vote at the Special Meeting. As of the Record Date, 1,474,240 shares of World Medical Common Stock were outstanding and held of record by approximately 96 holders.

QUORUM; VOTE REQUIRED; EXISTING SHAREHOLDER AGREEMENTS

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of World Medical Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum for the transaction of business at the Special Meeting. Approval and adoption of the Reorganization Agreement requires the affirmative vote of the holders of a majority of the shares of World Medical Common Stock outstanding on the Record Date. It is also a condition to the obligations of AVE and Sub under the Reorganization Agreement that no less than eighty-five percent (85%) of the shares of World Medical Common Stock entitled to vote at the Special Meeting shall vote to approve the Reorganization Agreement and the Merger. Pursuant to certain shareholder agreements with AVE, certain shareholders and all of the executive officers and directors of World Medical, including World Medical's founder, President and Chief Executive Officer Howard J. Leonhardt, have agreed to vote all of the shares of World Medical Common Stock owned or controlled by them in favor of such approval and adoption and have granted to AVE irrevocable proxies to vote their shares in the event that such shareholders fail or are unable to vote as agreed. As of November 2, 1998, such shareholders and executive officers and directors held in the aggregate approximately sixty-one percent (61%) of all the then outstanding shares of World Medical Common Stock.

EXPENSES OF SOLICITATION

     World Medical will bear the cost of solicitation of proxies in the enclosed form from its shareholders. In addition to solicitation by mail, the directors, officers and employees of World Medical may solicit proxies from shareholders by telephone, telegram, telecopy, letter or in person.

BOARD RECOMMENDATIONS

     THE BOARD OF DIRECTORS OF WORLD MEDICAL HAS DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF WORLD MEDICAL AND ITS SHAREHOLDERS AND HAS UNANIMOUSLY RECOMMENDED A VOTE FOR APPROVAL OF THE REORGANIZATION AGREEMENT AND THE CONSUMMATION OF THE MERGER.

     SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY. IF THE REORGANIZATION AGREEMENT IS APPROVED AND THE MERGER IS CONSUMMATED, EACH WORLD MEDICAL SHAREHOLDER WILL BE SENT A LETTER OF TRANSMITTAL WITH INSTRUCTIONS FOR SURRENDERING THEIR WORLD MEDICAL SHARE CERTIFICATES. PLEASE DO NOT SEND YOUR SHARE CERTIFICATE UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL.

                      THE MERGER AND RELATED TRANSACTIONS

GENERAL

     The Reorganization Agreement provides for the Merger of Sub with and into World Medical, with World Medical to be the surviving corporation of the Merger and a wholly owned subsidiary of AVE. The discussion in this Proxy Statement/Prospectus of the Merger and the description of the principal terms of the Reorganization Agreement and related agreements are subject to and qualified in their entirety by reference to the Agreement and Plan of Merger and Reorganization, a copy of which is attached to this Proxy Statement/ Prospectus as Appendix A and incorporated herein by reference.

     The current Board of Directors and executive officers of AVE are expected to continue to serve after the Merger. In addition, the Board of Directors of AVE intends to approve the appointment of Howard J. Leonhardt, currently the President and Chief Executive Officer of World Medical, as an officer of AVE upon consummation of the Merger. Mr. Leonhardt will also continue to serve as President and Chief Executive Officer of World Medical after the Merger. See
"-- Related Agreements -- Officer Appointment; Employment Agreements and Severance Benefits." Upon consummation of the Merger of Sub with and into World Medical, World Medical will continue its operations as a wholly owned subsidiary of AVE. Upon consummation of the Merger, the members of World Medical's Board of Directors will be Scott J. Solano, the President, Chief Executive Officer and Chairman of the Board of AVE and John D. Miller, the Chief Financial Officer, Treasurer and a director of AVE. Lawrence J. Fassler, Vice President of Legal Affairs, General Counsel and Secretary of AVE, will serve as Secretary of World Medical upon consummation of the Merger. Certain executive officers of World Medical will continue as executive officers of World Medical after consummation of the Merger. See "-- Related Agreements -- Officer Appointment; Employment Agreements and Severance Benefits." The shareholders of World Medical will become stockholders of AVE (as described below), and their rights will be governed by AVE's Amended and Restated Certificate of Incorporation and Bylaws, each as amended.

  Conversion of Shares

     Upon consummation of the Merger, each then outstanding share of World Medical Common Stock (other than shares held in treasury by World Medical, which will be cancelled, or dissenting shares) will automatically be converted into the right to receive a fraction of a share of AVE Common Stock that is equal to ninety percent (90%) of the Applicable Fraction. AVE will establish and maintain an escrow comprised of shares of AVE Common Stock equal to the aggregate number of shares of World Medical Common Stock outstanding immediately prior to the Effective Time multiplied by ten percent (10%) of the Applicable Fraction, in order to secure certain indemnification obligations under the Reorganization Agreement. See "Indemnification and Escrow of Holdback Shares." The "Applicable Fraction" will be the fraction (i) having a numerator equal to sixty two million dollars ($62,000,000), less certain fees and expenses in excess of negotiated amounts related to carrying out the Merger (the "Aggregate Purchase Price") and
(ii) having a denominator equal to the amount determined by multiplying (A) the Fully Diluted Company Share Amount (as defined below) by (B) the Designated AVE Stock Price (as defined below). The "Fully Diluted Company Share Amount" will be the sum of (i) the aggregate number of shares of World Medical Common Stock outstanding immediately prior to the Effective Time, (ii) the aggregate number of shares of World Medical Common Stock purchasable under or otherwise subject to all options to purchase World Medical Common Stock ("World Medical Options") and (iii) the aggregate number of shares of World Medical Common Stock purchasable under or otherwise subject to all warrants to purchase shares of World Medical Common Stock ("World Medical Warrants") or other options, warrants or other rights of any type to purchase shares of World Medical Common Stock outstanding immediately prior to the Effective Time, minus the number of shares of World Medical Common Stock determined by dividing the aggregate exercise price payable by holders of World Medical Options and World Medical Warrants upon exercise of all of the World Medical Options and World Medical Warrants (under (ii) and (iii) directly above) by the acquisition price per share (which for purposes of this description shall mean (x) the Aggregate Purchase Price plus the aggregate exercise price payable by holders of World Medical Options and World Medical Warrants upon exercise of all of the World Medical Options and World Medical Warrants (under
(ii) and (iii) directly above) divided by (y) the sum of (i), (ii) and (iii) directly above). The "Designated AVE Stock Price" shall be the average of the closing sales price of a share of AVE Common Stock as reported on the Nasdaq National Market for each of the ten consecutive trading days ending on and including the second trading day immediately preceding the date of the closing of the Merger (the "Closing Price"); provided, however, that (i) if the Closing Price is equal to or less than eighty percent (80%) of the average of the closing sale price of a share of AVE Common Stock as reported on the Nasdaq National Market for each of the ten consecutive trading days ending on and including the second trading day immediately preceding the date on which the Reorganization Agreement was signed, or $37.5219 (the "Signing Price"), then the Designated AVE Stock Price shall be equal to eighty percent (80%) of the Signing Price ($30.0175), and (ii) if such average is greater than or equal to one hundred and twenty percent (120%) of the Signing Price ($45.0263), then the Designated AVE Stock Price shall be equal to $45.0263. If the closing date for the merger had been November 2, 1998, for example, the ten-day average of AVE's stock price would have been $29.575, but the AVE Stock Price would have nevertheless been deemed to be $30.175. Based upon World Medical Common Stock, World Medical Options and World Medical Warrants outstanding on November 2, 1998, an estimated deduction of fees and expenses of $200,000, and a Designated AVE Stock Price of $30.0175, the Applicable Fraction would be approximately
1.1355 (the "Estimated Applicable Fraction"). The market price of AVE Common Stock is likely to fluctuate prior to the date of the Special Meeting and the Applicable Fraction may be significantly more or less than such number. Cash will be paid in lieu of issuing fractional shares. AVE intends to use its current cash resources to fund the payments for fractional shares. Based upon the capitalization of World Medical and AVE as of November 2, 1998 (and assuming
(i) no exercises of vested World Medical Options between the Record Date and the Effective Time; (ii) exercise of the outstanding World Medical Warrant on a cashless basis assuming a market price of World Medical Common Stock of approximately $34.14 per share; (iii) release of all Holdback Shares to the Merger Shareholders; and (iv) an Applicable Fraction of 1.1355, approximately 1,691,578 shares of AVE Common Stock will be issued in the Merger, and shareholders of World Medical will own shares of AVE Common Stock representing approximately 2.63% of the shares of AVE Common Stock outstanding immediately after consummation of the Merger.

  Conversion of Option Rights

     At the Effective Time, each then outstanding World Medical Option will automatically be converted into an option to purchase a number of shares of AVE Common Stock determined by multiplying the number of shares of World Medical Common Stock subject to the World Medical Option by the Applicable Fraction, rounded down to the nearest whole number of shares, at an exercise price per share of AVE Common Stock equal to the exercise price per share of the World Medical Option at the time of the Merger divided by the Applicable Fraction, rounded up to the nearest cent. To avoid fractional shares, the number of shares of AVE Common Stock subject to a converted World Medical Option will be rounded down to the nearest whole share, with no cash being payable for such fractional share. Pursuant to the terms of the World Medical Plan, all outstanding options under the World Medical Plan will become fully vested upon consummation of the Merger. All other terms of each World Medical Option will remain unchanged.

     As of the Record Date, 407,550 shares of World Medical Common Stock were subject to outstanding World Medical Options. If the same number of shares are subject to World Medical Options at the date of consummation of the Merger, and assuming an Applicable Fraction of 1.1355, such options will be converted into options to purchase an aggregate of approximately 462,773 shares of AVE Common Stock, which would, if all such options were then exercised, increase to approximately 3.35% the shares of AVE Common Stock held by the Merger Shareholders.

  Conversion of Warrant

     At or prior to consummation of the Merger, the World Medical Warrant held by Vector to purchase 25,000 shares of World Medical Common Stock (the "Vector Warrant") shall be exercised on a cashless basis and Vector will receive the right to purchase the number of shares of AVE Common Stock determined by multiplying the number of shares that Vector is entitled to receive pursuant to the Vector Warrant by the Applicable Fraction, rounded down to the nearest whole number of shares.

BACKGROUND OF THE MERGER

     From time to time, AVE has evaluated strategic alliances, including business combinations with other companies that could complement and strengthen AVE's product offerings and revenues. Similarly, from time to time, World Medical has considered various opportunities for expanding its base of products and distribution.

     In early 1995, Robert D. Lashinski, the former Vice President of Business Development of AVE, called Howard J. Leonhardt, President and Chief Executive Officer of World Medical, to inquire about World Medical's business. During the discussion, Mr. Leonhardt expressed his interest in distributing internationally certain of AVE's PTCA balloon catheters. Mr. Lashinski indicated to Mr. Leonhardt that AVE was not interested in this proposal but that AVE was interested in discussing with World Medical other possible business transactions related to World Medical and its technology. On September 20, 1996, World Medical and AVE entered into a confidentiality agreement in anticipation of discussing such possible business transactions at an interventional radiology conference in Milwaukee, Wisconsin at the beginning of October. At this conference, Mr. Lashinski and Mr. Leonhardt met and Mr. Lashinski raised for the first time the possibility of a business combination of AVE and World Medical. At the meeting, Mr. Lashinski and Mr. Leonhardt discussed the potential advantages of expanding AVE's and World Medical's abilities to offer their respective customers a broader and more varied array of products and of possibly accelerating technological innovation with the combined companies' technical resources.

     In November 1996, Mr. Lashinski visited World Medical's Sunrise, Florida facilities and met with Mr. Leonhardt and other executive officers of World Medical, at which time discussions concerning a possible business combination continued. In December 1996, Mr. Lashinski called Mr. Leonhardt and discussed price and other possible terms of a potential equity investment in, or purchase of assets from, World Medical by AVE. Following these discussions, AVE's management intensified its review of World Medical's business, operations and product line developments. On January 20, 1997, Bradley A. Jendersee, then President and Chief Executive Officer of AVE, Mr. Lashinski, John D. Miller, Chief Financial Officer of AVE, Richard Klein, in-house patent counsel of AVE and two representatives from Cowen & Company, financial advisor to AVE ("Cowen"), met with senior management of World Medical at World Medical's headquarters in Sunrise, Florida to discuss the businesses and prospects of AVE and World Medical and also to discuss and review certain intellectual property and other diligence items. The following representatives of World Medical met with AVE: Mr. Leonhardt, Richard Spencer, Chief Operating Officer and Vice President of Sales and Marketing, Simon Fuger, Chief Financial Officer, Jeff Elkins, Vice President of Operations, Trevor Greenan, Vice President of Research and Development and Todd Davenport, a Director of World Medical. Late in January 1997, AVE's executive management determined to not then undertake such an equity investment or purchase of assets, but rather to continue to evaluate World Medical's progress and development .

     At a regularly scheduled meeting of the Board of Directors of AVE (the "AVE Board") on February 27, 1997, the AVE Board engaged in a detailed discussion regarding the possible strategic fit between AVE and World Medical and the advantages and risks associated with a potential business combination. At the meeting, the AVE Board authorized AVE's management to continue discussions with World Medical concerning such a possible business combination.

     On May 20, 1997, the World Medical Board of Directors (the "World Medical Board") met and discussed, among other matters, the advisability of a business combination in light of other strategic alternatives, such as an initial public offering of World Medical Common Stock. The World Medical Board engaged Vector to assist in consummating a private placement of equity securities of World Medical in order to meet its financial objectives and in conducting discussions and negotiations with potential acquirors, including with AVE. During 1997, the executive management of World Medical had separate ongoing discussions with two other medical device companies, each interested in a potential acquisition of World Medical. Detailed due diligence was conducted by each of these parties throughout 1997. The first company orally presented a preliminary proposal for the acquisition of World Medical, including basic transaction terms and a price proposal, to the executive management of World Medical. At the meeting of the World Medical Board on May 20, 1997, the preliminary proposal of the first company was discussed and rejected on the grounds of an inadequate price term. World Medical also ceased all discussions with the first company upon the execution of the December 9, 1997 letter with AVE. No further proposals had been provided to World Medical by the first company at that time. No proposal was presented by the second company, and World Medical ceased all discussions with such company upon the execution of the December 9, 1997 letter of interest with AVE described below.

     In May 1997, at an interventional radiology conference in Paris, France, Mr. Lashinski met with Mr. Leonhardt and continued discussions about a possible business combination. On July 21, 1997, members of AVE's executive management again visited World Medical's facilities in Sunrise, Florida and met with senior management of World Medical. Further discussions resulted in the two companies entering into an updated confidentiality agreement late in July 1997. On August 8, 1997, World Medical completed the private placement of shares of World Medical Common Stock. On August 14, 1997, AVE sent an expression of interest letter to World Medical setting forth AVE's interest in acquiring all of the shares of outstanding World Medical Common Stock for between $40 to $70 million, in the form of cash and shares of AVE Common Stock. AVE proposed that this purchase price would be paid in part over a number of years after the closing, conditional upon the achievement of certain performance milestones that were to be negotiated.

     During the course of the fall of 1997, the executive management of the two companies continued their ongoing discussions regarding a possible business combination and the structure and financial terms of any such transaction. Following further due diligence by AVE, on December 9, 1997, AVE sent a revised expression of interest letter to World Medical which reflected further negotiations on the proposed transaction's pricing. The revised letter proposed an aggregate purchase price of $70 million to $80 million in the form of shares of AVE Common Stock, in a transaction designed to qualify for pooling of interests accounting treatment. The letter also requested that World Medical cease negotiations until February 6, 1998, with any other company that might be contemplating a transaction with World Medical. On December 12, 1997 the World Medical Board met and approved the revised expression of interest letter and authorized its officers to pursue the possibility of being acquired by AVE. During the course of the next two months, management and advisors for both companies had several telephone conversations in connection with various due diligence matters.

     The AVE Board met for a regular meeting on January 16, 1998, at which the status, structure, pricing and other elements of the proposed transaction were reviewed. After full discussion, the AVE Board authorized its management to continue to pursue an acquisition of World Medical.

     In early February 1998, AVE distributed to World Medical a draft of the Reorganization Agreement. On February 9, 1998, AVE requested that World Medical sign an amended expression of interest letter ("Amended Letter") that would provide for an extension to March 9, 1998 of the moratorium on negotiations with other interested parties and proposed, in exchange for all of the outstanding shares of World Medical Common Stock, an aggregate purchase price of $70 million in the form of shares of AVE Common Stock, in a transaction designed to qualify for pooling of interests accounting treatment. On February 11, 1998, World Medical executed the Amended Letter. On February 26-27, 1998, management of both companies and their respective outside counsel and financial advisors met in San Francisco, California to review the draft Reorganization Agreement. The parties discussed the pricing and structure of the transaction, including, among other things, the terms of indemnification and the escrow arrangement, the treatment and issuance of existing and contemplated stock options and continuing employment arrangements and incentive programs. Following this series of meetings, subsequent meetings and related telephone conversations among the parties and their advisors continued regularly until a draft of the Reorganization Agreement was approaching final form.

     On March 9, 1998, a conference call was held between the parties to discuss outstanding issues of the proposed merger of the two companies. Following this telephone call, negotiations temporarily broke down over issues related to closing conditions and covenants related to fulfillment of the requirements for pooling of interests accounting treatment, the availability of voting agreements, the completion of due diligence analyses and World Medical's representations and warranties related to diligence matters in the Merger Agreement. Beginning March 11, 1998, the managements of the two companies and their respective financial advisors resumed merger discussions upon revised price and accounting and other terms, including the Lock-Up Agreement. On March 20, 1998, World Medical and AVE agreed in principle to a stock-for-stock acquisition by AVE of World Medical for an aggregate purchase price of $62 million. It was concluded that the transaction as negotiated would have to be accounted for as a purchase, instead of a pooling of interests because of (among other things) the Lock-Up Agreement with Mr. Leonhardt. This purchase price was agreed in view of the adverse impact to AVE of such accounting treatment and in view of resolution of certain matters relating to World Medical's representations and warranties and certain additional due diligence conducted by each of the parties.

     The AVE Board and the World Medical Board met in separate special meetings on March 27, 1998 and April 1, 1998, respectively. At the AVE Board meeting, AVE's financial advisors and in-house counsel reviewed the Reorganization Agreement and AVE's management reviewed the resolution of previously outstanding issues. After discussion with its financial and legal advisors, the AVE Board unanimously approved the terms of the Reorganization Agreement and determined that the Merger was fair to, and in the best interests of, AVE. At the World Medical Board meeting, World Medical's counsel reviewed the Reorganization Agreement and reviewed the previously outstanding issues and resolution thereof. In addition, representatives of Vector delivered its opinion dated April 1, 1998, to the effect that, as of such date, the consideration to be received by the holders of World Medical Common Stock is fair to such holders from a financial point of view. After considering the presentations of its financial and legal advisors, the World Medical Board unanimously approved the terms of the Reorganization Agreement and determined that the Merger was fair to, and in the best interests of, World Medical and its shareholders.

     On April 10, 1998, the Reorganization Agreement and the related shareholder, employment, noncompetition and other agreements were signed. On April 13, 1998, World Medical and AVE issued a joint press release announcing the execution of the Reorganization Agreement and the proposed Merger. On May 21, 1998, the parties to the Reorganization Agreement entered into an amendment to the Reorganization Agreement agreeing that under certain circumstances the date after which World Medical or AVE may terminate such agreement would be August 31, 1998 instead of July 31, 1998. On August 31, 1998, the parties to the Reorganization Agreement entered into a second amendment to the Reorganization Agreement agreeing, among other things, that (a) the date after which World Medical or AVE may terminate such agreement would be December 15, 1998 instead of August 31, 1998, and (b) as a condition to AVE's consummating the Merger, certain representations and warranties made by World Medical shall be accurate as of August 31, 1998, instead of as of the Closing Date. AVE also acknowledged receipt of certain documents, the receipt of which is a condition to the closing of the Merger.

REASONS FOR THE MERGER

  AVE's Reasons for the Merger

     The AVE Board has determined that the Merger is fair to, and in the best interests of, AVE. Accordingly, the AVE Board has approved the Reorganization Agreement and the other agreements related to the Merger. In reaching its determination, the AVE Board consulted with AVE's management, discussed the terms of the Merger with its legal counsel and its financial advisors, and considered the following material factors:

          1. The opportunity the Merger affords the combined company to increase its presence in the interventional peripheral cardiovascular market, thereby enabling it to offer its customers a broader and more varied array of products;

          2. The potential to create a company that is better positioned than either company would be separately to adapt to, and benefit from, technological and other developments in the health care industry, which it believes will result in the acceleration of product development and technological innovation. AVE expects the Merger to bring together two technology leaders dedicated to the development of innovative, cost-effective medical devices and to enable the combined company to accelerate its efforts to investigate new technologies and to develop new products in emerging markets, including the treatment of peripheral cardiovascular disease and radiation treatment of both coronary and peripheral cardiovascular disease;

          3. The advantages of combining two highly capable management teams, each with established track records. AVE expects the health care industry to continue to be characterized by substantial uncertainty and the likelihood of continuing consolidation and believes that, by combining the expertise of AVE's and World Medical's managements, the combined company will be better able to respond to these changes and to take advantage of the opportunities that these changes may create;

          4. The potential revenue synergies offered by the Merger through the broadening of existing product lines of both companies;

          5. The potential cost synergies offered by the Merger through consolidation and integration of certain distribution, sales and administrative operations and functions;

          6. The changing health care environment and the increasing emphasis on cost containment, including the emergence of large managed care buying groups and hospital consolidations, suggesting to AVE that a certain critical mass is required to compete effectively in the market and to absorb the pressures of the managed care structure. AVE expects the Merger to help the combined company achieve the necessary critical mass;

          7. The agreements to be entered into by holders of approximately 61% of the outstanding shares of World Medical Common Stock to vote in favor of the Reorganization Agreement;

          8. The expectation that the Merger will not result in federal income tax for AVE and its stockholders; and

          9. The employment and non-competition agreements to be entered into by certain members of the management of World Medical.

          10. The Lock-Up Agreement to be entered into by Howard J. Leonhardt.

          11. The World Medical 1998 Incentive Bonus Plan and the incentive offered thereunder to certain of the employees continuing employment with World Medical after the Merger relating to World Medical's achievement of certain performance criteria.

     In addition to the factors set forth above, the AVE Board reviewed and considered a wide variety of information relevant to the Merger, including: (i) information concerning AVE's and World Medical's respective businesses, historical financial performance and condition, operations, technology, products, customers, competitive positions, prospects and management; (ii) AVE management's view as to the financial condition, results of operations and business and financial potential of AVE and World Medical before and after giving effect to the Merger, based on management's due diligence; (iii) the consideration to be paid to the World Medical shareholders in the Merger and the relationship between the market value of AVE Common Stock to be issued in exchange for World Medical Common Stock and a comparison of comparable merger transactions; (iv) the belief that the terms of the Reorganization Agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations, are reasonable; (v) discussions between AVE's management and its legal and financial advisors as to the results of their due diligence investigation of World Medical; and (vi) the potential impact of the Merger on customers and employees of AVE and World Medical.

     The AVE Board also considered certain potentially negative factors in its deliberations concerning the Merger, including, without limitation, the following:

          1. The possibility that the Merger would not be consummated following the execution of the Reorganization Agreement;

          2. The risk that the combined company might not realize the anticipated cost savings and revenue synergies of the Merger;

          3. The risk that the combined company would be unable to retain key employees;

          4. The risk that the other benefits sought to be achieved by the Merger may not be achieved; and

          5. The risk of intellectual property or other litigation associated with the activities of World Medical.

     In view of the wide variety of factors considered by the AVE Board, the AVE Board did not find it practicable to quantify or otherwise attempt to assign relative weights to the specific factors considered in making its determination. Consequently, the AVE Board did not quantify the assumptions and results of its analysis in reaching its determination that the Merger is fair to, and in the best interests of, AVE.

  World Medical's Reasons for the Merger

     The World Medical Board believes that the Merger with AVE provides an opportunity for World Medical to create a combined company with greater financial resources and flexibility, competitive strengths and business opportunities than would be possible for World Medical alone. The World Medical Board considered alternative means for World Medical to achieve such ends, including other potential business combinations, the private placement of stock, an initial public stock offering and debt financing.

     The World Medical Board, after consultation with Vector, determined that the terms of the Reorganization Agreement are fair to, and in the best interests of, World Medical and its shareholders. Accordingly, the World Medical Board has unanimously approved the Reorganization Agreement and recommends that the shareholders of World Medical vote FOR the adoption of the Reorganization Agreement and consummation of the Merger. In reaching its determination, the World Medical Board reviewed, with its financial and legal advisors the following material factors:

          1. The opportunity for World Medical shareholders to reduce their exposure to the risks associated with World Medical's reliance on a single product line and the difficulty of competing against larger, more diversified companies with substantially greater financial resources;

          2. The opportunity for World Medical shareholders to reduce their exposure to the risks and dilution associated with World Medical's need to obtain additional capital in order to finance World Medical to a cash flow positive position;

          3. The opportunity for World Medical shareholders to reduce their exposure to the risks associated with a changing and unpredictable regulatory environment in the United States and its potential impact on the timely receipt of approvals necessary for product commercialization;

          4. The changing health care environment, with its increasing focus on cost containment, coupled with the trend of consolidation in the medical device industry, resulting in the emergence of larger medical device companies with broad product lines that are able to more effectively compete in such a market environment;

          5. The fact that three of World Medical's major competitors have already been acquired by well capitalized and diversified medical device companies that could, in the future, present considerable competitive challenges;

          6. Potential revenue synergies, including the ability to market World Medical's products through AVE's distribution network in certain territories and to sell World Medical's products with AVE's products (which World Medical believes are complementary technologies);

          7. The ability to accelerate product development and product line diversification by leveraging the resources and technological expertise of the combined company;

          8. The opportunity to retain an equity interest in the combined company in a tax free exchange and achieve substantially greater liquidity than could be achieved in the near term by holding World Medical Common Stock; and

          9. The detailed financial analysis and pro forma and other information with respect to the companies presented to the World Medical Board of Directors, as well as Vector's opinion dated April 1, 1998, to the effect that, as of such date, the consideration to be received by holders of World Medical Common Stock is fair to such holders from a financial point of view.

     In addition to the factors set forth above, the World Medical Board of Directors reviewed and considered a wide variety of information relevant to the Merger, including: (i) information concerning World Medical's and AVE's respective businesses, historical financial performance and condition, operations, technology, products, customers, competitive positions, prospects and management; (ii) World Medical management's view as to the financial condition, results of operations and business and financial potential of World Medical and AVE before and after giving effect to the Merger, based on World Medical management's due diligence; (iii) the consideration to be received by the World Medical shareholders in the Merger and the relationship between the market value of AVE Common Stock to be issued in exchange for World Medical Common Stock and a comparison of comparable merger transactions; (iv) the belief that the terms of the Reorganization Agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations, are reasonable; (v) reports from management and legal and financial advisors as to the results of their due diligence investigation of AVE; (vi) the view of World Medical's management and the World Medical Board as to the long term opportunities and prospects of World Medical as an independent company and of World Medical and AVE as a combined company; (vii) the potential for World Medical to enter into strategic relationships with alternative companies; and (viii) the potential impact of the Merger on customers and employees of World Medical and AVE.

     The World Medical Board also considered the following potentially negative factors in its deliberations concerning the Merger:

          1. The loss of control over future operations of World Medical following the Merger;

          2. The risk that the combined company would be unable to retain key employees;

          3. The risk that the benefits sought to be achieved in the Merger may not be achieved; and

          4. The other risks described under "Risk Factors."

     In view of the wide variety of factors, both positive and negative, considered by the World Medical Board, the World Medical Board did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered in making its determination. However, after taking into consideration all of the factors set forth above, the World Medical Board agreed that the Merger is fair to, and in the best interests of, World Medical and its shareholders.

BOARD RECOMMENDATIONS

     THE BOARD OF DIRECTORS OF WORLD MEDICAL HAS DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF WORLD MEDICAL AND ITS SHAREHOLDERS AND HAS UNANIMOUSLY RECOMMENDED A VOTE FOR APPROVAL AND ADOPTION OF THE REORGANIZATION AGREEMENT AND THE CONSUMMATION OF THE MERGER.

OPINION OF FINANCIAL ADVISOR

  Fairness Opinion of World Medical's Financial Advisor

     THE FULL TEXT OF THE OPINION OF VECTOR DATED APRIL 1, 1998 (THE "VECTOR OPINION"), WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY VECTOR, IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF COMMON STOCK OF WORLD MEDICAL ARE URGED TO READ THE VECTOR OPINION CAREFULLY IN ITS ENTIRETY. THE SUM-

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

MARY OF THE VECTOR OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     World Medical retained Vector as its financial advisor in connection with the Merger. In connection with such engagement, World Medical requested Vector to render an opinion as to whether or not the consideration offered to the holders of World Medical Common Stock by AVE in the Merger is fair, from a financial point of view, to such holders. Vector has consented to the references in this Registration Statement to its opinion and to the inclusion of the opinion as Appendix C to the Registration Statement. By giving such consent, Vector does not thereby admit that it comes within the category of persons whose consent is required under the Securities Act of 1933 and the rules and regulations promulgated thereunder.

     In connection with the World Medical Board consideration of the Merger on April 1, 1998, Vector delivered its oral opinion, which was confirmed in writing, to the effect that, based on its review and assumptions and subject to the limitations on the review undertaken as set forth in such opinion, as of such date, the consideration to be received by the World Medical shareholders in the Merger is fair to such shareholders from a financial point of view. The Vector Opinion covers the amount of consideration only as of April 1, 1998, the date on which Vector delivered its oral opinion. Assuming that April 1, 1998 was the Closing Date, the consideration to be received by World Medical shareholders would have been AVE shares and options with an aggregate value of approximately $62,000,000, less a deduction of $200,000. Assuming that November 2, 1998 was the Closing Date, the aggregate value of the consideration would have been the same. The Vector Opinion was prepared at the request of and for the use of the World Medical Board in connection with and for the purposes of its evaluation of the proposed Merger and did not constitute a recommendation to the World Medical Board with respect to the approval of the proposed Merger nor does it constitute a recommendation to any World Medical shareholder as to how any such shareholder should vote with respect to the Merger.

     In arriving at the Vector Opinion, Vector, among other things: (i) reviewed World Medical's financial statements and related financial information for the three fiscal years ended December 31, 1997; (ii) reviewed AVE's annual reports and Forms 10-K for the fiscal years ended June 30, 1996 and June 30, 1997 and Form 10-Q and related unaudited financial information for the six months ended December 31, 1997; (iii) reviewed certain other information relating to the business, earnings, cash flows, assets and prospects of World Medical, including financial forecasts for World Medical furnished to it by World Medical; (iv) conducted discussions with members of senior management of World Medical and AVE concerning their respective businesses and prospects; (v) reviewed the historical market prices and trading activity for AVE Common Stock and compared such prices and trading history with those of certain publicly-traded companies which Vector deemed to be relevant; (vi) compared the financial position and operating results of World Medical and AVE with those of certain publicly-traded companies which Vector deemed to be relevant; (vii) compared the proposed financial terms of the Merger with the financial terms of certain other transactions which Vector deemed to be relevant; (viii) reviewed the financial terms of the Merger as set forth in the draft Reorganization Agreement, dated March 25, 1998 (the "Draft Agreement"); and (ix) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Vector deemed appropriate.

     The amount of consideration to be paid to World Medical shareholders pursuant to the Draft Agreement was determined through negotiations between World Medical and AVE. In preparing the Vector Opinion, Vector relied on the accuracy and completeness of all information that was publicly available, supplied or otherwise communicated to Vector by or on behalf of World Medical and AVE, and Vector neither attempted independently to verify nor assumed any responsibility for independent verification of any such information. Vector assumed that the financial forecasts examined by it were reasonably prepared on bases reflecting the best available estimates and judgments of the management of World Medical as to the future financial performance of World Medical and that World Medical will perform substantially in accordance with such forecasts. Vector did not make or obtain any independent evaluation or appraisal of the assets of World Medical or AVE. The Vector Opinion is based upon economic, market and other conditions existing on the date thereof. Furthermore, Vector expressed no opinion as to the value of the shares of AVE Common Stock upon issuance pursuant to the Merger or the price or trading range at which shares of AVE Common Stock

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

will trade at any time. Vector also assumed that the Merger would qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended, and that the transactions contemplated by the proposed Merger will be consummated on the terms described in the Draft Agreement, without any material waiver or modification by World Medical or AVE. The Vector Opinion does not address the relative merits of the Merger and any other transactions or business strategies discussed by the World Medical Board as alternatives to the Merger, or the decision of the World Medical Board to proceed with the Merger. World Medical did not place any limitations upon Vector with respect to the procedures followed or factors considered in rendering the Vector Opinion.

     The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Vector did not attribute any particular weight to analyses or factors considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis or factor. Accordingly, Vector believes that its analyses must be considered as a whole and that considering any portion of such analyses or the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the Vector Opinion. In its analyses, Vector made numerous assumptions with respect to World Medical, AVE and industry performance, general business and economic conditions and other matters, many of which are beyond the control of World Medical and AVE, and involved the application of complex methodologies and educated judgment. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of World Medical or its advisers, future results or actual values may be materially different than these estimates and assumptions.

     The following paragraphs summarize the material analyses performed by Vector in arriving at the Vector Opinion.

     Stock Trading History. Vector reviewed and analyzed the trading prices and volume for the AVE Common Stock, as compared to the Standard & Poor's MidCap 400 Index and an index consisting of the following eight companies: Arrow International, Inc.; Boston Scientific Corporation; C. R. Bard, Inc.; Guidant Corporation; Medtronic, Inc.; St. Jude Medical, Inc.; Thermo Cardiosystems Inc.; and United States Surgical Corporation (collectively, the "AVE Comparable Companies").

     Selected Comparable Public Company Analysis. Using publicly available information, Vector compared selected historical and projected financial and operating performance data of World Medical to the corresponding data of the following twelve selected comparable companies: ABIOMED, Inc.; Cambridge Heart, Inc.; Cardiac Pathways Corporation; Cardima, Inc.; Computer Motion, Inc.; Endocardial Solutions, Inc.; EndoVascular Technologies, Inc. ("EVT") (as of September 5, 1997, one month prior to the announcement that Guidant Corporation would acquire EVT); InControl, Inc.; Nitinol Medical Technologies, Inc.; Novoste Corporation; Possis Medical, Inc.; and Thoratec Laboratories Corporation (collectively, the "World Medical Comparable Companies"). Because World Medical, similar to certain of the World Medical Comparable Companies, currently does not have meaningful revenues or earnings, Vector believed that a quantitative, multiple-driven analysis based on the historical data of the World Medical Comparable Companies would not be meaningful. Therefore, Vector reviewed and analyzed the calendar year 2000 and 2001 estimated earnings before interest and taxes ("EBIT") and net income for the World Medical Comparable Companies, based upon publicly available equity research analyst information. Vector then examined the technology value of the World Medical Comparable Companies (calculated as the market capitalization plus an amount equal to total debt and capital lease obligations minus cash and cash equivalents) as a multiple of calendar year 2000 and 2001 estimated EBIT and market capitalization as a multiple of calendar year 2000 and 2001 estimated net income. The multiples for the World Medical Comparable Companies were as follows: (i) calendar year 2000 estimated EBIT multiples ranged from 2.0x to 10.7x (median of 5.1x); (ii) calendar year 2001 estimated EBIT multiples ranged from 1.4x to 3.7x (median

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

of 3.0x); (iii) calendar year 2000 estimated net income multiples ranged from 3.7x to 14.2x (median of 8.1x); and (iv) calendar year 2001 estimated net income multiples ranged from 2.6x to 6.5x (median of 4.2x). Vector applied these multiples to World Medical's projected 2000 and 2001 EBIT and net income to derive a range of equity values for World Medical. The projected World Medical data was based upon four-year forecasts for World Medical which were provided to Vector by World Medical management and were adjusted by Vector based on World Medical management's input to reflect the probability of World Medical's products being successfully developed and commercialized as well as to reflect a higher operating cost structure (the "World Medical Projections"). Based on this analysis, Vector derived an equity value range for World Medical of $15.2 million to $48.4 million, or $9.70 to $27.04 per fully diluted share. In addition to the above analysis, Vector reviewed the acquisition price of World Medical in relation to the market capitalizations of the World Medical Comparable Companies. This analysis indicated a per share valuation range for World Medical of $18.68 to $100.56.

     With respect to AVE and the AVE Comparable Companies, using publicly available information, Vector compared selected historical and projected financial, operating and stock market performance data of AVE to the corresponding data of the AVE Comparable Companies. Vector compared multiples of technology value to latest twelve month ("LTM") revenue, earnings before interest, taxes, depreciation and amortization ("EBITDA") and EBIT. Vector also compared multiples of stock price to LTM earnings per share ("EPS"), 1998 calendar year estimated EPS and 1999 calendar year estimated EPS, and the multiple of market capitalization to tangible book value. 1998 and 1999 calendar year EPS estimates for AVE and the AVE Comparable Companies were derived from Zack's Investment Research, Inc., dated March 22, 1998, and Nelson's Information, Inc., dated March 27, 1998. AVE's multiples of LTM revenue, EBITDA, EBIT and EPS, and 1998 calendar year estimated EPS, 1999 calendar year estimated EPS and tangible book value were 22.0x, 69.8x, 75.5x, 107.8x, 30.1x, 23.0x and 15.6x, respectively. The AVE Comparable Companies' multiples were as follows:
(i) LTM revenue multiples ranged from 2.0x to 9.5x (median of 3.5x); (ii) LTM EBITDA multiples ranged from 10.1x to 26.2x (median of 14.0x); (iii) LTM EBIT multiples ranged from 13.7x to 31.0x (median of 20.3x); (iv) LTM EPS multiples ranged from 19.2x to 54.5x (median of 35.2x); (v) 1998 calendar year estimated EPS multiples ranged from 18.5x to 37.6x (median of 22.8x); (vi) 1999 calendar year estimated EPS multiples ranged from 15.4x to 43.4x (median of 21.9x); and
(vii) tangible book value multiples ranged from 2.7x to 27.7x (median of 12.4x).

     Selected Comparable Mergers and Acquisitions Analysis. Because World Medical does not currently have meaningful revenues or earnings, Vector believed that a quantitative, multiple-driven analysis based on comparable mergers and acquisitions would not be meaningful. However, Vector analyzed the aggregate consideration paid in the following four selected completed transactions involving companies with stent graft technology (target/acquiror): EVT/Guidant Corporation; Corvita Corporation/Pfizer Inc.; MinTec Inc./ Boston Scientific Corporation; and AneuRx, Inc./Medtronic, Inc. Based on this analysis, Vector derived an equity value range for World Medical of $57.4 million to $166.2 million, or $31.74 to $88.53 per fully diluted share.

     No transaction used in the comparable mergers and acquisitions analysis is identical to the Merger, and no company used in the comparable public company analyses is identical to World Medical or AVE. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or acquisition value of the companies to which they are being compared.

     Discounted Cash Flow Analysis. Vector analyzed the value of World Medical based on a discounted cash flow analysis of the projected financial performance of World Medical. This discounted cash flow analysis was based upon the World Medical Projections. The discounted cash flow analysis determined the present value of the cash flows generated over the four-year period ending December 31, 2001 and a terminal value based upon a range of 2001 EBIT multiples from 14.0x to 16.0x. The cash flows and terminal value were discounted using a range of discount rates from 27.5% to 32.5%. Based on this analysis, Vector estimated an equity value range for World Medical of $54.6 million to $72.8 million, or $30.26 to $39.79 per fully diluted share.

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

     Vector also analyzed the value of AVE based on a discounted cash flow analysis of the projected financial performance of AVE. This discounted cash flow analysis was based upon four-year forecasts for AVE utilizing Vector Institutional Equity Research projections (the "AVE Projections"). The discounted cash flow analysis determined the present value of the cash flows generated over the four-year period ending June 30, 2001 and a terminal value based upon a range of 2001 EBIT multiples from 25.0x to 30.0x. The cash flows and terminal value were discounted using a range of discount rates from 25.0% to 30.0%. Based on this analysis, Vector derived an equity value range for AVE of $38.49 to $51.31 per fully diluted share.

     Relative Contribution Analysis. Vector performed an analysis of the relative contributions of World Medical and AVE to the operating performance of the pro forma combined company, based on the World Medical Projections and the AVE Projections. Vector compared World Medical's relative contribution to revenue, EBIT and net income of the pro forma combined company to the relative ownership percentage in the pro forma combined company represented by the shares of AVE Common Stock received by the World Medical shareholders as aggregate consideration in the Merger. Vector noted that the pro forma ownership percentage represented by shares of AVE Common Stock received by the World Medical Shareholders in the Merger is approximately 2.3% (assuming an exchange ratio of 0.8672 of a share of AVE Common Stock for each share of World Medical Common Stock, based on the average closing stock price for AVE for the ten-day period ending March 27, 1998 of $39.36). Based on revenues, World Medical's relative contribution to the operating performance of the pro forma combined company was estimated to be 3.8%, 2.6% and 3.7% for the LTM period ended December 31, 1997 and the fiscal years ending June 30, 1998 and 1999, respectively. Based on EBIT, World Medical's relative contribution to the operating performance of the pro forma combined company was estimated to be (5.8%), (0.5%) and 0.8% for the LTM period ended December 31, 1997 and the fiscal years ending June 30, 1998 and 1999, respectively. Based on net income, World Medical's relative contribution to the operating performance of the pro forma combined company was estimated to be (8.0%), (0.7%) and 1.1% for the LTM period ended December 31, 1997 and the fiscal years ending June 30, 1998 and 1999, respectively. Based on total assets, World Medical's relative contribution to the pro forma combined company was estimated to be 1.8% as of December 31, 1997.

     Pro Forma Merger Analysis. Vector performed an analysis of the potential pro forma effect of the Merger on AVE's EPS for the fiscal years ending June 30, 1998 through June 30, 2001. In performing this analysis, Vector assumed the Merger (i) was consummated on June 30, 1998; (ii) resulted in the exchange of
0.8672 of a share of AVE Common Stock (the exchange ratio based on the average closing sales price for AVE Common Stock for the ten-day period ending March 27, 1998 of $39.36) for each share of World Medical Common Stock; and (iii) would be accounted for under the purchase method of accounting. Vector derived the pro forma combined company projected net income by combining the World Medical Projections with the AVE Projections without giving effect to any synergies that could result from the Merger. Vector divided the resulting pro forma combined company projected net income by the pro forma shares outstanding to arrive at a pro forma combined company EPS. Vector then compared the pro forma combined company EPS to AVE's projected stand-alone EPS (utilizing the AVE Projections) to determine the pro forma impact on AVE's EPS. This analysis suggested that the Merger would result in dilution to AVE's EPS in 1998, 1999 and 2000, with such dilution declining successively in 1999 and 2000, and would result in accretion to AVE's EPS in 2001.

     World Medical selected Vector to be its financial advisor in connection with the Merger because Vector is a prominent investment banking and financial advisory firm with experience in the valuation of health care and life science companies and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate purposes.

     Pursuant to an engagement letter between World Medical and Vector dated May 29, 1997 and as amended on March 6, 1998 (the "Engagement Letter"), Vector will receive fees payable upon completion of the Merger in the amount of $1,198,000 of the aggregate consideration plus $250,000 in connection with the Vector Opinion. World Medical has agreed to reimburse all reasonable out-of-pocket expenses incurred by Vector, including fees and disbursements of counsel. The Reorganization Agreement provides that, to the extent the total amount of fees and expenses incurred for World Medical exceeds $1,448,000 in the aggregate for fees or $25,000 for expenses, such excess fees and expenses will reduce the Aggregate Purchase Price.

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

World Medical has also agreed, under separate agreement, to indemnify Vector, its affiliates and its employees against certain liabilities, including liabilities under federal securities laws.

     In the past, Vector has performed investment banking services for World Medical, including acting as placement agent in connection with World Medical's private placement in August 1997, and has received fees for the rendering of these services. In addition, as of the Record Date, Vector and its directors, officers and employees beneficially owned 134,998 shares of World Medical Common Stock, and World Medical has issued to Vector a warrant to purchase 25,000 shares of World Medical Common Stock. D. Theodore Berghorst, Chairman and Chief Executive Officer of Vector, is also a director of World Medical. Vector may actively trade the securities of AVE for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities.

INDEMNIFICATION AND ESCROW OF HOLDBACK SHARES

  Escrow of Holdback Shares

     AVE will establish and maintain an escrow comprised of shares of AVE Common Stock equal to the aggregate number of shares of World Medical Common Stock outstanding immediately prior to consummation of the Merger (less any shares for which dissenters' rights have been perfected), multiplied by ten percent (10%) of the Applicable Fraction (the "Holdback Shares"). The Holdback Shares will be deposited into escrow to secure the indemnification obligations set forth in the Reorganization Agreement. The Holdback Shares will be released to the former shareholders of World Medical on a pro rata basis one year after the Effective Time unless a claim thereto has been made prior thereto, in which case Holdback Shares may be retained pending resolution of such claim.

     It is a condition to closing that the parties enter into an escrow agreement substantially in the form attached as Exhibit J to the Reorganization Agreement (the "Escrow Agreement") with Cupertino National Bank or another bank acting as escrow agent (the "Escrow Agent"). Pursuant to the Escrow Agreement, the Escrow Agent shall vote the Holdback Shares in escrow as directed by the Designated Escrow Representative (defined below) and any distributions of cash, securities or other property in respect of any Holdback Shares shall be delivered into the escrow and shall become a part of the escrow fund.

  Indemnification

     The representations and warranties made by World Medical will survive the closing of the Merger and will expire on the first anniversary of the date of the closing of the Merger. Any time prior to the expiration of this one year period any Indemnitee may allege in good faith an inaccuracy in or breach of any such representation, warranty, covenant or obligation and assert a claim of recovery. Holdback Shares will be available to compensate and reimburse each of the Indemnitees for any damages which are directly or indirectly suffered or incurred (regardless of whether such damages relate to any third party claim) and which arise from or as a result of: (i) any inaccuracy in or breach of representations and warranties made by World Medical in the Reorganization Agreement, Disclosure Schedule or Closing Certificate; (ii) any breach of any covenant or obligation of World Medical; or (iii) any legal proceeding relating to any such inaccuracy or breach. The measure of damages payable will be the number of Holdback Shares equal to the dollar amount of such indemnification obligation divided by the Designated AVE Stock Price. Notwithstanding the foregoing, the Holdback Shares will not be available for any indemnification payments until the total amount of all qualified damages exceeds $750,000 in the aggregate. In addition, claims associated with a single inaccuracy in or breach of any representation or warranty shall not be considered for indemnification payment unless the Indemnitee claims in good faith an amount in excess of $100,000. The indemnification described in this paragraph and the right of the Indemnitee to receive Holdback Shares is the exclusive remedy for any breach by World Medical of a representation, warranty, covenant or obligation contained in the Reorganization Agreement, Disclosure Schedule, or the Closing Certificate.

     In the event the Merger is approved, effective upon the vote of the shareholders of World Medical to this effect and without the further act of any shareholder, Howard J. Leonhardt, the President and Chief Executive

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

Officer of World Medical will be appointed as initial agent and attorney-in-fact (the "Designated Escrow Representative") for each former shareholder of World Medical. The Designated Escrow Representative will be authorized to act for and on behalf of the former shareholders of World Medical, to, among other things, give and receive notices and communications and authorize delivery to AVE of Holdback Shares in satisfaction of claims for indemnification, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts with respect to, such claims. Decisions, acts, consents or instructions of the Designated Escrow Representative will constitute decisions of all of the shareholders of World Medical receiving shares of AVE Common Stock in the Merger and will be final, binding and conclusive upon each of such shareholders. The Designated Escrow Representative will not be held liable by the former shareholders of World Medical for actions taken pursuant to the Reorganization Agreement or the Escrow Agreement, except in the case of his willful misfeasance or gross negligence.

  Defense of Third Party Claims

     In the event of the assertion or commencement of a claim or legal proceeding with respect to which any Indemnitee may be held harmless and indemnified pursuant to the indemnification provisions of the Reorganization Agreement and the Escrow Agreement, the Indemnitee will proceed with the defense of the claim or legal proceeding on its own, employing legal counsel reasonably acceptable to the Designated Escrow Representative. All reasonable expenses relating to the defense of such claim or legal proceeding will be borne and paid out of the Holdback Shares.

  Disputed Amounts and Fees and Expenses Relating to the Escrow

     If AVE determines in good faith that there is or has been an inaccuracy or breach by World Medical that is indemnifiable pursuant to the Reorganization Agreement and Escrow Agreement, then AVE may deliver a claim notice to the Designated Escrow Representative and the Escrow Agent setting forth the claim. The Designated Escrow Representative must respond to the notice within thirty
(30) days after disputing the claim or the Designated Escrow Representative will be deemed to have given instructions that shares of AVE Common Stock having a value equal to the entire claim amount are to be released to AVE from the escrow. The Designated Escrow Representative may deliver a notice disputing any or all amounts of any claim made by AVE (the "Disputed Amounts"). Holdback Shares representing 115% of any Disputed Amounts will be held in escrow pending resolution of the dispute, while Holdback Shares representing any undisputed portions of any claim made against the escrow will be released to AVE. Disputes shall be settled by delivery of a notice to the Escrow Agent executed by AVE and the Designated Escrow Representative as to the release of Holdback Shares, or by delivery of a final and non-appealable judgment of a court instructing the Escrow Agent as to the release of Holdback Shares.

     All reasonable out-of-pocket expenses incurred by the Designated Escrow Representative in connection with the Reorganization Agreement and the Escrow Agreement (except those arising from resolution of rights with respect to Disputed Amounts) will be entitled to reimbursement from the Holdback Shares. Each Indemnitee and the Designated Escrow Representative will be responsible for its own expenses (whether legal, out-of-pocket or other) arising from resolution of rights with respect to Disputed Amounts. However, the Designated Escrow Representative may, immediately prior to distribution of any Holdback Shares to the Merger Shareholders at the end of the one year period after the closing of the Merger, or upon the resolution of any claims made prior to the expiration of such one year period, reimburse itself for any of such expenses from the Holdback Shares to be so released. The Designated Escrow Representative will not be required to incur any expenses in performing its duties and exercising its rights under the Reorganization Agreement and the Escrow Agreement if the Designated Escrow Representative reasonably believes that such expenses will not be reimbursed from the Holdback Shares. Failure of the Designated Escrow Representative to respond to a claim for indemnification by AVE within thirty
(30) days after delivery of a claim notice by AVE would be deemed to be an instruction that Holdback Shares should be released from the escrow to AVE in satisfaction of such claim.

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

RELATED AGREEMENTS

     Shareholder Agreements. Pursuant to the Shareholder Agreement, the Voting Agreement Shareholders who, as of November 2, 1998 beneficially owned in the aggregate approximately sixty-one percent (61%) of the outstanding shares of World Medical Common Stock, have agreed that, prior to the consummation of the Merger or termination of the Reorganization Agreement, they will vote their shares of World Medical Common Stock in favor of the approval of the execution and delivery of the Reorganization Agreement, the approval of the Merger, and each of the other transactions contemplated by the Reorganization Agreement. The Voting Agreement Shareholders have also delivered to AVE irrevocable proxies with respect to such matters. In addition, subject to certain exceptions, the Voting Agreement Shareholders have agreed not to transfer any of their beneficial ownership of, interest in, or risk relating to, the World Medical securities owned by them.

     The Voting Agreement Shareholders have also agreed that, during the period between the date of the Shareholder Agreement and the earlier of the consummation of the Merger or termination of the Reorganization Agreement, they will not, directly or indirectly, and will not authorize any of their Representatives to: (i) solicit, initiate or encourage the making or announcement of a Competing Transaction (as defined in "-- Covenants -- Non-Solicitation") or take any action that could reasonably be expected to lead to a Competing Transaction; (ii) furnish any nonpublic information regarding World Medical or any of its subsidiaries to any person in connection with an actual or potential Competing Transaction; or (iii) engage in discussions with any person regarding a Competing Transaction. The Voting Agreement Shareholders have also agreed to cease any existing discussions with any person that relate to a Competing Transaction.

     Affiliate Agreements. It is a condition to consummation of the Merger that each person who could reasonably be determined to be an "affiliate", as such term is defined in Rule 145 promulgated under the Securities Act, of World Medical ("Affiliate") execute an agreement that prohibits sales, transfers of other dispositions of shares of AVE Common Stock that Affiliate will receive in the Merger unless: (i) such sale, transfer or other disposition is made in conformity with the requirements of Rule 145 under the Securities Act, as evidenced by a broker's letter and a representation letter executed by Affiliate stating that such requirements have been met; (ii) counsel reasonably satisfactory to AVE shall have advised AVE in a written opinion letter that such sale, transfer or disposition will be exempt from registration under the Securities Act; (iii) such sale, transfer or other disposition has been registered under the Securities Act; or (iv) an authorized representative of the Commission shall have rendered written advice to Affiliate to the effect that the Commission would take no action, or that the staff of the Commission would not recommend that the Commission take action, with respect to such proposed sale, transfer or other disposition. Certain shareholders of World Medical who may be deemed to be affiliates of World Medical for purposes of Rule 145 under the Securities Act have executed or will execute agreements that restrict the sale, transfer or other disposition of AVE Common Stock received by such shareholder in the Merger in accordance with these guidelines.

     Lock-Up Agreement. Mr. Leonhardt has entered into the Lock-Up Agreement that contains provisions restricting the sale, transfer or other disposition of sixty percent (60%) of the securities received or receivable by Mr. Leonhardt in the Merger, including (i) shares of AVE Common Stock, (ii) securities that are convertible into, or exchangeable or exercisable for, shares of AVE Common Stock (the "Options"), or (iii) shares of AVE Common Stock received from conversion, exchange or exercise of any Options (such shares, Options and shares receivable upon the exercise of Options being collectively referred to as "Mr. Leonhardt's Securities"). Forty percent (40%) of Mr. Leonhardt's Securities will not be so restricted. One-third ( 1/3) of the securities that are restricted under the Lock-Up Agreement will be released from such restrictions on each of the first, second and third anniversaries of the Effective Time.

     Officer Appointment; Employment Agreements and Severance Benefits. In addition to remaining as the President and Chief Executive Officer of World Medical, the Board of Directors of AVE intends to approve the appointment of Howard J. Leonhardt as an officer of AVE upon consummation of the Merger. Pursuant to employment agreements with World Medical, each of the following executive officers of World Medical has agreed to serve in their respective positions for the following terms (commencing upon consummation of the Merger), annual base salaries and, for certain employees, the number of AVE options indicated (subject to approval by the Board of Directors of AVE): (i) Mr. Leonhardt, President, four years, $150,000; (ii) Simon Fuger, Chief Financial Officer, four years, $130,000, option to purchase 2,500 shares of AVE Common Stock; (iii) Richard Spencer, Chief Operating Officer, one year, $130,000; (iv) Jeff Elkins; Vice President of Operations, four years, $135,000, option to purchase 12,500 shares of AVE Common Stock; (v) Brenda Leonhardt, Vice President of Administration, four years, $77,500; and (vi) Trevor Greenan, Vice President of Research and Development, four years, $80,000, option to purchase 5,000 shares of AVE Common Stock. Two other employees of World Medical have entered into employment agreements with World Medical each with four year terms at annual base salaries of $60,000 and options to purchase 2,500 shares of AVE Common Stock. Each employment agreement provides that, in case of termination by World Medical without cause or by the employee for good reason, the employee will receive his or her salary for the remainder of the term of the employment agreement. Todd Davenport has also entered into a one year employment agreement with World Medical at an annual base salary of $100,000. Mr. Davenport will serve as Vice President of Marketing Development and has not been granted any rights to salary after termination or any similar severance benefits.

     World Medical 1998 Incentive Bonus Plan. It is a condition to closing of the Merger that AVE cause to be instituted an incentive-based bonus program for employees of World Medical who continue employment with World Medical after consummation of the Merger. AVE's Board of Directors has approved the World Medical 1998 Incentive Bonus Plan, under which approximately 45 World Medical employees would, upon consummation of the merger, be eligible to receive bonuses amounting to up to $4,032,000 in the aggregate over a four year period. Employees eligible to receive bonuses under such plan (individually, a "Participant") will be are entitled to receive 30% of a specified annual maximum bonus payment (a "Maximum Bonus Payment") if the Participant is a full-time employee of World Medical or any of its affiliates on December 31 of a plan year. In addition, the Participant will receive the remaining 70% of such Maximum Bonus Payment if World Medical's gross collections from sales in a Plan Year equal or exceed the targeted performance goal for the applicable plan year. The annual Maximum Bonus Payment for Messrs. Leonhardt, Spencer, Fuger, Elkins and Greenan will be $100,000, and for Ms. Leonhardt it will be $50,000. The other World Medical employees participating in the plan will be eligible for annual Maximum Bonus Payments ranging from $4,000 to $100,000.

     Noncompetition Agreements. Messrs. Leonhardt, Spencer, Elkins, Fuger and Greenan and Ms. Leonhardt have each entered into agreements with AVE and World Medical whereby, following the Effective Time, they will not, directly or indirectly, anywhere in the world, provide any service, support, product or technology to any person or entity materially relating to balloon angioplasty catheters, stents, stent grafts, radiation catheters or irradiated stents, or own, manage, operate, join, control, finance or participate in a company engaged in such businesses, for up to three years after the date of termination of such employee's employment with World Medical, subject to certain qualifications and limitations (the "Noncompete Period"). In addition, the Noncompetition Agreements restrict such employees from taking the following actions during the Noncompete Period: (i) soliciting employees of World Medical, AVE or any subsidiary of AVE to leave his or her employment with such companies; or (ii) interfering or attempting to interfere with any commercial relationship or prospective commercial relationship of World Medical, AVE or any subsidiary of AVE. Seven other employees of World Medical have also entered into noncompetition agreements with AVE on similar terms.

REPRESENTATIONS AND WARRANTIES

     The Reorganization Agreement contains certain representations and warranties, including, without limitation, representations and warranties by World Medical as to: (i) due organization and subsidiaries; (ii) charter documents and bylaws; (iii) capitalization; (iv) authority and binding nature of the Reorganization Agreement; (v) non-contravention and consents; (vi) governmental authorizations; (vii) compliance with legal requirements; (viii) financial statements and liabilities; (ix) absence of certain changes; (x) legal proceedings and orders; (xi) title to assets; (xii) bank accounts, receivables and inventory; (xiii) equipment and leaseholds; (xiv) proprietary assets; (xv) contracts; (xvi) employee and labor matters and benefit plans; (xvii) tax matters; (xviii) environmental matters; (xix) insurance; (xx) transactions with affiliates; (xxi) World Medical products and regulation thereof; (xxii) tax treatment of the Merger; (xxiii) fairness opinion; (xxiv) vote required; (xxv) brokers, finders, investment bankers or other fees or commissions; and (xxvi) the absence of discussions concerning Competing Transactions.

     The Reorganization Agreement contains further representations and warranties by AVE and Sub as to: (i) organization and good standing; (ii) charter documents; (iii) authority and binding nature of the Reorganization Agreement; (iv) non-contravention; (v) absence of certain changes; (vi) filings with the SEC and financial statements; (vii) valid issuance of AVE Common Stock;
(viii) the extent of investigation by AVE; (ix) tax matters; and (x) consents.

COVENANTS

  Non-Solicitation

     Pursuant to the Reorganization Agreement, World Medical has agreed that it will not directly or indirectly, and will not cause the officers, directors, employees, agents, attorneys, accountants, advisors or representatives of World Medical or any subsidiary of World Medical directly or indirectly to: (i) take certain actions that may encourage or facilitate a Competing Transaction (as defined below); (ii) conduct or continue discussions or negotiations in connection with a Competing Transaction; or (iii) enter into or endorse any agreement in connection with a Competing Transaction. However, if the World Medical Board of Directors determines in good faith (i) after consultation with its financial advisor, that an Acquisition Proposal is reasonably likely to result in a Superior Offer (as such terms are defined below); and (ii) based upon the advice of its outside legal counsel, that such action is required in order for the Board of Directors of World Medical to comply with its fiduciary duties under applicable law, then the Board of Directors of World Medical may, if the person requesting information from the Company has executed a non-disclosure agreement reasonably satisfactory to AVE and World Medical has not breached any provision of the Reorganization Agreement, furnish information about World Medical to, and enter into discussions and negotiations about an Acquisition Proposal with, the outside party making such Acquisition Proposal. Further, the World Medical Board may recommend a Superior Offer to its shareholders if it determines, upon the advice of its outside legal counsel, that the recommendation is required in order for the Board of World Medical to comply with its fiduciary obligations. World Medical must promptly notify AVE in writing of any inquiry, proposal, or other relating to a possible Competing Transaction received by World Medical.

     A "Competing Transaction" is generally any transaction involving: (i) any merger, consolidation, business combination, reorganization or similar transaction involving World Medical; (ii) the issuance, disposition or acquisition of any capital stock or other security of World Medical; (iii) the sale, lease, license, exchange, mortgage, pledge, transfer or other disposition or acquisition of any of the business or assets of World Medical; (iv) any tender offer or exchange offer for shares of World Medical; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     An "Acquisition Proposal" is an offer or proposal contemplating or otherwise relating to: (i) any merger, consolidation, combination, share exchange, acquisition of securities, issuance of securities, tender offer, exchange offer or similar transaction in which World Medical is a constituent corporation or in which more than 50% of World Medical's business or voting securities are acquired; or (ii) any sale, license, exchange, transfer, acquisition or disposition of more than fifty percent (50%) of World Medical's assets.

     A "Superior Offer" is an unsolicited, bona fide written offer made by a third party to purchase more than fifty percent (50%) of the outstanding voting securities of World Medical, and where the Board of Directors of World Medical determines in its reasonable judgment, after consultation with its financial advisor, that such proposal is more favorable to World Medical's shareholders than the terms of the Merger.

  Conduct of Business

     Pursuant to the Reorganization Agreement, World Medical has made certain covenants regarding the conduct of World Medical's business during the period from the date of execution of the Reorganization Agreement through the consummation of the Merger, including, without limitation, covenants to: (i) provide

AVE with access to certain information regarding its business; (ii) conduct its business and operations in the ordinary course and in accordance with past practices; (iii) use reasonable efforts to preserve its business organization and the services of its current officers and employees and maintain its relations and goodwill with suppliers, customers, landlords, creditors, licensors, licensees, employees and other persons; and (iv) maintain insurance policies. In addition, World Medical has agreed not to take or to agree to take certain actions relating to: (i) dividends or distributions; (ii) the sale or issuance of securities; (iii) the amendment or waiver of rights under stock option plans; (iv) the amendment of charter documents; (v) the formation of subsidiaries or the acquisition of equity interests; (vi) capital expenditures;
(vii) material contracts; (viii) the acquisition, lease, license, sale or disposal of assets; (ix) the pledge or encumbrance of assets; (x) the lending of money; (xi) the establishment or adoption of employee benefit plans; (xii) material changes in accounting; (xiii) material tax elections; (xiv) the revaluation of assets; or (xv) the satisfaction of material obligations.

  Director and Officer Indemnification and Insurance

     The Reorganization Agreement provides that all rights to indemnification existing in favor of persons serving as directors and officers of World Medical as of the date of the Reorganization Agreement for acts and omissions occurring prior to the consummation of the Merger, as provided in World Medical's Articles of Incorporation and Bylaws, will survive for a period of six years after the consummation of the Merger. Subject to certain limitations, AVE has also agreed to cause World Medical to maintain in effect for six years after consummation of the Merger a directors' and officers' liability insurance policy for the benefit of persons serving as directors and officers of World Medical as of the date of the Reorganization Agreement.

  World Medical Special Meeting

     World Medical has agreed in the Reorganization Agreement to call and hold the Special Meeting. However, nothing in the Reorganization Agreement will prevent the World Medical Board of Directors from withdrawing, amending or modifying its recommendation in favor of the Merger if (i) a "Superior Offer" (as defined above in "-- Covenants -- Non-Solicitation") is made to World Medical and not withdrawn, (ii) neither World Medical nor any of its representatives has violated any of the covenants not to solicit, initiate, encourage or induce any proposals for an Acquisition Proposal (as defined below), and (iii) the World Medical Board of Directors concludes in good faith, based upon the advice of its outside counsel, that the withdrawal, amendment or modification of such recommendation is required in order for it to comply with its fiduciary obligations under applicable law. Nothing contained in the Reorganization Agreement, however, limits or eliminates in any way World Medical's obligation to call, give notice of, convene and hold the World Medical Special Meeting (regardless of whether the recommendation of the Board of Directors of World Medical shall have been withdrawn, amended or modified).

  Other Covenants

     The Reorganization Agreement also contains certain additional covenants of the parties applying from the period commencing from the signing of the Reorganization Agreement until the consummation of the Merger (the "Pre-Closing Period"), including covenants relating to: (i) access and investigation by AVE to and of World Medical; (ii) notification of events and updates to the schedule of items disclosed by World Medical to AVE; (iii) preparation and filing of the Registration Statement; (iv) making required filings and obtaining required consents; (v) World Medical's obligations with respect to the Special Meeting;
(vi) press releases, public statements and other disclosures regarding the Merger, the Reorganization Agreement and the transactions contemplated thereby;
(vii) affiliate agreements, tax opinion back-up certificates, employment and noncompetition agreements, and releases; (viii) delivery of Inventions, Proprietary Rights, Assignment and Confidentiality Agreements by certain World Medical employees and consultants; and (viii) listing of AVE Common Stock on the Nasdaq National Market.

CONDITIONS TO THE MERGER

     The obligations of AVE and Sub to effect the Merger and otherwise consummate the transactions contemplated by the Reorganization Agreement are subject to the satisfaction or waiver of certain conditions relating to, among other things: (i) the accuracy of the representations and warranties of World Medical contained in the Reorganization Agreement as of the date of the consummation of the Merger or, with respect to certain representations and warranties, as of August 31, 1998; (ii) the performance by World Medical of covenants and obligations contained in the Reorganization Agreement; (iii) the approval of the principal terms of the Merger by holders of no less than eighty-five percent (85%) of the shares of outstanding World Medical Common Stock entitled to vote with respect thereon; (iv) no more than eight percent (8%) of the shares of World Medical Common Stock outstanding immediately prior to the World Medical Special Meeting having delivered notice of intent to exercise dissenters' rights; (v) receipt of certain consents; (vi) receipt of certain agreements, certificates, legal opinions and resignations;
(vii) receipt by World Medical of analyses and information relating to certain patents; (viii) the absence of any change that has had or would reasonably be expected to have a material adverse effect on World Medical's business between the date of the signing of the Reorganization Agreement and August 31, 1998;
(ix) the absence of restraining orders, injunctions and other legal impediments to the Merger; the absence of certain litigation or administrative actions or proceedings; (x) the effectiveness of the Registration Statement; (xi) compliance with certain sections of the Internal Revenue Code; and (xii) the absence of insolvency proceedings against World Medical.

     The obligation of World Medical to effect the Merger and otherwise consummate the transactions contemplated by the Reorganization Agreement are subject to the satisfaction or waiver of certain conditions relating to, among other things: (i) the accuracy of the representations and warranties of AVE contained in the Reorganization Agreement; (ii) the performance by AVE of covenants and obligations contained in the Reorganization Agreement; (iii) the effectiveness of the Registration Statement; (iv) receipt of certain legal opinions; (v) the absence of restraining orders, injunctions and other legal impediments to the Merger; and (vi) approval of the principal terms of the Merger by no less than fifty percent (50%) of the shares of World Medical Common Stock entitled to vote with respect thereon. World Medical's obligation to consummate the transactions contemplated by the Reorganization Agreement is further conditioned upon the average closing sales price of a share of AVE Common Stock on the Nasdaq National Market over a certain ten day period prior to closing of the Merger, being no less than $26.2653.

     At any time at or prior to the Effective Time, to the extent legally allowed, AVE or World Medical, without approval of the stockholders or shareholders of each such company, may waive compliance with any of the agreements or conditions contained in the Reorganization Agreement for the benefit of that company. Neither AVE nor World Medical currently intends to waive compliance with any such agreements or conditions.

TERMINATION OR AMENDMENT

  Termination

     The Reorganization Agreement may be terminated by mutual agreement of both parties or by either party, (i) if the Merger shall not have been consummated by December 15, 1998 other than as a result of the failure on the part of the terminating party to comply with or perform any covenant or obligation in the Reorganization Agreement; (ii) as a result of a material breach by the other party of a material covenant or agreement in the Reorganization Agreement; (iii) as a result of material breach by the other party of such party's representations and warranties that would have a material adverse effect on such party and cause a closing condition not to be satisfied (subject to a right to cure); (iv) if a permanent injunction or other order by a federal or state court that would make illegal or otherwise restrain or prohibit the consummation of the Merger is issued and has become final and nonappealable. In addition, World Medical may terminate the Reorganization Agreement if it fails to obtain the affirmative vote of no less than fifty percent (50%) of the shares of World Medical Common Stock entitled to vote at the World Medical Special Meeting. AVE may terminate the Reorganization Agreement if World Medical fails to obtain the affirmative vote of no less than eighty-five percent (85%) of the shares of World Medical Common Stock entitled to vote at the World Medical Special Meeting, or if holders of eight percent (8%) or more of the shares of World Medical Common Stock outstanding immediately prior to the World Medical Special Meeting has delivered to the Company notice of intent to exercise dissenters' rights.

  Amendment

     The Reorganization Agreement may be amended by AVE and World Medical at any time before or after approval of the World Medical shareholders, except that, after such approval, no amendment may be made that by law requires the further approval of the World Medical shareholders unless such approval is obtained. On May 21, 1998, the parties to the Reorganization Agreement entered into an amendment to the Reorganization Agreement agreeing that under certain circumstances the date after which World Medical or AVE may terminate such agreement would be August 31, 1998 instead of July 31, 1998. On August 31, 1998, the parties to the Reorganization Agreement entered into a second amendment to the Reorganization Agreement agreeing, among other things, that (a) the date after which World Medical or AVE may terminate such agreement would be December 15, 1998 instead of August 31, 1998, and (b) as a condition to AVE's consummating the Merger, certain representations and warranties made by World Medical shall be accurate as of August 31, 1998, instead of as of the Closing Date. See "-- Termination or Amendment -- Termination."

REGULATORY MATTERS

     AVE and World Medical are not aware of any governmental or regulatory approvals required for consummation of the Merger, other than compliance with the federal securities laws and applicable securities and "blue sky" laws of the various states.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the material federal income tax considerations of the Merger that are generally applicable to AVE, Sub and World Medical and holders of World Medical Common Stock. This discussion is based on currently existing provisions of the Internal Revenue Code, existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to AVE, Sub, World Medical or World Medical's shareholders as described herein.

     World Medical shareholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular World Medical shareholders in light of their particular circumstances, such as shareholders who are dealers in securities, banks, insurance companies or tax-exempt entities, who are subject to the alternative minimum tax provisions of the Internal Revenue Code, who are foreign persons, who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions or who hold their shares as a hedge or as part of a hedging, straddle, conversion or other risk reduction transaction. In addition, the following discussion does not address the tax consequences of the Merger under foreign, state or local tax laws or the tax consequences of transactions effectuated prior to or after the Merger (whether or not such transactions are in connection with the Merger).

ACCORDINGLY, WORLD MEDICAL SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

     It is the opinion of Cooley Godward LLP ("Cooley Godward"), counsel to AVE, and Greenberg Traurig, P.A. ("Greenberg Traurig"), counsel to World Medical, that the Merger will constitute a reorganization ("Reorganization") pursuant to
Section 368(a) of the Code (collectively, the "Tax Opinions"). In addition, as a condition to AVE's and World Medical's obligations to consummate the Merger, AVE and World Medical must receive an opinion at the closing of the Merger from Cooley Godward and Greenberg Traurig, respectively (collectively, the "Closing Opinions"), that the Merger will constitute a Reorganization. If there is a change in the tax consequences resulting from the Merger which would have a material adverse impact on the shareholders of World Medical, the condition that World Medical receive a Closing Opinion prior to closing will not be waived without the resolicitation of the World Medical shareholders' consent. The Tax Opinions and the Closing Opinions (i) will not be binding on the Internal Revenue Service (the "IRS") nor preclude the IRS from adopting a contrary position; (ii) will be based on the assumptions discussed below, as well as representations received from AVE, Sub and World Medical; (iii) will be based on the assumption that the Merger will be consummated in accordance with the terms of the Merger Agreement; and (iv) will be subject to the limitations discussed below. Neither AVE nor World Medical has requested, or will request, a ruling from the IRS with regard to any of the federal income tax consequences of the Merger. The Tax Opinions and the Closing Opinions assume and are conditioned upon (i) the truth and accuracy of the statements, covenants, representations and warranties contained in the Merger Agreement, in the representations received from AVE, Sub and World Medical to support the Tax Opinions and Closing Opinions (the "Tax Representations") and in all other instruments and documents related to the formation, organization and operation of AVE, Sub and World Medical examined by and relied upon by Cooley Godward and Greenberg Traurig in connection with the Merger; (ii) that original documents submitted to such counsel are authentic, documents submitted to such counsel as copies conform to the original documents, and that all such documents have been (or will be the Effective Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof; (iii) that all covenants contained in the Merger Agreement and in the Tax Representations are performed without waiver or breach of any material provision thereof; and (iv) that any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification.

     Subject to the limitations and qualifications referred to herein and in the Tax Opinions and Closing Opinions, it is the opinion of Cooley Godward and Greenberg Traurig that as a result of the Merger's qualifying as a Reorganization, the following U.S. federal income tax consequences will result:

     (a) No gain or loss will be recognized by the holders of World Medical Common Stock upon the receipt of AVE Common Stock solely in exchange for such World Medical Common Stock in the Merger (except to the extent of cash received in lieu of fractional shares or as a result of exercising dissenters' rights).

     (b) The aggregate tax basis of the AVE Common Stock so received by World Medical shareholders in the Merger (including any fractional share of AVE Common Stock not actually received) will be the same as the aggregate tax basis of the World Medical Common Stock surrendered in exchange therefor.

     (c) The holding period of the AVE Common Stock so received by each World Medical shareholder in the Merger will include the period for which the World Medical Common Stock surrendered in exchange therefor was considered to be held, provided that the World Medical Common Stock so surrendered is held as a capital asset at the Effective Time of the Merger.

     (d) Cash payments received by holders of World Medical Common Stock in lieu of a fractional share of AVE Common Stock will be treated as if such fractional share had been issued in the Merger and then redeemed by AVE. A World Medical shareholder receiving such cash will recognize gain or loss upon such payment, measured by the difference (if any) between the amount of cash received and the basis in such fractional share. The gain or loss should be capital gain or loss provided that such share of World Medical Common Stock was held as a capital asset at the Effective Time of the Merger.

     (e) A shareholder of World Medical who exercises dissenters' rights under any applicable law with respect to a share of World Medical Common Stock and receives a cash payment for such stock generally should recognize capital gain or loss (if such stock was held as a capital asset at the Effective Time of the Merger) measured by the difference between the amount of cash received and the shareholder's basis in such stock, provided such payment is neither essentially equivalent to a dividend within the meaning of Section 302 of the Internal Revenue Code nor has the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the Internal Revenue Code (collectively, a "Dividend Equivalent Transaction"). A sale of World Medical shares incident to an exercise of dissenters' rights will generally not be a Dividend Equivalent Transaction if, as a result of such exercise, the dissenting shareholder owns no shares of capital stock of AVE (either actually or constructively within the meaning of Section 318 of the Internal Revenue Code).

     (f) None of AVE, World Medical or Sub will recognize gain solely as a result of the Merger.

     A successful IRS challenge to the Reorganization status of the Merger could result in significant tax consequences. A World Medical shareholder could recognize gain or loss with respect to each share of World Medical Common Stock surrendered equal to the difference between the shareholder's basis in such share and the fair market value, as of the Effective Time of the Merger, of the AVE Common Stock received in exchange therefor. In such event, a stockholder's aggregate basis in the AVE Common Stock so received would equal its fair market value, and the stockholder's holding period for such stock would begin the day after the Merger.

     Even if the Merger qualifies as a Reorganization, a recipient of AVE Common Stock would recognize income to the extent that, for example, any such shares were determined to have been received in exchange for services, to satisfy obligations or in consideration for anything other than the World Medical Common Stock surrendered. In addition, to the extent that a World Medical shareholder were treated as receiving (directly or indirectly) consideration other than AVE Common Stock in exchange for such shareholder's World Medical Common Stock gain, if any, would have to be recognized.

     Certain World Medical shareholders (which are not corporations) shall be subject to backup withholding at a rate of 31% on cash payments received in lieu of a fractional share interest in AVE Common Stock. Backup withholding will not apply, however, to a shareholder who furnishes a correct taxpayer identification number ("TIN") and certifies that he, she or it is not subject to backup withholding on the substitute Form W-9 included in the Transmittal Letter, who provides a certificate of foreign status on Form W-8, or who is otherwise exempt from backup withholding. A shareholder who fails to provide the correct TIN on Form W-9 may be subject to a $50 penalty imposed by the IRS.

     Each World Medical shareholder will be required to retain records and file with such holder's United States federal income tax return a statement setting forth certain facts relating to the Merger.

     THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO THE MERGER. THUS, HOLDERS OF WORLD MEDICAL COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS AND THE EFFECTS OF ANY PROPOSED CHANGES IN THE TAX LAWS.

ACCOUNTING TREATMENT

     The Merger and the Bard Cath Lab Acquisition will be accounted for under the purchase method of accounting whereby the purchase price will be allocated based on the fair value of the assets acquired and liabilities assumed.


     The Company's income statement for the period in which the World Medical Acquisition occurs will include a write-off of approximately $41.6 million (or 65% of the purchase price), representing the values determined by management to be attributable to the in-process research and development programs. The charge relates to three specific programs, with $37.9 million related to the Talent System and $3.7 million related to two smaller programs. This represents the value ascribed to these programs by management, based on the discounted cash flows management expects from these three programs. The projected future research and development expenditures related to these programs is $17 million, the majority of which relates to the Talent System which is anticipated to be completed by 2001. The remaining programs are anticipated to be completed by 2004.


     Management of the Company believes that the allocation of the majority of the purchase price to these three programs is appropriate because of the considerable future potential of these programs to contribute to the operations of the Company. Management of the Company currently believes there is no persuasive evidence that the three in-process programs will not reach commercial status within the time frame included in the discounted cash flow analysis, which anticipates Regulatory Approval of the Talent System in the United States and Japan in 2000 and regulatory approval of the other programs in 2003, resulting in sales and revenue increases as projected. Management of the Company has reviewed with its independent accountants all of the factors and the related future cash flows which it considered in arriving at the amounts attributed to these programs.

     If the Company's management were to have allocated more value to the developed technology, that value would have been recorded as an asset on the balance sheet and amortized over the expected benefit period, resulting in increased amortization expense during that period. The amount allocated to that asset in the purchase price allocation approximated $33.2 million (52% of the purchase price).

     The Company's income statement for the quarter ended December 31, 1998 will include a write-off of in-process research and development of approximately $98 million (or approximately 16% of the purchase price), representing the values determined by management to be attributable to the in-process research and development acquired in the Bard Cath Lab acquisition. This amount is subjected to change pending final completion of a valuation analysis. Approximately 70% of the charge relates to two programs, a rapid exchange perfusion catheter and a stent development program. The remainder of the in-process research and development charge relates to programs in eight other product categories. These amounts represent the value ascribed to these programs by management, based on the discounted cash flows management expects from these programs and based on an estimate of the percentage of the project which had been completed prior to the date of acquisition. The estimate of the percentage complete was made based upon time and complexity based data generated by the Company and by C.R. Bard. The Company will incur the necessary research and development expenditures necessary to complete these projects. The total estimated costs to be incurred have not yet been finalized but are expected to be substantial.

     Management believes that the allocation of the purchase price to these components is appropriate because of the considerable future potential of these programs to contribute to operations of the Company. Management of the Company currently believes there is no persuasive evidence that these programs will not reach commercial status within the time frame included in the discounted cash flows analysis, which anticipates regulatory approval for the rapid exchange perfusion catheter and the stents at various dates during 1999 resulting in sales and revenue increases as projected. Management of the Company has reviewed with its independent accountants all of the factors and the related future cash flows which it considered in arriving at the amounts attributed to these programs.

     A similar valuation methodology was utilized to value the developed and currently marketed products acquired in the Bard Cath Lab acquisition and the Company allocated approximately $73 million (or approximately 12% of the purchase price) to these assets which will be amortized over the expected benefit period. If the Company's management had allocated more value to the developed technology, or less value to the in-process research and development, then additional amortization expense would have been recognized over the useful life of the developed technology or the goodwill recognized in the transaction.

     If, at a later date, management of the Company decides to no longer pursue one or all of these in-process programs, decides to indefinitely postpone the research effort related to one or all of the programs or determines that the discounted expected cash flows will no longer meet projections, it will disclose that fact to investors in the appropriate Form 10-Q or 10-K filing -- explaining why it will not pursue commercialization or why it has been postponed (and when research is expected to resume) and how much of the purchase price this program (or programs) represented. In addition, should the Company revise its estimate of the anticipated date of regulatory approval for a particular product, this fact will be disclosed in the appropriate Form 10-Q or 10-K filing and the reasons for (and potential implications of) the change in estimate will be explained.

RESALES OF AVE COMMON STOCK

     The shares of AVE Common Stock to be issued in the Merger will have been registered under the Securities Act pursuant to a Registration Statement on Form S-4, thereby allowing such shares to be traded without restriction by all former holders of World Medical Common Stock who (i) are not deemed to be "affiliates" of World Medical at the time of the Special Meeting (as "affiliates" is defined for purposes of Rule 145 under the Securities Act) and (ii) who do not become "affiliates" of AVE after the Merger. World

Medical shareholders who may be deemed to be "affiliates" of World Medical will be so advised prior to the Merger. See "The Merger and Related
Transactions -- Related Agreements -- Affiliate Agreements" and "-- Lock-Up Agreement."

     Howard J. Leonhardt, President and Chief Executive Officer and a principal shareholder of World Medical, has entered into a Lock-Up Agreement that contains provisions restricting the sale, transfer or other disposition of certain securities received or receivable in connection with the Merger. See "The Merger and Related Transactions -- Related Agreements -- Lock-Up Agreement."

DISSENTERS' RIGHTS

     If the Reorganization Agreement and Merger are approved by the required vote of World Medical shareholders and the Reorganization Agreement is not abandoned or terminated, holders of World Medical Common Stock who do not vote in favor of the Merger will, by complying with Sections 607.1301, 607.1302 and
607.1320 of the Florida Act, be entitled to receive cash equal to the fair value of such holder's shares of World Medical Common Stock. The record holders of the shares of World Medical Common Stock that are eligible to, and do, exercise their dissenters' rights with respect to the Merger are referred to herein as "Dissenting Shareholders," and the shares of World Medical Common Stock with respect to which they exercise dissenters' rights are referred to herein as "Dissenting Shares." If a World Medical shareholder has a beneficial interest in shares of World Medical Common Stock that are held of record in the name of another person, such as a broker or nominee, and such shareholder desires to perfect whatever dissenters' rights such beneficial shareholder may have, such beneficial shareholder must act promptly to cause the holder of record timely and properly to follow the steps summarized below. The following discussion is not a complete statement of the Florida Act relating to dissenters' rights, and is qualified in its entirety by reference to Sections 607.1301, 607.1302 and
607.1320 of the Florida Act attached to this Proxy Statement/Prospectus as Appendix D and incorporated herein by reference, and any amendments to such provisions that may be adopted after the date of this Proxy Statement/Prospectus.

     THIS DISCUSSION AND SECTIONS 607.1301, 607.1302 AND 607.1320 OF THE FLORIDA ACT SHOULD BE REVIEWED CAREFULLY BY ANY HOLDER WHO WISHES TO EXERCISE STATUTORY DISSENTERS' RIGHTS OR WISHES TO PRESERVE THE RIGHT TO DO SO, SINCE FAILURE TO COMPLY WITH THE REQUIRED PROCEDURES WILL RESULT IN THE LOSS OF SUCH RIGHTS.

     Shares of World Medical Common Stock must satisfy each of the following requirements to qualify as Dissenting Shares under the Florida Act: (i) the shares of World Medical Common Stock must have been outstanding on the Record Date; (ii) the shares of World Medical Common Stock must not have been voted in favor of the Merger; (iii) the holder of such shares of World Medical Common Stock must make a written demand that World Medical repurchase shares of World Medical Common Stock at fair value (determined as of the close of business on the day prior to the Shareholders' Authorization Date, as defined in Section 607.1301(3) of the Florida Act, excluding any appreciation or depreciation as a consequence of the proposed Merger); and (iv) the holder of such shares of World Medical Common Stock must deposit certificates for the certificated shares with World Medical. Neither a vote by proxy or in person against the Merger nor an abstention constitutes a demand for or a waiver of dissenters' rights under the Florida Act.

     Within ten days following the "Shareholders' Authorization Date," World Medical must mail to each of its shareholders who filed a notice to demand payment, other than those voting in favor of the proposed action, a written notice of the shareholders' approval of the Merger. Within twenty days after the date World Medical sends notice of the Merger approval, Dissenting Shareholders must file a written notice of their election to dissent and a demand for payment of the fair value of their Dissenting Shares, and must simultaneously deposit the certificates for these shares with World Medical. Shareholders who fail to file an election to dissent within the twenty day period are bound by the terms of the Merger.

     Within ten days after the expiration of the twenty day period, or within ten days after the Effective Time, but in no case later than ninety days after the Shareholders' Authorization Date, World Medical must make a written offer to the Dissenting Shareholders to pay fair value for each of the Dissenting Shares, accompanied by a balance sheet and a profit and loss statement. If the Dissenting Shareholder accepts World Medical's offer within thirty days and receives payment of the agreed upon value within ninety days of World Medical's offer or the consummation of the Merger, all interest the Dissenting Shareholder had in the Dissenting Shares is terminated. The Dissenting Shares may then be held by World Medical as authorized but unissued shares, or may be disposed of pursuant to the Reorganization Agreement.

     However, if World Medical fails to offer to pay fair value to a Dissenting Shareholder or if it makes an offer that any Dissenting Shareholder fails to accept within thirty days after the offer is made, World Medical: (i) must, within thirty days after receipt of written demand for court action from any Dissenting Shareholder (provided such demand is given within sixty days after the date on which the Merger was effectuated); or (ii) may, if no written demand for court action is received by World Medical from a Dissenting Shareholder within sixty days after the date on which the Merger is effectuated, file an action requesting that a Florida Circuit Court, in the county where World Medical's registered office is located, determine the fair value of the Dissenting Shares. If World Medical fails to institute court action, a Dissenting Shareholder may do so in the name of World Medical, and all holders of Dissenting Shares who have not agreed upon fair value must be made parties.

     Within ten days of a judicial determination of fair value, World Medical must pay each Dissenting Shareholder the fair value of the Dissenting Shares as determined by the court. Costs and expenses of a judicial determination of fair value are generally assessed against the corporation, but are within the court's discretion.

MERGER EXPENSES AND FEES AND OTHER COSTS

     Whether or not the Merger is consummated, each party will bear its own costs and expenses in connection with the Merger and the transactions provided for therein. World Medical has agreed to pay Vector a transaction fee payable upon completion of the Merger equal to 1.75% of the aggregate consideration plus $250,000 in connection with the Vector Opinion. See "-- Opinion of Financial Advisor." To the extent the total amount of all fees and expenses incurred by or for the benefit of World Medical, other than those payable by or to Vector, exceeds $150,000 in the aggregate, such excess fees shall be borne and paid by the World Medical shareholders in the form of a reduction in the Aggregate Purchase Price; and further, to the extent the total amount of all fees and expenses incurred by or for the benefit of World Medical and payable to Vector exceeds $1,448,000 in the aggregate for fees or $25,000 for expenses, such excess fees and expenses shall also reduce the Aggregate Purchase Price.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of World Medical's management and World Medical's Board of Directors may be deemed to have certain interests in the Merger that are in addition to their interests as shareholders of World Medical generally. The World Medical Board of Directors was aware of these interests and considered them, among other matters, in approving the Reorganization Agreement and the transactions contemplated thereby.

     Officer Appointment; Employment Agreements and Severance Benefits. In addition to remaining as the President and Chief Executive Officer of World Medical, the Board of Directors of AVE intends to approve the appointment of Howard J. Leonhardt, the President and Chief Executive Officer of World Medical, as an officer of AVE upon consummation of the Merger. Pursuant to employment agreements with World Medical, each of the following executive officers of World Medical has agreed to serve in their respective positions for the following terms (commencing upon consummation of the Merger), annual base salaries and, for certain employees, also in exchange for the number of AVE options indicated (subject to approval by the Board of Directors of AVE): (i) Mr. Leonhardt, President, four years, $150,000; (ii) Simon Fuger, Chief Financial Officer, four years, $130,000, option to purchase 2,500 shares of AVE Common Stock; (iii) Richard Spencer, Chief Operating Officer, one year, $130,000; (iv) Jeff Elkins, Vice President of Operations, four years, $135,000, option to purchase 12,500 shares of AVE Common Stock; (v) Brenda Leonhardt, Vice President of Administration, four years, $77,500; and (vi) Trevor Greenan, Vice President of Research and Development, four years, $80,000, option to purchase 5,000 shares of AVE Common Stock. Two other employees of World

Medical have entered into employment agreements with World Medical each with four year terms at annual base salaries of $60,000 and options to purchase 2,500 shares of AVE Common Stock. Todd Davenport has also entered into a one year employment agreement with World Medical at an annual base salary of $100,000. Mr. Davenport will serve as Vice President of Marketing and Development and has not been granted any rights to salary after termination or any similar severance benefits.

     Noncompetition Agreements. Messrs. Leonhardt, Fuger, Spencer, Elkins and Greenan, and Ms. Leonhardt have each entered into noncompetition agreements with AVE whereby, following the Effective Time of the Merger and subject to certain qualifications and limitations, they will refrain from (i) directly or indirectly, anywhere in the world, providing any service, support, product or technology to any person or entity materially relating to balloon angioplasty catheters, stents, stent grafts, radiation catheters or irradiated stents, or owning, managing, operating, joining, controlling, financing or participating in a company engaged in such businesses for up to three years after the date of termination of such employee's employment with World Medical, (ii) soliciting employees of World Medical, AVE or any subsidiary of AVE to leave his or her employment with such companies, or (iii) interfering or attempting to interfere with any commercial relationship or prospective commercial relationship of World Medical, AVE or any subsidiary of AVE. Seven other non-officer, non-director employees of World Medical have also entered into noncompetition agreements with AVE on similar terms.

     World Medical 1998 Incentive Bonus Plan. AVE's Board of Directors has approved the World Medical 1998 Incentive Bonus Plan, under which approximately 45 World Medical employees would, upon the Effective Time of the Merger, be eligible to receive bonuses amounting to up to $4,032,000 in the aggregate over a four year period. Employees eligible to receive bonuses under the 1998 Incentive Bonus Plan (individually, a "Participant") will be entitled to receive 30% of a specified annual maximum bonus payment (a "Maximum Bonus Payment") if the Participant is a full-time employee of World Medical or any of its affiliates on December 31 of a plan year. In addition, the Participant will receive an additional 70% of such Maximum Bonus Payment if World Medical's gross collections from sales in a plan year equal or exceed the targeted performance goal for the applicable plan year. The annual Maximum Bonus Payment for Messrs. Leonhardt, Spencer, Fuger, Elkins, and Greenan will be $100,000. The annual Maximum Bonus Payment for Ms. Leonhardt will be $50,000. The other World Medical employees participating in the plan will be eligible for annual Maximum Bonus Payments ranging from $4,000 to $100,000.

     Vesting of World Medical Stock Options. All unvested stock options granted by World Medical, including those held by officers and directors of World Medical, will become immediately exercisable upon consummation of the Merger.

     Relationship with Vector. Mr. Berghorst, a director of World Medical, is also Chairman and Chief Executive Officer of Vector. Vector is acting as World Medical's financial advisor in connection with the Merger, and pursuant to the Engagement Letter, Vector will receive a fee payable upon completion of the Merger equal to 1.75% of the aggregate consideration plus $250,000 in connection with the Vector Opinion. World Medical has agreed to reimburse all reasonable out-of-pocket expenses incurred by Vector, including fees and disbursements of counsel. To the extent the total amount of such fees and expenses incurred pursuant to the Engagement Letter exceeds $1,448,000 in the aggregate for fees and $25,000 in the aggregate for expenses, such excess fees and expenses will reduce the Aggregate Purchase Price. World Medical has also agreed, under separate agreement, to indemnify Vector, its affiliates and its employees against certain liabilities, including liabilities under federal securities laws. In the past, Vector has performed investment banking services for World Medical, including acting as placement agent in connection with World Medical's private placement in August 1997. Vector received approximately $215,250 in fees and a warrant to purchase 25,000 shares of Common Stock at an exercise price of $13.00 per share for the rendering of these services. The warrant will be exercised by Vector on a cashless basis at or prior to consummation of the Merger. In addition, as of the Record Date, Vector and its directors, officers and employees beneficially own 134,998 shares of World Medical Common Stock.

     Distribution Agreement. In May 1995, World Medical entered into the exclusive Distribution Agreement with Todd F. Davenport, a director of World Medical, whereby World Medical granted Mr. Davenport the exclusive right to market, sell and distribute World Medical products in the states of Massachusetts, Rhode Island, Maine, New Hampshire, Vermont, Connecticut, New York, New Jersey and Pennsylvania. In connection with the Merger, Mr. Davenport and World Medical mutually agreed to terminate the Distribution Agreement subject to the closing of the Merger. As consideration for such termination, World Medical will pay or cause the acquiring company or others to pay Mr. Davenport a termination payment of $1,850,000, payable to Mr. Davenport within seven (7) days following the consummation of the Merger. In addition, for a period of one year thereafter, Mr. Davenport will serve as Vice President of Marketing Development of World Medical at an annual salary of $100,000. See also "-- Related Agreements."

     Indemnification and Insurance. The Reorganization Agreement provides that all rights to indemnification, as provided in the World Medical's Articles of Incorporation and Bylaws, existing in favor of the persons serving as directors and officers of World Medical as of the date of the Reorganization Agreement for acts or omissions occurring prior to consummation of the Merger, will survive the Merger, and that AVE will cause the surviving corporation to perform its obligations arising thereunder for at least six years from the Effective Time. Subject to certain limitations, AVE has also agreed to cause World Medical to maintain in effect for six years after the consummation of the Merger a policy of directors and officers liability insurance for the benefit of persons serving as directors and officers of World Medical as of the date of the Reorganization Agreement. See "-- Covenants -- Indemnification and Insurance."

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combined financial statements give effect to the Merger and the Bard Cath Lab Acquisition applying the purchase method of accounting. The unaudited pro forma condensed combined balance sheet gives effect to these transactions as if they had occurred on June 30, 1998. The unaudited pro forma condensed combined statements of operations gives effect to these transactions as if they had occurred on July 1, 1997.

     For pro forma purposes, (i) AVE's audited consolidated balance sheet as of June 30, 1998 has been combined with World Medical's unaudited consolidated balance sheet as of June 30, 1998 as if the Merger had occurred on June 30, 1998, (ii) AVE's consolidated statement of operations for the fiscal year ended June 30, 1998 has been combined with World Medical's unaudited consolidated statement of operations for the 12-month period ended June 30, 1998 as if the Merger had occurred on July 1, 1997, (iii) the AVE/World Medical unaudited pro forma combined balance sheet as of June 30, 1998 has been combined with the Bard Cath Lab business unaudited Statement of Net Assets to be Sold as of June 30, 1998, and (iv) the AVE/World Medical unaudited pro forma combined statement of operations for the 12-month period ended June 30, 1998 has been combined with the Bard Cath Lab business Statement of Net Revenues and Certain Expenses for the 12-month period ended June 30, 1998 as if the acquisition had occurred on July 1, 1997. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger and the Bard Cath Lab Acquisition had been consummated on July 1, 1997 or June 30, 1998, respectively, nor is it necessarily indicative of future operating results or financial position.

     The unaudited pro forma condensed combined financial information has been prepared on the basis of assumptions described in the notes thereto and includes assumptions relating to the allocation of the consideration paid for the assets and liabilities of World Medical and the Bard Cath Lab business based on preliminary estimates of their fair value. The actual allocation of such consideration may differ from that reflected in the unaudited pro forma condensed combined financial information after the completion of independent valuations and other procedures to be performed. AVE does not expect that the final allocation of the aggregate purchase price for the Merger and the Bard Cath Lab business will differ materially from the preliminary allocations. In the opinion of AVE, all adjustments necessary to present fairly such unaudited pro forma condensed combined financial information have been made based on the proposed terms and structure of the Merger.

     These pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and the related notes thereto of AVE incorporated by reference herein and of World Medical and the Bard Cath Lab business included herein.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                                 JUNE 30, 1998
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                           HISTORICAL
                                       ------------------                             AVE/WORLD   HISTORICAL
                                                   WORLD     PRO FORMA    REFERENCE   PRO FORMA      BARD      PRO FORMA
                                         AVE      MEDICAL   ADJUSTMENTS   (NOTE 2)    COMBINED     CATH LAB    ADJUSTMENT
                                       --------   -------   -----------   ---------   ---------   ----------   ----------
Current assets:
  Cash and cash equivalents..........  $ 48,282   $  263     $     --                 $ 48,545     $     --    $      --
  Short-term investments.............   126,843       --           --                  126,843           --           --
  Accounts receivable, net...........   109,851      994           --                  110,845       16,900           --
  Inventories........................     9,524      849          250      (A)          10,623       49,200           --
  Deferred income tax................    14,687       --          515      (A)          15,202           --           --
  Prepaid expenses and other current
    assets...........................     5,814       --         (500)     (H)           5,314        2,300           --
                                       --------   ------     --------                 --------     --------    ---------
        Total current assets.........   315,001    2,106          265                  317,372       68,400           --
Deferred income tax..................       896       --        1,031      (A)           1,927           --           --
Property, plant and equipment, net...    71,095      600         (249)     (B)          71,446       28,000           --
Developed technology.................        --       --       33,234      (C)          33,234           --       73,200
Goodwill.............................        --       --           --                       --           --      324,800
Intangible assets....................        --       --        3,249      (D)           3,249           --       16,200
Other assets.........................       447      146           --                      623        4,700       12,000
                                       --------   ------     --------                 --------     --------    ---------
        Total assets.................  $387,469   $2,852     $ 37,530                 $427,851     $101,100    $ 426,200
                                       ========   ======     ========                 ========     ========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings..............  $     --   $  500     $   (500)     (H)        $     --     $     --    $      --
  Accounts payable...................    13,894      396           --                   14,290        5,200           --
  Accrued expenses...................    53,115      180        3,500      (E)          56,795       24,400           --
  Merger related obligations.........        --       --        2,450      (F)           2,450           --       42,700
  Income taxes payable...............    43,482       --           --                   43,482        1,400           --
  Current maturities of long-term
    debt.............................        --       --           --                       --           --       10,125
                                       --------   ------     --------                 --------     --------    ---------
        Total current liabilities....   110,491    1,076        5,450                  117,017       31,000       52,825
Long-term debt, less current.........        --       --           --                       --           --      539,875
Deferred income tax..................        --       --       13,498      (G)          13,498           --           --
Long-term liabilities................        --       --           --                       --        1,300           --
Stockholders' equity:
  Common stock.......................        64      147         (146)     (H)              65           --           --
  Additional paid-in capital.........   117,281    7,535       (7,536)     (H)
                                             --       --       62,000      (I)         179,280           --           --
  Treasury stock, at cost............      (390)      --           --                     (390)          --           --
  Cumulative translation
    adjustment.......................    (1,731)      --           --                   (1,731)          --           --
  Deferred compensation..............      (268)     (17)          17      (H)            (268)          --           --
  Net assets to be acquired..........        --       --           --                       --       68,800      (68,800)
  Retained earnings (accumulated
    deficit).........................   162,022   (5,889)       5,889      (H)
                                             --       --      (41,642)     (J)         120,380           --      (97,700)
                                       --------   ------     --------                 --------     --------    ---------
        Total stockholders' equity...   276,978    1,776       18,582                  297,336       68,800     (166,500)
                                       --------   ------     --------                 --------     --------    ---------
        Total liabilities and
          stockholders' equity.......  $387,469   $2,852     $ 37,530                 $427,851     $101,100    $ 426,200
                                       ========   ======     ========                 ========     ========    =========


                                       REFERENCE   PRO FORMA
                                       (NOTE 4)    COMBINED
                                       ---------   ---------
Current assets:
  Cash and cash equivalents..........              $ 48,545
  Short-term investments.............               126,843
  Accounts receivable, net...........               127,745
  Inventories........................                59,823
  Deferred income tax................                15,202
  Prepaid expenses and other current
    assets...........................                 7,614
                                                   --------
        Total current assets.........               385,772
Deferred income tax..................                 1,927
Property, plant and equipment, net...                99,446
Developed technology.................     (N)       106,434
Goodwill.............................     (O)       324,800
Intangible assets....................     (P)        19,449
Other assets.........................     (Q)        17,323
                                                   --------
        Total assets.................              $955,151
                                                   ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings..............              $     --
  Accounts payable...................                19,490
  Accrued expenses...................                81,195
  Merger related obligations.........     (R)        45,150
  Income taxes payable...............                44,882
  Current maturities of long-term
    debt.............................     (S)        10,125
                                                   --------
        Total current liabilities....               200,842
Long-term debt, less current.........     (S)       539,875
Deferred income tax..................                13,498
Long-term liabilities................                 1,300
Stockholders' equity:
  Common stock.......................                    65
  Additional paid-in capital.........
                                                    179,280
  Treasury stock, at cost............                  (390)
  Cumulative translation
    adjustment.......................                (1,731)
  Deferred compensation..............                  (268)
  Net assets to be acquired..........     (U)            --
  Retained earnings (accumulated
    deficit).........................
                                          (T)        22,680
                                                   --------
        Total stockholders' equity...               199,636
                                                   --------
        Total liabilities and
          stockholders' equity.......              $955,151
                                                   ========

      The accompanying notes to the unaudited pro forma condensed combined balance sheet are an integral part of this statement.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                            YEAR ENDED JUNE 30, 1998
              (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

                                        HISTORICAL           PRO FORMA                AVE/WORLD   HISTORICAL    PRO FORMA
                                 ------------------------   ADJUSTMENTS   REFERENCE   PRO FORMA      BARD      ADJUSTMENTS
                                   AVE      WORLD MEDICAL    (NOTE 2)     (NOTE 2)    COMBINED     CATH LAB     (NOTE 2)
                                 --------   -------------   -----------   ---------   ---------   ----------   -----------
Net sales......................  $387,645      $ 5,731        $    --                 $393,376     $200,000     $     --
Cost of sales..................    72,690        3,082          2,216         (K)       77,988       99,500       12,398
                                 --------      -------        -------        ---      --------     --------
Gross profit...................   314,955        2,649         (2,216)                 315,388      100,500      (12,398)
Operating expenses:
  Research and development
    expenses...................    37,208        2,264             --                   39,472           --           --
  Selling, general and
    administrative expenses....    96,964        2,523             --                   99,487       44,800
  Amortization of purchased
    intangible assets..........        --           --            694         (L)          694           --       27,053
                                 --------      -------        -------        ---      --------     --------
Total operating expenses.......   134,172        4,787            694                  139,653       44,800       27,053
                                 --------      -------        -------        ---      --------     --------
Operating income (loss)........   180,783       (2,138)        (2,910)                 175,735       55,700      (39,451)
Interest expense...............        --           --             --                       --           --      (45,645)
Interest and other income......     5,463           36             --                    5,499           --           --
                                 --------      -------        -------        ---      --------     --------
Income (loss) before provision
  (benefit) for income taxes...   186,246       (2,102)        (2,910)                 181,234       55,700      (85,096)
Provision (benefit) for income
  taxes........................    71,126            1         (1,812)        (M)       69,315           --      (11,759)
                                 --------      -------        -------        ---      --------     --------
Net income (loss)..............  $115,120      $(2,103)       $(1,097)                $111,920     $ 55,700     $(73,338)
                                 ========      =======        =======        ===      ========     ========     ========
Net income per share --basic...  $   1.86
                                 ========
Net income per
  share -- diluted.............  $   1.76
                                 ========
Shares used in per share
  calculation -- basic.........    61,989
                                 ========
Shares used in per share
  calculation -- diluted.......    65,228
                                 ========


                                 REFERENCE   PRO FORMA
                                 (NOTE 4)    COMBINED
                                 ---------   ---------
Net sales......................              $593,376
Cost of sales..................   (V)         189,886
                                    ---
Gross profit...................               403,490
Operating expenses:
  Research and development
    expenses...................                39,472
  Selling, general and
    administrative expenses....               144,287
  Amortization of purchased
    intangible assets..........   (V)          27,747
                                    ---
Total operating expenses.......               211,506
                                    ---
Operating income (loss)........               191,984
Interest expense...............   (W)         (45,645)
Interest and other income......                 5,499
                                    ---
Income (loss) before provision
  (benefit) for income taxes...               151,838
Provision (benefit) for income
  taxes........................   (X)          57,556
                                    ---
Net income (loss)..............              $ 94,282
                                             ========
Net income per share --basic...              $   1.48
                                             ========
Net income per
  share -- diluted.............              $   1.40
                                             ========
Shares used in per share
  calculation -- basic.........                63,511
                                             ========
Shares used in per share
  calculation -- diluted.......                67,273
                                             ========

      The accompanying notes to the unaudited pro forma condensed combined balance sheet are an integral part of this statement.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1 -- WORLD MEDICAL MERGER

     The unaudited pro forma condensed consolidated financial statements reflect the conversion of all of the outstanding shares of World Medical Common Stock into approximately 1,691,578 shares of AVE's common stock pursuant to the Merger. This calculation is based on World Medical's capitalization at June 30, 1998 and assumes an Applicable Fraction of 1.1355 and the cashless exercise of the Vector Warrant which will occur at or prior to the Effective Time, based upon an assumed market price of $34.14 for one share of World Medical Common Stock. The following table illustrates this calculation:

World Medical outstanding shares........................            1,474,240
Applicable fraction.....................................               1.1355
                                                                    ---------
Number of shares........................................            1,674,000

Vector warrant..........................................  25,000
Cashless exercise of warrant............................  (9,520)
                                                          ------
Shares to be issued upon cashless exercise..............  15,480
Applicable fraction.....................................  1.1355
                                                          ------
Number of shares........................................               17,578
                                                                    ---------
                                                                    1,691,578
                                                                    ---------

     In the cashless exercise, the Vector Warrant is exchanged for a number of shares of World Medical Common Stock equal to the value of the warrant (in the excess of the value per share over the excess price per share of the warrant).

     Certain options and warrants to purchase approximately 407,550 shares of World Medical common stock will be assumed by AVE pursuant to the Merger and converted into options to purchase approximately 462,773 shares of AVE common stock. The total cost of the proposed Merger is estimated to be approximately $64 million, including the fair value of the Holdback Shares and estimated AVE transaction costs of $2 million, primarily financial advisory, legal and accounting fees.

     Based upon a valuation by management of tangible and intangible assets, AVE has allocated the total cost of the merger to the net assets of World Medical at June 30, 1998. For accounting purposes, the value assigned to the net assets acquired of World Medical exceeded the acquisition cost of $64 million (including transaction costs). In accordance with paragraph 91 of APB No. 16, an allocation of this negative goodwill was performed to reduce the values assigned to the noncurrent assets. The acquisition cost was allocated as follows:

                                                   ESTIMATED     ALLOCATED    DEFERRED       AS
                                                   FAIR VALUE      VALUE       TAXES      REPORTED
                                                   ----------    ---------    --------    --------
Current assets acquired..........................   $  2,877      $ 2,877     $     --    $  2,877
Non-current deferred tax asset...................      1,031        1,031           --       1,031
Other non-current assets.........................        140          140           --         140
Property, plant and equipment....................        600          351           --         351
In-process research and development..............     71,200       41,642           --      41,642
Developed technology.............................     35,800       20,938       12,296      33,234
Other intangibles................................      3,500        2,047        1,202       3,249
Liabilities assumed (including World Medical
  transaction costs and other obligations due
  upon the close of the Merger)..................     (5,026)      (5,026)          --      (5,026)
Deferred income tax liability....................         --           --      (13,498)    (13,498)
                                                    --------      -------     --------    --------
                                                    $110,172      $64,000     $     --    $ 64,000
                                                    ========      =======     ========    ========

     Pursuant to Regulation S-X, the in-process research and development has been written off against the combined retained earnings and has not been reflected in the pro forma condensed combined statements of operations. The developed technology and other intangibles will be amortized over lives ranging from 3 to 15 years.

NOTE 2 -- PRO FORMA ADJUSTMENTS -- WORLD MEDICAL

     The unaudited pro forma condensed combined balance sheet includes the adjustments necessary to give effect to the Merger as if it had occurred on June 30, 1998 and to reflect the allocation of the proposed acquisition cost to the fair value of tangible and intangible assets acquired and liabilities assumed as noted above, including the charge to retained earnings for in-process technology acquired and the elimination of World Medical's equity accounts. Adjustments included in the pro forma condensed consolidated balance sheet are summarized as follows (in thousands):

     (A) Valuation of inventories and deferred tax asset (relating to World Medical's net operating loss carryforwards) of approximately $1,796;

     (B) Proportional allocation of excess appraised value of assets acquired to property plant and equipment of $249;

     (C)   Valuation of developed technology of approximately $33,234;

     (D) Valuation of covenant not to compete, assembled work force and other intangible assets of approximately $3,249;

     (E) Accrual of transaction related costs of approximately $2,000 for AVE and $1,500 for World Medical;

     (F) Accrual for distributor termination fee payable and a license fee payable which become due upon closing of the Merger of $2,450;

     (G) Recognition of deferred tax liability for the difference between the financial reporting and tax bases of purchased intangible assets of approximately $13,498;

     (H) Elimination of the World Medical equity accounts and related party note payable of $500;

     (I) Issuance of AVE common stock, $0.001 par value, and options and warrants to purchase common stock, as discussed in Note 1. The value of the AVE common stock is equal to the product of 1,691,578 shares multiplied by approximately $29.575 per share, while the options have been assigned a value of approximately $11.1 million; and

     (J)   Charge to operations for in-process technology of approximately
           $41,642:

     Adjustments included in the pro forma condensed combined statement of operations are summarized as follows (in thousands):

     (K)   Amortization of developed technology of $2,216;

     (L) Amortization of covenant not to compete, assembled workforce and other intangible assets of $664;

     (M) Reversal of deferred tax liability related to the amortization of intangible assets and the tax benefit resulting from World Medical's losses at the federal statutory rate of $1,812.

NOTE 3 -- ACQUISITION OF BARD CATH LAB BUSINESS

     The unaudited pro forma condensed combined financial statements give effect to the acquisition of the Bard Cath Lab business. The transaction is structured as an acquisition of the assets and certain liabilities of Bard related to, and the acquisition of stock of certain subsidiaries of Bard engaged in the coronary catheter lab business and is to be accounted for as a purchase. Pursuant to the agreement, the Company did not acquire any cash or accounts receivable of the Bard Cath Lab business except for the trade accounts receivable of certain subsidiaries of Bard. The purchase price is $550 million plus 95% of accounts receivable of the subsidiaries (after deducting the allowance for doubtful account), subject to adjustment based upon the closing statement of net assets available to be sold.

     The Bard Cath Lab business statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in filings pursuant to the Securities Act of

1933 and Securities Exchange Act of 1934 of Arterial Vascular Engineering, Inc.
(AVE) and are not intended to be a complete presentation of the C. R. Bard, Inc.
(Bard) Cardiology Division -- Coronary Catheter Lab Products' financial statements in accordance with generally accepted accounting principles. Significant expenses are incurred on a Bard corporate-wide basis and benefit multiple Bard product groups and any allocation of such expenses would be arbitrary and potentially misleading. Bard did not prepare financial statements which were intended to report a complete presentation of financial position, results of operations or cash flows of Coronary Catheter Lab Products in accordance with generally accepted accounting principles. Accordingly, the statements of net revenues and certain expenses do not purport to present the full operations of Bard Cardiology Division -- Coronary Catheter Lab Products that would have resulted if it had operated as an independent company.

     The assets and liabilities associated with the Coronary Catheter Lab Products are components of Bard's Cardiology Division and various Bard international business centers. Separate Coronary Catheter Lab Products specific asset and liability accounts are not maintained. Similarly, the operations associated with the product lines are integrated into the Bard Cardiology Division and various Bard international business centers. Foreign subsidiaries sell numerous Bard products. In addition, various international administrative groups including human resources, finance, customer service and administration support numerous Bard product lines and divisions and were not sold as part of the transaction and thus, their costs have been excluded from the accompanying statements of net revenues and certain expenses.

     Based upon a preliminary valuation of tangible and intangible assets, AVE has allocated the total cost of the acquisition to the net assets acquired of the Bard Cath Lab at June 30, 1998 as follows (in thousands):

Tangible net assets.........................................  $101,100
In-process research and development.........................    97,700
Developed technology........................................    73,200
Goodwill....................................................   324,800
Assembled workforce.........................................    16,200
Payable to Board for acquired accounts receivable...........   (16,100)
Liabilities assumed (including the Bard Cath Lab transaction costs and other obligations due related to the
  acquisition)..............................................   (46,900)
                                                              --------
                                                              $550,000
                                                              ========

     Pursuant to Regulation S-X, the in-process research and development has been written off against the combined retained earnings and has not been reflected in the pro forma combined statements of operations. The developed technology, goodwill and other intangible assets will be amortized over lives ranging from 3 to 15 years.

NOTE 4 -- PRO FORMA ADJUSTMENTS -- BARD CATH LAB BUSINESS

     The unaudited pro forma condensed combined financial statements include the adjustments necessary to give effect to the acquisition as if it had occurred on June 30, 1998 and to reflect the allocation of the proposed acquisition cost to the fair value of tangible and intangible assets acquired and liabilities assumed, including the charge to retained earnings for in-process technology acquired and the elimination of the Bard Cath Lab's equity account. Adjustments included in the pro forma combined balance sheet are summarized as follows (in thousands):

     (N) Valuation of developed technology, and core technology of approximately $73,200;

     (O) Valuation of excess of purchase price over fair value of acquired assets of approximately $324,800;

     (P)   Valuation of assembled work force of approximately $16,200;

     (Q)   Deferred debt issuance costs of $12,000;

     (R) Accrual for transaction related costs of approximately $18,000 (including $12,000 of debt issuance costs); accrual for severance related costs for employees of the acquired Bard Cath Lab that will not continue after the acquisition of approximately $8,600 and a payable to Bard of approximately $16,100 for the acquisition of trade accounts receivable;

     (S) The Company has entered into a bank credit agreement to finance the acquisition comprised of a $200 million five-year term loan which has principal amounts of $7.5 million due within one year; and $350 million six-year term loan which has principal amounts of $2.6 million due within one year.

     (T)   Charge to operations for in-process technology of approximately
           $97,700;

     (U)   Elimination of the Bard Cath Lab net assets account.

     Adjustments included in the unaudited pro forma combined statements of operations are summarized as follows:

     (V) Amortization of developed technology of approximately $12,398 and of other acquired intangible assets including goodwill of $27,053;

     (W) Interest expense of approximately $45,645 on the $550 million bank credit agreement including amortization of debt issuance costs;

     (X) Income tax benefit related to the Bard Cath Lab net income plus the amortization of intangible assets using an effective tax rate of 40%.

     As described further on page F-26, Bard acquired Milu S.A. and X-Trode S.r.l. in a transaction which included future milestone payments. Bard has contractually agreed to record an obligation related to these milestone obligations of approximately $9 million in the closing statement of assets to be sold as of October 1, 1998. The purchase agreement between the Company and Bard requires an adjustment upward or downward by the amount by which the net book value together with a percentage of certain trade accounts receivable exceeds or is less than a predetermined amount. Because the recording of this obligation at closing will result in a reduction of net worth and of the purchase price by the amount of the obligation, no adjustment has been reflected in the pro forma financial information.

NOTE 5

     The pro forma condensed combined statements of operations includes the adjustments necessary to give effect to the transactions as if they had occurred on July 1, 1997. Adjustments consist of the amortization of acquired intangible assets using the following preliminary estimated useful lives:

                                                  AMORTIZATION EXPENSE
                                             ------------------------------
                                             WORLD MEDICAL    BARD CATH LAB
                                             -------------    -------------
Goodwill...................      15 years       $   --           $21,653
Developed technology.......  5 - 15 years        2,216            12,398
Assembled workforce........       3 years          402             5,400
Trademarks.................       7 years          106                --
Covenant not to compete....       7 years          186                --
                                                ------           -------
                                                $2,910           $39,451
                                                ======           =======

     The above estimated amortization periods of the acquired intangible assets are based on a preliminary assessment of the useful lives of the assets and are subject to revision upon completion of a detailed analysis.

NOTE 6

     Pro forma basic net income per share amount for the year ended June 30, 1998 is based upon the historical weighted average number of AVE common shares outstanding adjusted to reflect the issuance, as of July 1, 1997, of approximately 1,522,000 shares of AVE common stock, which amount excludes the contingently issuable Holdback Shares in accordance with SFAS No. 128. Pro forma diluted net income per share amounts for the year ended June 30, 1998 are based upon shares used in the calculation of pro forma basic net income per share plus
(i) the Holdback Shares (totaling approximately 169,000 shares), (ii) the dilutive effect, calculated using the treasury stock method, of options and warrants to purchase approximately 407,550 shares of World Medical common stock which will be assumed by AVE pursuant to the Merger and converted into options or warrants to purchase approximately 462,773 shares of AVE common stock, and
(iii) the dilutive effect of AVE's stock options and other dilutive securities.

                           BUSINESS OF WORLD MEDICAL

     World Medical designs, develops, manufactures and markets endovascular devices for diagnosing, monitoring and treating patients with cardiovascular disease. Substantially all of World Medical's products and products in development are a result of World Medical's core competencies in multi-lumen balloon catheters and nitinol technology. World Medical currently has three primary product lines: the Talent catheter-delivered stent graft system; cardiovascular catheters; and customized catheters. World Medical also has a number of other products in the research phase.

     World Medical has developed the Talent System, which is a proprietary catheter-based stent graft system for the repair of aneurysms, including abdominal aortic aneurysms ("AAAs") as well as aneurysms located in the thoracic aorta and the iliac arteries. World Medical's Talent System represents an endovascular approach for the repair of AAAs and other aneurysms, thereby offering an alternative to open abdominal surgery. World Medical has developed a straight configuration and a bifurcated configuration of the Talent System. The straight configuration is used to treat AAAs in patients that have sufficient non-aneurysmal vessel wall above the natural aortic bifurcation to allow for placement of the stent graft and is also used to treat thoracic aortic aneurysms and aneurysms located in the iliac arteries, while the bifurcated configuration is designed to treat AAAs that are generally more advanced. The first human implant of a Talent device occurred in December 1995, and since then, Talent devices have been implanted in approximately 2,000 patients. The Talent System is currently being sold in selected countries outside the United States and is in clinical trials in the United States. In April 1998, World Medical received the right to affix CE marking to the Talent System, allowing that product to continue to be sold in the European Economic Area and Switzerland after June 14, 1998. World Medical had previously received ISO 9001 and EN 46001 certification with respect to the Talent System.

     In the United States, World Medical has filed and received approval of an Investigational Device Exemption from the FDA. World Medical has completed a Phase I feasibility study with the bifurcated Talent System to treat AAAs in patients who are deemed to be poor candidates for AAA open surgery. Following the clinical results of the Phase I feasibility study, World Medical was approved in February 1998 by the FDA to commence a Phase II feasibility study for the bifurcated Talent System to treat AAAs in patients who are deemed to be poor candidates for AAA open surgery. World Medical has applied to the FDA and received approval as of July 1998 to commence a Phase II feasibility study for the bifurcated Talent System in low risk patients. World Medical believes that the Talent System will be subject to regulatory clearance through the FDA's PMA regulations. After completing the Phase II feasibility study and assuming satisfactory clinical results, World Medical intends to submit a PMA application to the FDA. World Medical has also received Phase II approval to commence a clinical study on high risk patients for straight and aortoiliac Talent Systems. In June 1998, World Medical received approval from the FDA to commence a Phase I feasibility study for the thoracic Talent system in high risk patients. World Medical expects to incur significant costs to achieve compliance with FDA and other regulatory requirements. Failure to achieve compliance would have a material adverse effect on World Medical's business, financial condition and results of operations.

     In addition to the Talent System, World Medical has developed and is marketing the Poly-Cath(TM) line of cardiovascular catheters for diagnostic applications. This line of catheters is comprised of the Poly-Cath thermodilution catheter, the Poly-Cath angiographic catheter and the Poly-Cath wedge pressure catheter. World Medical's Poly-Cath thermodilution catheters are used to monitor pressures within the heart as well as to measure cardiac output readings. FDA clearance was received in April 1990 for World Medical's Poly-Cath thermodilution catheters. World Medical's Poly-Cath angiographic catheters are used to inject contrast media to a particular site in the vascular system for fluoroscopic observation. World Medical received FDA clearance for its Poly-Cath angiographic catheters in August 1992. World Medical's Poly-Cath wedge pressure catheters monitor pressures within the heart, but differ from World Medical's thermodilution catheters in that they do not incorporate a thermistor, and therefore, cannot be used to measure cardiac output or blood temperature. World Medical received FDA clearance in April 1990 for its Poly-Cath wedge pressure catheters.

     World Medical also provides custom catheter manufacturing services for medical device companies that do not have the experience with multi-lumen catheters and low pressure, polyurethane balloons. World Medical believes that these catheters are particularly well-suited for localized drug delivery systems. In addition, World Medical provides contract manufacturing services for research and development projects, pre-production orders and full production quantities.

     World Medical is researching several new cardiovascular products, including: an intervascular lung membrane catheter designed to treat patients with potential fatal acute respiratory distress syndrome and advanced pneumonia; Pro-Cell(TM), a protruding needle localized delivery catheter designed to provide precise control for the delivery of substances (e.g., cells, drugs, radiation capsules, oxygen and nitric oxide) beneath the inner wall of a blood vessel; Coil-Rad(TM), a beta radiation emitting agent coated stent made of a shape memory nitinol alloy designed to irradiate diseased blood vessels following angioplasty, atheroctomy, or post stenting to prevent restenosis; No-Graft(TM), an endovascular device designed to fill aneurysms with a mixture of glues, growth factors, cells, radiopaque agents and other thrombogenic agents; and Center-Rad(TM), a catheter-based balloon delivery system that allows for precise deployment of radiation therapy within the diseased blood vessel. There can be no assurance that World Medical's research, including its research in connection with the products described herein, will conclude successfully, that viable products will result, or if products do result, that such products will be commercially successful.

     World Medical holds nine issued United States patents, has filed four pending United States patent applications and has filed counterpart patent applications currently pending in various foreign countries. Issued patents and pending patent applications cover fundamental aspects of World Medical technology, including polyurethane balloon technology, nitinol technology, the design of the Talent stent graft, including the ability to conform to vessel wall size and configuration, and drug delivery technology. There can be no assurance that patents applied for will be issued to World Medical, and if issued, that patents will provide adequate protection.

     World Medical markets the Talent System overseas through independent distributors. World Medical has established an independent distributor network in over 20 countries, including the major markets in Europe, as well as, Australia, Japan, Canada, and the Middle East. World Medical currently sells its Poly-Cath catheters in 65 countries, either under its own brand name or under another manufacturer's label, through a network of distributors.

                    SELECTED FINANCIAL DATA OF WORLD MEDICAL

     The following selected financial data at December 31, 1995, 1996, and 1997 for the years then ended are derived from the consolidated financial statements of World Medical Manufacturing, Inc. which have been audited by Ernst & Young LLP, independent auditors. The following selected financial data for the years ended December 31, 1993 and 1994 are derived from unaudited consolidated financial statements. The selected financial data as of June 30, 1998 and for the six months ended June 30, 1997 and 1998 are derived from unaudited consolidated financial statements that have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial condition at such date and the results of operations for such periods. The historical results for such periods are not necessarily indicative of the results of operations to be expected for any future period. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements, related notes, and other financial information included herein.

                                                                                       SIX MONTHS
                                             YEAR ENDED DECEMBER 31,                 ENDED JUNE 30,
                                -------------------------------------------------   ----------------
                                 1993      1994      1995       1996       1997      1997     1998
                                -------   -------   -------   --------   --------   ------   -------
                                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Net sales.....................  $  990    $1,146    $1,123    $ 2,060    $ 4,203    $1,711   $ 3,239
Cost of sales.................     656       796       920      1,455    $ 2,456     1,041     1,667
                                ------    ------    ------    -------    -------    ------   -------
Gross profit..................     335       349       203        605      1,747       670     1,572
Operating costs and expenses:
  Research and development....       0        62       183        822      1,519       681     1,257
  Selling, general and
     administrative...........     345       301       364      1,620      1,950       787     1,529
                                ------    ------    ------    -------    -------    ------   -------
Total operating costs and
  expenses....................     345       363       547      2,442      3,469     1,468     2,786
                                ------    ------    ------    -------    -------    ------   -------
Loss from operations..........     (11)      (14)     (343)    (1,836)    (1,722)     (798)   (1,214)
Interest income (expense).....      (7)      (12)      (15)        (2)        25         2        12
                                ------    ------    ------    -------    -------    ------   -------
Net loss......................  $  (18)   $  (26)   $ (358)   $(1,839)   $(1,697)   $ (796)  $(1,202)
                                ======    ======    ======    =======    =======    ======   =======
Basic and diluted net loss per
  common share................  $(0.02)   $(0.03)   $(0.40)   $ (1.74)   $ (1.28)   $(0.65)  $ (0.82)
Weighted average number of
  common shares outstanding...     816       848       892      1,056      1,324     1,225     1,469

                                                  DECEMBER 31,                        JUNE 30,
                                 -----------------------------------------------    -------------
                                 1993     1994      1995       1996       1997          1998
                                 -----    -----    -------    -------    -------    -------------
                                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
CONSOLIDATED BALANCE SHEET
  DATA:
Cash, cash equivalents and
  short-term investments.......  $  42    $  21    $    --    $   152    $ 1,416       $   263
Working capital (deficit)......     47       15        (41)      (289)     2,316         1,030
Total assets...................    389      375        365        959      3,361         2,852
Total liabilities..............    289      289        365      1,135        568         1,076
Accumulated deficit............   (389)    (468)    (1,152)    (2,990)    (4,687)       (5,889)
Total shareholders' equity.....    100       86         --       (177)     2,793         1,776

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

HISTORY AND OVERVIEW

     Since its inception in 1988, World Medical has focused its efforts on the design, development, manufacture and marketing of endovascular devices for diagnosing, monitoring and treating patients with cardiovascular disease. All of World Medical's products and products in development are a result of World Medical's core competencies in multi-lumen balloon catheters and nitinol technology. World Medical currently has three primary product lines: the Talent System; cardiovascular catheters; and customized catheters. World Medical also has a number of other products in the research phase. To date, World Medical's revenues have been derived from: (i) the sale of cardiovascular catheters to distributors worldwide; (ii) the sale of customized catheters on an OEM basis to several major medical device companies; (iii) the sale of Talent System devices to distributors outside the United States; and (iv) reimbursement of costs for Talent System devices used in United States clinical trials and compassionate-use cases. World Medical has incurred operating losses in each of the last three years of operation, including net losses of approximately $358,000, $1.8 million, $1.7 million and $1.2 million in 1995, 1996, 1997 and the six months ended June 30, 1998, respectively, and as of June 30, 1998 had an accumulated deficit of approximately $5.9 million.

     During 1997 and through June 30, 1998, World Medical has increased significantly the scope of its operations in order to accommodate the continued development of the Talent System. In particular, World Medical has added personnel to its research, development, regulatory, manufacturing and marketing areas and expanded its leased facilities. World Medical expects operating expenses to continue to increase significantly as it expands its clinical trials and builds the infrastructure necessary to continue to commercialize its technology.

     World Medical expects that results of operations will fluctuate significantly from quarter to quarter and will depend upon, among other factors: actions relating to foreign and domestic regulatory and reimbursement matters; the extent to which World Medical products gain market acceptance; the rate at which World Medical establishes its international distribution network; the progress of clinical trials; and introduction of competing products or alternative treatments for AAAs.

RESULTS OF OPERATIONS

  Six Months Ended June 30, 1997 and 1998

     Net sales increased from approximately $1.7 million for the six months ended June 30, 1997 to approximately $3.2 million for the six months ended June 30, 1998. The overall increase in net sales was primarily due to an increase in sales of the Talent System.

     Gross profit increased 134.6% from approximately $670,000 in the six months ended June 30, 1997 to approximately $1.6 million in the six months ended June 30, 1998. Gross margins were 39.2% in the six months ended June 30, 1997 and 48.5% in the six months ended June 30, 1998. The increase in gross margins was primarily due to an increase in sales of the Talent System. Research and development expenses consist primarily of compensation and other expenses related to research and development personnel, overhead costs and costs associated with preclinical and clinical testing and testing of World Medical's product candidates, particularly the Talent System. Research and development expenses increased from approximately $681,000 for the six months ended June 30, 1997 to approximately $1.3 million for the six months ended June 30, 1998. The increase in research and development expenses were primarily due to increased product development costs associated with the Talent System, including those relating to design validation, animal testing, regulatory requirements, clinical trials and patent registration and acquisition costs.

     Selling, general and administrative expenses include personnel and related overhead costs for sales, marketing, finance, human resources and general management. Selling, general and administrative expenses increased from approximately $787,000 for the six months ended June 30, 1997 to approximately $1.5 million for the six months ended June 30, 1998. The increase in selling, general and administrative expenses was primarily due to the added marketing expenses associated with commercializing and distributing the Talent System.

     Interest income increased to $16,000 for the six months ended June 30, 1998 from $6,000 for the six months ended June 30, 1997. The increase in interest income was primarily due to an increase in interest earned on cash balances. Interest expense remained consistent at approximately $4,000 for the six months ended June 30, 1998 and 1997.

  Fiscal Years ended December 31, 1996 and 1997

     Net sales increased from approximately $2.1 million in 1996 to approximately $4.2 million in 1997. The increase in net sales was due to the increased sales growth in the Talent System.

     Gross profit increased 188.6% from approximately $605,000 in 1996 to approximately $1.7 million in 1997. Gross margins were 29.4% in 1996 and 41.6% in 1997. The increase in gross margins is largely the result of higher margins attributable to increased sales of the Talent System.

     Research and development expenses increased from approximately $821,000 in 1996 to approximately $1.5 million in 1997. The growth in research and development expenses was primarily due to increased product development costs associated with the Talent System, including design validation, animal testing, regulatory requirements, clinical costs and patent registration and acquisition costs.

     Selling, general and administrative expenses increased from approximately $1.6 million in 1996 to approximately $2.0 million in 1997. This increase was primarily due to the added marketing expenses associated with commercializing and distributing the Talent System.

     Interest income was $39,000 in 1997 and $14,000 in 1996 as a result of interest earned on cash balances. Interest expense decreased to $13,000 in 1997 from $16,000 in 1996. The decrease in interest expense in 1997 was primarily due to the termination of the World Medical line of credit.

     At December 31, 1997, World Medical had net operating loss carryforwards for federal income tax purposes of approximately $3.1 million, which will expire at various dates through 2012. The Tax Reform Act of 1986 contains provisions that may limit the net operating loss carryforwards available to be used in any given year should certain events occur, including additional sales of equity securities and other changes in ownership. Such events could limit the eventual tax utilization of these carryforwards.

LIQUIDITY AND CAPITAL RESOURCES

     World Medical has financed its operations since incorporation through private placements of World Medical Common Stock. Through December 31, 1997, World Medical had raised approximately $6.9 million from the sale of World Medical Common Stock and certain other equity securities, including approximately $1.8 million raised between May 1995 and September 1996, approximately $977,000 raised in February 1997 and approximately $3.1 million raised in August 1997. As of December 31, 1997, World Medical had cash and cash equivalents of approximately $1.4 million.

     World Medical utilized cash in operating activities of approximately $1.3 million and approximately $1.9 million in 1996 and 1997, respectively. The cash used for operations was primarily to fund research and development and to finance working capital needs. World Medical expects that substantial additional cash will be used to fund operating activities until it achieves significant commercial sales of the Talent System, which is dependent on a number of factors, including market acceptance, regulatory approval, product performance and competitive environment.

     World Medical anticipates that it will need to raise additional capital to fund operations over the next twelve months. World Medical's longer-term prospects are highly dependent on successful development and marketing of the Talent System, timely receipt of regulatory approvals and market acceptance of World Medical products.

     World Medical's cash requirements may vary materially from those now planned due to the results of research, development, and clinical testing, the timing of regulatory submissions and the FDA regulatory process, the development of commercial-scale manufacturing capability, the development of sales, marketing and distribution capabilities, and other factors. World Medical may be required to seek additional funds through additional equity or debt financings or through other arrangements.

              WORLD MEDICAL STOCK, OPTIONS, WARRANTS AND DIVIDENDS

     World Medical is a privately held company; there is no public market for its stock. The following is a brief description of the principal terms applicable to the authorized shares of World Medical Common Stock and Preferred Stock, the Vector Warrant, World Medical's stock option plan, and a brief description of World Medical's dividend policy.

COMMON STOCK

     As of the Record Date, World Medical had 10,000,000 shares of Common Stock authorized for issuance, of which 1,474,240 were issued and outstanding and held by approximately 96 stockholders. Each share of World Medical Common Stock is entitled to pro rata distribution upon liquidation and to one vote on all matters submitted to a vote of the stockholders. Dividends may be paid to the holders of World Medical Common Stock when and if declared by the Board of Directors out of funds legally available therefore. Holders of World Medical Common Stock have no preemptive or similar rights. The outstanding shares of World Medical Common Stock are fully paid and nonassessable.

     Shares of World Medical Common Stock have non-cumulative voting rights, which means that the holders of more than fifty percent (50%) of the shares voting can elect all the directors if they so choose, and in such event, the holders of the remaining shares cannot elect any directors.

PREFERRED STOCK

     World Medical's Articles of Incorporation authorize 1,000,000 shares of Preferred Stock, of which none has been issued. The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences, and the number of shares constituting any series or the designation of such series, without further vote or action by the shareholders.

STOCK OPTIONS PLAN

     In April 1996, the shareholders approved World Medical's 1996 Stock Option Plan (the "World Medical Plan"), under which 1,000,000 shares of Common Stock were reserved for issuance upon exercise of options to be granted to employees, officers, consultants and directors of World Medical. As of the Record Date, there were 407,550 shares reserved for the exercise of outstanding options. The World Medical Plan is administered by the Board of Directors, which has the power to grant options pursuant to the World Medical Plan. Subject to the terms of the World Medical Plan, the Board of Directors has the authority in its discretion to determine the employees to whom options shall be granted, the option period, the option price, the shares of World Medical Common Stock subject to the option, and such other terms and conditions under which the option may be exercised. Subject to the terms of the World Medical Plan, the Board of Directors also has the authority to make any interpretation with respect to an option and the World Medical Plan, to prescribe, amend and rescind rules and regulations relating to the World Medical Plan, to determine the terms and provisions not specified in or incorporated with the World Medical Plan to be included in the respective option (which need not be uniform), and to make all other determinations necessary or advisable for administering the World Medical Plan. The Board of Directors may correct any defect or supply any omission or reconcile any inconsistency in the World Medical Plan or in any option in the manner and to the extent that it shall deem expedient to carry into effect the purposes of the World Medical Plan, and any determination made in connection with the World Medical Plan shall be final and conclusive.

     In the event of a merger, consolidation, reverse merger or reorganization, options outstanding under the World Medical Plan will automatically become fully vested.

WARRANT

     World Medical has granted the Vector Warrant to purchase a total of 25,000 shares of World Medical Common Stock at an exercise price of $13.00 per share. The Vector Warrant expires in July 2002. The Vector Warrant provides for customary anti-dilution provisions in the event of certain mergers, consolidations, reorganizations, recapitalizations, stock dividends, stock splits and other changes in World Medical's capital structure. The holder of the Warrant is entitled to certain "piggy-back" registration rights. Vector has agreed to exercise the Warrant on a cashless basis at or prior to the Effective Time.

DIVIDEND POLICY

     To date, World Medical has not paid any cash dividends on shares of its Common Stock. World Medical's Board of Directors anticipates that for the foreseeable future World Medical's earnings, if any, will be retained for use in the business and no cash dividends will be paid on World Medical Common Stock.

                          MANAGEMENT OF WORLD MEDICAL

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information with respect to the current executive officers or directors of World Medical who will serve as an executive officer or director of World Medical or AVE after the Merger (the "Continuing Executives"):

         NAME           AGE                         POSITION
         ----           ---                         --------
Howard J. Leonhardt...  36     President, Chief Executive Officer and Director
Simon J. Fuger........  46     Executive Vice President, Finance, Chief Financial
                               Officer and Director
Richard Spencer.......  62     Executive Vice President, Chief Operating Officer
                               and Director
Jeff Elkins...........  34     Vice President, Operations and Chief Technical
                               Officer
Trevor Greenan........  31     Vice President, Research and Development
Brenda L.               34     Vice President, Administration and Director
  Leonhardt ..........
Todd F. Davenport.....  48     Director

     Howard J. Leonhardt is a founder of World Medical and has served as Chief Executive Officer since February 1997 and as President and a Director since August 1988. Mr. Leonhardt has over 15 years of experience in medical device technology and sales. He was formerly Vice President of Exim International, Export Sales Manager of American General Medical Corporation, and director of East Hemisphere Sales for I.M.A. Medical Group. Mr. Leonhardt is the husband of Brenda L. Leonhardt, the Vice President of Administration and a Director of World Medical.

     Simon J. Fuger has served as Executive Vice President of Finance, and since January 1996 as Chief Financial Officer and as a Director since November 1996. From September 1994 to January 1996, he served as a consultant to World Medical. In August 1980, Mr. Fuger was a founder and from November 1980 to February 1994 held various positions at, Cardiac Control Systems, Inc. ("Cardiac Control"), most recently as Chairman and Chief Executive Officer. From November 1980 to May 1988 he served as Chief Financial Officer and Executive Vice President of Cardiac Control. Prior to that, Mr. Fuger was a Vice President at Kidder Peabody & Co.

     Richard Spencer is a founder of World Medical and served as a director until October 1993. He was re-appointed to the Board of Directors in November 1996. Mr. Spencer has served as Executive Vice President, Sales and Marketing, since January 1996 and as Chief Operating Officer since February 1997. From July 1987 to April 1995, he was President, Chief Executive Officer and Chairman of Unimed International Corporation, from March 1982 to June 1987, he held various positions with Cordis Corporation ("Cordis"), including President, Marketing Division, Corporate Vice President, Sales and Marketing, and a member of the Executive Committee of Cordis. From September 1969 to January 1982, he was Vice President of Marketing of Cordis-Dow, a joint venture of Cordis and The Dow Chemical Company. From September 1967 to August 1969, Mr. Spencer was Sales Manager of Sarns Inc., a unit of Minnesota Mining and Manufacturing Company.

     Jeff Elkins has served as Chief Technical Officer since April 1998, and previously served as Vice President of Operations from January 1997 to April 1998. From May 1994 to January 1997 he served as Senior Manager of Operations for Cordis Endovascular Systems, a division of Cordis and from January 1991 to May 1994 Mr. Elkins was Manager of Manufacturing Operations for Haemonetics Corporation. Prior to that, he held various engineering and management positions at Cordis.

     Trevor Greenan has served as Vice President of Research and Development since September 1996 and as a Senior Engineer of production support and Research and Development Engineering since January 1991. Mr. Greenan was formerly with the Theratek Division of Cordis.

     Brenda L. Leonhardt has served as Vice President of Administration and as a director since February 1997. From August 1988 to February 1997, she served as Vice President, Controller. Ms. Leonhardt is the wife of Howard J. Leonhardt, the President and Chief Executive Officer and a director of World Medical.

     Todd F. Davenport has served as a director since September 1996. Mr. Davenport has been the President of Cardiant Medical Corporation, an independent distributor of medical products since May 1995. From August 1992 to March 1995, he was the President of St. Jude Medical International Division. From April 1990 to July 1992, Mr. Davenport was Vice President of Marketing and Sales of Baxter Edwards Critical Care Division. From March 1986 to March 1990, he was a Vice President of Abiomed.

EXECUTIVE COMPENSATION

     The following table sets forth information regarding compensation paid by World Medical for services rendered to World Medical during the fiscal year ended December 31, 1997 (the "Fiscal Year") by its Chief Executive Officer who is a Continuing Executive. No other Continuing Executive earned in excess of $100,000 during the Fiscal Year.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG TERM
                                                                            COMPENSATION
                                                                            ------------
                                                                               AWARDS
                                                               ANNUAL        SECURITIES
                                                            COMPENSATION     UNDERLYING
           NAME AND PRINCIPAL POSITION              YEAR       SALARY         OPTIONS
           ---------------------------              ----    ------------    ------------
Howard J. Leonhardt...............................  1997      $118,269        13,000(1)
President, Chief Executive Officer and Director

---------------
(1) Options granted in January 1997 as compensation for partial salary reduction in 1996.

     The following table sets forth information concerning options granted during the Fiscal Year to the Continuing Executive named in the preceding Summary Compensation Table.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                   NUMBER OF
                                  SECURITIES       % OF TOTAL OPTIONS
                                  UNDERLYING           GRANTED TO
                                    OPTIONS       EMPLOYEES IN FISCAL     EXERCISE PRICE
             NAME                GRANTED(#)(1)         YEAR(%)(2)           ($/SHARE)       EXPIRATION DATE
             ----                -------------    --------------------    --------------    ---------------
Howard J. Leonhardt ...........     13,000(3)              9                   5.00           01/02/2007

---------------
(1) The options will fully vest upon consummation of the Merger.

(2) Based upon 143,422 options granted in the Fiscal Year.

(3) Options granted in January 1997 as compensation for partial salary reduction in 1996.

     The following table sets forth information concerning the value of unexercised stock options at December 31, 1997 for the Continuing Executive named in the Summary Compensation Table.

              AGGREGATED OPTIONS EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                        NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                             SHARES       VALUE        UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS
                           ACQUIRED ON   REALIZED    OPTIONS AT FISCAL YEAR END           AT FISCAL YEAR END
          NAME             EXERCISE(#)    (1)($)    EXERCISABLE/UNEXERCISABLE(#)    EXERCISABLE/UNEXERCISABLE(2)($)
          ----             -----------   --------   ----------------------------   ---------------------------------
Howard J. Leonhardt......  0                0              57,444/22,222                    485,552/177,776

---------------
(1) Value of underlying securities on date of exercise (as determined by the Board of Directors), minus the exercise price.

(2) Value of underlying securities at December 31, 1997, the fiscal year end, as determined by the Board of Directors (for in-the-money options only), minus the exercise price.

COMPENSATION OF DIRECTORS

     No non-employee member of the Board of Directors receives cash compensation for either meetings attended personally or telephonically. Expenses associated with attending Board meetings are reimbursed, and the Board members may be granted non-qualified stock options pursuant to World Medical's 1996 Stock Option Plan. See "World Medical Stock, Options, Warrants and Dividends -- Stock Option Plans."

CERTAIN RELATIONSHIPS

     Distribution Agreement. In May 1995, World Medical entered into an exclusive distribution agreement (the "Distribution Agreement") with Todd F. Davenport, a director of World Medical, whereby World Medical granted Mr. Davenport the exclusive right to market, sell and distribute World Medical products in the states of Massachusetts, Rhode Island, Maine, New Hampshire, Vermont, Connecticut, New York, New Jersey and Pennsylvania for an initial term of ten years and Mr. Davenport agreed to apply his best efforts to purchase certain minimum quantities of World Medical products at agreed prices. In 1996, Mr. Davenport purchased products from World Medical in the amount of approximately $51,000, and in 1997, in the amount of approximately $272,000. Mr. Davenport did not receive payments from World Medical under the Distribution Agreement, except for reimbursement of certain nominal expenses. In connection with the Merger, the Mr. Davenport and World Medical mutually agreed to terminate the Distribution Agreement subject to the closing of the Merger. As consideration for such termination, World Medical will pay or cause the acquiring company or others to pay Mr. Davenport a termination payment of $1,850,000, payable to Mr. Davenport within seven days following the consummation of the Merger. In addition, for a period of one year thereafter, Mr. Davenport will serve as Vice President of Marketing Development of World Medical at an annual salary of $100,000. See also "-- Related Agreements."

     Option Grants. On August 22, 1996, certain executive officers were granted incentive stock options to purchase the following number of shares of World Medical Common Stock at an exercise price of $7.00 per share, with one-third
( 1/3rd) of the shares vesting on the grant date and one-third ( 1/3rd) of the shares vesting on each of the first and second anniversaries of the grant date and exercisable over ten years: Howard Leonhardt, 66,666 shares, Richard Spencer, 50,000 shares, Simon Fuger, 33,333 shares, Brenda Leonhardt, 30,000 shares, Trevor Greenan, 15,000 shares and Todd Davenport, 5,000 shares. On January 2, 1997, certain executive officers and directors of World Medical who had agreed in 1996 to accept, in lieu of cash compensation, the grant of incentive stock options to purchase shares of World Medical Common Stock, were granted the following number of shares at an exercise price of $5.00 per share, vesting at grant date and exercisable over ten years: Howard J. Leonhardt, 13,000 shares; Richard Spencer, 30,940 shares; Simon J. Fuger, 15,744 shares, and Brenda Leonhardt, 6,500 shares.

     Sales to Shareholders. Nippon Zeon Co., Ltd. ("Nippon Zeon"), a company owning 11.4 percent of the outstanding shares of World Medical Common Stock on June 30, 1998, has been a significant customer of

World Medical since 1996. In 1996, net sales to Nippon Zeon in the amount of approximately $654,000 accounted for approximately 31% of World Medical's total 1996 net sales. In 1997, net sales to Nippon Zeon in the amount of approximately $656,000 accounted for approximately 15% of World Medical's total 1997 net sales. In the first five months of 1998, Nippon Zeon made purchases from World Medical in the amount of approximately $340,000. The majority of Nippon Zeon's purchases from World Medical are of thermodilution catheters and wedge pressure catheters. Sales to Nippon Zeon are made on approximately the same price and other terms as sales to other customers of World Medical.

     Certain Loans. On June 5, 1998 World Medical executed a Secured Promissory
Note in favor of AVE, pursuant to which World Medical promised to pay AVE the principal amount of $500,000 in twelve equal monthly installments beginning on January 1, 1999, together with unpaid interest at the rate of 8.5%. Payment of the Note is secured by a security agreement providing for a first priority interest in the accounts receivable of World Medical in an amount not to exceed $500,000. On August 5, 1998, World Medical executed a Secured Revolving Credit
Note in favor of AVE, pursuant to which World Medical promised to pay the principal amount of $1,000,000, or such lesser principal sum outstanding on August 1, 1999, together with unpaid interest at the rate of 8.5%. Payment of the Note is secured by a security agreement providing for a first priority interest in the accounts receivable of World Medical in an amount not to exceed $1,000,000.

                      WORLD MEDICAL SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of World Medical's Common Stock as of November 2, 1998 held by (i) each person known to World Medical to be the beneficial owner of more than 5% of its outstanding shares of Common Stock, (ii) each director of World Medical, (iii) the Continuing Executive of World Medical named in the Summary Compensation Table, and (iv) all directors and executive officers of World Medical as a group. Except as otherwise indicated below, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, subject to community property laws, where applicable.

                                                                               PERCENTAGE
                                                                 SHARES        OF SHARES
                                                              BENEFICIALLY    BENEFICIALLY
            NAME AND ADDRESS OF BENEFICIAL OWNER                OWNED(1)         OWNED
            ------------------------------------              ------------    ------------
Howard J. Leonhardt(2)......................................     718,461          45.2%
  14601 Madison Place
  Davie, FL 33325
Brenda L. Leonhardt(3)......................................     718,461          45.2
  14601 Madison Place
  Davie, FL 33325
Nippon Zeon Co., Ltd.(4)....................................     168,194          11.4
  2-4-1 Shiba-Keon Minato-Ku
  Tokyo, Japan
Richard Spencer(5)..........................................     116,817           7.5
  3461 North 47th Avenue
  Hollywood, FL 33021
D. Theodore Berghorst(6)....................................     100,001           6.7
  12 Kent Road
  Winnetka, IL 60093
Simon J. Fuger(7)...........................................      57,504           3.8
Adam Sanford(8).............................................      22,000           1.5
Todd F. Davenport(9)........................................      19,000           1.3
Norman Dann(10).............................................      13,667         *
Robert Burns................................................           0         *
All directors and executive officers as a group (9
  persons)(11)..............................................   1,047,450          60.3

---------------
  * Represents beneficial ownership of less than one percent (1%) of the Common Stock.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Beneficial ownership also includes shares of stock subject to options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days of the date of this table. Percentage of beneficial ownership is based on 1,474,240 shares of Common Stock outstanding as of November 2, 1998.

 (2) Includes 79,666 shares issuable upon exercise of options exercisable within 60 days of November 2, 1998. Also includes 927 shares and 36,500 shares issuable upon exercise of options exercisable within 60 days of November 2, 1998, beneficially owned by Mr. Leonhardt's wife, with respect to which Mr. Leonhardt disclaims beneficial ownership.

 (3) Includes 36,500 shares issuable upon exercise of options exercisable within 60 days of November 2, 1998. Also includes 601,368 shares and 79,666 shares issuable upon options exercisable within 60 days of November 2, 1998 beneficially owned by Ms. Leonhardt's husband, with respect to which Ms. Leonhardt disclaims beneficial ownership.

 (4) Includes 18,194 shares owned by Zeon Medical Corp., a wholly owned subsidiary of Nippon Zeon Co., Ltd.

 (5) Includes 80,940 shares issuable upon exercise of options exercisable within 60 days of November 2, 1998.

 (6) Includes 41,667 shares owned by Vector and 25,000 shares issuable pursuant to warrants held by Vector. Mr. Berghorst, the Chairman and Chief Executive Officer of Vector, disclaims beneficial ownership of the securities of World Medical held by Vector except to the extent of his pro rata pecuniary interests therein.

 (7) Includes 49,077 shares issuable upon exercise of options exercisable within 60 days of November 2, 1998.

 (8) Includes 8,000 shares owned by Adam Spence Corporation, with respect to which Mr. Sanford is sole shareholder.

 (9) Includes 5,000 shares issuable upon exercise of options exercisable within 60 days of November 2, 1998.

(10) Includes 11,667 shares issuable upon exercise of options exercisable within 60 days of November 2, 1998.

(11) Includes 262,850 shares issuable upon exercise of options exercisable within 60 days of November 2, 1998 and 25,000 shares issuable pursuant to warrants.

                  COMPARISON OF RIGHTS OF STOCKHOLDERS OF AVE
                       AND SHAREHOLDERS OF WORLD MEDICAL

     AVE is incorporated in the State of Delaware, and World Medical is incorporated in the State of Florida. Pursuant to the Merger, Sub will be merged with and into World Medical and World Medical will continue to be governed by the Florida Act. AVE will continue to be governed by Delaware Law following the Merger. The rights of AVE's stockholders are governed by its Amended and Restated Certificate of Incorporation, as amended, (as so amended, the "AVE Certificate of Incorporation") its Bylaws (the "AVE Bylaws") and Delaware Law. The rights of World Medical's shareholders are governed by its Articles of Incorporation (the "World Medical Articles of Incorporation"), its Bylaws (the "World Medical Bylaws") and the Florida Act. After the effective time of the Merger, the rights of World Medical shareholders who become AVE stockholders will be governed by the AVE Certificate of Incorporation, the AVE Bylaws and Delaware Law. The following is a summary comparison of material differences between the rights of AVE stockholders under Delaware Law and its Certificate of Incorporation and the AVE Bylaws and the rights of World Medical shareholders under Florida Act and the World Medical Articles of Incorporation and the World Medical Bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to the corporate statutes of Delaware and Florida, and the corporate charters and bylaws of AVE and World Medical.

     Cumulative Voting. In an election of directors under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A stockholder may then cast all such votes for a single candidate or may allocate them among as many candidates as the stockholder may choose (up to the number of directors to be elected). Without cumulative voting, the holders of a majority of the shares present at an annual meeting or any special meeting held to elect directors would have the power to elect all the directors to be elected at that meeting, and no person could be elected without the support of holders of a majority of the shares voting at such meeting.

     Under the Delaware Law, cumulative voting in the election of directors is not mandatory. AVE's Certificate of Incorporation does not provide for cumulative voting. Under the Florida Act, cumulative voting in the election of directors is not mandatory. The World Medical Articles of Incorporation do not provide for cumulative voting.

     Shareholder Power to Call Special Shareholders Meeting. Under Delaware Law, a special meeting of stockholders may be called by the board of directors or any other person authorized to do so in the corporation's certificate of incorporation or bylaws. The AVE Certificate of Incorporation and the AVE Bylaws provide that special meetings of stockholders may be called by the chairman of the board, the chief executive officer or by a resolution adopted by the affirmative vote of a majority of the AVE Board.

     Under the Florida Act, a special meeting of shareholders may be called by a corporation's board of directors, by the persons authorized to do so in its articles of incorporation or bylaws or by the holders of not less than ten percent (10%) of all votes entitled to be cast on any issue proposed to be considered at the special meeting, unless a greater percentage, not to exceed fifty percent (50%), is required by the articles of incorporation. The World Medical Bylaws have increased the percentage to fifty percent (50%).

     Size of Board of Directors. Delaware Law permits the board of directors of a Delaware corporation to change the authorized number of directors by amendment to the corporation's bylaws or in the manner provided in the bylaws unless the number of directors is fixed in the corporation's certificate of incorporation, in which case a change in the number of directors may be made only by amendment to the certificate of incorporation.

     The AVE Bylaws provide that the authorized number of directors of the corporation shall be fixed from time to time by the Board of Directors by a resolution duly adopted by the Board of Directors. The number of directors presently authorized is five.

     Under the Florida Act, the number of directors on a board of directors shall be specified in or fixed in accordance with a corporation's articles of incorporation or bylaws. The World Medical Bylaws provide that World Medical shall have at least one but not more than nine directors and that the number of directors may be altered by the shareholders at any annual or special meeting, provided that the number of directors shall not be less than nor more than the number fixed by the World Medical Articles of Incorporation.

     Classified Board of Directors. A classified board is one with respect to which a certain number of the directors, but not necessarily all, are elected on a rotating basis each year. The Delaware Law permits, but does not require, a Delaware corporation to provide in its certificate of incorporation for a classified board of directors, pursuant to which the directors can be divided into up to three classes of directors with staggered terms of office, with only one class of directors to be elected each year for a maximum term of three years. Although permitted by Delaware law, the AVE Board is not classified. Rather, the AVE Certificate of Incorporation and the AVE Bylaws provide that directors shall be elected at each annual stockholders' meeting.

     Under the Florida Act, a corporation's articles of incorporation or bylaws may provide that the board of directors be divided into not more than three classes (four classes if the corporation was in existence before July 1, 1990) of classified terms. Neither the World Medical Articles of Incorporation nor the World Medical Bylaws provide for a classified Board of Directors.

     Removal of Directors. Under the Delaware Law, any director or the entire board of directors of a Delaware corporation may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors.

     Under the Florida Act, shareholders may remove one or more directors with or without cause, unless the articles of incorporation provide that directors may be removed only for cause. The World Medical Articles of Incorporation do not so provide. Under the Florida Act, a director generally may be removed only if the number of votes cast to remove him exceeds the number of votes cast not to remove him. The Florida Act does not provide for a different method of removing a director of a classified board.

     Actions by Written Consent of Stockholders. Under Delaware Law, stockholders may execute an action by written consent in lieu of a meeting of stockholders. Delaware Law permits a corporation to eliminate such actions by written consent in its certificate of incorporation. Under the AVE Certificate of Incorporation and the AVE Bylaws, such actions by written consent are eliminated.

     Under the Florida Act, unless otherwise provided in the articles of incorporation, actions which would be required or permitted to be taken at an annual or special meeting of shareholders may be taken by the written consent of the holders of shares constituting not less than the minimum number of shares that would be necessary to take such action at a meeting of shareholders at which all shares entitled to vote thereon were present and voted. Prior notice is not required for such action. The World Medical Bylaws provide for action by written consent consistent with the provisions of the Florida Act.

     Advance Notice Requirement for Shareholder Proposals and Director Nominations. The AVE Bylaws require timely advance notice by a stockholder of a proposal or director nomination that such stockholder desires to present at the annual meeting of stockholders. To be timely, a stockholder's notice must be delivered or mailed no later than the close of business on the 60th day and no earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting of stockholders. There is no similar advance notice requirement under the Florida Act.

     Voting Requirements. Unless otherwise specified in a Delaware corporation's certificate of incorporation, an amendment to the certificate of incorporation requires the affirmative vote of a majority of the outstanding stock entitled to vote thereon. The AVE Certificate of Incorporation does not otherwise specify. Furthermore, under Delaware Law, the holders of the outstanding shares of a class are entitled to vote as a class upon any proposed amendment to the certificate of incorporation, whether or not entitled to vote thereon by the provisions of the corporation's certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or specific rights of the shares of such class so as to adversely affect them.

     Under the Delaware Law, unless otherwise provided in a corporation's certificate of incorporation, all directors shall be elected by written ballot by a majority of the shares entitled to vote thereon. Under Delaware Law, abstentions generally have the same effect as votes against a matter. Under Delaware Law, with certain exceptions, any merger, consolidation or sale of all or substantially all of a corporation's assets must be approved by the corporation's board of directors and a majority of the outstanding shares entitled to vote.

     Under the Florida Act, directors are generally elected by a plurality of the votes cast by the shareholders entitled to vote at a shareholders' meeting at which a quorum is present, unless otherwise provided in the articles of incorporation. The World Medical Articles of Incorporation do not provide otherwise.

     An amendment to a Florida corporation's articles of incorporation must be approved by the corporation's shareholders, except that certain immaterial amendments specified in Section 607.1002 of the Florida Act may be made by the board of directors. Unless a specific section of the Florida Act, articles of incorporation or the board of directors require a greater vote, an amendment to a Florida corporation's articles of incorporation generally must be approved by a majority of the votes entitled to be cast on the amendment. Nothing in World Medical's Articles of Incorporation and Bylaws changes this requirement.

     With respect to plans of merger, the Florida Act requires approval by the holders of a majority of the shares entitled to vote on such action. World Medical's Articles of Incorporation do not change these provisions.

     Rights of Dissenting Stockholders. Generally, stockholders of a Delaware corporation who dissent from a merger or consolidation of the corporation for which a stockholders' vote is required are entitled to appraisal rights, requiring the surviving corporation to purchase the dissenting shares at fair value. There are, however, generally no statutory rights of appraisal with respect to stockholders of a Delaware corporation whose shares of stock are either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 stockholders where such stockholders receive only shares of stock of the corporation surviving or resulting from the merger or consolidation (or cash in lieu of fractional interests therein).

     Generally, shareholders of a Florida corporation who dissent from a merger or consolidation of the corporation are entitled to dissenters' rights. See "The Merger and Related Transactions -- Appraisal and Dissenters' Rights."

     Inspection of Stockholders List. Delaware Law allows any stockholder to inspect the stockholders list for a purpose reasonably related to such person's interest as a stockholder. Under the Florida Act, any shareholder can inspect the shareholders' list for any proper purpose reasonably related to such shareholder's interest.

     Dividends. Subject to any restrictions contained in a corporation's certificate of incorporation, the Delaware Law generally provides that a corporation may declare and pay dividends out of surplus (defined as net assets minus stated capital) or, when no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year. Dividends may not be paid out of net profits if the capital of the corporation is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. The AVE Certificate of Incorporation contains no restrictions on the declaration or payment of dividends.

     Under the Florida Act, a corporation may make distributions to shareholders as long as, after giving effect to such distribution, the corporation would be able to pay its debts as they become due in the usual course of business and, subject to the articles of incorporation, the corporation's total assets would not be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Under the Florida Act, a corporation's redemption of its own capital stock is deemed to be a distribution. The World Medical Bylaws provide that dividends may be declared by the Board of Directors except when it is insolvent or when payment of the dividends would render it insolvent.

     Bylaws. Under the Delaware Law, the authority to adopt, amend, or repeal the bylaws of a Delaware corporation is held exclusively by the stockholders unless such authority is conferred upon the board of directors in the corporation's certificate of incorporation. The AVE Certificate of Incorporation expressly grants to its directors the power to make, alter, or repeal any bylaws. Adoption, amendment and repeal of the AVE Bylaws by the stockholders require a vote of eighty percent (80%) of the combined voting power of AVE's outstanding stock.

     Under the Florida Act, a corporation's board of directors may amend or repeal the corporation's bylaws unless the articles of incorporation or another section of the Florida Act reserves the power to amend the bylaws exclusively to the shareholders, or the shareholders, in amending or repealing the bylaws provide expressly that the board of directors may not amend or repeal the bylaws or a specific bylaw provision. Also, under the Florida Act, a corporation's shareholders may amend or repeal the corporation's bylaws even though the bylaws may also be amended or repealed by its board of directors. The World Medical Bylaws may be altered, amended or repealed and new bylaws may be adopted by the Board of Directors, provided that the bylaws enacted by the Board of Directors may be altered, amended or repealed by vote of the shareholders entitled to vote thereon, and a new bylaw may be adopted by the shareholders.

     Preemptive Rights. Stockholders of a Delaware corporation have only such preemptive rights as may be provided in its certificate of incorporation. The AVE Certificate of Incorporation does not grant any preemptive rights to its stockholders.

     Under the Florida Act, shareholders have only such preemptive rights as may be provided in the articles of incorporation. The World Medical Articles of Incorporation do not provide for preemptive rights.

     AVE Rights Plan. On February 25, 1997, the Board of Directors of AVE declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of AVE Common Stock to the holders of record on March 21, 1997, and authorized and directed the issuance of one Right with respect to each share of AVE Common Stock that becomes outstanding prior to the occurrence of certain triggering events pursuant to the Preferred Shares Rights Agreement dated February 26, 1997 between AVE and The First National Bank of Boston (the "Rights Agreement"). Each share of AVE Common Stock issued in exchange for World Medical Common Stock includes one Right. Each Right entitles the registered holder to purchase from AVE a fraction of a share of AVE's Series A Junior Participating Preferred Stock at a designated price per such fraction of a preferred share, subject to adjustment under certain circumstances. Upon the occurrence of certain events generally associated with an unsolicited takeover attempt of AVE, the Rights (except for Rights held by an Acquiring Person (as defined in the Rights Agreement)) will become exercisable and will cease to trade with the AVE Common Stock. Upon the acquisition without Board consent of 15% or more of AVE's Common Stock or announcement of a tender offer or exchange offer for shares in excess of fifteen percent (15%) or more of AVE's Common Stock, each Right (except for Rights held by an Acquiring Person) will be converted into a right to purchase at the then-current exercise price of the Right that number of shares of AVE Common Stock having a market value of two times the exercise price of the Right or, in the event of merger of AVE into an Acquiring Person, securities of the Acquiring Person having a market value of two times the exercise price of the Right. Subject to the terms of the Rights Agreement, AVE may exchange the Rights for AVE Common Stock.

     The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire AVE in a manner that causes the Rights to become exercisable. AVE believes, however, that the Rights should neither affect any prospective offer or willing to negotiate with the Board of Directors of AVE nor interfere with any merger or other business combination approved by the Board of Directors of AVE because the Board of Directors may, at its option, redeem the Rights. The terms of the Rights may be amended by the Board of Directors of AVE without the consent of the holders of the Rights.

     World Medical does not have such a Rights Plan.

     Transactions Involving Officers or Directors. A Delaware corporation may lend money to, or guarantee any obligation incurred by, its officers or directors if, in the judgment of the board of directors, such loan or guarantee may reasonably be expected to benefit the corporation. With respect to any other contract or transaction between the corporation and one or more of its directors or officers, such transactions are neither void nor voidable if either (i) the director's or officer's interest is made known to the disinterested directors or the stockholders of the corporation, who thereafter approve the transaction in good faith, or (ii) the contract or transaction is fair to the corporation as of the time it is approved or ratified by either the board of directors, a committee thereof, or the stockholders. The Florida Act contains similar provisions.

     Filling Vacancies on the Board of Directors. Under Delaware Law, vacancies on the board of directors and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) unless otherwise provided in the certificate of incorporation or bylaws of the corporation, the AVE Certificate of Incorporation and Bylaws do not provide otherwise).

     The Florida Act provides that a vacancy on the board of directors and newly created directorships shall be filled by the affirmative vote of a majority of the remaining directors, or by the shareholders, unless the articles of incorporation provide otherwise (the World Medical Articles of Incorporation and Bylaws do not provide otherwise).

     Limitation of Liability of Directors. Under the Delaware Law, a corporation may include in its certificate of incorporation a provision which would, subject to the limitations described below, eliminate or limit directors' liability for monetary damages for breaches of their fiduciary duty of care. Under Delaware Law, a director's liability cannot be eliminated or limited (i) for breaches of the duty of loyalty, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for the payment of unlawful dividends or expenditure of funds for unlawful stock purchases or redemptions, or (iv) for transactions from which such director derived an improper personal benefit. The AVE Certificate of Incorporation contains provisions limiting a director's liability to the fullest extent permitted by Delaware Law. AVE also has indemnification agreements with its executive officers and directors.

     Under the Florida Act, a director is not personally liable for monetary damages to the corporation or any other person for any act or omission as a director, unless the director breached or failed to perform his statutory duties as a director and such breach or failure: (i) constitutes a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) constitutes a transaction from which the director derived an improper personal benefit; (iii) results in an unlawful distribution pursuant to Section 607.0834 of the Florida Act; (iv) in a derivative action or an action by a shareholder, constitutes a conscious disregard for the best interests of the corporation or willful misconduct; or (v) in a proceeding other than a derivative action or an action by a shareholder, constitutes recklessness or an act or omission which was committed in bad faith or with a malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property. The World Medical Bylaws limit director liability to the fullest extent permitted by law.

     Business Combinations/Reorganizations. Section 203 of Delaware Law prohibits certain transactions between a Delaware corporation and an "interested stockholder." An "interested stockholder" for purposes of such provision is a stockholder that is directly or indirectly a beneficial owner of fifteen percent (15%) or more of the voting power of the outstanding voting stock of a Delaware corporation (or its affiliate or associate). This provision prohibits certain business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder acquired its stock unless (i) the business combination is approved by the corporation's board of directors prior to the stock acquisition date; (ii) the interested stockholder acquired at least eighty-five percent (85%) of the voting stock of the corporation in the transaction in which such stockholder became an interested stockholder; or (iii) the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of disinterested stockholders.

     The Florida Act contains an affiliated transactions statute which provides that certain transactions involving a corporation and a shareholder owning ten percent (10%) or more of the corporation's outstanding voting shares (an "interested shareholder") must generally be approved by the affirmative vote of the holders of two-thirds of the disinterested shareholders. The transactions covered by the statute include, with certain exceptions, mergers and consolidations to which the corporation and the interested shareholder are parties. Under the Florida Act, a two-thirds vote is not required in any of the following circumstances: (i) the transaction was approved by a majority of the corporation's disinterested directors; (ii) the corporation did not have more than 300 shareholders of record at any time during the preceding three years; (iii) the interested shareholder has been the beneficial owner of at least eighty percent (80%) of the corporation's outstanding voting shares for the past five years; (iv) the interested shareholder is the beneficial owner of at least ninety percent (90%) of the corporation's outstanding voting shares, exclusive of those acquired in a transaction not approved by a majority of disinterested directors; or (v) the consideration received by each shareholder in connection with the transaction satisfies the "fair price" provisions of the statute. This statute applies to any Florida corporation unless the original articles of incorporation or an amendment to the articles of incorporation or bylaws contain a provision expressly electing not to be governed by this statute, or an amendment to the articles of incorporation expressly electing not to be governed by this Section or bylaws is approved by the affirmative vote of a majority of disinterested shareholders, but is not effective until eighteen (18) months after approval. Neither World Medical's Articles of Incorporation nor its Bylaws contain such a provision.

     Control Share Acquisitions. The Florida Act contains a control share acquisition statute which provides that a person who acquires shares in an issuing public corporation in excess of certain specified thresholds, pursuant to Section 607.0902, will generally not have any voting rights with respect to such shares, unless the voting rights are approved by a majority of the disinterested shareholders. This statute does not apply to acquisitions of shares of a corporation if, prior to the pertinent acquisition of shares, the corporation's articles of incorporation or bylaws provide that the corporation shall not be governed by the statute. Under the Florida Act, a corporation is permitted to adopt a provision in its articles of incorporation or bylaws providing for the redemption by the corporation of such acquired shares in certain circumstances. Unless otherwise provided in the corporation's articles of incorporation or bylaws prior to the pertinent acquisition of shares, and in the event that such shares are accorded full voting rights by the shareholders of the corporation and the acquiring shareholder acquires a majority of the voting power of the corporation, all shareholders who did not vote in favor of according voting rights to such acquired shares are entitled to dissenters' rights to receive fair value of their shares. For a more detailed description of dissenters' rights, see "The Merger and Related Transactions -- Dissenters' Rights."

     Delaware does not have any provision comparable to Florida's Control Share Acquisition Statute.

     Shareholder Derivative Suits. Under Delaware Law, a stockholder may only bring a derivative action on behalf of the corporation if the stockholder was a stockholder of the corporation at the time of the transaction in question or his or her stock thereafter devolved upon him or her by operation of law. Under the Florida Act, a person may not bring a derivative action unless the person was a shareholder of the corporation at the time the challenged transaction occurred or unless the person acquired the shares by operation of law from a person who was a shareholder at such time. The Florida Act also provides that a shareholder must allege and verify in a complaint that a demand was made to the board of directors to obtain court action and that the demand was refused or ignored. Under the Florida Act, a derivative proceeding may be settled or discontinued only with court approval, and the court may dismiss a derivative proceeding if the court finds that a determination has been made in good faith that the maintenance of the action is not in the best interests of the corporation. The Florida Act further provides that if an action was brought without reasonable cause the court may require the plaintiff to pay the corporation's reasonable expenses, including reasonable attorney's fees, incurred in defending the proceeding.

     Dissolution. Under Delaware Law, a dissolution must be approved by stockholders holding one hundred percent (100%) of the total voting power or the dissolution must be initiated by the board of directors and approved by the holders of a majority of the outstanding voting shares of the corporation. Under the Florida Act, if dissolution is initiated by the board of directors, it must be approved by the holders of a majority of the outstanding voting shares of a corporation. Under the Florida Act, for a dissolution that is not initiated by the board of directors, action to dissolve the corporation may be taken by written consent of the holders of not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

                                    EXPERTS

     The consolidated financial statements of Arterial Vascular Engineering, Inc. appearing in Arterial Vascular Engineering, Inc.'s Annual Report (Form 10-K) for the year ended June 30, 1998 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of World Medical Manufacturing Corporation as of December 31, 1997 and 1996 and for the years then ended, included in the Proxy Statement of World Medical Manufacturing Corporation which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The Statements of Net Assets to be Sold and Net Revenues and Certain Expenses of C.R. Bard, Inc. Cardiology Division -- Coronary Catheter Lab Products as of December 31, 1997 and 1996 and for the years ended December 31, 1997, 1996 and 1995 included in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. These statements were prepared for the purposes of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in filings of Arterial Vascular Engineering, Inc. and are not intended to be a complete presentation of the C.R. Bard, Inc. Cardiology Division -- Coronary Catheter Lab Products' financial statements in accordance with generally accepted accounting principles.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for AVE by its Vice President of Legal Affairs and General Counsel, Lawrence J. Fassler, Esq. Mr. Fassler beneficially owns 26,950 shares of the Common Stock of AVE. Certain legal matters in connection with the Merger will be passed upon for AVE by Cooley Godward LLP, Palo Alto, California. Certain legal matters in connection with the Merger will be passed upon for World Medical by Greenberg Traurig, P.A., Orlando, Florida.

             WORLD MEDICAL MANUFACTURING CORPORATION AND SUBSIDIARY

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                    CONTENTS

                                                              PAGE
                                                              ----
Report of Independent Certified Public Accountants..........   F-2
Consolidated Balance Sheets.................................   F-3
Consolidated Statements of Operations.......................   F-4
Consolidated Statements of Shareholders' Equity
  (Deficiency)..............................................   F-5
Consolidated Statements of Cash Flows.......................   F-6
Notes to Consolidated Financial Statements..................   F-7

                   SIX MONTHS ENDED JUNE 30, 1998 (UNAUDITED)


                                                              PAGE
                                                              ----
Condensed Consolidated Balance Sheet for the Six Months
  Ended June 30, 1998 (unaudited)...........................  F-13
Condensed Consolidated Statement of Operations for the Six
  Months Ended June 30, 1998 (unaudited)....................  F-14
Condensed Consolidated Statements of Cash Flows for the Six
  Months Ended June 30, 1998 (unaudited)....................  F-15
Notes to Condensed Consolidated Financial Statements for the
  Six Months Ended June 30, 1998 (unaudited)................  F-16

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
World Medical Manufacturing Corporation

We have audited the accompanying consolidated balance sheets of World Medical Manufacturing Corporation and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity (deficiency) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of World Medical Manufacturing Corporation and subsidiary at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /S/ ERNST & YOUNG LLP

Miami, Florida
February 5, 1998

             WORLD MEDICAL MANUFACTURING CORPORATION AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                     DECEMBER 31
                                                              -------------------------
                                                                 1997          1996
                                                              ----------    -----------
Current assets:
  Cash and cash equivalents.................................  $1,416,323    $   151,942
  Accounts receivable, net of allowance for doubtful
     accounts of $39,000 in 1997 and 1996...................     235,693        136,397
  Accounts receivable -- trade from related parties.........     619,738        173,000
  Inventory.................................................     611,872        384,822
                                                              ----------    -----------
          Total current assets..............................   2,883,626        846,161
Equipment, net of accumulated depreciation..................     325,128         78,998
Patents, net................................................     122,950         28,667
Other assets................................................      28,850          4,998
                                                              ----------    -----------
                                                              $3,360,554    $   958,824
                                                              ==========    ===========
                   LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)
Current liabilities:
  Accounts payable..........................................  $  404,084    $   244,770
  Accounts payable -- trade to related parties..............      43,387         67,000
  Accrued compensation......................................      70,015        624,370
  Other accrued liabilities.................................      42,277         33,325
  Customer advances.........................................       8,133         15,878
  Note payable..............................................          --        150,000
                                                              ----------    -----------
          Total current liabilities.........................     567,896      1,135,343
Commitments and contingencies
Shareholders' equity (deficiency):
  Preferred stock, $.01 par value:
     Authorized shares -- 1,000,000; no shares issued or
      outstanding...........................................          --             --
  Common stock, $.10 par value:
     Authorized shares -- 10,000,000; issued and outstanding
       shares -- 1,463,823 in 1997 and 1,161,623 in 1996....     146,382        116,162
  Additional paid-in capital................................   7,363,349      2,697,783
  Deferred compensation.....................................     (29,793)            --
  Accumulated deficit.......................................  (4,687,280)    (2,990,464)
                                                              ----------    -----------
          Total shareholders' equity (deficiency)...........   2,792,658       (176,519)
                                                              ----------    -----------
                                                              $3,360,554    $   958,824
                                                              ==========    ===========

                            See accompanying notes.

             WORLD MEDICAL MANUFACTURING CORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                YEAR ENDED DECEMBER 31
                                                              --------------------------
                                                                 1997           1996
                                                              -----------    -----------
Net sales...................................................  $ 4,202,767    $ 2,060,383
Cost of sales...............................................    2,455,723      1,455,017
                                                              -----------    -----------
Gross profit................................................    1,747,044        605,366
Operating expenses:
  Selling, general and administrative.......................    1,950,582      1,620,220
  Research and development..................................    1,518,842        821,534
                                                              -----------    -----------
Total operating expenses....................................    3,469,424      2,441,754
                                                              -----------    -----------
Loss from operations........................................   (1,722,380)    (1,836,388)
Other income (expense):
  Interest income...........................................       38,671         14,003
  Interest expense..........................................      (13,107)       (16,371)
                                                              -----------    -----------
Total other.................................................       25,564         (2,368)
                                                              -----------    -----------
Net loss....................................................  $(1,696,816)   $(1,838,756)
                                                              ===========    ===========
Basic and diluted net loss per common share.................  $     (1.28)   $     (1.74)
                                                              ===========    ===========
Weighted average number of common shares outstanding........    1,324,409      1,056,383
                                                              ===========    ===========

                            See accompanying notes.

             WORLD MEDICAL MANUFACTURING CORPORATION AND SUBSIDIARY

          CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIENCY)

                                                                      CASH PAID                                      TOTAL
                                     COMMON STOCK       ADDITIONAL   FOR UNISSUED                                SHAREHOLDERS'
                                 --------------------    PAID-IN        COMMON        DEFERRED     ACCUMULATED      EQUITY
                                  SHARES      AMOUNT     CAPITAL        STOCK       COMPENSATION     DEFICIT     (DEFICIENCY)
                                 ---------   --------   ----------   ------------   ------------   -----------   -------------
Balance at January 1, 1996.....    917,430   $ 91,743   $1,008,607     $ 51,500       $     --     $(1,151,708)   $       142
  Issuance of common stock.....    211,608     21,161    1,460,092           --             --              --      1,481,253
  Expenses paid with the
    issuance of common stock...     20,714      2,071      142,927           --             --              --        144,998
  Cash received for common
    stock to be issued.........         --         --           --       15,000             --              --         15,000
  Issuance of common stock.....     11,871      1,187       65,313      (66,500)            --              --             --
  Stock options granted to non-
    employees..................         --         --       20,844           --             --              --         20,844
  Net loss.....................         --         --           --           --             --      (1,838,756)    (1,838,756)
                                 ---------   --------   ----------     --------       --------     -----------    -----------
Balance at December 31, 1996...  1,161,623    116,162    2,697,783           --             --      (2,990,464)      (176,519)
  Sales of common stock (net of
    issuance costs of
    $400,000)..................    286,400     28,640    3,623,386           --             --              --      3,652,026
  Shares issued to employees
    for services rendered......     10,300      1,030      124,541           --             --              --        125,571
  Shares issued for patent.....      5,500        550       65,450           --             --              --         66,000
  Stock options granted to
    employees..................         --         --      647,242           --        (55,000)             --        592,242
  Equity instruments granted to
    non-employees..............         --         --      204,947           --             --              --        204,947
  Amortization of deferred
    compensation...............         --         --           --           --         25,207              --         25,207
  Net loss.....................         --         --           --           --             --      (1,696,816)    (1,696,816)
                                 ---------   --------   ----------     --------       --------     -----------    -----------
Balance at December 31, 1997...  1,463,823   $146,382   $7,363,349     $     --       $(29,793)    $(4,687,280)   $ 2,792,658
                                 =========   ========   ==========     ========       ========     ===========    ===========

                            See accompanying notes.

             WORLD MEDICAL MANUFACTURING CORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                YEAR ENDED DECEMBER 31
                                                              --------------------------
                                                                 1997           1996
                                                              -----------    -----------
OPERATING ACTIVITIES
Net loss....................................................  $(1,696,816)   $(1,838,756)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation..............................................       53,147         16,192
  Amortization..............................................       14,384          4,133
  Amortization of deferred compensation.....................       25,207             --
  Provision for doubtful accounts...........................           --         38,582
  Expenses paid with equity instruments.....................      204,947        165,842
  Stock issued to employees for services rendered...........      125,571             --
  Changes in operating assets and liabilities:
     Accounts receivable....................................     (546,034)      (209,402)
     Inventory..............................................     (227,050)      (198,878)
     Accounts payable.......................................      135,701        166,704
     Accrued compensation...................................       37,887        594,120
     Other accrued liabilities..............................        8,952         21,161
     Customer advances......................................       (7,744)       (11,737)
                                                              -----------    -----------
Net cash used in operating activities.......................   (1,871,848)    (1,252,039)
INVESTING ACTIVITIES
Purchase of equipment.......................................     (291,944)       (63,808)
Purchase of patent..........................................      (50,000)            --
Purchase of other assets....................................      (23,853)          (464)
                                                              -----------    -----------
Net cash used in investing activity.........................     (365,797)       (64,272)
FINANCING ACTIVITIES
Repayment of note payable...................................     (150,000)            --
Proceeds from issuance of common stock......................    3,652,026      1,453,253
Proceeds from common stock to be issued.....................           --         15,000
                                                              -----------    -----------
Net cash provided by financing activities...................    3,502,026      1,468,253
                                                              -----------    -----------
Increase (decrease) in cash.................................    1,264,381        151,942
Cash and cash equivalents at beginning of year..............      151,942             --
                                                              -----------    -----------
Cash and cash equivalents at end of year....................  $ 1,416,323    $   151,942
                                                              ===========    ===========
SUPPLEMENTAL INFORMATION
Interest payments...........................................  $    13,108    $    16,366
                                                              ===========    ===========
SIGNIFICANT NON-CASH TRANSACTIONS
Common stock issued for patent..............................  $    66,000    $    28,000
                                                              ===========    ===========
Common stock options issued for employee services...........  $   592,242    $        --
                                                              ===========    ===========

                            See accompanying notes.

             WORLD MEDICAL MANUFACTURING CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

     World Medical Manufacturing Corporation (the Company) was incorporated on August 2, 1988 for the purpose of designing and manufacturing minimally invasive devices for diagnosis and treatment of patients with cardiovascular disease.

  Basis of Consolidation

     The accompanying consolidated financial statements include the accounts of World Medical Europe Limited (a wholly-owned active subsidiary). All significant intercompany accounts and transactions have been eliminated in consolidation.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Deposits in banks may exceed the amount of insurance provided on such deposits. The Company performs reviews of the credit worthiness of its depository banks. The Company has not experienced any losses on its deposits of cash and cash equivalents.

  Inventories

     Inventories consist of raw materials, work in progress and finished goods and are stated at the lower of cost (using the first-in, first-out method) or market value.

  Equipment

     Equipment is stated at cost less accumulated depreciation. Depreciation of equipment is computed using the straight-line method over the estimated useful lives of the respective assets (ranging from three to five years).

  Patents

     Patents are stated at cost and amortized on a straight-line basis over their estimated useful life (ranging from five to seven years). Accumulated amortization was $21,717 and $7,333 as of December 31, 1997 and 1996, respectively.

  Research and Development

     Research and development costs are expensed as incurred.

  Revenue Recognition

     Revenues are recognized when products are shipped to distributors. Product returns are permitted only in limited circumstances and are estimated and reflected as adjustments to current period sales and cost of sales.

             WORLD MEDICAL MANUFACTURING CORPORATION AND SUBSIDIARY

                               DECEMBER 31, 1997

  Net Loss Per Share

     The Company has adopted provisions of Financial Accounting Standard Board Statement No. 128, Earnings per Share (SFAS 128). SFAS No. 128, which applies to entities with publicly held common stock, simplifies and replaces the standards for computing earnings per share previously required in APB Opinion No. 15, Earnings per Share, and makes them comparable to international earnings per share standards. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997.

     Basic and diluted net loss per share, is calculated using the weighted average number of common shares outstanding during the respective periods. Common stock equivalents are not included in the computation of net loss and pro forma net loss per share in 1997 and 1996 as their effect is antidilutive.

 2. INVENTORY

     Inventory consists of the following:

                                                              DECEMBER 31
                                                          --------------------
                                                            1997        1996
                                                          --------    --------
Finished goods..........................................  $ 88,244    $ 37,456
Work in process.........................................     8,766      66,763
Raw materials...........................................   514,862     280,603
                                                          --------    --------
                                                          $611,872    $384,822
                                                          ========    ========

 3. EQUIPMENT

     Equipment consist of the following:

                                                              DECEMBER 31
                                                          --------------------
                                                            1997        1996
                                                          --------    --------
Machinery and equipment.................................  $196,654    $ 97,366
Furniture, fixtures and office equipment................   261,410      68,754
                                                          --------    --------
                                                           458,064     166,120
Accumulated depreciation................................  (132,936)    (87,122)
                                                          --------    --------
                                                          $325,128    $ 78,998
                                                          ========    ========

 4. NOTE PAYABLE

     During 1997 the Company had a $150,000 line of credit (LOC) with a commercial bank bearing interest at the Wall Street Journal prime rate plus 2% (10.25%) as of December 31, 1996. The LOC was repaid and expired in May 1997. The LOC was secured by substantially all of the assets of the Company.

 5. COMMITMENTS AND CONTINGENCIES

     The Company leases its facilities and a vehicle under non-cancelable operating leases. Rent expense was $87,481, $57,196 and $40,724, and for the years ended December 31, 1997 and 1996 and 1995, respectively.

             WORLD MEDICAL MANUFACTURING CORPORATION AND SUBSIDIARY

                               DECEMBER 31, 1997

     The future minimum annual payments under non-cancelable operating leases at December 31, 1997 are as follows:

1998......................................  $195,000
1999......................................   189,000
2000......................................   158,000
                                            --------
                                            $542,000
                                            ========

     The Company has an agreement with a distributor of its product that requires the Company to pay the distributor between $3 million and $7 million (depending on the date of such transaction) in the event the Company is sold and the distribution agreement is canceled (see Note 11).

     In 1997, the Company entered into a research and option agreement with the University of Arizona under which the Company has agreed to provide funding of a research project. Total funding committed under the agreement is $43,000 for 1997 and $31,000 for 1998, respectively.

     At December 31, 1997, the Company committed to approximately $74,000 in building improvements under the terms of a construction contract, of which $43,000 is to be reimbursed by the landlord.

 6. STOCK OPTIONS AND WARRANTS

     On April 19, 1996 the Company adopted the 1996 Non-Qualified Stock Option Plan (the Option Plan) under which 1,000,000 shares of common stock are reserved for issuance upon exercise of options granted to employees, officers and consultants of the Company. The Option Plan is administered by the Board of Directors, which determines recipients and types of awards to be granted, including the exercise price, number of shares subject to the award and the exercisability thereof. All options granted have 10 year terms and vest over a term from two to three years.

     The following table summarizes stock option activity:

                                                     SHARES
                                                      UNDER     WEIGHTED AVERAGE
                                                     OPTION      EXERCISE PRICE
                                                     -------    ----------------
Options outstanding at January 1, 1996.............       --         $  --
  Granted..........................................  279,128          7.00
                                                     -------
Options outstanding at December 31, 1996...........  279,128          7.00
  Granted..........................................  193,222          9.96
  Exercised........................................       --
  Canceled.........................................  (43,967)         7.00
                                                     -------
Options outstanding at December 31, 1997...........  428,383          8.34
                                                     =======
Exercisable at December 31, 1996...................   99,720
                                                     =======
Exercisable at December 31, 1997...................  277,585
                                                     =======

     The weighted average fair value of options granted during 1997 and 1996 was $6.36 and $1.15, respectively. The weighted average remaining contractual life of options outstanding as of December 31, 1997 is 8.8 years.

     In conjunction with an offering of common stock during 1997, the Company granted 25,000 warrants to purchase common stock with an exercise price of $13 per share with a term of five years to the representatives of the underwriters. All of the warrants were outstanding as of December 31, 1997. The approximate fair

             WORLD MEDICAL MANUFACTURING CORPORATION AND SUBSIDIARY

                               DECEMBER 31, 1997

market value the warrants on the date of grant was $50,000. This amount has been accounted for as a cost of the offering.

     At December 31, 1997, the Company had reserved common stock for future issuance under warrant and option agreements as follows:

Stock option plans and other option grants..................  428,383
Common stock purchase warrants..............................   25,000
                                                              -------
          Total.............................................  453,383
                                                              =======

     During 1996, certain officers and employees agreed to accept, in lieu of cash compensation for 1996, equity interest in the Company. The amount of the compensation was included in accrued compensation in the December 31, 1996 balance sheet. In January, 1997, the Board of Directors granted these employees options to acquire 84,606 shares of common stock with an exercise price of $5.00 per share. The options vested at grant date and are exercisable over 10 years. The fair value of the common stock at the date the options were granted was $12.00 per share. Accordingly, the Company recognized $592,000 of compensation expense in the 1996 statement of operations. This amount is the difference between the fair value of the common stock and the option price at the date of grant.

     The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, requires use of option valuation models that were not developed for use in valuing employee stock options.

     During 1997, the Company granted stock options to employees for the purchase of 17,500 common shares at exercise prices ranging from $7 to $12 per share. Deferred compensation of $55,000 was recorded in connection with the issuance of these options based on a fair market value ranging from $10 to $13 per share. The Company will amortize the deferred compensation over the employees' required service period of two years. Deferred compensation expense recognized in 1997 totaled $25,207.

     Pro forma information regarding net income and earnings per share has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS No. 123, Accounting for Stock-Based Compensation. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rates of 7%; dividend yields of 0%; volatility factors of the expected market price of the Company's Common Stock of .584; and a weighted-average expected life of the options based on the vesting period of the options of two years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. In accordance with SFAS No. 123, the effect of compensation expense from stock option awards on pro forma net income reflects only the vesting of year ended 1996 awards in 1996 and the vesting of year ended 1997 and 1996 awards in 1997. Because compensation expense associated with a stock option award is recognized over the vesting period, the initial impact of applying SFAS No. 123 may not be

             WORLD MEDICAL MANUFACTURING CORPORATION AND SUBSIDIARY

                               DECEMBER 31, 1997

indicative of compensation expense in future years, when the effect of the amortization of multiple awards will be reflected in pro forma net income. The Company's pro forma information follows:

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1997          1996
                                                              ----------    ----------
Pro forma net loss..........................................  $1,993,969    $2,076,649
                                                              ==========    ==========
Pro forma net loss per share................................  $     1.51    $     1.97
                                                              ==========    ==========

 7. INCOME TAXES

     The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109). Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

     The Company did not have a current or deferred tax provision or benefit for the years ended December 31, 1997 and 1996 because of its operating losses. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                           DECEMBER 31,
                                                     ------------------------
                                                        1997          1996
                                                     -----------    ---------
Net operating losses...............................  $ 1,175,125    $ 617,885
Stock option compensation..........................      215,901      215,901
Allowance for doubtful accounts....................       14,538       14,538
Depreciation/amortization and other................        2,232
                                                     -----------    ---------
Net deferred tax assets............................    1,407,796      848,324
Valuation allowance................................   (1,407,796)    (848,324)
                                                     -----------    ---------
Net deferred taxes.................................  $        --    $      --
                                                     ===========    =========

     SFAS 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, management has determined that a valuation allowance of $1,176,227 at December 31, 1997 is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. The change in the valuation allowance for the current year is $327,903.

     The Company has available net operating loss carryforwards of approximately $3.1 million at December 31, 1997. These losses expire in the years 2007 through 2012. A change of ownership of greater than 50% may have occurred as a result of the Company issuing equity instruments. As a result, a limitation may be imposed upon the future utilization of net operating losses and the effects of any such limitation are not yet known.

             WORLD MEDICAL MANUFACTURING CORPORATION AND SUBSIDIARY

                               DECEMBER 31, 1997

 8. RELATED PARTY TRANSACTIONS

     Certain of the Company's vendors and customers own shares of the Company. The following summarizes transactions with these shareholders:

                                                      YEAR ENDED DECEMBER 31,
                                                      ------------------------
                                                         1997          1996
                                                      ----------    ----------
Sale of medical devices.............................  $3,326,549    $1,098,000
Purchases of materials and services.................     780,380       220,000
Trade accounts receivable from shareholders.........     619,738       173,000
Payables to shareholders............................      43,387        67,000

     A material part of the Company's business is dependent upon one customer that is also a shareholder. During the years ended December 31, 1997 and 1996, this customer accounted for $656,000 and $654,000 (or 15.61% and 31.74%) of net sales, respectively.

     Additionally, during 1997 sales to certain shareholders of the Company totaled $1,080,000 (25% of net sales) and $550,000 (13% of net sales).

 9. PRODUCT LIABILITY INSURANCE

     The Company carries claims-made product liability insurance which includes a deductible on a per occurrence basis and in the aggregate. Management is not aware of any reported claims pending against the Company in excess of insurance coverage and considers current insurance coverage sufficient to protect itself from product liability actions.

10. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of cash, accounts receivable, accounts payable and short-term borrowings are reflected in the financial statements at fair value because of the short-term maturity of these instruments.

11. POTENTIAL SALE OF COMPANY (UNAUDITED)

     The Company has entered into an Agreement and Plan of Merger and Reorganization ("the Reorganization Agreement") with Arterial Vascular Engineering, Inc. to enter into a transaction for the possible sale of the Company. The transaction is subject to, among other things, satisfactory completion of business due diligence and shareholder approval. However, there can be no assurance that this transaction will be consummated.

     Additionally, in connection with the Reorganization Agreement, the Company has agreed to terminate the agreement with a distributor, more fully described in Note 5 for $1,850,000. The Company has also agreed, contingent upon the closing of the proposed merger transaction, to pay $600,000 to an individual for the assignment of all rights, title and interest in certain patents held by the individual.

     During June 1998, the Company entered into a borrowing agreement with Arterial Vascular Engineering, Inc. for up to $500,000. The borrowings bear interest at the prime rate (8.5% at June 30, 1998). The principal is due in twelve monthly installments beginning January 1, 1999, and interest is payable monthly. The borrowings are secured by accounts receivable.

     During August 1998, the Company entered into another borrowing agreement for a revolving credit note with Arterial Vascular Engineering, Inc. for up to $1,000,000. The borrowings bear interest at 8.5%. The revolving credit note matures August 1, 1999 and is secured by accounts receivable.

             WORLD MEDICAL MANUFACTURING CORPORATION AND SUBSIDIARY

                      CONDENSED CONSOLIDATED BALANCE SHEET

                                                               JUNE 30,
                                                                 1998
                                                              -----------
                                                              (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $   262,915
  Accounts receivable, net of allowance for doubtful
     accounts of $39,000....................................      994,482
  Inventory.................................................      848,952
                                                              -----------
Total current assets........................................    2,106,349
Equipment, net of accumulated depreciation..................      599,882
Patents, net................................................      111,737
Other assets................................................       34,015
                                                              -----------
                                                              $ 2,851,983
                                                              ===========

            LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)
Current Liabilities:
  Note payable to Arterial Vascular Engineering, Inc........  $   500,000
  Accounts payable..........................................      491,931
  Accrued compensation......................................       76,333
  Customer advances.........................................        8,219
                                                              -----------
Total current liabilities...................................    1,076,483
Commitments and contingencies
Shareholders' equity:
  Preferred stock, $.01 par value:
     Authorized shares -- 1,000,000; no shares issued or
      outstanding...........................................           --
  Common stock, $.10 par value:
     Authorized shares -- 10,000,000; issued and outstanding
      shares -- 1,474,240                                         147,424
  Additional paid-in capital................................    7,534,783
  Deferred compensation.....................................      (17,291)
  Accumulated deficit.......................................   (5,889,416)
                                                              -----------
Total shareholders' equity..................................    1,775,500
                                                              -----------
                                                              $ 2,851,983
                                                              ===========

                            See accompanying notes.

             WORLD MEDICAL MANUFACTURING CORPORATION AND SUBSIDIARY

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                  SIX MONTHS ENDED
                                                                       JUNE 30
                                                              -------------------------
                                                                 1998           1997
                                                              -----------    ----------
                                                                     (UNAUDITED)
Net sales...................................................  $ 3,239,263    $1,710,871
Cost of sales...............................................    1,667,713     1,040,974
                                                              -----------    ----------
Gross profit................................................    1,571,550       669,897
Operating expenses:
  Selling, general and administrative.......................    1,528,673       786,637
  Research and development..................................    1,256,830       681,072
                                                              -----------    ----------
Total operating expenses....................................    2,785,503     1,467,709
                                                              -----------    ----------
Loss from operations........................................   (1,213,953)     (797,812)
Other income (expense):
  Interest income...........................................       15,867         5,920
  Interest expense..........................................       (4,049)       (4,333)
                                                              -----------    ----------
Total other.................................................       11,818         1,587
                                                              -----------    ----------
Net loss....................................................  $(1,202,135)   $ (796,225)
                                                              ===========    ==========
Basic and diluted net loss per common share.................  $     (0.82)   $    (0.65)
                                                              ===========    ==========
Weighted average number of common shares outstanding........    1,469,032     1,225,284
                                                              ===========    ==========

                            See accompanying notes.

             WORLD MEDICAL MANUFACTURING CORPORATION AND SUBSIDIARY

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   SIX MONTHS ENDED
                                                                       JUNE 30
                                                              --------------------------
                                                                 1998           1997
                                                              -----------    -----------
                                                                     (UNAUDITED)
OPERATING ACTIVITIES
Net loss....................................................  $(1,202,135)   $  (796,225)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation..............................................       36,516         11,349
  Amortization..............................................       11,213             --
  Amortization of deferred compensation.....................      109,971             --
  Changes in operating assets and liabilities:
     Accounts receivable....................................     (143,312)      (405,350)
     Inventory..............................................     (237,081)      (261,736)
     Accounts payable.......................................        8,587        286,348
     Other assets...........................................         (903)            --
                                                              -----------    -----------
Net cash used in operating activities.......................   (1,417,144)    (1,165,614)
INVESTING ACTIVITIES
Purchase of equipment.......................................     (311,269)       (95,416)
Purchase of patent..........................................           --         (8,200)
                                                              -----------    -----------
Net cash used in investing activity.........................     (311,269)      (103,616)
FINANCING ACTIVITIES
Note payable to Arterial Vascular Engineering, Inc..........      500,000             --
Proceeds from issuance of common stock......................       75,005      1,163,121
                                                              -----------    -----------
Net cash used for financing activities......................      575,005      1,163,121
                                                              -----------    -----------
(Decrease) increase in cash.................................   (1,153,408)      (106,109)
Cash and cash equivalents at beginning of period............    1,416,323        151,942
                                                              -----------    -----------
Cash and cash equivalents at end of period..................  $   262,915    $    45,833
                                                              ===========    ===========
SUPPLEMENTAL INFORMATION
Interest payments...........................................  $        --    $    10,000
                                                              ===========    ===========
SIGNIFICANT NON-CASH TRANSACTIONS
Common stock issued for patent..............................  $        --    $    66,000
                                                              ===========    ===========
Common stock options issued for employee services...........  $        --    $   592,242
                                                              ===========    ===========

                            See accompanying notes.

             WORLD MEDICAL MANUFACTURING CORPORATION AND SUBSIDIARY

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

                                 JUNE 30, 1998

 1. BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six month period ended June 30, 1998 are not necessarily indicative of the result that may be expected for the year ended December 31, 1998. For further information, refer to the Company's consolidated financial statements and footnotes thereto for the year ended December 31, 1997.

     The condensed consolidated financial statements include the accounts of World Medical Manufacturing Corporation and its subsidiaries (the Company). All significant intercompany accounts and transactions have been eliminated in consolidation.

  Net Loss Per Share

     The Company has adopted the provisions of Financial Accounting Standards Board Statement No. 128, Earnings per Share (SFAS 128). SFAS No. 128, which applies to entities with publicly held common stock, simplifies and replaces the standards for computing earnings per share previously required in APB Opinion No. 15, Earnings per Share (SFAS No. 128), and makes them comparable to international earnings per share standards. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997.

     Basic and diluted net loss per share, is calculated using the weighted average number of common shares outstanding during the respective periods. Common stock equivalents are not included in the computation of net loss and pro forma net loss per share for the six months ended June 30, 1998 and 1997 as their effect is antidilutive.

 2. POTENTIAL SALE OF COMPANY

     The Company has entered into an Agreement and Plan of Merger and Reorganization ("the Reorganization Agreement") with Arterial Vascular Engineering, Inc. ("AVE") for the possible sale of the Company. The transaction is subject to, among other things, satisfactory completion of business due diligence and shareholder approval. However, there can be no assurance that this transaction will be consummated.

     During June 1998, the Company entered into borrowing agreements with AVE for up to $500,000. The borrowings bear interest at the prime rate (8.5% at June 30, 1998). The principal is due in twelve monthly installments beginning January 1, 1999, and interest is payable monthly. The borrowings are secured by accounts receivable.

     During August 1998, the Company entered into another borrowing agreement for a revolving credit note with AVE for up to $1,000,000. The borrowings bear interest at 8.5%. The revolving credit note matures August 1, 1999, and is secured by accounts receivable.

 3. INCOME TAXES

     Income taxes have been provided at the effective tax rate expected for the year. Income taxes are accounted for in accordance with SFAS No. 109. SFAS No. 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, management has determined that a full valuation allowance at June 30, 1998 is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized.

             WORLD MEDICAL MANUFACTURING CORPORATION AND SUBSIDIARY

 4. CONTINGENCIES

     The Company has an agreement with a distributor of its product that requires the Company to pay the distributor between $3 million and $7 million (depending on the date of such transaction) in the event the Company is sold and the distribution agreement is canceled. In connection with the Reorganization Agreement described in Note 2, the Company and such distributor have agreed to terminate the distribution agreement for $1,850,000. The Company has also agreed, contingent upon the closing of the merger transaction, to pay $600,000 to an individual for the assignment of all rights, title and interest in certain patents held by the individual.

     The Company carries claims-made product liability insurance which includes a deductible on a per occurrence basis and in the aggregate. Management is not aware of any reported claims pending against the Company in excess of insurance coverage and considers current insurance coverage sufficient to protect itself from product liability actions.

     C.R. BARD, INC. CARDIOLOGY DIVISION -- CORONARY CATHETER LAB PRODUCTS

                         INDEX TO FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                    CONTENTS

                                                              PAGE
                                                              ----
Report of Independent Public Accountants....................  F-19
Statements of Net Assets to be Sold.........................  F-20
Statements of Net Revenues and Certain Expenses.............  F-21
Notes to Statements.........................................  F-22

                   SIX MONTHS ENDED JUNE 30, 1998 (UNAUDITED)


                                                              PAGE
                                                              ----
Condensed Statements of Net Assets to be Sold for the Six
  Months Ended June 30, 1998 (unaudited)....................  F-28
Condensed Statements of Net Revenues and Certain Expenses
  for the Six Months Ended June 30, 1998 and 1997
  (unaudited)...............................................  F-29
Notes to Condensed Statements for the Six Months Ended June
  30, 1998 (unaudited)......................................  F-30

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To: C. R. Bard, Inc.

     We have audited the accompanying statements of net assets to be sold of C.
R. Bard, Inc. Cardiology Division -- Coronary Catheter Lab Products as of December 31, 1997 and 1996, and the related statements of net revenues and certain expenses (see Notes 1 and 2) for each of the three years in the period ended December 31, 1997. These statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statements presentation. We believe that our audits provide a reasonable basis for our opinion.

     These statements have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in filings pursuant to the Securities Act of 1933 and Securities Exchange Act of 1934 of Arterial Vascular Engineering, Inc., as described in Note 1, and are not intended to be a complete presentation of the C. R. Bard, Inc. Cardiology Division -- Coronary Catheter Lab Products' assets and liabilities and revenues and expenses. Coronary Catheter Lab Products operates as part of C. R. Bard, Inc.'s Cardiology Division. This Division also is subject to various corporate and other allocations from C. R. Bard, Inc. C. R. Bard, Inc. does not prepare financial statements which are intended to report a complete presentation of financial position, results of operations or cash flows of Coronary Catheter Lab Products in accordance with generally accepted accounting principles. Accordingly, the accompanying statements present the net assets to be sold and net revenues and certain expenses of the Coronary Catheter Lab Products as discussed in Notes 1 and 2.

     In our opinion, the statements referred to above present fairly for the purpose stated above, in all material respects, the net assets to be sold of C.
R. Bard, Inc. Cardiology Division -- Coronary Catheter Lab Products as of December 31, 1997 and 1996, and the net revenues and certain expenses for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          /s/  ARTHUR ANDERSEN LLP

Roseland, New Jersey
September 30, 1998

                                C. R. BARD, INC.
             CARDIOLOGY DIVISION -- CORONARY CATHETER LAB PRODUCTS

              STATEMENTS OF NET ASSETS TO BE SOLD (NOTES 1 AND 2)
                        AS OF DECEMBER 31, 1997 AND 1996
                             (THOUSANDS OF DOLLARS)

                                     ASSETS

                                                                1997        1996
                                                              --------    --------
  Current assets:
     Accounts receivable, net...............................  $ 19,200    $ 17,800
     Inventories............................................    48,200      38,900
     Other current assets...................................       500       1,000
                                                              --------    --------
          Total current assets..............................    67,900      57,700
                                                              --------    --------
  Property, plant and equipment at cost:
     Land...................................................       800         800
     Buildings and improvements.............................    22,300      22,100
     Machinery and equipment................................    34,800      36,900
                                                              --------    --------
                                                                57,900      59,800
  Accumulated depreciation..................................   (27,800)    (29,300)
                                                              --------    --------
  Net property, plant and equipment.........................    30,100      30,500
                                                              --------    --------
  Intangible assets, net of amortization....................    15,900      15,100
                                                              --------    --------
  Other assets..............................................     4,900       6,400
                                                              --------    --------
          Total assets......................................  $118,800    $109,700
                                                              ========    ========
                                   LIABILITIES
  Current liabilities:
     Accounts payable.......................................  $  4,200    $  4,500
     Accrued compensation and benefits......................     7,400       7,700
     Other accrued expenses.................................    15,700      13,500
     Income tax liabilities.................................     2,200       5,100
                                                              --------    --------
          Total current liabilities.........................    29,500      30,800
                                                              --------    --------
  Long-term liabilities.....................................     1,800       1,700
                                                              --------    --------
Commitments and contingencies
Total parent company investment and advances (net assets to
  be sold)..................................................    87,500      77,200
                                                              --------    --------
Total liabilities and parent company investment and
  advances..................................................  $118,800    $109,700
                                                              ========    ========

        The accompanying notes are an integral part of these statements.

                                C. R. BARD, INC.
             CARDIOLOGY DIVISION -- CORONARY CATHETER LAB PRODUCTS

 STATEMENTS OF NET REVENUES AND CERTAIN EXPENSES (AS DEFINED IN NOTES 1 AND 2)
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (THOUSANDS OF DOLLARS)

                                                               1997        1996        1995
                                                             --------    --------    --------
Net revenues...............................................  $209,600    $221,600    $218,800
Costs of goods sold........................................    97,300     101,700      95,400
                                                             --------    --------    --------
  Gross profit.............................................   112,300     119,900     123,400
                                                             --------    --------    --------
Direct selling expense.....................................    30,800      28,000      29,700
Direct marketing expense...................................    13,600       9,600       8,600
                                                             --------    --------    --------
                                                               44,400      37,600      38,300
                                                             --------    --------    --------
Net revenues in excess of certain expenses.................  $ 67,900    $ 82,300    $ 85,100
                                                             ========    ========    ========

        The accompanying notes are an integral part of these statements.

                                C. R. BARD, INC.
             CARDIOLOGY DIVISION -- CORONARY CATHETER LAB PRODUCTS

                              NOTES TO STATEMENTS

(1) BASIS OF PRESENTATION

     The accompanying statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in filings pursuant to the Securities Act of 1933 and Securities Exchange Act of 1934 of Arterial Vascular Engineering, Inc. (AVE) and are not intended to be a complete presentation of the C. R. Bard, Inc. (Bard) Cardiology Division -- Coronary Catheter Lab Products' financial statements in accordance with generally accepted accounting principles. Significant expenses are incurred on a Bard corporate-wide basis and benefit multiple Bard product groups and any allocation of such expenses would be arbitrary and potentially misleading. Bard does not prepare financial statements which are intended to report a complete presentation of financial position, results of operations or cash flows of Coronary Catheter Lab Products in accordance with generally accepted accounting principles. Accordingly, the accompanying statements of net revenues and certain expenses do not purport to present the full operations of Bard Cardiology Division -- Coronary Catheter Lab Products that would have resulted if it had operated as an independent company.

     On July 9, 1998, Bard and AVE entered into a stock and asset purchase agreement whereby AVE agreed to buy Bard's Coronary Catheter Lab Products business, as defined, for $550,000,000 subject to adjustment, as defined. Coronary Catheter Lab Products includes Percutaneous Transluminal Coronary Angioplasty (PTCA) balloon catheters, coronary stents (excluding myocardial stents), saphenous graft stents for coronary applications, PTCA guidewires, PTCA guide catheters, coronary diagnostic catheters, coronary introducers, coronary diagnostic guidewires, femostop, vessel closure devices for coronary applications, right heart pressure monitoring catheters, PTCA accessories, coronary angiographic accessories, coronary OEM products and related coronary components and accessories. The LifeMed product line sold in Australia is excluded.

     In addition to the domestic Coronary Catheter Lab Products' related assets to be sold and liabilities to be assumed, the following foreign subsidiaries of Bard will also be sold to AVE: Bard Japan Limited, C. R. Bard Ireland Limited, Bard Galway Limited, Milu S.A., X-Trode S.r.l. and Bard Connaught and thus are included in the accompanying statements of net assets to be sold. Net revenues and certain expenses, as defined, of these subsidiaries are included in the accompanying statements of net revenues and certain expenses. The majority of business conducted by these subsidiaries relates to Bard's Coronary Catheter Lab Products business, as defined.

     The assets and liabilities associated with the Coronary Catheter Lab Products are components of Bard's Cardiology Division and various Bard international business centers. Separate Coronary Catheter Lab Products specific asset and liability accounts are not maintained. Similarly, the operations associated with the product lines are integrated into the Bard Cardiology Division and various Bard international business centers. Foreign subsidiaries sell numerous Bard products. In addition, various international administrative groups including human resources, finance, customer service and administration support numerous Bard product lines and divisions and are not being sold as part of the transaction and thus, their costs have been excluded from the accompanying statements of net revenues and certain expenses.

     The accompanying statements of net revenues and certain expenses include cost of sales and direct product costs related to direct selling and marketing activities of the Coronary Catheter Lab Products' business, as defined.

(2) SIGNIFICANT ACCOUNTING POLICIES

     Combination -- The accompanying statements include Bard's Cardiology Division -- Coronary Catheter Lab Products' net assets to be sold and net revenues and certain expenses. All significant intercompany accounts and transactions have been eliminated. The financial information of all non financial U.S. entities

                                C. R. BARD, INC.
             CARDIOLOGY DIVISION -- CORONARY CATHETER LAB PRODUCTS

                        NOTES TO STATEMENTS (CONTINUED)

with the exception of the Irish operations is as of November 30 and for the years then ended. All other financial information is as of December 31 and for the years then ended.


     Revenue Recognition -- Product sales are recorded net of sales returns and allowances at the time of shipment of products. Revenues from royalties are recorded when earned.


     Costs of Goods Sold -- In addition to product related costs, costs of goods sold includes royalty expenses for pass-through payments on intellectual property licensing agreements related to Coronary Catheter Lab Products. Royalty expenses were $7,400,000, $5,200,000 and $4,900,000 in 1997, 1996 and 1995,
respectively.

     Direct Selling and Direct Marketing Expense -- Direct selling expense includes salesmen salaries, commissions, travel and entertainment and domestic customer service expenses. Direct selling expense includes only the selling expenses that directly support Bard's Cardiology Division's major product group (of which the Coronary Catheter Lab Products are a significant component). European export selling expenses and international customer service expenses have been excluded as they benefit multiple Bard product groups. Selling expenses have been assigned to the Coronary Catheter Lab Products based on a relationship of Coronary Catheter Lab Products' sales to Bard's Cardiology Division sales.

     Direct marketing expense includes conference, product management and sample expenses. Product manager expenses and product promotions have been included where they could be attributed to Coronary Catheter Lab Products. Domestic marketing expenses that benefit all Cardiology Division products have been allocated to the various Coronary Catheter Lab Products based on a relationship of Coronary Catheter Lab Products' sales to Bard's Cardiology Division sales. International marketing services have been excluded from the accompanying statements of net revenues and certain expenses if they benefit multiple Bard product groups.

     Administrative, Research and Development and Other
Expenses -- Administrative expenses, including but not limited to information service, telephone, mailroom, finance, insurance and human resource expenses have been excluded from the accompanying statements of net revenues and certain expenses, as they benefit multiple Bard product groups and any allocation of such expenses would be arbitrary and potentially misleading.

     Research and development expenses, including but not limited to product development, clinical trial, quality assurance, regulatory assurance and clinical affairs, new technology development, patent, product registration and international in-country regulatory support expenses. Many of these expenses benefit multiple Bard product groups and any allocation of such expenses would be arbitrary and potentially misleading.

     Realized foreign exchange gains/losses, the amortization and/or write-off of intangibles, other income (expense) including, but not limited to restructuring charges and fixed asset write-offs, corporate expenses including, but not limited to management bonuses for all cardiology managers, accounting, treasury and legal functions (including provisions for claims and disputes) and financing costs are not included in the accompanying statements of net revenues and certain expenses as they are not directly attributable to Bard's Cardiology Division -- Coronary Catheter Lab Products and any allocation would be arbitrary and potentially misleading.

                                C. R. BARD, INC.
             CARDIOLOGY DIVISION -- CORONARY CATHETER LAB PRODUCTS

                        NOTES TO STATEMENTS (CONTINUED)

  Accounts Receivable, Net

     Accounts receivable, net include amounts due from the customers of the foreign subsidiaries listed in Note 1 to the Statements and are summarized below.

                                                       1997           1996
                                                    -----------    -----------
Accounts receivable, trade........................  $19,800,000    $18,300,000
Less -- allowance for doubtful accounts...........     (600,000)      (500,000)
                                                    -----------    -----------
                                                    $19,200,000    $17,800,000
                                                    ===========    ===========

     Domestic accounts receivable are not included in the accompanying statements of net assets to be sold as they, as well as cash, are considered transferred to parent company investment and advances.

  Inventories

     Bard subsidiaries and divisions maintain their inventories at lower of cost or market, determined on a first-in first-out (FIFO) basis and are summarized below.

                                                       1997           1996
                                                    -----------    -----------
Raw materials.....................................  $ 8,400,000    $ 9,000,000
Work in process...................................    9,000,000     13,000,000
Finished goods....................................   30,800,000     16,900,000
                                                    -----------    -----------
                                                    $48,200,000    $38,900,000
                                                    ===========    ===========

  Property, Plant and Equipment

     Property, plant and equipment are depreciated on a straight-line basis over the estimated useful lives (ranging from 3-40 years) of the various classes of assets.

  Intangible Assets

     Intangible assets primarily relate to the 1996 acquisitions of X-Trode S.r.l. and Milu S.A. which were accounted for under the purchase accounting method, accordingly, acquired assets and liabilities have been recorded at their estimated fair values and the excess purchase price of approximately $14,000,000 has been assigned to intangible assets. The intangible assets are being amortized over ten years.

     Bard management reviews its long-lived assets and intangible assets for impairment whenever changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable. Bard management does not believe that any such changes in circumstances have occurred relating to the assets listed on the accompanying statements of net assets to be sold.

  Use of Estimates

     The preparation of the statements of net assets to be sold and net revenues and certain expenses and related disclosures have been prepared in conformity with generally accepted accounting principles and, accordingly, include amounts based on estimates and judgements of management with consideration given to materiality. Actual results could differ from those estimates.

  Translation of Foreign Currencies

     Assets and liabilities are translated at the exchange rate as of the balance sheet date. All revenue and expense accounts are translated at a weighted-average of exchange rates in effect during the year. Translation

                                C. R. BARD, INC.
             CARDIOLOGY DIVISION -- CORONARY CATHETER LAB PRODUCTS

                        NOTES TO STATEMENTS (CONTINUED)

adjustments are included in parent company investment and advances in the accompanying statements of net assets to be sold.

  Cash Flow Information

     As Bard's Cardiology Division -- Coronary Catheter Lab Products' operations are integrated into the overall operations of Bard, preparation of separate and complete statements of cash flows for the Cardiology Division -- Coronary Catheter Lab Products are not practicable. The following supplemental information reflects the impact of Coronary Catheter Lab Products operations on the overall cash flows of Bard: change in working capital, excluding cash and those receivables which are reflected in parent company investment and advances (See Note 2), was an increase of $11,300,000 and a decrease of $8,000,000 in 1997 and 1996, respectively; capital expenditures were $6,900,000, $8,400,000 and $3,400,000 in 1997, 1996 and 1995, respectively.

(3) DEFERRED TAX ASSETS

     Other assets include approximately $2,000,000 and $2,500,000 of deferred tax assets as of December 31, 1997 and 1996, respectively. These accounts primarily relate to Bard Japan Limited's accrued expenses, including the termination and retirement allowance plan (see Note 4) ($2,000,000 and $1,000,000 as of December 31, 1997 and 1996, respectively) and inventory reserves ($300,000 and $1,900,000 as of December 31, 1997 and 1996,
respectively). Management of Bard believes that it is more likely than not that such deferred tax assets will be realized.

(4) COMMITMENTS AND CONTINGENCIES

     Historically, Bard's U.S. employees have participated in a defined benefit pension plan. Assets and liabilities associated with this plan have not been reflected in the statements of net assets to be sold as Bard is retaining the plan. Salary expenses for domestic employees included in the accompanying statements of net revenues and certain expenses have been increased by approximately 25% to cover the costs of all benefit plans, including the pension plan.

     Certain employees of C. R. Bard Ireland Limited participate in defined benefit pension plans, providing benefits based on final pensionable pay. The assets of these plans are held separately from those of Bard. A qualified actuary determines contributions to the plans. The most recent actuarial valuation disclosed that both plans had a surplus of assets over liabilities.

     The table below sets forth the funded status of the C. R. Bard Ireland Pension Plan, the assumptions and end-of-year disclosure assets for the fiscal year ending December 31, 1997 and 1996:

                                                       1996           1997
                                                    -----------    -----------
FUNDED STATUS:
  Projected Benefit Obligation....................  $(6,200,000)   $(7,300,000)
  Plan Assets at Fair Value.......................    7,500,000      9,200,000
                                                    -----------    -----------
  Funded Status...................................    1,300,000      1,900,000
UNRECOGNIZED:
  Net (Gain) or Loss..............................      400,000       (100,000)
  4th Quarter Contribution........................      100,000        100,000
                                                    -----------    -----------
  Prepaid Pension Cost............................  $ 1,800,000    $ 1,900,000
                                                    ===========    ===========

                                C. R. BARD, INC.
             CARDIOLOGY DIVISION -- CORONARY CATHETER LAB PRODUCTS

                        NOTES TO STATEMENTS (CONTINUED)

     The actuarial assumptions utilized are as follows:

                                                              1996    1997
                                                              ----    ----
Discount Rate...............................................  7.0%    6.5%
Rate of Return on Assets....................................  8.5%    8.0%
Salary Increase.............................................  5.0%    5.0%

     Bard Japan Limited has an unfunded termination and retirement allowance plan. The amounts of the termination and retirement allowances are determined on the basis of length of service and current basic salary at the time of termination or retirement. The amount payable under the plan, if all employees and an eligible director had voluntarily terminated their employment has been accrued in the accompanying statements of net assets to be sold.

     Bard Galway Limited has entered into capital and training grant agreements with the Irish Development Authority. Grants of approximately $4,700,000 received under the capital grant agreements are repayable in certain circumstances, principally the disposal of the related assets before the expiration of the agreements or the cessation of the business. The agreements also require Bard Galway Limited to maintain a certain level of share capital and non-distributable reserves.

     In February 1996, Bard acquired Milu S.A. and X-Trode S.r.l. The maximum purchase price is $27,000,000 made up of a combination of milestone payments and royalties based on future sales. Approximately $14,000,000 has been paid through September 1998. At the discretion of the sellers, in the event that target unit sales of 30,000 of the stent product, as defined, are achieved, the sellers may elect to receive a lump-sum payment of $23,000,000 less any payments of purchase price previously made by Bard. No accrual for the lump-sum payment has been made in the accompanying statements of net assets to be sold. The target unit sales of the stent were achieved in July 1998. Bard has not yet received a formal request for the lump-sum payment.

     Bard is obligated to pay minimum annual royalties of $650,000 in 1998 and $700,000 in 1999 and each year thereafter until the related patent on the perfusion catheter product expires. The cumulative minimum royalty over the term of the agreement may not be less than $12,000,000. Royalties earned through December 31, 1997 approximate $2,300,000.

     Bard is also obligated to pay royalties on certain catheter product sales, as defined, ranging from 3% to 10% with a minimum annual royalty due of $2,000,000. The term of the agreement expires upon the expiration of the patents licensed.

     In accordance with the Purchase Agreement, C. R. Bard, Inc. and its subsidiaries and divisions will enter into on-going and transitional arrangements to provide services to AVE subsequent to the closing of the sale of the Coronary Catheter Lab Products' business.

                                C. R. BARD, INC.
             CARDIOLOGY DIVISION -- CORONARY CATHETER LAB PRODUCTS

                        NOTES TO STATEMENTS (CONTINUED)

(5) SEGMENT INFORMATION

     The Bard Cardiology Division -- Coronary Catheter Lab Products is engaged in the design, manufacture, packaging, distribution and sale of coronary catheter laboratory products. Hospitals and physicians purchase approximately 90% of coronary catheter products, most of which are used once and discarded. Information pertaining to domestic and foreign Bard Cardiology
Division -- Coronary Catheter Lab Products' operations as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, is as follows:

                                                      U.S.      FOREIGN     CONSOLIDATED
(THOUSANDS OF DOLLARS)                               -------    --------    ------------
1997
Net revenues.......................................  $90,000    $119,600      $209,600
Net revenues in excess of certain expenses.........  $25,000    $ 42,900      $ 67,900
Identifiable assets................................  $73,700    $ 45,100      $118,800
1996
Net revenues.......................................  $95,800    $125,800      $221,600
Net revenues in excess of certain expenses.........  $27,300    $ 55,000      $ 82,300
Identifiable assets................................  $65,000    $ 44,700      $109,700
1995
Net revenues.......................................  $95,300    $123,500      $218,800
Net revenues in excess of certain expenses.........  $27,900    $ 57,200      $ 85,100

                                C. R. BARD, INC.
             CARDIOLOGY DIVISION -- CORONARY CATHETER LAB PRODUCTS

                       STATEMENT OF NET ASSETS TO BE SOLD
                              AS OF JUNE 30, 1998
                             (THOUSANDS OF DOLLARS)

                                     ASSETS

                                                               JUNE 30,
                                                                 1998
                                                              -----------
                                                              (UNAUDITED)
Current assets:
  Accounts receivable, net..................................   $ 16,900
  Inventories...............................................     49,200
  Other current assets......................................      2,300
                                                               --------
          Total current assets..............................     68,400
                                                               --------

Property, plant and equipment at cost:
  Land......................................................        800
  Buildings and improvements................................     21,700
  Machinery and equipment...................................     34,400
                                                               --------
                                                                 56,900
Accumulated depreciation....................................    (28,900)
                                                               --------
Net property, plant and equipment...........................     28,000
                                                               --------
Intangible assets, net of amortization......................     14,500
                                                               --------
Other assets................................................      4,700
                                                               --------
          Total assets......................................   $115,600
                                                               ========

                               LIABILITIES

Current liabilities:
  Accounts payable..........................................   $  5,200
  Accrued compensation and benefits.........................      2,800
  Other accrued expenses....................................     21,600
  Income tax liabilities....................................      1,400
                                                               --------
          Total current liabilities.........................     31,000
                                                               --------
Long-term liabilities.......................................      1,300
                                                               --------
Total parent company investment and advances (net assets to
  be sold)..................................................     83,300
                                                               --------
Total liabilities and parent company investment and
  advances..................................................   $115,600
                                                               ========

          The accompanying note is an integral part of this statement.

                                C. R. BARD, INC.
             CARDIOLOGY DIVISION -- CORONARY CATHETER LAB PRODUCTS

                STATEMENTS OF NET REVENUES AND CERTAIN EXPENSES

                                                                  SIX MONTHS
                                                                ENDED JUNE 30,
                                                              -------------------
                                                               1998        1997
                                                              -------    --------
                                                                  (UNAUDITED)
Net revenues................................................  $95,400    $105,000
  Cost of goods sold........................................   49,900      47,700
                                                              -------    --------
     Gross profit...........................................   45,500      57,300
                                                              -------    --------
  Direct selling expense....................................   16,400      16,300
  Direct marketing expense..................................    6,100       5,800
                                                              -------    --------
                                                               22,500      22,100
                                                              -------    --------
Net revenues in excess of certain expenses..................  $23,000    $ 35,200
                                                              =======    ========

          The accompanying note is an integral part of this statement.

                                C. R. BARD, INC.
             CARDIOLOGY DIVISION -- CORONARY CATHETER LAB PRODUCTS

                         NOTE TO STATEMENTS (UNAUDITED)

 1. BASIS OF PRESENTATION

     The accompanying unaudited statements were prepared in accordance with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of the C. R. Bard, Inc. (Bard) Cardiology Division -- Coronary Catheter Lab Products' financial statements in accordance with generally accepted accounting principles. These statements have not been audited. Significant expenses are incurred on a Bard corporate-wide basis and benefit multiple Bard product groups and any allocation of such expenses would be arbitrary and potentially misleading. Bard does not prepare financial statements which are intended to report a complete presentation of financial position, results of operations or cash flows of Coronary Catheter Lab Products in accordance with generally accepted accounting principles. Accordingly, the accompanying statements of net revenues and certain expenses do not purport to present the full operations of Bard Cardiology Division -- Coronary Catheter Lab Products that would have resulted if it had operated as an independent company.

     On July 9, 1998, Bard and AVE entered into a stock and asset purchase agreement whereby AVE agreed to buy Bard's Coronary Catheter Lab Products business, as defined, for $550,000,000 subject to adjustment, as defined. Coronary Catheter Lab Products includes Percutaneous Transluminac Coronary Angioplasty (PTCA) balloon catheters, coronary stents (excluding myocardial stents), saphenous graft stents for coronary applications, PTCA guidewires, PTCA guide catheters, coronary diagnostic catheters, coronary introducers, coronary diagnostic guidewires, femostop, vessel closure devices for coronary applications, right heart pressure monitoring catheters, PTCA accessories, coronary angiographic accessories, coronary OEM products and related coronary components and accessories. The LifeMed product line sold in Australia is excluded.

     In addition to the domestic Coronary Catheter Lab Products' related assets to be sold and liabilities to be assumed, the following foreign subsidiaries of Bard will also be sold to AVE: Bard Japan Limited, C. R. Bard Ireland Limited, Bard Galway Limited, Milu S.A., X-Trode S.r.l. and Bard Connaught and thus are included in the accompanying statement of net assets to be sold. Net revenues and certain expenses, as defined, of these subsidiaries are included in the accompanying statements of net revenues and certain expenses. The majority of business conducted by these subsidiaries relates to Bard's Coronary Catheter Lab Products business, as defined.

     The assets and liabilities associated with the Coronary Catheter Lab Products are components of Bard's Cardiology Division and various Bard international business centers. Separate Coronary Catheter Lab Products specific asset and liability accounts are not maintained. Similarly, the operations associated with the product lines are integrated into the Bard Cardiology Division and various Bard international business centers. Foreign subsidiaries sell numerous Bard products. In addition, various international administrative groups including human resources, finance, customer service and administration support numerous Bard product lines and divisions and are not being sold as part of the transaction and thus, their costs have been excluded from the accompanying statements of net revenues and certain expenses.

     The accompanying statements of net revenues and certain expenses include cost of sales and direct product costs related to direct selling and marketing activities of the Coronary Catheter Lab Products' business, as defined.

                                                                      APPENDIX A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                     AMONG:

                      ARTERIAL VASCULAR ENGINEERING, INC.,
                            A DELAWARE CORPORATION;

                        WALLEYE ACQUISITION CORPORATION,
                             A FLORIDA CORPORATION;

                                      AND

                    WORLD MEDICAL MANUFACTURING CORPORATION,
                             A FLORIDA CORPORATION

                       ----------------------------------

                           DATED AS OF APRIL 10, 1998
                       ----------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                LIST OF EXHIBITS

Exhibit A......................  Certain Definitions

Exhibit B......................  Plan of Merger and Reorganization

Exhibit C-1....................  Form of Shareholder Agreement

Exhibit C-2....................  Persons to execute Shareholder Agreement [not provided]

Exhibit D......................  Directors and Officers of Surviving Corporation

Exhibit E-1....................  Form of Affiliate Agreement

Exhibit E-2....................  Person to execute Affiliate Agreements [not provided]

Exhibit F-1....................  Form of Tax Representation Letter of the Company [not
                                 provided]

Exhibit F-2....................  Form of Tax Representation Letter of Acquiror and Merger Sub
                                 [not provided]

Exhibit G-1....................  Form Employment Agreement and Employee Inventions and
                                 Proprietary Rights Assignment and Confidentiality Agreement

Exhibit G-2....................  Persons to execute Employment Agreement [not provided]

Exhibit G-3....................  Persons to execute Employee Inventions and Proprietary
                                 Rights Assignment and Confidentiality Agreement [not
                                 provided]

Exhibit H-1....................  Form of Noncompetition Agreement

Exhibit H-2....................  Persons to execute Noncompetition Agreement [not provided]

Exhibit I-1....................  Form of Release

Exhibit I-2....................  Persons to execute Release [not provided]

Exhibit J......................  Form of Escrow Agreement

Exhibit K......................  Form of legal opinion of Greenberg Traurig Hoffman Lipoff
                                 Rosen & Quentel, P.A. [not provided]

Exhibit L......................  Form of Director Confidentiality/Nondisclosure Agreement

Exhibit M-1....................  Form of legal opinion of Cooley Godward LLP [not provided]

Exhibit M-2....................  Form of legal opinion of Akerman, Senterfitt & Eidson, P.A.
                                 [not provided]

Exhibit N......................  Employee Bonus Plan

Exhibit O......................  List of persons in connection with "Knowledge" definition
                                 [not provided]

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
ARTICLE 1
  THE MERGER; CONVERSION AND EXCHANGE OF SECURITIES

SECTION 1.1   The Merger....................................    1
SECTION 1.2   Closing; Effective Time.......................    1
SECTION 1.3   Effect of the Merger..........................    1
SECTION 1.4   Articles of Incorporation; Bylaws.............    2
SECTION 1.5   Directors and Officers........................    2
SECTION 1.6   Conversion of Shares..........................    2
SECTION 1.7   Holdback Shares...............................    4
SECTION 1.8   Exchange of Certificates......................    5
SECTION 1.9   Closing of the Company's Stock Transfer
  Books.....................................................    6
SECTION 1.10  Dissenting Shares.............................    6
SECTION 1.11  Tax Consequences..............................    6
SECTION 1.12  Accounting Treatment..........................    6
SECTION 1.13  Further Action................................    7

ARTICLE 2
  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 2.1   Organization and Qualification; Subsidiaries;
  Etc.......................................................    7
SECTION 2.2   Articles of Incorporation and Bylaws;
  Records...................................................    7
SECTION 2.3   Capitalization................................    8
SECTION 2.4   Authority; Binding Nature of Agreement........    9
SECTION 2.5   No Conflict; Consents.........................    9
SECTION 2.6   Governmental Authorizations...................   10
SECTION 2.7   Legal Compliance..............................   10
SECTION 2.8   Financial Statements; No Other Liabilities....   10
SECTION 2.9   Absence of Changes............................   11
SECTION 2.10  No Legal Proceedings; No Orders...............   11
SECTION 2.11  Title to Assets...............................   11
SECTION 2.12  Bank Accounts; Receivables; Inventory.........   12
SECTION 2.13  Equipment; Leasehold..........................   12
SECTION 2.14  Proprietary Assets............................   12
SECTION 2.15  Contracts.....................................   14
SECTION 2.16  Employee and Labor Matters; Benefit Plans.....   15
SECTION 2.17  Tax Matters...................................   17
SECTION 2.18  Environmental Matters.........................   18
SECTION 2.19  Insurance.....................................   18
SECTION 2.20  Related Party Transactions....................   18
SECTION 2.21  Company Products; Regulation..................   19
SECTION 2.22  Transaction Tax Matters.......................   19
SECTION 2.23  Opinion of Financial Advisor..................   19
SECTION 2.24  Vote Required.................................   20
SECTION 2.25  No Brokers....................................   20
SECTION 2.26  No Existing Discussions.......................   20

                                                              PAGE
                                                              ----
ARTICLE 3
  REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

SECTION 3.1   Organization and Good Standing................   20
SECTION 3.2   Certificate/Articles of Incorporation and
  Bylaws....................................................   20
SECTION 3.3   Authority; Binding Nature of Agreement........   20
SECTION 3.4   Non-Contravention.............................   21
SECTION 3.5   Absence of Changes............................   21
SECTION 3.6   SEC Filings; Financial Statements.............   21
SECTION 3.7   Valid Issuance................................   21
SECTION 3.8   Investigation by Acquiror.....................   21
SECTION 3.9   Tax Matters...................................   22
SECTION 3.10  Consents......................................   22

ARTICLE 4
  CERTAIN COVENANTS OF THE COMPANY

SECTION 4.1   Access and Investigation......................   22
SECTION 4.2   Operation of the Company's Business...........   22
SECTION 4.3   Notification; Updates to Disclosure
  Schedule..................................................   24
SECTION 4.4   No Solicitation of Competing Transactions.....   25

ARTICLE 5
  ADDITIONAL COVENANTS OF THE PARTIES

SECTION 5.1   Filings and Consents..........................   25
SECTION 5.2   Registration Statement........................   26
SECTION 5.3   Company Shareholders' Meeting.................   26
SECTION 5.4   Public Announcements..........................   27
SECTION 5.5   Affiliate Agreements..........................   27
SECTION 5.6   Tax Matters...................................   27
SECTION 5.7   Reasonable Efforts............................   27
SECTION 5.8   Employment and Noncompetition Agreements......   27
SECTION 5.9   Protection of Proprietary Assets..............   27
SECTION 5.10  FIRPTA Matters................................   28
SECTION 5.11  Release.......................................   28
SECTION 5.12  Directors' and Officers' Insurance and
  Indemnification...........................................   28
SECTION 5.13  Confidentiality...............................   28
SECTION 5.14  Stock Exchange Listing........................   29

                                                              PAGE
                                                              ----
ARTICLE 6
  CONDITIONS PRECEDENT TO OBLIGATIONS OF ACQUIROR AND MERGER
  SUB

SECTION 6.1   Accuracy of Representations...................   29
SECTION 6.2   Performance of Covenants......................   29
SECTION 6.3   Shareholder Approval and Dissenting Rights....   29
SECTION 6.4   Consents......................................   29
SECTION 6.5   No Restraints.................................   29
SECTION 6.6   No Material Adverse Change....................   30
SECTION 6.7   Particular Agreements and Documents...........   30
SECTION 6.8   Termination of Options; Warrants..............   30
SECTION 6.9   FIRPTA Compliance.............................   31
SECTION 6.10  Effectiveness of Registration Statement.......   31
SECTION 6.11  Listing.......................................   31
SECTION 6.12  Insolvency Proceeding.........................   31
SECTION 6.13  No Other Litigation...........................   31

ARTICLE 7
  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

SECTION 7.1   Accuracy of Representations...................   31
SECTION 7.2   Performance of Covenants......................   31
SECTION 7.3   Effectiveness of Registration Statement.......   31
SECTION 7.4   Listing.......................................   31
SECTION 7.5   Documents.....................................   32
SECTION 7.6   No Restraints.................................   32
SECTION 7.7   Share Price...................................   32
SECTION 7.8   Shareholder Approval..........................   32
SECTION 7.9   Employee Payment Plan.........................   32

ARTICLE 8
  TERMINATION

SECTION 8.1   Termination Events............................   32
SECTION 8.2   Termination Procedures........................   33
SECTION 8.3   Effect of Termination.........................   33

ARTICLE 9
  INDEMNIFICATION, ETC.

SECTION 9.1   Survival of Representations, Etc. ............   33
SECTION 9.2   Indemnification...............................   34
SECTION 9.3   Threshold; Ceiling............................   34
SECTION 9.4   Escrow........................................   34
SECTION 9.5   Exclusive Remedy..............................   35
SECTION 9.6   Payment of Indemnification Amounts............   35
SECTION 9.7   Interest......................................   35
SECTION 9.8   Defense of Third Party Claims.................   35
SECTION 9.9   Exercise of Remedies by Indemnitees Other Than
  Acquiror..................................................   36

                                                              PAGE
                                                              ----
ARTICLE 10
  MISCELLANEOUS PROVISIONS

SECTION 10.1   Designated Escrow Representative.............   36
SECTION 10.2   Further Assurances...........................   36
SECTION 10.3   Fees and Expenses............................   36
SECTION 10.4   Attorneys' Fees..............................   37
SECTION 10.5   Notices......................................   37
SECTION 10.6   Time of the Essence..........................   38
SECTION 10.7   Headings.....................................   38
SECTION 10.8   Counterparts.................................   38
SECTION 10.9   Governing Law................................   38
SECTION 10.10  Successors and Assigns.......................   38
SECTION 10.11  Remedies Cumulative; Specific Performance....   38
SECTION 10.12  Waiver.......................................   38
SECTION 10.13  Amendments...................................   39
SECTION 10.14  Severability.................................   39
SECTION 10.15  Parties in Interest..........................   39
SECTION 10.16  Entire Agreement.............................   39
SECTION 10.17  Construction.................................   39

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

     THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "Agreement") is made and entered into as of April 10, 1998 (the "Signing Date"), by and among ARTERIAL VASCULAR ENGINEERING, INC., a Delaware corporation ("Acquiror"), WALLEYE ACQUISITION CORPORATION, a Florida corporation ("Merger Sub") and WORLD MEDICAL MANUFACTURING CORPORATION, a Florida corporation (the "Company"). Certain other capitalized terms used in this Agreement are defined in Exhibit A.

                                    RECITALS

     WHEREAS, Acquiror, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the "Merger") pursuant to this Agreement and in accordance with the Florida Business Corporation Act ("Florida Law");

     WHEREAS, the Board of Directors of the Company has determined that the Merger is consistent with and in furtherance of the long-term business strategy of the Company and is fair to, and in the best interests of, the Company and its shareholders and has approved and adopted the Plan of Merger attached hereto as Exhibit B, this Agreement and the transactions contemplated thereby, and recommended approval and adoption of this Agreement by the shareholders of the Company;

     WHEREAS, it is intended that for federal income tax purposes the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"), and that for accounting purposes the Merger will be treated as a purchase; and

     WHEREAS, concurrently with the execution of this Agreement, each Company shareholder set forth on Exhibit C-2 attached hereto (the "Designated Shareholders"), which Designated Shareholders hold in excess of fifty percent of the outstanding shares of voting capital stock of the Company, are executing and delivering to Acquiror a Shareholder Agreement in the form attached as Exhibit C-1.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE 1

               THE MERGER; CONVERSION AND EXCHANGE OF SECURITIES

     SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Florida Law, at the Effective Time (as defined in Section 1.2) Merger Sub will be merged with and into the Company. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

     SECTION 1.2 Closing; Effective Time. Subject to the satisfaction or, if permissible, waiver of the conditions set forth in Articles 6 and 7, the consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward llp, 3000 El Camino Real, Palo Alto, California 94306, unless otherwise agreed by the Acquiror and the Company, not later than three days following the approval at the Company Shareholders' Meeting (as defined in Section 5.3) of the Merger and this Agreement (the "Scheduled Closing Time"). The date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date." Concurrently with or as promptly as practicable after the Closing, the parties hereto shall cause properly executed articles of merger conforming to the requirements of Florida Law to be filed with the Secretary of State of the State of Florida. The Merger shall become effective on the date and time of such filing (the "Effective Time").

     SECTION 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of this Agreement and Florida Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 1.4 Articles of Incorporation; Bylaws. At the Effective Time, the Articles of Incorporation and Bylaws of the Surviving Corporation shall be amended and restated to conform to the Articles of Incorporation and Bylaws of Merger Sub as in effect immediately prior to the Effective Time.

     SECTION 1.5 Directors and Officers. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the individuals identified on Exhibit D, in each case until their respective successors are duly elected or appointed and qualified.

     SECTION 1.6 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any further action on the part of Acquiror, Merger Sub, the Company or the Company's shareholders, the outstanding shares (the "Shares", and individually, a "Share") of common stock, par value $0.10, of the Company, (the "Company Common Stock") shall be converted into shares of common stock, par value $.001, of Acquiror ("Acquiror Common Stock") in the manner described in this Section 1.6.

     (a) Conversion of Shares. Subject to the other provisions of this Article 1, each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 1.6(g) or dissenting shares as described in Section 1.10) shall be converted into the right to receive ninety percent (90%) of the "Applicable Fraction" (as defined in Section 1.6(b)(i)) of a share of Acquiror Common Stock. In addition, each Share will by virtue of the Merger and without any further action on the part of any holder thereof, be converted and represent the right to participate in the distribution of the Holdback Shares (as hereinafter defined) subject to set off, deduction or indemnification as provided herein and in the Escrow Agreement (as defined in Section 1.7(a).

     (b) Definitions. For purposes of this Agreement:

          (i) The "Applicable Fraction" shall be the fraction (A) having a numerator equal to sixty two million dollars ($62,000,000), less any excess amounts referred to in Section 10.3 below (the "Aggregate Purchase Price") and (B) having a denominator equal to the amount determined by multiplying
     (1) the Fully Diluted Company Share Amount (as defined below) by (2) the Designated Acquiror Stock Price (as defined below).

          (ii) The "Fully Diluted Company Share Amount" shall be the sum of (A) the aggregate number of Shares, outstanding immediately prior to the Effective Time (including any shares that are subject to a repurchase option or risk of forfeiture under any restricted stock purchase agreement or other agreement), (B) the aggregate number of shares of Company Common Stock purchasable under or otherwise subject to all Company Options outstanding immediately prior to the Effective Time (including all shares of Company Common Stock that may ultimately be purchased under Company Options that are unvested or are otherwise not then exercisable) and (C) the aggregate number of Shares purchasable under or otherwise subject to all warrants to purchase shares of Company Common Stock ("Company Warrants") or other options, warrants or other rights of any type to purchase shares of Company Common Stock outstanding immediately prior to the Effective Time (including all Shares that may ultimately be purchased under Company Warrants that are not then exercisable), minus the number of Shares determined by dividing the aggregate exercise price payable by holders of Company Options and Company Warrants upon exercise of all of the Company Options and Company Warrants (under (B) and (C) above) by the acquisition price per share (which for purposes of this subparagraph shall mean (i) the Aggregate Purchase Price plus the aggregate exercise price payable by holders of Company Options and Company Warrants upon exercise of all of the Company Options and Company Warrants (under (B) and (C) above) divided by (ii) the sum of (A), (B) and (C) above).

          (iii) The "Designated Acquiror Stock Price" shall be the average of the closing sales price of a share of Acquiror Common Stock as reported on the Nasdaq National Market tier of The Nasdaq Stock Market (the "Nasdaq National Market") for each of the ten consecutive trading days ending on and including the second trading day immediately preceding the Closing Date (the "Closing Price");

     provided, however, that (A) if the Closing Price is equal to or less than eighty percent (80%) of the average of the closing sale price of a share of Acquiror Common Stock as reported on the Nasdaq National Market for each of the ten consecutive trading days ending on and including the second trading day immediately preceding the Signing Date (the "Signing Price"), then the Designated Acquiror Stock Price shall be equal to eighty percent (80%) of the Signing Price, and (B) if such average is greater than or equal to one hundred and twenty percent (120%) of the Signing Price, then the Designated Acquiror Stock Price shall be equal to one hundred and twenty percent (120%) of the Signing Price.

     (c) Effect of Share Conversion. All shares of Company Common Stock converted pursuant to Section 1.6 shall cease to be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate (a "Certificate") previously evidencing Company Common Stock outstanding immediately prior to the Effective Time (other than Company Common Stock described in Section 1.6(f) or Section 1.10) ("Converted Shares") shall thereafter represent, subject to Section 1.8(d), the right to receive a certificate evidencing shares of Acquiror Common Stock into which such Company Common Stock was converted in the Merger pursuant to Section 1.6(a) and, if applicable, the right to receive cash pursuant to Section 1.8(c) and Section 1.8(f). The holders of such certificates previously evidencing Converted Shares shall cease to have any rights with respect to such Converted Shares or as a shareholder of the Company except as otherwise provided herein or by applicable law. Such certificates previously evidencing Converted Shares may be exchanged for certificates evidencing whole shares of Acquiror Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 1.8.

     (d) Stock Options. At the Effective Time, the Company's obligations with respect to each Company Option that is then issued and outstanding under the Company Option Plan, whether vested or unvested, shall be assumed by Acquiror in accordance with the terms of the Company Option Plan and the stock option agreement by which such Company Option is evidenced. All rights with respect to Company Common Stock under such outstanding Company Options shall thereupon be converted into rights with respect to Acquiror Common Stock. Accordingly, from and after the Effective Time, (i) each Company Option assumed by Acquiror may be exercised solely for shares of Acquiror Common Stock, (ii) the number of shares of Acquiror Common Stock subject to each such assumed Company Option shall be equal to the product of the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Effective Time multiplied by the Applicable Fraction, rounded down to the nearest whole number of shares of Acquiror Common Stock, (iii) the per share exercise price for the shares of Acquiror Common Stock issuable upon the exercise of each such assumed Company Option shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Applicable Fraction and rounding the resulting exercise price up to the nearest whole cent, and (iv) each such assumed Company Option shall vest as of the Effective Time, the exercise of each Company Option shall be adjusted in accordance with subsection 1.6(b) above, and the other provisions of each such Company Option shall otherwise remain unchanged.

     (e) Warrant. At or prior to the Closing Date, the warrant to purchase 25,000 shares of Company Common Stock held by Vector Securities International, Inc. (the "Vector Warrant") shall be exercised on a cashless basis in accordance with Section 1(c) of the Vector Warrant and Vector shall receive at the Effective Time the right to receive that number of shares of Acquiror Common Stock equal to the product of (i) the number of shares of Company Common Stock that Vector is entitled to receive pursuant to Section 1(c) of the Vector Warrant, and (ii) the Applicable Fraction, rounded down to the nearest whole number of shares of Acquiror Common Stock.

     (f) Treasury Shares. Each Share held in the treasury of the Company and each Share owned by Acquiror or any direct or indirect wholly-owned subsidiary of Acquiror or of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

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

     (g) Merger Sub Shares. Each share of common stock, par value $.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

     (h) Stock Splits. Each of the closing or other price per share amounts in this Agreement and each formula, adjustment or ratio regarding any such price shall be as adjusted for any stock splits, stock dividends or similar event.

     SECTION 1.7  Holdback Shares.

     (a) Acquiror shall establish and maintain an escrow comprised of shares of Acquiror Common Stock in a number equal to the product of (i) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time, less any shares for which dissenters' rights have been perfected; (ii) the Applicable Fraction; and (iii) (.10); (the "Holdback Shares") and shall designate and appoint Cupertino National Bank or such other third party escrow agent that is mutually and reasonably acceptable to Acquiror and the Designated Escrow Representative in connection therewith (the "Escrow Agent") to serve in accordance with the Escrow Agreement attached as Exhibit J hereto (the "Escrow Agreement") to be entered into among Acquiror, the Escrow Agent and the Designated Escrow Representative at closing. Such escrow of the Holdback Shares shall be maintained for purposes of satisfying claims brought pursuant to Article 9 and for the period of time set forth in such Article (the "Holdback Period"). Each Company shareholder that does not perfect its dissenters' rights and is otherwise entitled to receive shares of Acquiror Common Stock pursuant to Section 1.6 (the "Merger Shareholders") shall be entitled to a ratable portion of the shares held in escrow in accordance with the terms and conditions of this Agreement and the Escrow Agreement (each such ratable portion, a "Holdback Portion").

     (b) Upon expiration of the Holdback Period, and subject to the terms of subsection (c), Article 9 and the Escrow Agreement, the Escrow Agent shall deliver to each Merger Shareholder a certificate representing the number of shares of Acquiror Common Stock comprising such Merger Shareholder's Holdback Portion, with any fractional shares rounded to the nearest whole share and accrued dividends, if any.

     (c) If, upon expiration of the Holdback Period an Indemnitee shall have asserted an Indemnifiable Claim in accordance with Article 9 and such claim is pending or unresolved at the time of such expiration, the Escrow Agent shall, subject to the terms of the Escrow Agreement, withhold from delivery to each Merger Shareholder its ratable portion of that number of Holdback Shares as specified in the Escrow Agreement until such matter is resolved. If it is finally determined that Acquiror is entitled to recovery on account of such Indemnifiable Claim, the amount due and payable with respect to such Indemnifiable Claim and any expenses incurred by the Designated Escrow Representative (subject to Section 1.7(d)) may be offset against each Merger Shareholder's Holdback Portion and the remainder of each Merger Shareholder's Holdback Portion, if any, shall be delivered to each Merger Shareholder pursuant to this Agreement, without interest, but including any applicable dividends. For purposes of this subsection, each Holdback Share shall be valued (and such valuation shall apply throughout the duration of the Holdback Period) at the Designated Acquiror Stock Price. The value of any shares of Acquiror Common Stock ultimately retained by Acquiror hereunder shall be treated for purposes of this Agreement as a reduction of the Merger Consideration.

     (d) The Designated Escrow Representative shall be reimbursed out of the Holdback Shares for its reasonable out-of-pocket expenses incurred in connection with serving as the Designated Escrow Representative under this Agreement and the Escrow Agreement, not including, however, those expenses (whether legal, out-of-pocket or other) arising from resolution of rights with respect to Disputed Amounts. Each Indemnitee and the Designated Escrow Representative shall be responsible for its own expenses (whether legal, out-of-pocket or other) arising from the resolution of rights with respect to Disputed Amounts. Notwithstanding the foregoing, the Designated Escrow Representative may, immediately prior to distribution of any Holdback Shares to the Merger Shareholders at the end of the Holdback Period, reimburse itself for such expenses from the Holdback Shares to the extent such Holdback Shares are available and not withheld pursuant to Section 1.7(c). To the extent Holdback Shares are withheld pursuant to Section 1.7(c), the Designated Escrow Representative may reimburse itself for any remaining expenses from the Holdback Shares immediately prior to the distribution of any such withheld Holdback Shares ratably to the Merger Shareholders.

     (e) The right to receive Holdback Shares upon expiration of the Holdback Period (i) is an integral part of the consideration in the Merger, and (ii) shall be transferable or assignable only upon submission of evidence of such transfer or assignment reasonably satisfactory to Acquiror and the Escrow Agent.

     SECTION 1.8  Exchange of Certificates.

     (a) Letter of Transmittal. As soon as reasonably practicable after the Effective Time, Acquiror shall mail to the holders of record of Company Common Stock at the Effective Time a letter of transmittal, in such form and containing such provisions as Acquiror may reasonably specify (including, without limitation, that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to Acquiror), and other instructions for use in effecting the surrender of Certificates to Acquiror.

     (b) Exchange Procedures. Upon surrender (following the Effective Time) of one or more Certificates for exchange, together with a duly executed and properly completed letter of transmittal and such other documents as may be required by Acquiror, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate evidencing whole shares of Acquiror Common Stock, any dividends or other distributions to which such holder is entitled pursuant to Section 1.8(c), and cash in lieu of any fractional shares of Acquiror Common Stock as contemplated by Section 1.8(f), and the Certificate so surrendered shall forthwith be cancelled. If delivery is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of delivery that the Certificate so surrendered shall be properly endorsed, with signatures guaranteed, or otherwise in proper form for transfer and that the person requesting such delivery shall pay any stock transfer or other applicable taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or such person shall establish to the satisfaction of Acquiror that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 1.8, each Certificate shall be deemed at any time following the Effective Time to evidence only the right to receive upon such surrender a certificate representing shares of Acquiror Common Stock, any dividends or other distributions to which such holder is entitled pursuant to Section 1.8(c), and cash in lieu of any fractional share of Acquiror Common Stock, as contemplated by Section 1.8(f).

     (c) Distributions with Respect to Unexchanged Shares of Acquiror Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock evidenced thereby, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to Section 1.8(f), until such holder surrenders such Certificate in accordance with this Section 1.8. Subject to the effect of escheat, tax or other applicable laws, following surrender of any such Certificate, there shall be paid to the holder thereof certificates representing whole shares of Acquiror Common Stock issued in exchange therefor, without interest the amount of cash payable with respect to a fractional share of Acquiror Common Stock to which such holder is entitled pursuant to Section 1.8(f) and the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender payable with respect to such whole shares of Acquiror Common Stock.

     (d) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, Acquiror may, in its sole discretion and as a condition precedent to the issuance of any certificate evidencing Acquiror Common Stock, require the owner of such lost, stolen or destroyed Certificate to make an appropriate affidavit and to deliver a bond (in such reasonable amount as Acquiror may direct) as indemnity against any claim that may be made against Acquiror or the Surviving Corporation with respect to such Certificate.

     (e) No Further Rights in Company Common Stock. The shares of Acquiror Common Stock issued upon conversion of the Converted Shares in accordance with the terms of this Agreement and any cash paid pursuant to Sections 1.8(c) or 1.8(f) shall be deemed to have been issued in full satisfaction of all rights pertaining to the Converted Shares. From and after the Effective Time, the holders of Certificates outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company.

     (f) No Fractional Shares. No certificates or scrip evidencing fractional shares of Acquiror Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional interests shall not entitle the owner thereof to vote or to any other rights as a stockholder of Acquiror. In lieu of any such fractional shares, each holder of a fractional share interest in Company Common Stock shall be paid an amount in cash (rounded to the nearest whole cent), without interest, equal to the product obtained by multiplying such fractional share interest to which such holder would otherwise be entitled (after taking into account all fractional share interests then held by such holder) by the Designated Acquiror Stock Price. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Acquiror shall forward payments to such holders of fractional share interests, subject to and in accordance with the provisions of this Section 1.8.

     (g) Withholding Rights. Each of the Surviving Corporation and Acquiror shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Shares such amounts as Acquiror or the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Acquiror or the Surviving Corporation, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of Shares in respect of which such deduction and withholding was made by Acquiror or the Surviving Corporation, as the case may be.

     (h) Effect of Escheat Laws. Neither Acquiror nor the Surviving Corporation shall be liable to any holder of Shares for any shares of Acquiror Common Stock to be delivered in exchange for the Conversion Shares in the Merger (or dividends or distributions with respect thereto or cash in lieu of fractional amounts) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     SECTION 1.9 Closing of the Company's Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further transfer of Shares thereafter on the records of the Company. If, after the Effective Time, a valid Certificate is presented to Acquiror or the Surviving Corporation, such Certificate shall be cancelled and shall be exchanged as provided in Section 1.8.

     SECTION 1.10  Dissenting Shares.

     (a) Notwithstanding anything to the contrary contained in this Agreement, any shares of Company Common Stock that, as of the Effective Time, are or may become "dissenting shares" pursuant to Section 607.1301 et seq. of Florida Law shall not be converted into or represent the right to receive Acquiror Common Stock in accordance with Section 1.6 (or cash pursuant to Section 1.8(c) or 1.8(f)), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders under Florida Law; provided, however, that if the status of any such shares as "dissenting shares" shall not be perfected, or if any such shares shall lose their status as "dissenting shares," then, as of the later of the Effective Time or the time of failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) Acquiror Common Stock in accordance with Section 1.6 (and cash pursuant to Section 1.8(c) or 1.8(f)).

     (b) The Company shall give Acquiror (i) prompt notice of any written demand received by the Company prior to the Effective Time to require the Company to purchase shares of Company Common Stock pursuant to the dissenters' rights provisions of Florida Law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Acquiror shall have consented in writing to such payment or settlement offer.

     SECTION 1.11 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

     SECTION 1.12 Accounting Treatment. For accounting purposes, the Merger is intended to be treated as a purchase.

     Section 1.13 Further Action. If, at any time after the Effective Time, any further action is determined by Acquiror to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Acquiror with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Acquiror shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

                                   ARTICLE 2

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants, to and for the benefit of the Indemnitees, as follows:

     SECTION 2.1  Organization and Qualification; Subsidiaries; Etc.

     (a) Organization and Good Standing. The Company and each subsidiary of the Company (a "Company Subsidiary") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts.

     (b) Subsidiaries. A true and complete list of all Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the approximate percentage of the outstanding capital stock of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Part 2.1(b) of the Disclosure Schedule.

     (c) No Fictitious Business Names. Neither the Company nor any Company Subsidiary has conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name "[Walleye Corporation]," and in the case of the Company Subsidiaries, other than any names identified in Part 2.1(c) of the Disclosure Schedule.

     (d) Qualification as a Foreign Corporation. The Company and each Company Subsidiary is in good standing as a foreign corporation in each of the jurisdictions identified in Part 2.1(d) of the Disclosure Schedule. Neither the Company nor any Company Subsidiary is or has been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1(d) of the Disclosure Schedule, except where the failure to be so qualified, authorized, registered or licensed has not had and will not have a Company Material Adverse Effect.

     (e) No Interests in Other Entities. Neither the Company nor any Company Subsidiary directly or indirectly owns, beneficially or otherwise, any voting equity or similar voting interest in, or any interest convertible into or exchangeable or exercisable for, any voting equity or similar voting interest in, or otherwise has a controlling interest in any Entity other than the Company Subsidiaries. Neither the Company nor any Company Subsidiary has agreed or is obligated to make any future investment in or capital contribution to any Entity. Neither the Company nor any Company Subsidiary has guaranteed or is responsible or liable for any obligation of any Entity, except for any indemnification obligations pursuant to Company Contracts set forth in Part 2.15(a) of the Disclosure Schedule.

     (f) Directors and Officers. Part 2.1(f) of the Disclosure Schedule accurately sets forth (i) the names of the members of the boards of directors of the Company and each Company Subsidiary, (ii) the names of the members of each committee of each such board of directors, and (iii) the names and titles of the officers of the Company and of each Company Subsidiary.

     SECTION 2.2 Articles of Incorporation and Bylaws; Records. The Company has delivered to Acquiror accurate and complete copies of: (i) the Articles of Incorporation and Bylaws, or equivalent documents, including all amendments thereto, of the Company and each Company Subsidiary (collectively, the "Charter Documents"); (ii) the stock records of the Company and each Company Subsidiary; and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or

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

otherwise without a meeting) of the shareholders of the Company and each Company Subsidiary, the boards of directors of the Company and each Company Subsidiary and all committees of the boards of directors of the Company and each Company Subsidiary, other than information that is directly subject to Confidentiality Agreements (other than with Acquiror) in effect as of the Signing Date. With respect to each of the Company and the Company Subsidiaries, there have been no resolutions approved or action taken at formal meetings or other proceedings of the shareholders, the board of directors or any committee of the board of directors that are not fully reflected in such minutes or other records in all material respects. With respect to each of the Company and the Company Subsidiaries, there has not been any violation of any of the provisions of the applicable Charter Documents, and no action has been taken that is inconsistent in any material respect with any resolution adopted by the shareholders, the board of directors or any committee of the board of directors. With respect to each of the Company and the Company Subsidiaries, the books of account, stock records, minute books and other records are accurate, up to date and complete in all material respects, and have been maintained in accordance with prudent business practices.

     SECTION 2.3  Capitalization.

     (a) Outstanding Capital Stock. The authorized capital stock of the Company consists of (i) 10,000,000 shares of Company Common Stock and (ii) 1,000,000 shares of preferred stock, $.01 par value of which 1,464,240 shares of Company Common Stock have been issued and are outstanding and no shares of preferred stock are issued and outstanding as of the date of this Agreement. Part 2.3(a) of the Disclosure schedule accurately sets forth the authorized and outstanding capital stock of each of the Company Subsidiaries. All of the outstanding shares of Company Common Stock and all of the outstanding shares of capital stock of each of the Company Subsidiaries (the "Subsidiary Stock") have been duly authorized and validly issued, and are fully-paid and non-assessable. As of the date of this Agreement, the outstanding shares of Company Common Stock and Subsidiary Stock are held by the Persons, with the addresses of record and in the amounts set forth in Part 2.3(a) of the Disclosure Schedule. Part 2.3(a) of the Disclosure Schedule also provides an accurate and complete description of the material terms of each repurchase option which is held by the Company and to which any of the outstanding shares of Company Common Stock or Subsidiary Stock is subject.

     (b) Company Options. The Company has reserved one million (1,000,000) shares of Company Common Stock for future issuance pursuant to the Company Option Plan, of which options to purchase 426,550 are outstanding as of the date of this Agreement. Part 2.3(b) of the Disclosure Schedule accurately sets forth, with respect to each Company Option that is outstanding as of the date of this
Agreement: (i) the name of the holder of such Company Option; (ii) the total number of shares of Company Common Stock that are subject to such Company Option and the number of shares of Company Common Stock with respect to which such Company Option is immediately exercisable; (iii) the date on which such Company Option was granted and the term of such Company Option; (iv) the vesting schedule for such Company Option; (v) the exercise price per share of Company Common Stock purchasable under such Company Option; and (vi) whether such Company Option has been designated an "incentive stock option" as defined in
Section 422 of the Code.

     (c) Preemptive Rights. Except as set forth in Part 2.3(c) of the Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock of the Company or any Company Subsidiary; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or any Company Subsidiary; (iii) Contract under which the Company or any Company Subsidiary may become obligated to sell or otherwise issue any shares of its capital stock or other securities; or (iv) to the best of the knowledge of the Company, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company or any Company Subsidiary.

     (d) Compliance; No Encumbrances. Except as set forth in Part 2.3(d) of the Disclosure Schedule, all outstanding shares of Company Common Stock, all Subsidiary Stock and all outstanding Company Options,

Company Warrants and all other options, warrants or rights set forth in Part 2.3(b) of the Disclosure Schedule have been issued and granted in compliance with (i) all applicable securities laws and other Legal Requirements, and (ii) all material requirements set forth in applicable Contracts. All Subsidiary Stock is owned free and clear of all Encumbrances.

     (e) Redemption. Except as set forth in Part 2.3(e) of the Disclosure Schedule, neither the Company nor any Company Subsidiary has ever repurchased, redeemed or otherwise reacquired any shares of capital stock of the Company or any Company Subsidiary.

     SECTION 2.4 Authority; Binding Nature of Agreement. The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby (subject to, with respect to the Merger, the approval and adoption of this Agreement by the shareholders of the Company as set forth in Section 2.24) and, as of the Closing Date, will have all requisite corporate power and authority to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Company and its board of directors and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then outstanding Shares and the filing of Articles of Merger as required by Florida Law). This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

  SECTION 2.5  No Conflict; Consents.

     (a) No Conflict. Neither(1) the execution, delivery or performance of this Agreement or any of the other agreements being entered into in connection with this Agreement (the "Transaction Agreements") nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement or the Transaction Agreements will directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with or result in a violation of (A) any of the provisions of the Charter Documents of the Company or any Company Subsidiary, or (B) any resolution adopted by the shareholders, board of directors or any committee thereof of the Company or any Company Subsidiary;
(ii) contravene, conflict with or result in a violation of any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company or any Company Subsidiary, or any of the properties or assets owned or used by the Company or any Company Subsidiary, is bound or subject; (iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or any Company Subsidiary or that otherwise relates specifically to the business of, or any of the properties or assets owned or used by, the Company or any Company Subsidiary; (iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract, or give any Person the right to (A) declare a default or exercise any remedy under any such Company Contract, (B) accelerate the maturity or performance of any such Company Contract, or (C) cancel, terminate, amend or modify any such Company Contract, except in each case of this clause (iv) as set forth in Part 2.5(a)(iv) of the Disclosure Schedule; or (v) result in the imposition or creation of any lien or other Encumbrance (other than Permitted Encumbrances) on or with respect to any property or asset owned or used by the Company or any Company Subsidiary, except in the case of clauses (ii) through (v), with respect to occurrences since the date of this Agreement, for such violations, breaches or defaults which, or authorizations, licenses, consent, approvals, notices or filings, the failure of which to obtain or make, would not have or be reasonably expected to have a Company Material Adverse Effect or would not materially adversely affect the ability of the Company to consummate the transactions contemplated by this Agreement. The board of directors of the Company has taken all actions necessary under Florida Law, including approval of the transactions contemplated hereby, to ensure that the restrictions on (i) "control-share" acquisitions set forth in Section 607.0902 of Florida Law,

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

and (ii) "affiliated transactions" set forth in Section 607.0901 of Florida Law, do not and will not apply to the transactions contemplated hereby or those certain Shareholder Agreements described in the recitals to this Agreement.

     (b) Consents. Except as set forth in Part 2.5(b) of the Disclosure Schedule, the Company's execution and delivery of this Agreement and the Transaction Agreements do not, and the Company's performance of this Agreement and the Transaction Agreements and the consummation of the transactions contemplated thereby will not, require any filing with, delivery of notice to, or receipt of any material Consent from, any Person, except for applicable requirements, if any, of the Securities Act of 1933, as amended, state securities or "blue sky" laws and the filing of Articles of Merger as required by Florida Law.

     SECTION 2.6  Governmental Authorizations. Part 2.6(a) of the Disclosure
Schedule identifies each material Governmental Authorization held by the Company and each Company Subsidiary, and Part 2.6(b) of the Disclosure Schedule identifies each material Governmental Authorization applied for, or which is necessary to conduct the business of the Company or any Company Subsidiary. The Company has delivered to Acquiror accurate and complete copies of all material Governmental Authorizations identified in Part 2.6(a) of the Disclosure Schedule. Each of such material Governmental Authorizations identified in Part 2.6(a) of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all material Governmental Authorizations necessary to enable the Company and each Company Subsidiary to own, lease and operate its properties or to conduct its business as it is currently being conducted. The Company and each Company Subsidiary is, and at all times since January 1, 1995, has been, in compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 2.6(a) of the Disclosure Schedule. Since January 1, 1995, neither the Company nor any Company Subsidiary has received any written notice or other written communication from any Governmental Body regarding (a) any actual or possible conflict with, default or violation of or failure to comply with any term or requirement of any material Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

     SECTION 2.7 Legal Compliance. The Company and each Company Subsidiary is, and has at all times since January 1, 1995 been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and would not have a Company Material Adverse Effect. Since January 1, 1995, neither the Company nor any Company Subsidiary has received any written notice or other written communication from any Governmental Body or other third party regarding any actual or possible violation of, or failure to comply with, any material Legal Requirement.

     SECTION 2.8  Financial Statements; No Other Liabilities.

     (a) The Company has heretofore delivered to Acquiror (i) the audited consolidated balance sheets of the Company and the Company Subsidiaries as of December 31, 1997 (the "1997 Balance Sheet"), 1996 and 1995, and (ii) the related consolidated statements of income (loss) and accumulated deficit and of cash flows and statements of shareholders' equity of the Company and the Company Subsidiaries for the years then ended, together with the notes thereto and the unqualified report and opinion thereon of Ernst & Young llp ((i) and (ii) collectively referred to hereafter as the "Company Financial Statements").

     (b) The Company Financial Statements are accurate, complete and present fairly in all material respects the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company and the Company Subsidiaries for the periods covered thereby. The Company Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered (except as may be indicated in the notes thereto).

     (c) As of the Signing Date, the Company has no material accrued, absolute, contingent or other liabilities or obligations of any type which are required to be reflected in financial statements prepared in accordance with GAAP applied in a manner consistent with the Company's past financial statements, except for:
(a) liabilities reflected in the 1997 Balance Sheet or the notes to the Company Financial Statements or the balance sheet as of January 31, 1998 included in
Part 2.8(c) of the Disclosure Schedule (the "January Balance Sheet"); (b) liabilities that have been incurred by the Company since December 31, 1997 in the ordinary course of business and consistent with the Company's past practices;
(c) liabilities under the Company Contracts identified in Part 2.15 of the Disclosure Schedule, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Company Contracts; and (d) the liabilities identified in Part 2.8 of the Disclosure Schedule.

     SECTION 2.9 Absence of Changes. Since December 31, 1997, the Company and each of the Company Subsidiaries have conducted their respective businesses in the ordinary course and consistent with past practices. Without limiting the generality of the foregoing, except as disclosed in Part 2.9 of the Disclosure Schedule, since December 31, 1997:

          (a) there has not been any Company Material Adverse Effect, and, to the best of the knowledge of the Company, no event has occurred that will, or could reasonably be expected to, have a Company Material Adverse Effect;

          (b) there has not been any material loss, damage or destruction to the assets of the Company and the Company Subsidiaries taken as a whole (whether or not covered by insurance);

          (c) there has not been any transaction, commitment or other event or condition that would be prohibited by Section 4.2 if it were to be effected, accepted or were to take place between the Signing Date and the Closing Date; and

          (d) neither the Company nor any Company Subsidiary has agreed or committed to take any of the actions referred to in clause (c).

     SECTION 2.10  No Legal Proceedings; No Orders.

     (a) As of the Signing Date, except as set forth in Part 2.10 of the Disclosure Schedule, there is no pending Legal Proceeding, and, to the best knowledge of the Company, no Person has threatened to commence any Legal Proceeding (and, between the Signing Date and the Closing Date there will be no pending material Legal Proceeding and no knowledge by the Company of any threatened material Legal Proceeding) to which the Company or any Company Subsidiary is or is threatened to be a party or to which any material assets owned or used by the Company, any Company Subsidiary or any Person whose liability the Company has retained or assumed, either contractually or by operation of law, is subject.

     (b) Since January 1, 1995, except as set forth in Part 2.10 of the Disclosure Schedule, no Legal Proceeding has been commenced by or has ever been pending against the Company or any Company Subsidiary.

     (c) There is no order, writ, injunction, judgment or decree to which the Company, any Company Subsidiary or any of the material assets owned or used by the Company or any Company Subsidiary, is subject. To the best knowledge of the Company, no officer or other employee of the Company or any Company Subsidiary is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or any Company Subsidiary as currently conducted.

     SECTION 2.11  Title to Assets.

     (a) Each of the Company and each Company Subsidiary owns, and has good and valid title to, all assets purported to be owned by it, including: (i) all assets reflected on the 1997 Balance Sheet; (ii) all assets identified in the Disclosure Schedule as being owned by the Company or a Company Subsidiary; and
(iii) all other assets reflected in the books and records of the Company and the Company Subsidiaries as being owned by the Company or a Company Subsidiary. Except as set forth in Part 2.11(a) of the Disclosure Schedule, all of said assets are owned by the Company or Company Subsidiaries free and clear of any liens or other Encumbrances, except (i) Permitted Encumbrances; (ii) as shown in the 1997 Balance Sheet, or (iii) as otherwise set forth in Part 2.11(a) of the Disclosure Schedule.

     (b) Part 2.11(b) of the Disclosure Schedule identifies all fixed assets that are material to the business of the Company and each Company Subsidiary.

     SECTION 2.12  Bank Accounts; Receivables; Inventory.

     (a) Part 2.12(a) of the Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of the Company or a Company Subsidiary at any bank or other financial institution.

     (b) Part 2.12(b) of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company or any Company Subsidiary as of December 31, 1997. Except as set forth in Part 2.12(b) of the Disclosure Schedule, all existing accounts receivable of the Company or any Company Subsidiary (including those accounts receivable reflected on the 1997 Balance Sheet that have not yet been collected and those accounts receivable that have arisen since December 31, 1997 and have not yet been collected) (i) represent obligations of customers of the Company or a Company Subsidiary arising from bona fide transactions entered into in the ordinary course of business, (ii) are current and, to the best of its knowledge, will be collected in full when due, without any counterclaim, set off or nonpayment not to exceed $50,000 in the aggregate. All of the goods and services that have been sold or will be sold and delivered that give rise and will give rise to such accounts receivable were and will be sold and delivered in material conformity with applicable purchase orders, agreements and specifications. There are no Encumbrances, other than Permitted Encumbrances, on any of the Company's inventories or accounts receivable.

     (c) All of the inventories of the Company and the Company Subsidiaries, whether finished goods, work in process or raw materials, shown on the 1997 Balance Sheet or thereafter acquired prior to the Closing, are and will be items of a quality usable or salable in the ordinary and usual course of business of the Company and the Company Subsidiaries, except for inventory items that have been written down to an amount not in excess of realizable market value or for which adequate reserves or allowances have been provided. The values at which inventories are carried reflect an inventory valuation policy that is consistent with the Company's past practice and that is in accordance with GAAP applied on a consistent basis.

     SECTION 2.13  Equipment; Leasehold.

     (a) All material items of equipment and other tangible assets owned by or leased to the Company or any Company Subsidiary are reasonably adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are reasonably adequate for the conduct of the Company's and such Company Subsidiary's business in the manner in which such business is currently being conducted.

     (b) Neither the Company nor any Company Subsidiary owns any real property or any interest in real property, except for the leasehold created under the real property leases identified in Part 2.13(b) of the Disclosure Schedule.

     SECTION 2.14  Proprietary Assets.

     (a) Part 2.14(a)(i) of the Disclosure Schedule sets forth, with respect to each Company Proprietary Asset registered with any Governmental Body or for which an application has been filed with any Governmental Body (including, without limitation, all patents and patent applications) (i) a list of such Proprietary Assets, and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.14(a)(iii) of the Disclosure Schedule lists each Proprietary Asset licensed to the Company or any Company Subsidiary by any Person, and each Company Contract relating to the license, acquisition, transfer, development or sharing of any technology or Proprietary Asset (except for any Proprietary Asset that is licensed to the Company or any Company Subsidiary under any third party software license generally available to the public at a cost of less than $10,000 or any Company Contract for such license). Except as set forth in Part 2.14(a)(iv) of the Disclosure Schedule or pursuant to a Company Contract set forth in Part 2.15(a) of the Disclosure Schedule, neither the Company nor any Company Subsidiary is contractually obligated to make any payment to any Person for the use of any Company Proprietary Asset. Except as may be set forth in Part 2.14(a)(v) of the Disclosure Schedule or pursuant to a Company Contract set forth in Part 2.15(a) of the Disclosure Schedule, neither the Company nor any Company Subsidiary has developed jointly with any other Person any Company Proprietary Asset with respect to which such other Person has any rights, and each Company Proprietary Asset was created solely by Company employees who have executed and delivered an Employee Inventions, Proprietary Right, Assignment and Inventions Agreement (an "Assignment and Inventions Agreement") in the form previously delivered to Acquiror, which agreement contained no exceptions to or exclusions from the scope of coverage and which makes assignment of all inventions effective from commencement of such employee's employment with the Company.

     (b) To the Company's knowledge, except as set forth in Part 2.14(b) of the Disclosure Schedule, as of the Signing Date, there are no pending or threatened claims or Legal Proceedings by any Person against the Company or any Company Subsidiary relating to (A) the use of the material Company Proprietary Assets or
(B) the manufacture, use or sale of the Company's Products insofar as such claim or Legal Proceeding may relate to any infringement or violation of third party Proprietary Assets. To the Company's knowledge, the Company and each Company Subsidiary have ownership of, or such rights by assignment, license, lease or other agreement described in Part 2.14(a) of the Disclosure Schedule, to the Company Proprietary Assets as are necessary to permit them to conduct their respective operations as currently conducted. To the Company's knowledge, no material Company Proprietary Asset is subject to any outstanding order, judgment, decree or stipulation restricting in any manner the use, licensing or sale thereof by the Company or such Company Subsidiary.

     (c) Except as set forth in Part 2.14 (c) of the Disclosure Schedule or pursuant to a Company Contract set forth in Part 2.15(a) of the Disclosure Schedule, neither the Company nor any Company Subsidiary has licensed or otherwise transferred any of the Company Proprietary Assets to any Person on an exclusive basis, and neither the Company nor any Company Subsidiary has entered into any covenant not to compete or Contract limiting its ability to exploit fully any of its Proprietary Assets or to transact business in any market or geographical area or with any Person. Neither the Company nor any Company Subsidiary has offered for sale, or entered into non-confidential preliminary negotiations or discussions with respect to a sale, of any Company Proprietary Asset prior to filing any patent application with respect to such Company Proprietary Asset. Except as set forth in Part 2.14(c) of the Disclosure Schedule or pursuant to a Company Contract set forth in Part 2.15(a) of the Disclosure Schedule, neither the Company nor any Company Subsidiary has entered into any agreement to indemnify any other person against any charge of infringement of any Company Proprietary Asset.

     (d) Except as set forth in Part 2.14(d) of the Disclosure Schedule, (i) all employees of the Company and each Company Subsidiary since January 1, 1997 have executed and delivered to the Company or such Company Subsidiary an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of the Employee Inventions, Proprietary Right, Assignment and Confidentiality Agreements previously delivered to Acquiror, and (ii) all consultants and independent contractors to the Company and each Company Subsidiary since January 1, 1997 have executed and delivered to the Company or such Company Subsidiary an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Consultant, Inventions, Proprietary Rights, Assignment and Confidentiality Agreement previously delivered to Acquiror.

     (e) Notwithstanding anything to the contrary set forth in this Agreement, Acquiror acknowledges that the representations and warranties set forth in
Section 2.14(b) constitute the sole representations and warranties made regarding (i) claims or Legal Proceedings (made or threatened) with respect to
(A) the use of the Company's patents or (B) the manufacture, use or sale of the Company's Products, insofar as such claim or Legal Proceeding may relate to any infringement of patents owned by third parties or in which third parties have rights, and (ii) the Company's ownership of, or rights by license, lease or other agreement, with respect to, the Company's patents. In addition, Acquiror acknowledges and agrees that claims made or threatened or the institution or threat of institution of Legal Proceedings that arise after the Signing Date and
(i) about which claims or Legal Proceedings the Company had no knowledge as of the Signing Date, to the extent concerning (A) the use of the Company's patents or (B) the manufacture, use or sale of the Company's Products, insofar as such claim or Legal Proceeding may relate to any infringement of patents owned by third parties or in which third parties have rights, or (ii) which claims or Legal Proceedings are disclosed in Part 2.14(b) of the Disclosure Schedule, shall not cause a breach of any of the representations and warranties set forth in Article 2 for any and all purposes under this Agreement, including without limitation the failure to meet any condition in Article 6 and Article 9 of this Agreement.

        SECTION 2.15  Contracts.

     (a) Part 2.15(a) of the Disclosure Schedule identifies:

          (i) each Company Contract relating to the employment of, or the performance of services by, any employee or consultant, other than oral, at-will arrangements with employees and contracts relating to the Plans (as defined in Section 2.16);

          (ii) each Company Contract imposing any restriction on the right or ability of the Company or any Company Subsidiary (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any technology;

          (iii) each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

          (iv) each Company Contract relating to the acquisition, issuance or transfer of any securities;

          (v) each Company Contract relating to the creation of any Encumbrance with respect to any asset of the Company;

          (vi) each Company Contract relating to real property or any leasehold interest in real property;

          (vii) each Company Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

          (viii) each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

          (ix) each Company Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party;

          (x) any other Company Contract that was entered into outside the ordinary course of business or was inconsistent with the Company's past practices;

          (xi) any other material Company Contract that has a term of more than sixty (60) days and that may not be terminated by the Company (without penalty) within sixty (60) days after the delivery of a termination notice by the Company; and

          (xii) any other Company Contract that contemplates or involves (A) the payment or delivery of cash, or other consideration in an amount or having a value in excess of twenty thousand dollars ($20,000) in the aggregate, or
     (B) the performance of services having a value in excess of twenty thousand dollars ($20,000) in the aggregate.

     (Contracts in the respective categories described in clauses (i) through (xii) above and Section 2.14(a) are referred to in this Agreement as "Material Contracts.")

     (b) The Company has delivered to Acquiror accurate and complete copies of all written Contracts identified in Part 2.15(a) of the Disclosure Schedule, including all amendments thereto. Part 2.15(a) of the Disclosure Schedule provides an accurate description of the terms of each non-written Material Contract. Each Contract identified in Part 2.15(a) of the Disclosure Schedule is valid and in full force and effect, and, to the best knowledge of the Company, is enforceable by the Company or a Company Subsidiary in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     (c) Except as set forth in Part 2.15(c) of the Disclosure Schedule:

          (i) neither the Company nor any Company Subsidiary has materially violated or breached, or committed any material default under, any Material Contract, and, to the best knowledge of the Company, no other Person has materially violated or breached, or committed any material default under, any Material Contract which violation or breach has, will or would reasonably be expected to result in Damages in excess of $100,000;

          (ii) to the best knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a material violation or breach of any Material Contract, (B) give any Person the right to declare a material default or exercise any material remedy under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Contract, or (D) give any Person the right to cancel, terminate or materially modify any Material Contract;

          (iii) neither the Company nor any Company Subsidiary has received any written notice or other written communication regarding any actual or possible violation or breach of, or default under, any Material Contract; and

          (iv) neither the Company nor any Company subsidiary has waived any of its material rights under any Material Contract.

     (d) The Company is not renegotiating any amount paid or payable to the Company or any Company Subsidiary under any Material Contract or any other material term or provision of any Material Contract, except as set forth in Part 2.15(b) of the Disclosure Schedule.

     (e) The Contracts delivered to Acquiror prior to the Signing Date and identified in the Disclosure Schedule collectively constitute all of the material contracts currently used by the Company and each Company Subsidiary to conduct their respective operations as currently conducted.

     (f) Part 2.15(f) of the Disclosure Schedule identifies and provides a brief description of each proposed Contract as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by the Company since December 31, 1997 and on or before the Signing Date that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of fifty thousand dollars ($50,000) in the aggregate, or (B) the performance of services having a value in excess of fifty thousand dollars ($50,000).

     SECTION 2.16  Employee and Labor Matters; Benefit Plans.

     (a) Part 2.16(a) of the Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plans, programs or agreements (collectively, the "Plans") sponsored, maintained, contributed to or required to be contributed to by the Company or any Company Subsidiary for the benefit of any employee of the Company or any Company Subsidiary ("Employee").

     (b) Neither the Company nor any Company Subsidiary maintains, sponsors or contributes to, and, to the best of the knowledge of the Company, has not at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Subtitles of ERISA) for the benefit of Employees or former Employees (a "Pension Plan").

     (c) Neither the Company nor any Company Subsidiary maintains, sponsors or contributes to any employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Subtitles of ERISA) for the benefit of Employees or former Employees (a "Welfare Plan"), except as set forth in Part 2.16(c) of the Disclosure Schedule.

     (d) Neither the Company nor any Company Subsidiary is required to be, and, to the best knowledge of the Company, has ever been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or
Section 414(b), (c), (m) or (o) of the Code. Neither the Company nor any Company Subsidiary has ever been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. To the best knowledge of the Company, neither the Company nor any Company Subsidiary has ever made a complete or partial withdrawal from a multi-employer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability", as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

     (e) With respect to each Plan, the Company has delivered to Acquiror:

          (i) an accurate and complete copy of such Plan (including all amendments thereto);

          (ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Plan for the last two years;

          (iii) an accurate and complete copy of the most recent summary plan description (and modifications summary), if required under ERISA, with respect to such Plan;

          (iv) if such Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies of the most recent financial statements thereof;

          (v) accurate and complete copies of all Contracts relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and

          (vi) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code).

     (f) Neither the Company nor any Company Subsidiary has any plan or commitment to create any Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law) in a manner that would affect any Employee.

     (g) Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including but not limited to ERISA and the Code.

     (h) Each of the Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked.

     (i) Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former Employee or director of the Company or any Company Subsidiary (whether or not under any Plan), or materially increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits, except as set forth in Part 2.16(i) of the Disclosure Schedule.

     (j) Part 2.16(j) of the Disclosure Schedule contains a list of all salaried employees of the Company and each Company Subsidiary as of the date of this Agreement, and correctly reflects, in all material respects, their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. Neither the Company nor any Company Subsidiary is a party to any collective bargaining contract or other Contract with a labor union involving any of its Employees. All of the Company's employees are "at will" employees.

     (k) Part 2.16(k) of the Disclosure Schedule identifies each Employee whom to the knowledge of the Company is not fully available to perform work because of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service.

     (l) The Company and each Company Subsidiary is in compliance with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters, except where the failure to do so would not have and could not reasonably be expected to have a Company Material Adverse Effect.

     (m) To its knowledge, as of the Signing Date, the Company and each Company Subsidiary has good labor relations, and the Company does not believe that the consummation of any of the transactions contemplated by this Agreement will have a Company Material Adverse Effect on the Company's or any Company Subsidiary's labor relations.

     SECTION 2.17  Tax Matters.

     (a) All Tax Returns required to be filed by or on behalf of the Company or any Company Subsidiary with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Company Returns") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. The Company has delivered to Acquiror accurate and complete copies of all Company Returns filed since the Company's inception, except as set forth in Part 2.17(a) of the Disclosure Schedule.

     (b) The Company Financial Statements fully accrue all actual and contingent liabilities for Taxes payable by the Company or any Company Subsidiary with respect to all periods through the dates thereof in accordance with generally accepted accounting principles. The Company and each Company Subsidiary has established, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes through the Signing Date, and the Company has disclosed the dollar amount of such reserves to Acquiror on or prior to the Closing Date.

     (c) To the Company's knowledge, no Company Return relating to income Taxes has ever been examined or audited by any Governmental Body and there have been no examinations or audits of any Company Return. The Company has delivered to Acquiror accurate and complete copies of all audit reports and similar documents (to which the Company has access) relating to the Company Returns. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company, any Company Subsidiary or any other Person), and no such extension or waiver has been requested from the Company or any Company Subsidiary.

     (d) No claim or Legal Proceeding is pending or has been threatened against or with respect to the Company or any Company Subsidiary in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company or such Company Subsidiary with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company or such Company Subsidiary and with respect to which adequate reserves for payment have been established); there are no Encumbrances, other than Permitted Encumbrances, for Taxes upon any of the assets of the Company or any Company Subsidiary; neither the Company nor any Company Subsidiary has entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code; neither the Company nor any Company Subsidiary has been, and neither the Company nor any Company Subsidiary will be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

     (e) Except as set forth in Part 2.17(e) of the Disclosure Schedule, there is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company or any Company Subsidiary that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. Neither the Company nor any Company Subsidiary is, or has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

     (f) None of the Designated Shareholders is a "foreign person" as defined in
Section 1445 of the Code.

     SECTION 2.18  Environmental Matters.

     (a) The Company and each Company Subsidiary is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all material permits and other material Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; neither the Company nor any Company Subsidiary has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company or any Company Subsidiary is not in compliance with any Environmental Law; and no current or prior owner of any property leased or controlled by the Company or any Company Subsidiary has received any notice or other communication (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that, with respect to such leased or controlled property, such current or prior owner or the Company or any Company Subsidiary is not in compliance with any Environmental Law. All Governmental Authorizations currently held by the Company or any Company Subsidiary pursuant to Environmental Laws are identified in Part 2.18 of the Disclosure Schedule.

     (b) As of the Closing, no material amount of any Hazardous Material is present in, on or under any Company Property in violation of any Environmental Law as a result of the actions of the Company or any Company Subsidiary (excluding failure of the Company or any Company Subsidiary to remediate the presence of a Hazardous Material resulting from the actions of any previous owner or occupier of Company Property of which presence the Company has no knowledge) in violation of any Environmental Law in effect on or before the Closing Date, in, on or under any property, including the land and the improvements, groundwater and surface water thereof, that the Company or any Company Subsidiary or any of their predecessors has at any time owned, operated, occupied or leased (collectively, "Company Property"). In any event, neither the Company nor any Company Subsidiary knows of the presence of any Hazardous Material in, on or under any Company Property in violation of any Environmental Law.

     (c) At no time prior to the Closing has the Company or any Company Subsidiary transported, stored, used, released or exposed its employees or others to Hazardous Materials in violation of any Environmental Law in effect on or before the Closing Date, nor has the Company or any Company Subsidiary disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively, "Hazardous Materials Activities") in violation of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, the Toxic Substances Control Act of 1976 or any other applicable state or federal acts (including the rules and regulations thereunder) or any other Environmental Law as in effect on or before the Closing Date.

     (d) The Company and each Company Subsidiary currently holds all Governmental Authorizations necessary for the conduct of the Company's Hazardous Material Activities.

     SECTION 2.19 Insurance. Part 2.19 of the Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of the Company or any Company Subsidiary. The Company has delivered to Acquiror accurate and complete copies of all insurance policies identified on Part 2.19 of the Disclosure Schedule. Each of the insurance policies identified in Part
2.19 of the Disclosure Schedule is in full force and effect. Since January 1, 1995, neither the Company nor any Company Subsidiary has received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

     SECTION 2.20 Related Party Transactions. Except as set forth in Part 2.20 of the Disclosure Schedule: (a) no Related Party has any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company or any Company Subsidiary; (b) no Related Party is indebted to the Company or any Company Subsidiary; (c) since January 1, 1995, the Company, no Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving the Company or any Company Subsidiary; (d) no Related Party is competing, directly or indirectly, with the Company or any Company Subsidiary; and (e) to the best of the Company's knowledge, no Related Party has

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

any claim or right against the Company or any Company Subsidiary (other than rights under Company Options and rights to receive compensation for services performed as an employee of the Company).

     SECTION 2.21 Company Products; Regulation. Since January 1, 1995, except as set forth in Part 2.21 of the Disclosure Schedule:

     (a) there have not been any written notices, citations or decisions by any Governmental Body that any "commercialized" product, as such term is defined below, produced, manufactured, marketed, tested or distributed by the Company or any Company Subsidiary (each, a "Company Product") is defective or fails to meet any applicable regulations or standards promulgated by any such Governmental Body;

     (b) the Company and each Company Subsidiary has complied in all material respects with the laws, regulations and specification with respect to design, manufacture, labeling, testing and inspection of each Company Product promulgated by the United States Food and Drug Administration (the "FDA") or any other Governmental Body;

     (c) there have been no recalls, field notifications or seizures ordered or, to the knowledge of the Company, threatened by any such Governmental Body with respect to any Company Product;

     (d) neither the Company or any Company Subsidiary has received any warning letter or Section 305 notices from the FDA; and

     (e) to the Company's knowledge, there have been no adverse events during any human clinical trials of a Company Product (except as set forth in the Clinical Trial Documents). Neither the Company nor any Company Subsidiary has received any written notice that there exist any reasonable grounds for a claim of defectiveness of any Company Product or for the recall of any Company Product. To the best knowledge of the Company, no Person has been required to file any notification or other report with or provide information to any Governmental Body or product safety standards organization or to disclose any information to any person or the public at large with respect to actual or potential defects, hazards or adverse events with respect to any Company Product and any service provided by the Company. The Company has provided to Acquiror accurate and complete copies of all material Clinical Trial Documents.

     (f) For purposes of this Section 2.21, a "commercialized" product shall mean any product that is sold or offered for sale to third parties in or outside of the United States, or that has been approved for sale in or outside of the United States by any authorized Governmental Body, and shall further include the Talent system, whether or not such system is or has been sold, offered for sale or approved for sale.

     (g) Notwithstanding anything to the contrary set forth in this Agreement, Acquiror acknowledges that (i) the representations and warranties set forth in
Section 2.21(a) constitutes the sole representation and warranty made for the benefit of Acquiror relating to Governmental Body liability for and regulation of Company products; and (ii) the representations and warranties set forth in
Section 2.21(e) constitutes the sole representation and warranty made for the benefit of Acquiror relating to product liability claims brought or threatened to be brought by third parties using or who have used the Company's Products. In addition, Acquiror acknowledges and agrees that claims made or threatened or the institution of Legal Proceedings by third parties claiming defectiveness of the Company's Products that arise after the Signing Date and (i) about which claims or Legal Proceedings the Company had no knowledge as of the Signing Date, or
(ii) which claims or Legal Proceedings are disclosed in Part 2.21(e) of the Disclosure Schedule, shall not cause a breach of any of the representations and warranties set forth in Article 2 for any and all purposes under this Agreement, including without limitation the failure to meet any condition in Article 6 and
Article 9 of this Agreement.

     SECTION 2.22 Transaction Tax Matters. The Company has not taken or failed to take any action that would prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

     SECTION 2.23 Opinion of Financial Advisor. The Company has received the written opinion (the "Fairness Opinion") of Vector Securities International, Inc. ("Vector"), on the date of this Agreement, to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to the Company's shareholders from a financial point of view, and the Company will, promptly after the date of this Agreement, deliver a copy of such opinion to Acquiror. Vector has acknowledged and agreed that the Fairness Opinion will be included in the notice and proxy to be sent to the Company's shareholders in connection with the Company Shareholders' Meeting described in Section 5.3 below.

     SECTION 2.24 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of capital stock of the Company necessary to approve the Merger, this Agreement and the transactions contemplated by this Agreement.

     SECTION 2.25 No Brokers. No broker, finder or investment banker (other than Vector Securities International, Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Company. The Company has heretofore furnished to Acquiror a correct copy of all agreements between the Company and Vector Securities International, Inc. pursuant to which such firm would be entitled to any payment relating to the transactions contemplated by this Agreement.

     SECTION 2.26 No Existing Discussions. Except as set forth in the Disclosure Schedule, neither the Company nor any Company Subsidiary, and no Representative of the Company or any Company Subsidiary, is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Competing Transaction.

                                   ARTICLE 3

           REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

     Acquiror and Merger Sub represent and warrant to the Company as follows:

     SECTION 3.1 Organization and Good Standing. Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all corporate power and authority (i) the conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently being owned and used; and (iii) to perform its obligations under its material contracts.

     SECTION 3.2 Certificate/Articles of Incorporation and Bylaws. Acquiror has delivered to the Company accurate and complete copies of: (i) its Certificate of Incorporation and Bylaws, including all amendments thereto. There has not been any violation of any of the provisions of Acquiror's Certificate of Incorporation or Bylaws, and no action has been taken that is inconsistent in any material respect with any resolution adopted by the stockholders, the board of directors or any committee of the board of directors. Merger Sub has delivered to the Company accurate and complete copies of: (i) its Articles of Incorporation and Bylaws, including all amendments thereto. There has not been any violation of any of the provisions of Merger Sub's Articles of Incorporation or Bylaws, and no action has been taken that is inconsistent in any material respect with any resolution adopted by the stockholders, the board of directors or any committee of the board of directors.

     SECTION 3.3 Authority; Binding Nature of Agreement. Acquiror and Merger Sub have all requisite corporate power and authority to enter into and, as of the Closing Date will have all requisite corporate power and authority, to perform their obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Acquiror and Merger Sub of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Acquiror's and Merger Sub's respective boards of directors and no other corporate proceedings on the part of Acquiror or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the filing of Articles of Merger as required by Florida Law). No vote of Acquiror stockholders is needed to approve the Merger. This Agreement has been duly and validly executed and delivered by Acquiror and Merger Sub and constitutes the legal, valid and binding obligation of Acquiror and Merger Sub, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     SECTION 3.4 Non-Contravention. Neither (a) the execution, delivery or performance of the Transaction Agreements nor (b) the consummation of the Merger or any of the transactions contemplated by this Agreement or the Transaction Agreements will, directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with or result in a violation of (A) any of the provisions of the Certificate of Incorporation or Bylaws of Acquiror or the Articles of Incorporation or Bylaws of Merger Sub, or (B) any resolution adopted by the stockholders, boards of directors or any committee thereof of Acquiror or Merger Sub; or (ii) contravene, conflict with or result in a violation of any Legal Requirement or any order, writ, injunction, judgment or decree to which Acquiror or Merger Sub, or any of the properties or assets owned or used by Acquiror or Merger Sub, is bound or affected, except for such violations, breaches or defaults which would not have an Acquiror Material Adverse Effect.

     SECTION 3.5 Absence of Changes. Since January 1, 1998, Acquiror has not suffered any change constituting an Acquiror Material Adverse Effect.

     SECTION 3.6 SEC Filings; Financial Statements. Acquiror has filed with the Securities and Exchange Commission (the "SEC") and has heretofore made available to the Company true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it and its subsidiaries since July 1, 1997 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or the Securities Act of 1933, as amended (the "Securities Act") (collectively, the "Acquiror SEC Documents"). As of their respective dates or, if amended, as of the date of the last such amendment, the Acquiror SEC Documents, including, without limitation, any financial statements or schedules included therein, complied in all material respects with the applicable requirements of the Securities Act as the Exchange Act, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets (including the related notes) included in the Acquiror SEC Documents fairly presented in all material respects the financial position of Acquiror and its consolidated subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included therein fairly presented in all material respects the results of operations and cash flows of Acquiror and its consolidated subsidiaries for the respective periods or as of the respective dates set forth therein. Each of the consolidated balance sheets and statements of operations and cash flows (including the related notes) included in the Acquiror SEC Documents has been prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods involved, except as otherwise noted therein and subject, in the case of unaudited interim financial statements, to normal year-end adjustments.

     SECTION 3.7 Valid Issuance. The issuance and delivery by Acquiror of shares of Acquiror Common stock in connection with the Merger and this Agreement have been duly and validly authorized by all necessary action on the part of Acquiror. The shares of Acquiror Common Stock to be issued in connection with the Merger and this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable.

     SECTION 3.8 Investigation by Acquiror. In entering into this Agreement, each of Acquiror and Merger Sub:

          (a) acknowledges that none of the Company, any Company Subsidiary or any of their respective directors, officers, employees, affiliates, agents, advisors or representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Acquiror, Merger Sub or their agents or representatives; and

          (b) agrees, to the fullest extent permitted by law, that none of the Company, any Company Subsidiary or any of their respective directors, officers, employees, shareholders, affiliates, agents, advisors or representatives shall have any liability or responsibility to Acquiror or Merger Sub on any basis

     (including, without limitation, in contract or tort, under federal or state securities laws or otherwise), based upon any information provided or made available, or statements made, to Acquiror.

     The foregoing limitations shall not: (i) apply to the Company to the extent the Company makes the specific representations, warranties and covenants set forth in this Agreement and the Transaction Agreements, including the Disclosure Schedule and the exhibits attached hereto and incorporated herein and therein and any documents (including the certificate referenced in Section 6.7(j)) to be delivered at the Closing by the Company, (ii) apply to obligations with respect to the Holdback Shares; or (iii) preclude Acquiror and Merger Sub from seeking any remedy for fraud.

     SECTION 3.9 Tax Matters. Neither Acquiror nor Merger Sub has taken or failed to take any action that would prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

     SECTION 3.10 Consents. Acquiror's and Merger Sub's execution and delivery of this Agreement and the Transaction Agreements do not, and Acquiror's and Merger Sub's performance of this Agreement and the Transaction Agreements and the consummation of the transactions contemplated thereby will not, require any filing with, delivery of notice to, or receipt of any material Consent from, any Person, except for applicable requirements of the Securities Act of 1933, as amended, state securities or "blue sky" laws and the filing of Articles of Merger as required by Florida Law.

                                   ARTICLE 4

                        CERTAIN COVENANTS OF THE COMPANY

     SECTION 4.1 Access and Investigation. During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), the Company shall, and shall cause its Representatives to: (a) provide Acquiror and Acquiror's Representatives with reasonable access to the Company's and each Company Subsidiary's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company and each Company Subsidiary, including as may be necessary for the Acquiror's Representatives to perform an accounting audit and to prepare pro forma financial statements for the Acquiror and the Company; and
(b) provide Acquiror and Acquiror's Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company and each Company Subsidiary, and with such additional financial, operating and other data and information regarding the Company and each Company Subsidiary, as Acquiror may reasonably request.

     SECTION 4.2 Operation of the Company's Business. Except as specifically contemplated by the Transaction Agreements, during the Pre-Closing Period:

          (a) the Company and each Company Subsidiary shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement and neither the Company nor any Company Subsidiary shall enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with past practice;

          (b) the Company and each Company Subsidiary shall use all reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Company or such Company Subsidiary;

          (c) the Company and each Company Subsidiary shall keep in full force all insurance policies identified in Part 2.19 of the Disclosure Schedule;

          (d) neither the Company nor any Company Subsidiary shall declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

          (e) neither the Company nor any Company Subsidiary shall sell, issue or authorize the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security, or
     (iii) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company shall be permitted to issue Company Common Stock upon exercise of outstanding Company Options);

          (f) the Company shall not amend or waive any of its rights under, or permit the acceleration of vesting under (except to the extent provided for in Plans and option agreements entered into pursuant thereto, as in effect on the Signing Date), (i) any provision of its Company Options, (ii) any provision of any agreement evidencing any outstanding Company Option, or
     (iii) any restricted stock purchase agreement;

          (g) neither the Company nor any Company Subsidiary shall amend or permit the adoption of any amendment to the Charter Documents, or effect or permit the Company or any Company Subsidiary to become a party to any Competing Transaction (subject to Section 4.4), recapitalization, reclassification of shares, stock split, reverse stock split or similar transactions;

          (h) neither the Company nor any Company Subsidiary shall form any subsidiary or acquire any equity interest or other similar interest in any other Entity;

          (i) except as contemplated by the capital expenditure budget set forth in Part 4.2(i) of the Disclosure Schedule, neither the Company nor any Company Subsidiary shall make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of the Company or any Company Subsidiary during the Pre-Closing Period, do not exceed one hundred and fifty thousand dollars ($150,000);

          (j) neither the Company nor any Company Subsidiary shall (i) enter into, or become bound by, any Contract that is or would constitute a Material Contract, or (ii) amend, violate or terminate, or waive any material right or remedy under, any such Contract;

          (k) neither the Company nor any Company Subsidiary shall (i) acquire, lease or license any material right or other material asset from any other Person, or (ii) sell or otherwise dispose of, or lease or license, any material right or other material asset to any other Person, other than the sale by the Company of inventory in the ordinary course of business and consistent with past practice;

          (l) neither the Company nor any Company Subsidiary shall make any pledge of any of its assets or otherwise voluntarily permit any of its assets to become subject to any Encumbrance, except for Permitted Encumbrances;

          (m) other than loans made in the ordinary course of business and consistent with past practice up to an aggregate amount of ten thousand dollars ($10,000), neither the Company nor any Company Subsidiary shall (i) lend money to any Person, or (ii) incur or guarantee any indebtedness for borrowed money;

          (n) neither the Company nor any Company Subsidiary shall (i) other than as required by applicable law or agreement set forth in the Disclosure Schedule, establish, adopt or amend any Plan, (ii) pay any bonus or make any profit sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, severance or termination pay, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees except for increases made in the ordinary course of business consistent with past practice and which in the aggregate do not exceed one hundred and fifty thousand ($150,000), or (iii) hire any new employee, other than employees hired whose annualized compensation is no greater than sixty thousand dollars ($60,000) and who are hired in the ordinary course of business and consistent with past practice;

          (o) neither the Company nor any Company Subsidiary shall change any of its methods of accounting or accounting practices in any material respect, unless required by GAAP or applicable law;

          (p) neither the Company nor any Company Subsidiary shall make any material Tax election, adopt or materially change any material accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

          (q) neither the Company nor any Company Subsidiary shall revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

          (r) neither the Company nor any Company Subsidiary shall pay, discharge or satisfy in an amount in excess of fifty thousand dollars ($50,000) in any one case any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities identified in clauses (a) through (d) of Section 2.8(c);

          (s) neither the Company nor any Company Subsidiary shall agree or commit to take any of the actions described in clauses (e) through (r) above.

     Notwithstanding the foregoing, the Company may take any action described in clauses (e) through (s) above if Acquiror gives its prior written consent (which consent shall not be unreasonably withheld) to the taking of such action by the Company.

     SECTION 4.3  Notification; Updates to Disclosure Schedule.

     (a) During the Pre-Closing Period, the Company shall promptly notify Acquiror in writing of:

          (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement;

          (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

          (iii) any breach of any covenant or obligation of the Company, any Company Subsidiary;

          (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Articles 6 or 7 impossible or unlikely; and

          (v) any actual or, to the best knowledge of the Company, threatened action, proceeding or investigation by any Governmental Body or any other Person (A) challenging or seeking material damages in connection with the Merger or the conversion of the Shares into shares of Acquiror Common Stock pursuant to the Merger or (B) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Acquiror or any subsidiary of Acquiror to own or operate all or any portion of the business or assets of the Company or any Company Subsidiary.

          (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.3(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Acquiror and its counsel a written update to the Disclosure Schedule prominently labelled as an update to the Disclosure Schedule and setting forth in detail the required changes. Except as to any such written and prominently labelled updates which are objected to in a writing prominently labelled as an objection to such update delivered by Acquiror to the Company within fifteen (15) business days after Acquiror's and its counsel's receipt of an update, such update shall be deemed to supplement and amend the Disclosure Schedule for the purpose of
     (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement, and (ii) determining whether any of the conditions set forth in Article 6 has been satisfied.

     SECTION 4.4  No Solicitation of Competing Transactions.

     (a) During the Pre-Closing Period, neither the Company nor any Company Subsidiary shall, and each of them shall direct and cause its Representatives to, directly or indirectly, (i) initiate, solicit or encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate, any inquiry or the making of any proposal or offer from any Person relating to a possible Competing Transaction, (ii) enter into, continue or otherwise participate in any discussions or negotiations with any Person in furtherance of such inquiries or in connection with a Competing Transaction,
(iii) enter into any agreement relating to or in connection with a possible Competing Transaction, or endorse any such agreement, or (iv) consider, entertain or accept any proposal or offer from any Person relating to a possible Competing Transaction. Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any Representative of the Company or any Company Subsidiary, whether or not such Representative is purporting to act on behalf of the Company or a Company Subsidiary, shall be deemed to constitute a breach of this Section 4.4 by the Company.

     (b) Nothing contained in this Agreement shall prevent the Company or its Board of Directors from furnishing information regarding the Company (including a copy of this Section 4.4) to any Person in connection with or in response to a bona fide, unsolicited Acquisition Proposal or engaging in discussions or negotiations with respect thereto if and only to the extent that (i) the Board of Directors of the Company determines in good faith, after consultation with its financial advisor, that such Acquisition Proposal is reasonably likely to result in a Superior Offer, (ii) the Board of Directors of the Company determines in good faith, upon the advice of its outside legal counsel, that such action is required in order for the Board of Directors to comply with its fiduciary duties under applicable law, (iii) the Person who has requested such information has executed and delivered to the Company a non-disclosure agreement reasonably satisfactory to Acquiror, and (iv) the Company has not breached any provision of this Agreement, including Section 4.4(a)(i). In addition, nothing in paragraph 4.4(a) above shall prevent the Board of Directors of the Company from recommending a Superior Offer to its shareholders, if the Board determines, upon the advice of its outside legal counsel, that, in light of such Superior Offer, such recommendation is required in order for the Board of Directors to comply with its fiduciary obligations to the Company's shareholders under applicable law.

     (c) The Company shall promptly notify Acquiror in writing of any inquiry, proposal or offer relating to a possible Competing Transaction that is received by the Company or any Company Subsidiary during the Pre-Closing Period.

     (d) Nothing in this Section 4.4 shall limit or eliminate in any way the Company's obligation to call, give notice of, convene and hold the Company's Shareholders' Meeting as set forth in Section 5.3 below, regardless of whether the recommendation of the Board of Directors of the Company shall have been withdrawn, amended or modified pursuant to Section 4.4(b).

                                   ARTICLE 5

                      ADDITIONAL COVENANTS OF THE PARTIES

     SECTION 5.1 Filings and Consents. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the transactions contemplated by this Agreement, and (b) shall use all reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the transactions contemplated by this Agreement. Acquiror shall (upon request) promptly deliver to the Company a copy of each such filing made, each such notice given and each such Consent obtained by Acquiror during the Pre-Closing Period (except to the extent any such filing, notice or Consent contains any non-public information);

and the Company shall (upon request) promptly deliver to Acquiror a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

     SECTION 5.2  Registration Statement.

     (a) As promptly as practicable after the date of this Agreement, Acquiror and the Company shall cooperate in preparing and causing to be filed with the SEC a Form S-4 Registration Statement in order to register the shares of Acquiror Common Stock to be issued in the Merger. Each of Acquiror and the Company shall use all reasonable efforts to cooperate in causing the Form S-4 Registration Statement to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. The Company will use all reasonable efforts to cause a proxy statement, a component part of which shall be the Form S-4 Registration Statement, to be mailed to the Company's shareholders as promptly as practicable after the Form S-4 Registration statements is declared effective under the Securities Act. The Company shall promptly furnish to Acquiror all information concerning the Company, Company Subsidiaries and the Company shareholders that may be required (as agreed by counsel to the Company and Acquiror) or reasonably requested in connection with any action contemplated by this Section 5.2. Acquiror shall notify the Company promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for any amendment or supplement to the Form S-4 Registration Statement or for any other information and shall supply the Company with copies of all correspondence between Acquiror and the SEC or its staff or other governmental officials with respect to the S-4 Registration Statement. The information supplied by each of Acquiror and the Company for inclusion in the Form S-4 Registration Statement shall not (i) at the time the Form S-4 Registration Statement is declared effective, (ii) at the time of the Company Shareholders' Meeting (as defined in Section 5.3), and (iii) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required under which they were made, not misleading. If Acquiror or the Company becomes aware of any information that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement, then the parties shall promptly inform each other and shall cooperate with the other in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the shareholders of the Company.

     (b) Prior to the Effective Time, Acquiror shall use reasonable efforts to obtain all regulatory approvals needed to ensure that the Acquiror Common Stock to be issued in the Merger will be approved for quotation at the Effective Time on the Nasdaq National market; provided, however, that Acquiror shall not be required (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified or (ii) to file a general consent to service of process in any jurisdiction.

     SECTION 5.3  Company Shareholders' Meeting.

     (a) The Company shall, in accordance with its articles of incorporation and bylaws and the applicable requirements of Florida Law, call and hold a special meeting of its shareholders as promptly as practicable for the purpose of permitting them to consider and vote upon and approve the Merger and this Agreement (together with any postponements or adjournments thereof , the "Company Shareholders' Meeting"). As promptly as practicable after the SEC declares the Form S-4 Registration Statement effective, the Company shall cause a copy of a proxy statement, a component part of which shall be the Form S-4 Registration Statement (the "Proxy"), to be delivered to each shareholder of the Company who is entitled to vote at the Company Shareholders' Meeting. As promptly as practicable after the delivery of copies of the Proxy to all shareholders entitled to vote at the Company Shareholders' Meeting, the Company shall use all reasonable efforts to solicit from each of such shareholders a proxy in favor of the approval of the Merger and this Agreement.

     (b) Nothing in this Agreement shall prevent the board of directors of the Company from withdrawing, amending or modifying its recommendation in favor of the Merger at any time prior to the approval of this Agreement at the Company Shareholders' Meeting if (i) a Superior Offer is made to the Company and not withdrawn, (ii) neither the Company nor any of its Representatives shall have violated any of the restrictions set forth in Section 4.4, and (iii) the Board of Directors of the Company concludes in good faith, upon the advice of its outside legal counsel, that, in light of such Superior Offer, the withdrawal, amendment or modification of such recommendation is required in order for the board of directors of the Company to comply with its fiduciary obligations to the Company's shareholders under applicable law. Nothing contained in this Section 5.3(b) shall limit or eliminate in any way the Company's obligation to call, give notice of, convene and hold the Company Shareholders' Meeting (regardless of whether the recommendation of the board of directors of the Company shall have been withdrawn, amended or modified).

     SECTION 5.4 Public Announcements. Neither the Company, Acquiror nor any of their respective affiliates or Representatives shall issue or cause the publication of any press release or the making of a public statement or filing with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior agreement of the other party, except as may be required for Acquiror by law or by any listing agreement with a national securities exchange.

     SECTION 5.5 Affiliate Agreements. The Company shall use its all reasonable efforts to cause each Person identified on Exhibit E-2 (and any other Person that could reasonably be deemed to be an "affiliate" of the Company within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act), to execute and deliver to Acquiror as promptly as practicable after the execution of this Agreement, an Affiliate Agreement in the form of Exhibit E-1. The Company shall provide to Acquiror in good faith a list of the persons described as affiliates in this Section 5.5 and to be included in Exhibit E-2. If there is a disagreement between Acquiror and the Company about the persons who must be included on Exhibit E-2, the Company may remove persons from Exhibit E-2 only if the Company provides to Acquiror a written opinion from its outside legal counsel that such person could not reasonably be deemed an affiliate within the meaning of Rule 145 under the Securities Act. Acquiror shall be entitled to place share certificate legends and to issue stop transfer instructions to Acquror's transfer agent consistent with the terms of such Affiliate Agreements.

     SECTION 5.6  Tax Matters.

     (a) Prior to the Closing, the Company, Acquiror and Merger Sub shall execute and deliver, to Cooley Godward llp and to Greenberg Traurig, P.A., tax representation letters in substantially the form of Exhibit F-1 and F-2, respectively (which will be used in connection with the legal opinions contemplated in Articles 6 and 7).

     (b) Acquiror and Company will use all of their respective reasonable efforts to cause the transactions contemplated hereby to qualify as a reorganization under the provisions of Section 368(a) of the Code and will not take any action after the Merger is effected that could reasonably be expected to cause the Merger to lose its tax-free status. All parties hereto agree to file the Plan of Merger with their respective federal income tax returns for the year in which the Merger is effective and to comply with the reporting requirements of Treasury Regulation 1.368-3.

     SECTION 5.7 Reasonable Efforts. During the Pre-Closing Period, (a) the Company shall use all reasonable efforts to cause the conditions set forth in
Article 6 to be satisfied on a timely basis, and (b) Acquiror and Merger Sub shall use all reasonable efforts to cause the conditions set forth in Article 7 to be satisfied on a timely basis.

     SECTION 5.8 Employment and Noncompetition Agreements. The Company shall apply all reasonable efforts to have the individuals on Exhibit G-2 execute and deliver to the Company and Acquiror an Employment Agreement in the form of Exhibit G-1 and a Noncompetition Agreement in the form of Exhibit H.

     SECTION 5.9 Protection of Proprietary Assets. The Company and each Company Subsidiary shall apply all reasonable efforts to have all current and former employees, consultants and independent contractors that are or were involved in the creation, invention, research or development of the Company's Proprietary Assets, execute and deliver to the Company or such Company Subsidiary an agreement that is substantially identical to the form of the Inventions, Proprietary Right, Assignment and Confidentiality Agreements previously delivered to Acquiror.

     SECTION 5.10 FIRPTA Matters. At the Closing, (a) the Company shall deliver to Acquiror a statement (in such form as may be reasonably requested by Cooley Godward llp) conforming to the requirements of Section 1.897-2(h)(1)(I) of the United States Treasury Regulations, and (b) the Company shall deliver to the Internal Revenue Service the notification required under Section 1.897-2(h)(2) of the United States Treasury Regulations.

     SECTION 5.11 Release. The Company shall apply all reasonable efforts to have each of the persons identified on Exhibit I-2 execute and deliver to the Company a Release in the form of Exhibit I-1.

     SECTION 5.12  Directors' and Officers' Insurance and Indemnification.

     (a) All rights to indemnification existing in favor of the current directors and officers (the "Indemnified Parties") of the Company for acts, omissions and events occurring on or prior to the Effective Time (regardless of whether any claim in connection therewith is asserted or claimed prior to or after the Effective Time), as provided to the fullest extent under Florida Law in the Company's Articles, Bylaws or indemnification agreements (as in effect as of the date of this Agreement), shall survive the Merger and shall be observed by the Surviving Corporation for a period of not less than six years from the Effective Time.

     (b) In the event that Acquiror (i) causes the Surviving Corporation to consolidate with or merge into any other Person and Surviving Corporation is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) causes the Surviving Corporation to transfer or convey all or substantially all of Surviving Corporation's properties and assets to any Person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 5.12, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.12 and none of the actions described in clause (i) or
(ii) shall be taken until such provision is made.

     (c) From the Effective Time until the sixth anniversary of the date on which the Merger becomes effective, the Surviving Corporation shall maintain in effect, for the benefit of the current directors and officers of the Company with respect to acts or omissions occurring prior to the Effective Time, the existing policy of directors' and officers' liability insurance maintained by the Company as of the date of this Agreement (the "Existing Policy"); provided, however, that (i) the Surviving Corporation may substitute for the Existing Policy a policy or policies of comparable coverage, and (ii) the Surviving Corporation shall not be required to pay an annual premium for the Existing Policy (or for any substitute policies) in excess of 150% of the annual premium currently paid by the Company for such insurance. In the event any future annual premium for the Existing Policy (or any substitute policy or policies) exceeds 150% of the annual premium currently paid by the Company for such insurance, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Existing Policy (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to 150% of the annual premium currently paid by the Company for such insurance.

     SECTION 5.13 Confidentiality. Notwithstanding anything to the contrary contained in this Agreement, and subject only to any disclosure requirements which may be imposed upon Acquiror under applicable state or federal securities or antitrust laws, it is expressly understood and agreed by Acquiror and the Company that, except to the extent that the following have been published (other than by Acquiror or the Company or their respective Representatives in breach of this Section 5.13): (a) this Agreement, the schedules and exhibits hereto, and the conversations, negotiations and transactions relating hereto and/or contemplated hereby; and (b) all financial information, business records and other non-public information concerning Acquiror or the Company which any of the parties or their respective representatives has received or may hereafter receive, shall be maintained in the strictest confidence by the parties and their respective representatives, and shall not be disclosed to any person that is not associated or affiliated with any of the parties and involved in the transactions contemplated hereby, without the prior written approval of Acquiror or the Company, as applicable. The parties hereto shall use all reasonable efforts to avoid disclosure of any of the foregoing or undue disruption of any of the business operations or personnel of Acquiror or the Company. In the event that the transactions contemplated hereby shall not be consummated for any reason, each of the parties covenants and agrees that neither it nor its representatives shall retain any documents, lists or other writings which they may have received or obtained in connection herewith or any documents incorporating any of the information contained in any of the same (all of which, and all copies thereof in the possession or control of themselves or their representatives, shall be returned to the original source of the material at issue). The parties hereto shall be responsible for any damages sustained by reason of their respective breaches of this subsection, and this subsection may be enforced by injunctive relief.

     SECTION 5.14 Stock Exchange Listing. Acquiror shall promptly prepare and submit to the Nasdaq National Market tier of the Nasdaq Stock Market or such other national securities exchange on which shares of Acquiror Common Stock are listed, a listing application covering the shares of Acquiror Common Stock issuable in the Merger, and shall apply all reasonable efforts to obtain, prior to the Effective Time, approval for listing of such Acquiror Common Stock, subject to official notice of issuance.

                                   ARTICLE 6

         CONDITIONS PRECEDENT TO OBLIGATIONS OF ACQUIROR AND MERGER SUB

     The obligations of Acquiror and Merger Sub to effect the Merger and otherwise consummate the other transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

     SECTION 6.1 Accuracy of Representations. The representations and warranties made by the Company in Sections 2.3(a), 2.3(b) and 2.3(c) shall be true and correct on and as of the Closing Date as though such representation and warranties were made on and as of that date, taking into account exercise of any Company Options or Company warrants outstanding on the Signing Date. All other representations and warranties made by the Company shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of that date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) would not have a Company Material Adverse Effect.

     The obligations of Acquiror and Merger Sub to effect the Merger and otherwise consummate the other transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

     SECTION 6.2 Performance of Covenants. All of the covenants and obligations that the Company and the Company Subsidiaries are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

     SECTION 6.3 Shareholder Approval and Dissenting Rights. The principal terms of the Merger shall have been duly approved by the affirmative vote of no less than eighty-five percent (85%) of the shares of Company Common Stock entitled to vote with respect thereon. No more than eight percent (8%) of the shares of Company Common Stock outstanding immediately prior to the Company Shareholders' Meeting shall have delivered to the Company notice of intent to exercise dissenters' rights.

     SECTION 6.4 Consents. All Consents required to be obtained in connection with the transactions contemplated by this Agreement (including the Consents identified in Part 2.5 of the Disclosure Schedule) shall have been obtained and shall be in full force and effect, other than those which if not obtained would not have a Company Material Adverse Effect. Failure to obtain any consent required pursuant to the Standard Office Building Net Lease for the Sawgrass Building, Plaza I & II shall be deemed to have a Company Material Adverse Effect.

     SECTION 6.5 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the transactions contemplated by this Agreement illegal.

     Section 6.6 No Material Adverse Change. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect, or any fact, circumstance or condition that would reasonably be expected to have a Company Material Adverse Effect.

     Section 6.7 Particular Agreements and Documents. Acquiror and Merger Sub shall have received the following agreements and documents, each of which shall be in full force and effect:

          (a) Shareholder Agreements in the form of Exhibit C-1, executed by the Persons identified in Exhibit C-2;

          (b) Affiliate Agreements in the form of Exhibit E-1, executed by the Persons identified on Exhibit E-2 and by any other Person who could reasonably be deemed to be an "affiliate" of the Company within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act;

          (c) Employment Agreements in the form of Exhibit G-1, executed by the individuals identified on Exhibit G-2 and not withdrawn or terminated by such individuals;

          (d) Employee Inventions, Proprietary Rights, Assignment and Confidentiality Agreements, in the form attached to the Employment Agreement attached as Exhibit G-1, executed by the individuals identified on Exhibit G-3;

          (e) Noncompetition Agreements in the form of Exhibit H-1, executed by the individuals identified on Exhibit H-2;

          (f) a Release in the form of Exhibit I-1, executed by each of persons listed on Exhibit I-2;

          (g) Escrow Agreement substantially in the form of Exhibit J executed by Acquiror, the Escrow Agent and the Designated Escrow Representative;

          (h) a legal opinion of Greenberg Traurig, P.A., dated as of the Closing Date, in the form of Exhibit K;

          (i) Confidentiality/Nondisclosure agreements in the form of Exhibit L executed by each of the directors of the Company on the Signing Date;

          (j) a legal opinion of Cooley Godward LLP, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, Cooley Godward LLP may rely upon the tax representation letters referred to in Article 5,

          (k) a certificate executed by the Company to the effect that the conditions set forth in Sections 6.1, 6.2, 6.3 and 6.4 have been duly satisfied (the "Company Closing Certificate");

          (l) written resignations of all officers not included in Exhibit D and all directors of the Company, effective as of the Effective Time;

          (m) the valid and effective termination as of the Effective Time of provisions in Contracts that provide any Person with rights of any nature with respect to the board of directors of the Company or of any Company Subsidiary, except as provided generally by the Company's or the Company's Subsidiaries' Articles of Incorporation and Bylaws (or equivalent documents) or by applicable law;

          (n) the valid and effective termination of the Common Stock Purchase Agreement and the Shareholder Agreement, each dated as of August 8, 1997; and

          (o) The Company shall have received analyses and information mutually satisfactory to Acquiror and the Company relating to certain patents.

     SECTION 6.8 Termination of Options; Warrants. Other than the Company Options which shall be assumed by Acquiror, each outstanding option, warrant or other right to purchase capital stock of the Company shall have either been exercised (including "net exercise") or terminated.

     SECTION 6.9 FIRPTA Compliance. The Company shall have filed with the Internal Revenue Service the notification referred to in Section 5.9(b) and delivered notice to Acquiror.

     SECTION 6.10 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC with respect to the Form S-4 Registration Statement.

     SECTION 6.11 Listing. The shares of Acquiror Common stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the Nasdaq National Market.

     SECTION 6.12 Insolvency Proceeding. There shall be no pending general assignment of the Company for the benefit of creditors, or any proceeding pending, or to the Company's knowledge, threatened by or against the Company seeking to adjudicate the Company as bankrupt or insolvent, or seeking liquidation, winding up a reorganization, arrangement, adjustment, protection, relief or composition of its debts under any law relating to bankruptcy, insolvency or reorganization, except for any assignment or proceeding that has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

     SECTION 6.13 No Other Litigation. No Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the transactions contemplated by this Agreement or seeking to prohibit or limit the exercise by Acquiror of any material right pertaining to its ownership of the Stock of the Surviving Corporation. There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party or is otherwise involved, or in which there is a reasonable possibility of an outcome that would have a Material Adverse Effect on the Company or any Company Subsidiary or Acquiror; (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from Acquiror or any of its subsidiaries any damages that may be material to Acquiror; or (c) seeking to prohibit or limit in any material respect Acquiror's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation.

                                   ARTICLE 7

               CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

     The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

     SECTION 7.1 Accuracy of Representations. All representations and warranties made by Acquiror shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of that date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) would not have an Acquiror Material Adverse Effect.

     SECTION 7.2 Performance of Covenants. All of the covenants and obligations that Acquiror is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

     SECTION 7.3 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC with respect to the Form S-4 Registration Statement.

     SECTION 7.4 Listing. The shares of Acquiror Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the Nasdaq National Market.

     SECTION 7.5 Documents. The Company shall have received the following documents:

     (a) a legal opinion of Cooley Godward llp, dated as of the Closing Date, in the form of Exhibit M-1;

     (b) a legal opinion of Akerman, Senterfitt & Eidson, P.A., dated as of the Closing Date, in the form of Exhibit M-2; and

     (c) a legal opinion of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A., dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, Greenberg Traurig, P.A., may rely upon the tax representation letters referred to in Article 5).

     SECTION 7.6 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the transactions contemplated by this Agreement illegal.

     SECTION 7.7 Share Price. Notwithstanding anything else set forth in this Agreement, the Closing Price shall not be less than seventy percent (70%) of the Signing Price (as adjusted for any stock splits, stock dividends or reverse stock splits).

     SECTION 7.8 Shareholder Approval. The principal terms of the Merger shall have been duly approved by the affirmative note of no less than fifty percent (50%) of the shares of Company Common Stock entitled to vote with respect thereon.

     SECTION 7.9 Employee Payment Plan. Acquiror shall have caused a bonus program for employees of the Company who continue employment with Acquiror or its affiliates to be established, conditional upon the effectiveness of the Merger, substantially in the form of Exhibit N.

                                   ARTICLE 8

                                  TERMINATION

     SECTION 8.1 Termination Events. This Agreement may be terminated prior to the Closing:

          (a) by Acquiror if the Closing has not taken place on or before July 31, 1998 (other than as a result of any failure on the part of Acquiror to comply with or perform any covenant or obligation of Acquiror set forth in this Agreement);

          (b) by the Company, if the Closing has not taken place on or before July 31, 1998 (other than as a result of the failure on the part of the Company to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Acquiror);

          (c) by either the Company or Acquiror if any Governmental Body shall have issued an order, decree or ruling or taken any other action which order, decree, ruling or other action the parties hereto shall use all reasonable efforts to lift, in each case permanently restraining, enjoining or otherwise prohibiting the material transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable;

          (d) by the Company if Acquiror or Merger Sub (x) breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein or (y) breaches its representations and warranties in any material respect and such breach would have an Acquiror Material Adverse Effect, in each case such that any of the conditions set forth in Article 7 would not be satisfied; provided, however, that if any such breach is curable by the breaching party through the exercise of the breaching party's best efforts and for so long as the breaching party shall be so using its best efforts to cure such breach, the Company may not terminate this Agreement pursuant to this subsection; or

          (e) by Acquiror if the Company (x) breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein or (y) breaches its representations and warranties in any material respect and such breach would have a Company Material Adverse Effect, in each case such that the conditions set forth in
     Article 6 would not be satisfied; provided, however, that if any such breach is curable by the Company through the exercise of the Company's best efforts and for so long as the Company shall be so using its best efforts to cure such breach, Acquiror may not terminate this Agreement pursuant to this subsection;

          (f) by the Company if the Company fails to obtain the affirmative vote of no less than fifty percent (50%) of the shares of Company Common Stock entitled to vote at the Company Shareholders' Meeting;

          (g) by Acquiror if the Company fails to obtain the affirmative vote of no less than eighty-five percent (85%) of the shares of Company Common Stock entitled to vote at the Company Shareholders' Meeting, or if holders of eight percent (8%) or more of the shares of Company Common Stock outstanding immediately prior to the Company Shareholders' Meeting has delivered to the Company notice of intent to exercise dissenters' rights;

          (h) by the mutual consent of Acquiror and the Company.

     SECTION 8.2 Termination Procedures. If Acquiror wishes to terminate this Agreement pursuant to Section 8.1, Acquiror shall deliver to the Company a written notice stating that Acquiror is terminating this Agreement and setting forth a brief description of the basis on which Acquiror is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 8.1, the Company shall deliver to Acquiror a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

     SECTION 8.3 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither the Company nor Acquiror shall be relieved of any obligation or liability arising from any prior willful breach by such party of any provision of this Agreement; and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Sections 4.4, 5.4 and 5.13 and Article 10.

                                   ARTICLE 9

                             INDEMNIFICATION, ETC.

     SECTION 9.1  Survival of Representations, Etc.

     (a) Except as otherwise provided in this Section 9.1(a), the representations and warranties made by the Company (including the representations and warranties set forth in Article 2) shall survive the Closing and shall expire on the first anniversary of the Closing Date. If, at any time prior to the expiration of the representations and warranties, any Indemnitee (acting in good faith) delivers to the Designated Escrow Representative a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company (and setting forth in reasonable detail the basis for such Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the representations and warranties shall survive as to such claim until such time as the claim is fully and finally resolved. All representations and warranties made by Acquiror and Merger Sub shall terminate and expire as of the Effective Time, and any liability of Acquiror with respect to such representations and warranties shall thereupon cease.

     (b) The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives.

     (c) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in this Agreement.

     SECTION 9.2  Indemnification.

     (a) From and after the Closing Date (but subject to any applicable time periods set forth in Section 9.1(a)), the Holdback Shares shall be available to compensate and reimburse each of the Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Indemnitees (regardless of whether or not such Damages relate to any third party claim) and which arise from or as a result of: (i) any inaccuracy in or breach of any representation or warranty set forth in Article 2 or in the Disclosure Schedule or Certificate described in Section 6.6(j) (without giving effect to any "Material Adverse Effect" or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty); (ii) any breach of any covenant or obligation of the Company (including the covenants set forth in Articles 4 and 5; or (iii) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clauses (i) or (ii) above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Article 9). Notwithstanding anything contained in this Agreement or the Escrow Agreement to the contrary, any expenses (whether legal, out-of-pocket or other) incurred by Indemnitee arising in connection with the resolution of rights with respect to Disputed Amounts shall not be compensated and reimbursed from the Holdback Shares and shall not accrue interest pursuant to Section 9.7 below.

     (b) If the Company suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Acquiror shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach, but such Damages shall be limited to Damages suffered by the Company.

     SECTION 9.3  Threshold; Ceiling.

     (a) The Holdback Shares shall not be available for any indemnification payment pursuant to Section 9.2(a) for any inaccuracy in or breach of any of the representations and warranties set forth in Article 2 until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds seven hundred and fifty thousand dollars ($750,000) in the aggregate. If the total amount of such Damages exceeds seven hundred and fifty thousand dollars ($750,000), then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed only for the portion of such Damages exceeding seven hundred fifty thousand dollars ($750,000). For purposes of this
Section 9.3, claims associated with a single inaccuracy in or breach of any of the representations and warranties set forth in Article 2 shall not be considered for payment pursuant to this Section 9.3 unless the Indemnitee claims in good faith an amount in excess of one hundred thousand dollars ($100,000) for such inaccuracy or breach.

     (b) Any distribution of Holdback Shares to satisfy a claim hereunder shall be done so as to reduce the Escrow Fund. Any Holdback Shares remaining upon termination of the Escrow shall be distributed to the Merger Shareholders on a pro rata basis in accordance with the Escrow Agreement.

     SECTION 9.4 Escrow. In the event there is a claim of liability (for indemnification or otherwise) to any Indemnitee under this Article 9, upon notice to the Designated Escrow Representative specifying in reasonable detail the basis for such set-off, Acquiror may give notice of a claim in such amount under the Escrow Agreement. Neither the giving nor the failure to give a notice of a claim under the Escrow Agreement shall constitute an election of remedies or limit Acquiror in any manner in the enforcement of any other remedies that may be available to it.

     SECTION 9.5 Exclusive Remedy. The indemnification provided in this Article 9 and the right to receive Holdback Shares to satisfy such obligation shall be the Indemnitees' exclusive remedy for any breach by the Company of a representation, warranty or covenant contained in this Agreement or any certificate or other writing delivered by the Company pursuant hereto or in connection herewith. Notwithstanding the foregoing, nothing contained herein shall limit a party's rights or remedies with respect to claims resulting from or arising out of or willful misconduct or fraud.

     SECTION 9.6 Payment of Indemnification Amounts. The measure of Damages payable pursuant to this Article 9 shall be the number of Holdback Shares equal to the dollar amount of such indemnification obligation divided by the Designated Acquiror Stock Price.

     SECTION 9.7 Interest. The Holdback Shares, in addition to their being available to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 9 with respect to any Damages, shall also be available to such Indemnitee to compensate for interest on the amount of such Damages (for the period commencing as of the date on which the Designated Escrow Representative first received notice of a claim for recovery by such Indemnitee and ending on the date on which the liability of the Company's shareholders to such Indemnitee is fully satisfied by the Merger Shareholders) at a floating rate equal to the rate of interest publicly announced by Morgan Guaranty Trust Company from time to time as its prime, base or reference rate.

     SECTION 9.8  Defense of Third Party Claims.

     (a) Promptly after receipt by an Indemnitee of notice of the commencement of a Legal Proceeding for which indemnification is available pursuant to this
Article 9, such Indemnitee will, if a claim is to be made pursuant to this
Article 9, give notice to the Designated Escrow Representative of the commencement of such claim, but the failure to notify the Designated Escrow Representative will not release liability under this Article 9, except to the extent that the defense of such action is materially prejudiced (including any material increase in expenses) by the Indemnitee's failure to give such notice.

     (b) In the event of the assertion or commencement by any Person of any claim or Legal Proceeding with respect to which any Indemnitee may be held harmless, indemnified, compensated or reimbursed out of the Holdback Shares pursuant to this Article 9, the Indemnitee shall proceed with the defense of such claim or Legal Proceeding on its own; provided that:

          (i) All reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively out of the Holdback Shares.

          (ii) Legal counsel must be reasonably acceptable to the Designated Escrow Representative in order to be reimbursed out of the Holdback Shares. The parties agree that Cooley Godward LLP shall be deemed reasonably acceptable for purposes of this Section 9.8.

          (iii) The Indemnitees shall keep the Designated Escrow Representative fully informed as to the status of any such claim or Legal Proceeding, including but not limited to any settlement offer, and the Designated Escrow Representative shall have the right to participate in, at its own expense (such expense not to be reimbursed from the Holdback Shares), the defense and settlement of any such claim or Legal Proceeding, any and all negotiations with respect thereto and the assertion of any claim against an insurer with respect thereto.

     (c) The Designated Escrow Representative shall make available to Acquiror any documents and materials in his possession and control that may be necessary to the defense of any claim or Legal Proceeding.

     (d) Notwithstanding anything to the contrary in this Section 9.8, the Indemnitee shall not settle, adjust or compromise any claim or action without the prior express written consent of the Designated Escrow Representative, which consent shall not be unreasonably withheld, except that such consent may be withheld for any reason or no reason, if such settlement, adjustment or compromise involves the issuance of injunctive or other forms of non-monetary relief binding upon any Merger Shareholder or a plea of guilty or nolo contendre on the part of any Merger Shareholder in any criminal or quasi-criminal proceeding or which involves any admission or liability, responsibility or culpability or guilt on the part of any Merger Shareholder or which has any collateral estoppel effect on any Merger Shareholder.

     SECTION 9.9 Exercise of Remedies by Indemnitees Other Than Acquiror. No Indemnitee (other than Acquiror or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Acquiror (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

                                   ARTICLE 10

                            MISCELLANEOUS PROVISIONS

     SECTION 10.1  Designated Escrow Representative.

     (a) In the event the Merger is approved, effective upon such vote, and without further act of any shareholder, Howard J. Leonhardt shall be appointed as agent and attorney-in-fact (the "Designated Escrow Representative") for each Merger Shareholder of the Company, for and on behalf of the Merger Shareholders, to give and receive notices and communications, to authorize delivery to Acquiror of shares of Acquiror Common Stock from the escrow in satisfaction of claims of Indemnitees, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Designated Escrow Representative for the accomplishment of the foregoing. Such agency may be changed by the Merger Shareholders from time to time in accordance with the procedures set forth in the Escrow Agreement. A decision, act, consent or instruction of the Designated Escrow Representative shall constitute a decision of all of the Merger Shareholders and shall be final, binding and conclusive upon each of such shareholders and the Escrow Agent and Acquiror may rely upon any such decision, act, consent or instruction of the Designated Escrow Representative as being the decision, act, consent or instruction of each and every such Merger Shareholder of the Company.

     (b) The Designated Escrow Representative shall not be held liable by the Merger Shareholders for actions taken in its capacity as the Designated Escrow Representative pursuant to this Agreement and the Escrow Agreement, except in the case of the Designated Escrow Representative's willful misfeasance or gross negligence. The Designated Escrow Representative shall not be required to incur any expenses in performing its duties and exercising its rights under this Agreement and the Escrow Agreement if the Designated Escrow Representative reasonably believes that such expenses will not be reimbursed from the Holdback Shares. Failure of the Designated Escrow Representative to respond to a Claim Notice (as such term is defined in the Escrow Agreement) within thirty days after the delivery of a Claim Notice to the Designated Escrow Representative pursuant to this subsection 10.1(b) shall be deemed to be an instruction that Holdback Shares are to be released from the escrow to satisfy the claim made in accordance with Section 4(b) of the Escrow Agreement.

     SECTION 10.2 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

     Section 10.3 Fees and Expenses. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees and financial adviser fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Acquiror and its Representatives with respect to the Company's business (and the furnishing of information to Acquiror and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this

Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and (d) the consummation of the transactions contemplated by this Agreement; provided, however, that, to the extent the total amount of all such fees, costs and expenses incurred by or for the benefit of the Company (including all such fees, costs and expenses incurred prior to the date of this Agreement and including the amount of all special bonuses and other amounts that may become payable to any officers of the Company or other Persons in connection with the consummation of the transactions contemplated by this Agreement, and including any amounts paid or payable to Skadden, Arps, Slate, Meagher & Flom (Illinois) by the Company, but excluding any amounts payable to Vector Securities International) exceeds $150,000 in the aggregate, such excess fees, costs and expenses shall be borne and paid by the Company's shareholders in the form of a reduction in the Aggregate Purchase Price; and further, to the extent the total amount of all such fees, costs and expenses incurred by or for the benefit of the Company and payable to Vector Securities International, Inc. exceeds $1,448,000 in the aggregate for fees and $25,000 for costs and expenses, such excess fees, costs and expenses shall be borne and paid by the Company's shareholders in the form of a reduction in the Aggregate Purchase Price. The Company shall deliver to Acquiror no later than three days prior to the Scheduled Closing Time a written accounting of all fees, costs and expenses described in this Section 10.3 paid to that time, and written invoices for all such further amounts that will be payable. As of the date of delivery of such written accounting and invoices, neither the Company nor any Company Subsidiary shall pay any amounts described hereunder unless Acquiror gives its consent (which consent shall not be unreasonably withheld).

     SECTION 10.4 Attorneys' Fees. Unless otherwise provided for herein, if any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     SECTION 10.5 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

        if to Acquiror or Merger Sub:

           Arterial Vascular Engineering, Inc.
           3576 Unocal Place
           Santa Rosa, California 95403
           Attention: General Counsel
           Facsimile: (707) 525-0114

        with a copy to:

           Cooley Godward LLP
           3000 Sand Hill Road
           Building 3, Suite 230
           Menlo Park, California 94025
           Attention: Craig E. Dauchy, Esq.
           Facsimile: (650) 854-2691
        if to the Company:

           WORLD MEDICAL MANUFACTURING CORPORATION
           Sawgrass International Corporate Park
           13794 NW 4th Street, Building 210
           Sunrise, Florida 33325
           Attention: President
           Facsimile: (954) 846-7078

        with a copy to:

           Greenberg Traurig, P.A.
           111 North Orange Avenue, Suite 2050
           Orlando, Florida 32801
           Attention: Randolph H. Fields, Esq.
           Facsimile: (407) 420-5909

     SECTION 10.6 Time of the Essence. Time is of the essence of this Agreement.

     SECTION 10.7 Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     SECTION 10.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

     SECTION 10.9 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

     SECTION 10.10 Successors and Assigns. This Agreement shall be binding upon Acquiror and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Company; the Company's shareholders (to the extent set forth in Section 1.6); Acquiror; the other Indemnitees (subject to Section 9.8); and the respective successors and assigns (if any) of the foregoing. Acquiror may freely assign any or all of its rights under this Agreement (including its indemnification rights under Article 9), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

     SECTION 10.11 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

     SECTION 10.12  Waiver.

     (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

     (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     SECTION 10.13 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

     SECTION 10.14 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

     SECTION 10.15 Parties in Interest. Except for the provisions of Section 10, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

     SECTION 10.16 Entire Agreement. This Agreement and the other agreements referred to herein or signed concurrently herewith set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior written or oral agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement between Acquiror and the Company dated as of July 9, 1997 shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Effective Time, or (b) the date on which such Confidentiality Agreement is terminated in accordance with its terms.

     SECTION 10.17  Construction.

     (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

     (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

     (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

     (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

     The parties hereto have caused this AGREEMENT AND PLAN OF MERGER AND
REORGANIZATION to be executed and delivered as of April   , 1998.

                                          ARTERIAL VASCULAR ENGINEERING, INC.
                                          a Delaware corporation

                                          By:      /s/ SCOTT J. SOLANO

                                            ------------------------------------
                                            Name: Scott J. Solano
                                            Title:

                                          WALLEYE ACQUISITION CORPORATION,
                                          a Florida corporation

                                          By:      /s/ SCOTT J. SOLANO

                                            ------------------------------------
                                            Name: Scott J. Solano
                                            Title:

                                          WORLD MEDICAL MANUFACTURING
                                          CORPORATION
                                          a Florida corporation

                                          By:    /s/ HOWARD J. LEONHARDT

                                            ------------------------------------
                                            Name: Howard J. Leonhardt
                                            Title: President, CEO

                                   EXHIBIT A

                              CERTAIN DEFINITIONS

     For purposes of the Agreement (including this Exhibit B):

     ACQUIROR COMMON STOCK. "Acquiror Common Stock" shall mean shares of common stock, par value $.001, of Acquiror.

     ACQUIROR MATERIAL ADVERSE EFFECT. A violation or other matter will be deemed to have an "Acquiror Material Adverse Effect" on Acquiror if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on Acquiror's business, conditions, assets, liabilities, operations, financial performance or prospects; provided, however, that the effects of changes that are generally applicable to:
(a) the industries and markets in which Acquiror operates; or (b) the United States economy shall be excluded from the determination of Acquiror Material Adverse Effect, provided further, that any adverse effect on Acquiror resulting from the execution of this Agreement and the announcement of this Agreement and the transactions contemplated hereby shall also be excluded from the determination of Acquiror Material Adverse Effect.

     ACQUIROR SEC DOCUMENTS. "Acquiror SEC Documents" shall have the meaning ascribed to such term in Section 3.6.

     ACQUISITION PROPOSAL. "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Acquiror) contemplating or otherwise relating to any Acquisition Transaction.

     ACQUISITION TRANSACTION. "Acquisition Transaction" shall mean:

          (a) Any merger, consolidation, combination, share exchange, acquisition of securities, issuance of securities, tender offer, exchange offer or similar transaction (i) in which the Company is a constituent corporation; (ii) in which a Person acquires the Company or more than 50% of the Company's business or directly or indirectly acquires beneficial or record ownership of securities representing more than 50% of the outstanding voting securities of the Company; or (iii) in which the Company issues securities representing more than 50% of the outstanding voting securities of the Company; or

          (b) Any sale, license, exchange, transfer, license, acquisition or disposition of more than 50% of the assets of the Company.

     AGREEMENT. "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

     AGGREGATE PURCHASE PRICE. "Aggregate Purchase Price" shall have the meaning ascribed to such term in Section 1.6(b)(i).

     CHARTER DOCUMENTS. "Charter Documents" shall have the meaning ascribed to such term in Section 2.2.

     CLINICAL TRIAL DOCUMENTS. "Clinical Trial Documents" shall mean (a) all documentation, including correspondence, letters, requests, reports, approvals, denials, rejections, terminations or certifications issued by any Governmental Body to the Company, any Company Subsidiary, (b) all applications for regulatory approval, qualification, permit or registration filed with any Governmental Body by the Company, or any Company Subsidiary, (c) all written documentation of all data gathered, processed, reviewed, analyzed or assessed and copies of all results, information, reports, analyses or materials which the Company or the Company's Subsidiaries have compiled, received or reviewed.

     CLOSING. "Closing" shall have the meaning ascribed to such term in Section 1.2.

     CLOSING DATE. "Closing Date" shall have the meaning ascribed to such term in Section 1.2.

     CLOSING PRICE. "Closing Price" shall have the meaning ascribed to such term in Section 1.6(b)(iii).

     CODE. "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

     COMPANY CLOSING CERTIFICATE. "Company Closing Certificate" shall have the meaning ascribed to such term in Section 6.7(j).

     COMPANY CONTRACT. "Company Contract" shall mean any Contract: (a) to which the Company or any Company Subsidiary is a party; (b) by which the Company or any Company Subsidiary, or any of its or their respective properties or assets, is bound or subject; or (c) under which the Company or any Company Subsidiary has any right or interest.

     COMPANY FINANCIAL STATEMENTS. "Company Financial Statements" shall have the meaning ascribed to such term in Section 2.8(a).

     COMPANY MATERIAL ADVERSE EFFECT. A violation or other matter will be deemed to have a "Company Material Adverse Effect" on the Company if such violation or other matter (considered for purposes of Sections 6.1 and 6.6 together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on the Company's business, conditions, assets, liabilities, operations or financial performance of the Company and the Company Subsidiaries taken as a whole; provided, however, that the effects of changes that are generally applicable to:
(a) the industries and markets in which the Company operates; or (b) the United States economy shall be excluded from the determination of Company Material Adverse Effect, provided further, that any adverse effect on the Company resulting from the execution of this Agreement and the announcement of this Agreement and the transactions contemplated hereby shall also be excluded from the determination of Company Material Adverse Effect, but provided further, however, that the termination or departure or announced termination or departure of more than twenty of the employees who were employed by the Company on January 1, 1998, shall be considered a Company Material Adverse Effect.

     COMPANY OPTION. "Company Option" shall mean any option issued pursuant to the Company's 1996 Non-qualified Stock Option Plan.

     COMPANY OPTION PLAN. "Company Option Plan" shall mean the Company's 1996 Non-qualified Stock Option Plan.

     COMPANY PRODUCT. "Company Product" shall have the meaning ascribed to such term in Section 2.21.

     COMPANY PROPERTY. "Company Property" shall have the meaning ascribed to such term in Section 2.18(b).

     COMPANY PROPRIETARY ASSET. "Company Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to the Company or any Company Subsidiary or otherwise used by the Company or any Company Subsidiary.

     COMPANY RETURNS. "Company Returns" shall have the meaning ascribed to such term in Section 2.17(a).

     COMPANY SHAREHOLDERS' MEETING. "Company Shareholders' Meeting" shall have the meaning ascribed to such term in Section 5.3(a).

     COMPANY SUBSIDIARY. "Company Subsidiary" shall mean a subsidiary of the Company.

     COMPANY WARRANTS. "Company Warrants" shall mean warrants to purchase shares of Company Common Stock.

     COMPETING TRANSACTION. "Competing Transaction" shall mean any transaction involving:

          (a) any merger, consolidation, business combination, reorganization or similar transaction involving the Company (other than the transactions contemplated by the Agreement);

     (b) the issuance, disposition or acquisition (other than the issuance of a Company Option) of (i) any capital stock or other equity security of the Company, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company; or

     (c) the sale, lease, license, exchange, mortgage, pledge, transfer or other disposition or acquisition of any of the business or assets of the Company and the Company Subsidiaries, in a single transaction or series of transactions, other than those transactions expressly permitted under Section 4.2;

     (d) any tender offer or exchange offer for any of the Shares; or

     (e) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

     CONTRACT. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

     CONVERTED SHARES. "Converted Shares" shall have the meaning ascribed to such term in Section 1.6(d).

     DAMAGES. "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, royalty license payment, fee (including reasonable attorneys' fees), charge, cost (including reasonable costs of investigation) or expense of any nature.

     DESIGNATED ESCROW REPRESENTATIVE. "Designated Escrow Representative" shall have the meaning ascribed to such term in Section 10.1.

     DESIGNATED SHAREHOLDERS. "Designated Shareholders" shall mean the Company shareholders set forth on Exhibit C-2 of this Agreement.

     DISCLOSURE SCHEDULE. "Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to Acquiror on behalf of the Company).

     DISPUTED AMOUNTS. "Disputed Amounts" shall have the meaning ascribed to such term in the Escrow Agreement.

     EFFECTIVE TIME. "Effective Time" shall have the meaning ascribed to such term in Section 1.2.

     EMPLOYEE. "Employee" shall mean any employee of the Company or any Company Subsidiary.

     EMPLOYEE BENEFIT PLAN. "Employee Benefit Plan" shall mean any salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plans, programs or agreements or any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether nor not excluded from coverage under specific Title or Subtitles of ERISA).

     ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, proxy, equity interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     ENTITY. "Entity" shall mean any corporation (including any non profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

     ENVIRONMENTAL LAW. "Environmental Law" shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environmental (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Materials of Environmental Concern.

     ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended

     ESCROW AGENT. "Escrow Agent" shall have the meaning ascribed to such term in Section 1.7(a).

     ESCROW AGREEMENT. "Escrow Agreement" shall mean the agreement attached hereto as Exhibit J.

     EXCHANGE ACT. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     FDA. "FDA" shall mean the United States Food and Drug Administration.

     FULLY DILUTED COMPANY SHARE AMOUNT. "Fully Diluted Company Share Amount" shall have the meaning ascribed to such term in Section 1.6(b)(ii).

     GAAP. "GAAP" shall mean generally accepted accounting principles.

     GOVERNMENTAL AUTHORIZATION. "Governmental Authorization" shall mean any:
(a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, or given by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

     GOVERNMENTAL BODY. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity, any supranational authority, and any court or other tribunal); (d) a multi-national organization or body; or (e) body exercising, or entitled to or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority of power of any nature.

     HAZARDOUS MATERIAL. "Hazardous Material" shall mean any substance that is regulated by any Governmental Body or that has been designated by any Governmental Body to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, urea-formaldehyde and all substances listed pursuant to the United States Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time, and the United States Resource Recovery and Conservation Act of 1976, as amended from time to time, and the regulations and publications promulgated pursuant to said laws,

     HAZARDOUS MATERIALS ACTIVITIES. "Hazardous Material Activities" shall have the meaning ascribed to such term in Section 2.18.

     HOLDBACK PORTION. "Holdback Portion" shall have the meaning ascribed to such term in Section 1.7(a).

     HOLDBACK SHARES. "Holdback Shares" shall have the meaning ascribed to such term in Section 1.7(a).

     INDEMNITEES. "Indemnitees" shall mean the following Persons: (a) Acquiror;
(b) Acquiror's current and future affiliates (including the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses (a) and (b) above; and (d) the respective successors and assigns of the Persons referred to in clauses (a), (b) and (c) above.

     JANUARY BALANCE SHEET. "January Balance Sheet" shall have the meaning ascribed to such term in Section 2.8(c).

     KNOWLEDGE; BEST OF KNOWLEDGE. Information shall be deemed to be known to the "best of knowledge" or to the "knowledge" of the Company if that information is actually known or reasonably should have been known by any director of the Company, or any of the other persons listed on Exhibit O attached hereto, in each case after due inquiry by such persons of the appropriate Company personnel and records.

     LEGAL PROCEEDING. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

     LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

     MATERIAL CONTRACT. "Material Contracts" shall have the meaning ascribed to such term in Section 2.15(a).

     MATERIALS OF ENVIRONMENTAL CONCERN. "Materials of Environmental Concern" include chemicals, pollutants, contaminants, hazardous wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law.

     MERGER SHAREHOLDERS. "Merger Shareholders" shall have the meaning ascribed to such term in Section 1.7(a).

     PENSION PLAN. "Pension Plan" shall have the meaning ascribed to such term in Section 2.16(b).

     PERMITTED ENCUMBRANCES. "Permitted Encumbrances" shall mean and includes:
(a) the lien of taxes and assessments which are not delinquent; (b) excluding Proprietary Assets, minor defects and irregularities in title which do not materially impair the values or use of property; (c) easements, exceptions or reservations for the purpose of pipelines, telephone lines, telegraph lines, power lines and substations, roads, streets, alleys, highways, railroad purposes, drainage and sewage purposes, dikes, canals, laterals, ditches, the removal of oil, gas, coal or other minerals, and other like purposes, or for the joint or common use of real property, facilities, and equipment, which do not materially impair the value of property or use of property for the purposes for which property is or may reasonably be expected to be held; (d) rights reserved to or vested in any municipality or governmental or other public authority to control, regulate or use in any manner any portion of a property which do not materially impair the value of the property for the purposes for which it is or may reasonably be expected to be held; (e) any obligations or duties affecting any portion of any property to any municipality or governmental or other public authority with respect to any right, power, franchise, grant, license or permit which do not materially impair the value of a property or use of a property for the purpose for which it is or may reasonably be expected to be held; (f) present or future valid zoning laws and ordinances consistent with the intended use of a property; (g) liens, pledges and encumbrances securing liabilities set forth in the 1997 Balance Sheet or set forth in the Disclosure Schedule, Schedules or Exhibits; (h) minor Encumbrances that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company or any Company Subsidiary; and (i) liens arising under other documents and agreements referred to in this Agreement.

     PERSON. "Person" shall mean any individual, Entity or Governmental Body.

     PRE-CLOSING PERIOD. "Pre-Closing Period" shall mean the period from the date of this Agreement through the Effective Time.

     PROPRIETARY ASSET. "Proprietary Asset" shall mean: (a) any patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; and (b) any right to use or exploit any of the foregoing.

     REPRESENTATIVES. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives (including, without limitation, any investment banker, attorney or accountant retained).

     RELATED PARTY. "Related Party" shall mean (i) each individual who is, or who has at any time since the inception of such entity been, an officer of the Company or a Company Subsidiary; (ii) each member of the immediate family of each of the individuals referred to in clause (i) above; and (iv) any trust or other Entity (other than the Company or any Company Subsidiary) in which any one of the individuals referred to in clauses (i) and (ii) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

     SCHEDULED CLOSING TIME. "Scheduled Closing Time" shall have the meaning ascribed to such term in Section 1.2.

     SEC. "SEC" shall mean the United States Securities and Exchange Commission.

     SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended.

     SUPERIOR OFFER. "Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to purchase more than 50% of the outstanding voting securities of the Company on the terms that the Board of Directors of the Company determines in its reasonable judgment, after consultation with its financial advisor, to be more favorable to the Company's shareholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a "Superior Offer" 0 if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party.

     TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

     TRANSACTION AGREEMENTS. "Transaction Agreements" shall mean any of the agreements related to the transactions contemplated in the Agreement.

     TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

     WELFARE PLAN. "Welfare Plan" shall have the meaning ascribed to such term in Section 2.16(c).

     VECTOR WARRANT. "Vector Warrant" shall have the meaning ascribed to such term in Section 1.6(e).

     1997 BALANCE SHEET. "1997 Balance Sheet" shall have the meaning ascribed to such term in Section 2.8(a).

                                   EXHIBIT B

                       PLAN OF MERGER AND REORGANIZATION

     This Plan of Merger and Reorganization (this "Plan" is entered into as of
          , 1998 among WALLEYE ACQUISITION CORPORATION, a Florida corporation ("Walleye Acquisition"), and WORLD MEDICAL MANUFACTURING CORPORATION, a Florida corporation (the "Company").

                                    RECITALS

     The boards of directors and shareholders of Walleye Acquisition and the Company have determined that it is advisable and in the best interests of each such corporation and its respective shareholders that Walleye Acquisition be merged (the "Merger") with and into the Company on the terms and subject to the conditions set forth herein.

                                   ARTICLE I

                                   THE MERGER

     At the Effective Time (as defined in Article V hereof), Walleye Acquisition shall be merged with and into the Company in accordance with the Florida Business Corporation Act (the "FBCA"), and the separate existence of Walleye Acquisition shall cease and the Company shall thereafter continue as the surviving corporation (the "Surviving Corporation") under the laws of the State of Florida.

                                   ARTICLE II

                           THE SURVIVING CORPORATION

     A. At the Effective Time, the Articles of Incorporation of the Company shall be amended and restated to conform to the Articles of Incorporation of Walleye Acquisition as in effect immediately prior to the Effective Time.

     B. At the Effective Time, the Bylaws of the Company shall be amended and restated to conform to the Bylaws of Walleye Acquisition as in effect immediately prior to the Effective Time.

     C. At the Effective Time, the officers and directors of Walleye Acquisition immediately prior to the Effective Date shall be the officers and directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

                                  ARTICLE III

                     MANNER AND BASIS OF CONVERTING SHARES

     A. At the Effective Time, each share of common stock of the Company, $.10 par value per share (the "Company Common Stock"), which shall be issued and outstanding (other than shares of Company Common Stock held in treasury) shall, by virtue of the Merger and without any action on the part of the holder
thereof, be converted into the right to receive                shares (the
"Exchange Ratio") of common stock, $.001 par value per share, of Arterial Vascular Engineering, Inc., the sole shareholder of Walleye Acquisition ("AVE"), which Exchange Ratio has been calculated in accordance with Section 1.6 of the Agreement and Plan of Merger and Reorganization dated as of April 10, 1998 among the Company, Walleye Acquisition and AVE (the "Merger Agreement"), a copy of which is available at the principal offices of Walleye Acquisition.

     B. At the Effective Time, each share of Company Common Stock held in treasury and each share owned by AVE or any direct or indirect wholly-owned subsidiary of AVE or of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

     C. At the Effective Time, each right to acquire shares of Company Common Stock pursuant to the Company's 1996 Non-Qualified Stock Option Plan (a "Company Option"), to the extent that any such rights exist, which shall be issued and outstanding shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to acquire that number of shares of AVE Common Stock equal to the number of shares subject to purchase under the Company Option multiplied by the Exchange Ratio.

     D. At the Effective Time, each share of common stock of Walleye Acquisition, $.001 par value per share, which shall be issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of common stock of the Company.

                                   ARTICLE IV

                                EFFECT OF MERGER

     At the Effective Time, all property, rights, privileges, powers and franchises of Walleye Acquisition and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Walleye Acquisition and the Company shall become debts, liabilities and duties of the Surviving Corporation.

                                   ARTICLE V

                                 EFFECTIVE TIME

     As used in this Agreement, the term, "Effective Time" shall mean the date and time of filing of Articles of Merger with the Department of State of the State of Florida with respect to the Merger.

     IN WITNESS WHEREOF, each of the parties has caused this Plan to be executed on its behalf as of the date first written above.

                                          WALLEYE ACQUISITION CORPORATION

                                          By:
                                          --------------------------------------

                                          THE COMPANY

                                          By:
                                          --------------------------------------
                                          Howard J. Leonhardt, President

                                  EXHIBIT C-1

                             SHAREHOLDER AGREEMENT

     THIS SHAREHOLDER AGREEMENT ("Agreement") is being executed and delivered as
of April 10, 1998, by                ("Shareholder") in favor of and for the
benefit of ARTERIAL VASCULAR ENGINEERING, INC., a Delaware corporation ("Acquiror").

     WHEREAS, Shareholder owns                (               ) shares of the
common stock of WORLD MEDICAL MANUFACTURING CORPORATION, a Florida corporation (the "Company"). Said shares are referred to herein as the "Shares."

     WHEREAS, Acquiror, Walleye Acquisition Corporation, a Florida corporation and wholly owned subsidiary of Acquiror ("Merger Sub") and the Company are entering into an Agreement and Plan of Merger and Reorganization of even date herewith (the "Merger Agreement"), providing for the merger of Merger Sub into the Company (the "Merger"). As a result of the Merger, the Company's shareholders will receive shares of the common stock of Acquiror in exchange for their shares of common stock of the Company, and the Company will become a wholly owned subsidiary of Acquiror.

     WHEREAS, Acquiror has required, as a condition to entering into the Merger Agreement, that Shareholder enter into this Agreement.

     NOW, THEREFORE, in order to induce Acquiror to consummate the transactions contemplated by the Merger Agreement, and in further consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

     SECTION 1. Representations and Warranties. Shareholder represents and warrants to Acquiror that:

          (a) Shareholder is the holder and beneficial owner of the Shares and has good and valid title to the Shares, free and clear of any liens, pledges, security interests, adverse claims, equities, options, proxies, charges, encumbrances or restrictions of any nature. Shareholder does not own, either beneficially or of record, any shares of capital stock of the Company, or rights to acquire any shares of capital stock of the Company, other than the Shares. As of the date of this Agreement and at any meeting of the shareholders of the Company held during the term of this Agreement, Shareholder has and shall have the ability to vote all the shares and the New Shares (as defined in Section 6) in accordance with Section 2 of this Agreement. Except as provided in this Agreement, Shareholder has not appointed or granted any proxy or entered into a voting agreement, which appointment agreement or grant is still effective, with respect to any of the Shares.

          (b) This Agreement, the Proxy (as defined below) and any other agreements or documents executed and delivered or to be executed and delivered by Shareholder in connection with the transactions contemplated by the Merger Agreement (collectively, the "Transactional Agreements"), including any Affiliate Agreement, any Employment Agreement and any Noncompetition Agreement executed or to be executed by shareholder in connection with such transactions, (i) have been, or will when executed be, duly and validly executed on behalf of Shareholder, and (ii) constitute, or will when executed constitute, valid and binding obligations of Shareholder, enforceable against Shareholder in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors, and to rules of law governing specific performance, injunctive relief and other equitable remedies.

          (c) [Vector and other corporations/partnerships only] Shareholder is a [corporation] [limited partnership] duly organized, validly existing and in good standing under the laws of the jurisdiction of its [incorporation] [formation]. The person executing the Transactional Agreements on behalf of Shareholder has full power and authority [under the limited partnership agreement of Shareholder] to execute the Transactional Agreements on behalf of Shareholder, and Shareholder has the requisite corporate power and authority to perform its obligations under the Transactional Agreements. Neither the execution and delivery of any of the Transactional Agreements nor the performance of Shareholder's obligations under any of the Transactional Agreements will violate any provision of the articles or bylaws of Shareholder.

          (d) [Trusts only (if applicable)]                (the "Trustee[s]")
     [is] [are] the sole trustee[s] of [name of trust] (the "Trust"). The Trustee[s] [has] [have] delivered to Acquiror a complete and correct copy of the trust agreement for the Trust, including all amendments thereto. The Trustee[s] [has] [have] full power and authority, under the trust agreement for the Trust, to enter into the Transactional Agreements on behalf of Shareholder, and Shareholder has the absolute and unrestricted right, power and authority to perform Shareholder's obligations under the Transactional Agreements. No action or consent on the part of any of the beneficiaries of the Trust or any other person or entity is necessary to permit the trustee[s] to enter into any of the Transactional Agreements or to perform Shareholder's obligations thereunder. Neither the execution and delivery of any of the Transactional Agreements nor the performance of Shareholder's obligations under any of the Transactional Agreements will violate any provision of the trust agreement for the Trust.

          (e) Neither the execution, delivery or performance of any of the Transactional Agreements, nor the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement, will directly or indirectly (i) result in any violation or breach of any agreement or other instrument to which Shareholder is a party or by which Shareholder or any of the shares is bound; or (ii) result in a violation of any law, rule, regulation, order, judgment or decree to which Shareholder or any of the Shares is subject. The execution and delivery of this Agreement by Shareholder does not, and the performance of this Agreement by Shareholder shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental entity.

          (f) [For Howard and Brenda Leonhardt only] Shareholder does not have total assets or annual net sales of ten million dollars or more, or otherwise has attributes that cause the Company, Acquiror or any other Person to be statutorily required to file a premerger report or take any other actions pursuant to the HSR Act in connection with this Agreement or the transactions contemplated therein.

          (g) The representations and warranties contained in this Shareholder Agreement, will be accurate in all material respects at all times through the Effective Time as if made on that date.

     SECTION 2. Agreement to Vote Shares. During the period from the date of this Shareholder Agreement through the earlier of (i) the date upon which the Merger Agreement is validly terminated, or (ii) the date upon which the Merger becomes effective (the "Expiration Date"), Shareholder shall vote the Shares and any New Shares (as defined in section 6 below), and shall cause any holder of record of the Shares or any New Shares to vote such shares, (a) in favor of approval of the execution and delivery of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement (including, without limitation, any amendment of the Company's articles of incorporation required in connection therewith) at every meeting of the shareholders of the Company, however called, (and every adjournment or postponement thereof) or by written consent in lieu of such a meeting or otherwise and (b) against any proposal for any recapitalization, merger, sale of assets or other business combination between the Company and any person or entity (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which could result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled.

     SECTION 3. Irrevocable Proxy. Concurrently with the execution of this Agreement, Shareholder agrees to deliver to Acquiror a proxy in the form attached hereto as Exhibit A (the "Proxy"), which shall be irrevocable to the fullest extent permitted by law, with respect to the Shares, and shall be deemed to be coupled with an interest. Shareholder understands and agrees that such proxy shall be used in the event that Shareholder fails or is unable to vote the Shares or the New Shares, if any, in accordance with Section 2.

     SECTION 4. Non-Solicitation. Shareholder agrees that, from the date of this Shareholder Agreement through the Expiration Date, Shareholder shall not, directly or indirectly, and Shareholder shall ensure that his Representatives (as defined in the Merger Agreement) do not, directly or indirectly: (a) solicit, initiate, encourage or induce the making, submission or announcement of any Competing Transaction (as defined in the Merger Agreement) or take any action that could reasonably be expected to lead to a Competing Transaction; (ii) furnish any information regarding the Company or any subsidiary of the Company to any person or entity in connection with a Competing Transaction; or (iii) engage in discussions with any person or entity with respect to any Competing Transaction. Shareholder shall immediately cease and discontinue, and Shareholder shall ensure that his Representatives immediately cease and discontinue, any existing discussions with any person or entity that relate to any Competing Transaction.

     SECTION 5. Transfer and Encumbrance. Shareholder agrees not to transfer, sell, offer or otherwise dispose of or encumber any of the Shares or any New Shares, deposit any of the Shares into a voting trust or grant a proxy or enter into a voting agreement or similar agreement with respect to any of the Shares (except pursuant to and upon consummation of the Merger) from the date of this Shareholder Agreement through the Expiration Date.

     SECTION 6. Additional Purchases. Shareholder agrees that any shares of capital stock of the Company acquired by Shareholder on or after the date of this Agreement shall be subject to the terms of this Agreement to the same extent as if they constituted Shares. For purposes of this Agreement, the term "New Shares" shall mean any shares of capital stock of the Company that Shareholder purchases or otherwise acquires beneficial ownership of, or acquires the right to vote or share in the voting of, after the execution of this Agreement, whether through the exercise of any option or warrant to purchase such capital stock, or otherwise.

     SECTION 7. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Acquiror any direct or indirect ownership or incidence of ownership of or with respect to any Shares or New Shares. All rights, ownership, and economic benefits of and relating to the Shares and to options to acquire Shares shall remain and belong to Shareholder, and Acquiror shall have no authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct Shareholder in the voting of any of the Shares, except as otherwise expressly provided herein.

     SECTION 8. Waiver of Appraisal Rights. Shareholder hereby waives any dissenters' rights that Shareholder may have in connection with the Merger.

     SECTION 9. Specific Performance. Shareholder agrees that in the event of any breach or threatened breach by Shareholder of any covenant, obligation or other provision contained in this Agreement, Acquiror shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

     SECTION 10. Notices. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        if to Acquiror:

          Arterial Vascular Engineering, Inc.
           3576 Unocal Place
           Santa Rosa, CA 95403
           Attn: General Counsel
           Tel.: (707) 525-0111
           Fax: (707) 525-0114

        with a copy to:

          Cooley Godward LLP
           3000 Sand Hill Road
           Building 3, Suite 230
           Menlo Park, CA 94025-7116
           Attn: Craig Dauchy, Esq.
           Tel.: (650) 843-5100
           Fax: (650) 854-2691

        if to Shareholder:

     All such notices and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of a telecopy, when the party receiving such copy shall have confirmed receipt of the communication, and (c) in the case of delivery by nationally recognized overnight courier, on the business day following dispatch.

     SECTION 11. Severability. If any provision of this Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) such invalidity of enforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement. Each provision of this Agreement is separable from every other provision of this Agreement, and each part of each provision of this Agreement is separable from every other part of such provision.

     SECTION 12. Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware (without giving effect to principles of conflicts of laws).

     SECTION 13. Waiver. No failure on the part of Acquiror to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Acquiror in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right privilege or remedy. Acquiror shall not be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     SECTION 14. Captions. The captions in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     SECTION 15. Further Assurances. Shareholder shall execute and/or cause to be delivered to Acquiror or the Company such instruments and other documents and shall take such other actions as Acquiror may reasonably request to effectuate the intent and purposes of this Agreement.

     SECTION 16. Entire Agreement. This Agreement, the Merger Agreement and the other agreements referred to in the Merger Agreement set forth the entire understanding of shareholder and Acquiror relating to the subject matter hereof and thereof and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof.

     SECTION 17. Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Acquiror and Shareholder.

     SECTION 18. Assignment. This Agreement and all obligations of the Shareholder hereunder are personal to Shareholder and may not be transferred or assigned by Shareholder at any time. Acquiror may assign its rights under this Agreement to its affiliates at any time, or to any other entity in connection with any sale or transfer of all or substantially all of Acquiror's assets to such entity.

     SECTION 19. Binding Nature. Subject to Section 18, this Agreement will be binding upon Shareholder and Shareholder's representatives, executors, administrators, estate, heirs, successors and assigns, and will inure to the benefit of Acquiror and its successors and assigns. Without limiting the generality of anything contained in Section 5, if any person or entity shall acquire Shares or New Shares from Shareholder in any manner, whether by operation of law or otherwise, such Shares shall be held subject to all the terms and provisions of this Agreement, and by taking and holding such Shares, such person or entity shall be conclusively deemed to have agreed to be bound and to comply with all the terms and provisions of this Agreement. Without limiting the foregoing, Shareholder agrees that the obligations of shareholder hereunder shall not be terminated by operation of law, whether by death or incapacity of shareholder or, in the case of a trust, by the death or incapacity of any trustee or the termination of such trust.

     SECTION 20. Attorneys' Fees and Expenses. If any legal action or other legal proceeding relating to the enforcement of any provision of this Agreement is brought against Shareholder, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements including without limitation at the pre-trial, trial and appellate stages of any proceeding (in addition to any other relief to which the prevailing party may be entitled).

     SECTION 21. Survival. The representations and warranties contained in this Agreement shall survive the consummation of the Merger.

     SECTION 22. Certain Rights. Notwithstanding any other provision of this Agreement, this Agreement shall not prohibit or restrain Shareholder from acting in accordance with Sections 4.4(b) and 5.3(b) of the Merger Agreement in his or her capacity as a director of the Company, it being understood and agreed that any such actions taken in a directorial capacity shall not affect the Shareholder's voting and other obligations contained in this Agreement.

     IN WITNESS WHEREOF, the undersigned has executed and delivered this SHAREHOLDER AGREEMENT as of the date first written above.

                                          SHAREHOLDER

                                          --------------------------------------
                                          (Shareholder Name)

                                                                        Address:
                                          --------------------------------------

                                          --------------------------------------

                                          --------------------------------------

SHARES OF THE COMPANY
BENEFICIALLY OWNED:

          shares
of the Common Stock of the Company

                                   EXHIBIT A

                           LIMITED IRREVOCABLE PROXY

     The undersigned shareholder of WORLD MEDICAL MANUFACTURING CORPORATION, a Florida corporation (the "Company"), hereby irrevocably appoints ARTERIAL VASCULAR ENGINEERING, INC., a Delaware Corporation ("Acquiror") and Walleye Acquisition Corporation, a Florida corporation and wholly owned subsidiary of Acquiror ("Merger Sub"), and each of them, the attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote the shares of capital stock of the Company which the undersigned is entitled to vote at any meeting of the shareholders of the Company (and every adjournment or postponement thereof) or by written consent in lieu of such a meeting or otherwise, which shares are listed below (the "Shares"), and any and all other shares of capital stock of the Company acquired by the undersigned (or which the undersigned is otherwise entitled to vote) on or after the date hereof (the "New Shares"), but only with respect to (a) the Merger (as herein defined) and the other transactions contemplated by the Merger Agreement (as herein defined) or
(b) proposals that would result in a breach of any obligation or agreement of the Company under the Merger Agreement or which could reasonably result in any of the conditions to the Company's obligations under the Merger agreement not being fulfilled (collectively, the "Identified Matters"), until the earlier of:
(x) such time as that certain Agreement and Plan of Merger and Reorganization dated as of April 10, 1998 (the "Merger Agreement"), among Acquiror, Merger Sub and the Company, providing for the merger of a wholly owned subsidiary of Acquiror with and into the Company (the "Merger"), shall be terminated in accordance with its terms; or (y) the effective time of the Merger. Upon the execution hereof, all prior proxies given by the undersigned with respect to the Shares and the New Shares, if any, and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof are hereby revoked, but only to the extent that they relate to the Identified Matters, and no subsequent proxies will be given with respect to the Identified Matters. This proxy is irrevocable and is granted in connection with that certain Shareholder Agreement dated as of April 10, 1998, executed by the undersigned shareholder in favor of Acquiror, and is granted in consideration of Acquiror entering into the Merger Agreement. The attorneys and proxies named above will be empowered at any time prior to the termination of the Merger Agreement (i) to exercise all voting and other rights of the undersigned with respect to the Shares and the New Shares, if any (including, without limitation, the power to execute and deliver written consents with respect to the Shares and the New Shares, if any), but only with respect to the Identified Matters, at every meeting of the shareholders of the Company (and every adjournment or postponement thereof) or by written consent in lieu of such a meeting, or otherwise, and (ii) to vote the Shares and the New Shares, if any, in favor of approval of the Merger and the other actions and transactions contemplated by the Merger Agreement (including, without limitation, any amendment of the Company's articles of incorporation required in connection therewith).

     Any obligation of the undersigned pursuant to this Irrevocable Proxy shall be binding upon the successors and assigns of the undersigned.

Dated: April   , 1998                     SHAREHOLDER

                                          --------------------------------------
                                          (Shareholder Name)

SHARES WHICH SHAREHOLDER
IS ENTITLED TO VOTE:

          shares
of the Common Stock of the Company

                                   EXHIBIT D

                           DIRECTORS AND OFFICERS OF
                             SURVIVING CORPORATION

                  DIRECTORS

                  Scott J. Solano
                  John D. Miller

                  OFFICERS

                  President, Howard J. Leonhardt
                  Secretary, Lawrence Fassler
                  Chief Financial Officer, Simon Fuger
                  Chief Operating Officer, Richard Spencer
                  Vice President of Operations, Jeff Elkins
                  Vice President of Research and Development, Trevor Greenan Vice President of Administration, Brenda Leonhardt

                                  EXHIBIT E-1

                              AFFILIATE AGREEMENT

     THIS AFFILIATE AGREEMENT (this "Agreement") is being executed and delivered
as of             , 1998, by             ("Affiliate") in favor of and for the
benefit of ARTERIAL VASCULAR ENGINEERING, INC., a Delaware corporation ("Acquiror").

     WHEREAS, Affiliate is a shareholder [and an officer and director] of WORLD MEDICAL MANUFACTURING, INC., a Florida corporation (the "Company").

     WHEREAS, Acquiror, Walleye Acquisition Corporation, a Florida corporation and a wholly owned subsidiary of Acquiror ("Merger Sub") and the Company have entered into an Agreement and Plan of Merger and Reorganization dated as of April 10, 1998 (the "Merger Agreement") providing for the merger of Merger Sub with and into the Company (the "Merger"). The Merger Agreement contemplates that, upon consummation of the Merger, all outstanding shares of capital stock of the Company will be converted into the right to receive shares of common stock of Acquiror ("Acquiror Common Stock"). It is accordingly contemplated that Affiliate will receive shares of Acquiror Common Stock in the Merger.

     WHEREAS, Affiliate may be deemed to be an "affiliate" of the Company for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations promulgated by the staff of the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), and as such, Affiliate may only transfer, sell or dispose of such Acquiror Common Stock in accordance with this Affiliate Agreement and Rule 145.

     NOW, THEREFORE, in order to induce Acquiror to consummate the transactions contemplated by the Merger Agreement, and for other valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the Affiliate), the Affiliate hereby covenants and agrees as follows:

     SECTION 1. Representations and Warranties. Affiliate represents and warrants to Acquiror as follows:

          (a) Affiliate is the holder and "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of the number of shares of the Company's capital stock set forth under Affiliate's signature below (the "Shares"), and Affiliate has good and valid title to the Shares, free and clear of any liens, pledges, security interests, adverse claims, equities, options, proxies, charges, encumbrances or restrictions of any nature.

          (b) Affiliate has carefully read this Agreement, and has discussed with counsel to the extent Affiliate felt necessary the limitations imposed on Affiliate's ability to sell, transfer or otherwise dispose of shares of Acquiror Common Stock that Affiliate is to receive in the Merger (the "Acquiror Shares"). Affiliate fully understands the limitations this Agreement places upon Affiliate's ability to sell, transfer or otherwise dispose of the Acquiror Shares.

          (c) Affiliate understands that the representations, warranties and covenants set forth herein will be relied upon by Acquiror and its counsel for purposes of determining whether to proceed with the Merger and for other purposes.

     SECTION 2. Prohibition Against Transfer. Affiliate agrees that Affiliate shall not effect any sale, transfer or other disposition of the Acquiror Shares unless:

     (a) such sale, transfer or other disposition is made in conformity with the volume and other requirements of Rule 145 under the Securities Act, as evidenced by a broker's letter and a representation letter executed by Affiliate (satisfactory in form and content to Acquiror); each stating that such requirements have been met;

     (b) counsel reasonably satisfactory to Acquiror shall have advised Acquiror in a written opinion letter (satisfactory in form and content to Acquiror) upon which Acquiror may rely that such sale, transfer or other disposition will be exempt from registration under the Securities Act;

     (c) such sale, transfer or other disposition has been registered under the Securities Act; or

     (d) an authorized representative of the SEC shall have rendered written advice to Affiliate to the effect that the SEC would take no action, or that the staff of the SEC would not recommend that the SEC take action, with respect to such proposed sale, transfer or other disposition, and a copy of such written advice and all other related communications with the SEC shall have been delivered to Acquiror.

     SECTION 3. Stop Transfer Instructions.

     (a) Affiliate acknowledges and agrees that stop transfer instructions will be given to Acquiror's transfer agent with respect to the Acquiror Shares and with respect to any shares of Acquiror Common Stock acquired by Affiliate upon any exercise of any option to purchase shares of Acquiror Common Stock, and that there will be placed on the certificates representing such shares of Acquiror Common Stock or any substitutions thereof a legend, stating in substance:

     THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145(d) PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR DISPOSED OF IN ACCORDANCE WITH THE PROVISIONS OF SUCH RULE AND IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED AS OF APRIL 10, 1998, BETWEEN THE REGISTERED HOLDER HEREOF AND ARTERIAL VASCULAR ENGINEERING, INC., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF ARTERIAL VASCULAR ENGINEERING, INC.

     (b) Affiliate understands that unless a sale, transfer or other disposition of the Acquiror Shares (or any shares of Acquiror Common Stock acquired by Affiliate upon any exercise of any option to purchase shares of Acquiror Common Stock) is made in conformity with the provisions of Rule 145 under the Securities Act or is registered under the Securities Act, Acquiror reserves the right to put the following legend on the certificates issued to Affiliate's transferees:

     THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES, THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.

     Acquiror agrees that such stop transfer instructions and legends will be removed with respect to shares of Acquiror Common Stock at such time as Acquiror is reasonably satisfied that the restrictions on resale imposed by interpretations of the staff of the Commission are no longer applicable to such shares.

     SECTION 4. Specific Performance. Affiliate agrees that irreparable damages would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms, or were otherwise breached. It is, accordingly, agreed that Acquiror shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement, and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which Acquiror may be entitled at law or in equity.

     SECTION 5. Independence of Obligations. he covenants and obligations of Affiliate set forth in this Affiliate Agreement shall be construed as independent of any other agreement or arrangement between Affiliate, on the one hand, and the Company or Acquiror, on the other. The existence of any claim or cause of action by Affiliate against the Company or Acquiror shall not constitute a defense to the enforcement of any of such covenants or obligations against Affiliate.

     SECTION 6. Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

        if to Acquiror:

          Arterial Vascular Engineering, Inc.
           3576 Unocal Place
           Santa Rosa, CA 95403
           Tel.: (707) 525-0111
           Attn: General Counsel
           Fax: (707) 525-0114

        with a copy to:

          Cooley Godward LLP
           3000 Sand Hill Road
           Building 3, Suite 230
           Menlo Park, CA 94025-7116
           Attn: Craig Dauchy, Esq.
           Tel: (650) 843-5100
           Fax: (650) 854-2691

        if to Affiliate:

     All such notices and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of a telecopy, when the party receiving such copy shall have confirmed receipt of the communication, and (c) in the case of deliver by nationally recognized overnight courier, on the business day following dispatch.

     SECTION 7. Severability. In the event that any provision of this Agreement, or the application of any such provision to any person, entity or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons, entities or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

     SECTION 8. Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware (without giving effect to principles of conflicts of laws).

     SECTION 9. Waiver. No failure on the part of Acquiror to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Acquiror in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Acquiror shall not be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Acquiror; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     SECTION 10. Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     SECTION 11. Further Assurances. Affiliate shall execute and/or cause to be delivered to Acquiror such instruments and other documents and shall take such other actions as Acquiror may reasonably request to effectuate the intent and purposes of this Agreement.

     SECTION 12. Entire Agreement. This Agreement, the Merger Agreement and the other agreements referred to in the Merger Agreement set forth the entire understanding of Affiliate and Acquiror relating to the subject matter hereof and thereof and supersede all prior agreements and understandings between Affiliate and Acquiror relating to the subject matter hereof and thereof.

     SECTION 13. Amendments. This Agreement may not be amended, modified, altered, or supplemented other than by means of a written instrument duly executed and delivered on behalf of Acquiror and Affiliate.

     SECTION 14. Binding Nature. This Agreement will be binding upon Affiliate and Affiliate's representatives, executors, administrators, estate, heirs, successors and assigns, and shall inure to the benefit of Acquiror and its successors and assigns.

     SECTION 15. Attorneys' Fees and Expenses. If any legal action or other legal proceeding relating to the enforcement of any provision of this Agreement is brought against Affiliate, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     SECTION 16. Assignment. This Agreement and all obligations of Affiliate hereunder are personal to Affiliate and may not be transferred or delegated by Affiliate at any time. Acquiror may freely assign any or all of its rights under this Affiliate Agreement in whole or in part, to any other person or entity without obtaining the consent or approval of Affiliate.

     SECTION 17. Survival. Each of the representations, warranties, covenants and obligations contained in this Affiliate Agreement shall survive the consummation of the Merger.

                                          AFFILIATE:

                                          --------------------------------------

                                          Stock Beneficially owned by Affiliate:

                                           shares

                                          of  Stock

                                  EXHIBIT G-1

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT ("Agreement") is being entered into as of
            , 1998 by and between WORLD MEDICAL MANUFACTURING CORPORATION, a
Florida corporation (the "Company") and                ("Employee").

     WHEREAS, pursuant to the Agreement and Plan of Merger and Reorganization, to be executed by and among ARTERIAL VASCULAR ENGINEERING, INC., a Delaware corporation ("Acquiror"), Walleye Acquisition Corporation, a Florida corporation ("Merger Sub") and the Company (the "Merger Agreement"), and subject to the terms and conditions thereof, Merger Sub will merge with and into the Company, and the Company will become a wholly owned subsidiary of Acquiror. Capitalized terms not otherwise defined herein have the meanings given them in the Merger Agreement.

     WHEREAS, Employee has been serving as the                of the Company.

     WHEREAS, Acquiror has required that Employee execute and deliver this Agreement as a condition to Acquiror's executing the Merger Agreement.

     WHEREAS, contemporaneously with the execution and delivery of this Agreement, Employee is executing and delivering to the Company a Noncompetition Agreement and an Employee Inventions, Proprietary Rights Assignment and Confidentiality Agreement, collectively referred to herein as the "Other Agreements."

     NOW, THEREFORE, in order to induce Acquiror to consummate the transactions contemplated by the Merger Agreement, and for other valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the Affiliate), the Affiliate hereby covenants and agrees as follows:

                                   ARTICLE 1

                              TERMS OF EMPLOYMENT

     SECTION 1.1  Term; Duties.

     (a) Term. Subject to Section 1.8 below, Employee agrees to serve as an employee of the Company during the period commencing at the Effective Time and ending on the date four years after the Effective Time (the "Employment Term").

     (b) Duties. During the Employment Term, Employee shall serve in such capacity as the Company's Board of Directors may specify from time to time, and shall have such responsibilities as may be assigned and modified from time to time by the Company's Board of Directors. Employee agrees to serve the Company faithfully and to the best of his ability, and to devote substantially all of his working time, attention and efforts during the Employment Term to the business and affairs of the Company. Employee represents and warrants to the Company that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement.

     (c) Location. Employee's principal job location shall initially be in the Sunrise, Florida area.

     SECTION 1.2 Salary. In consideration of all services to be rendered by Employee to the Company during the Employment Term, the Company shall pay to
Employee a salary of $     per annum, less standard deductions and withholdings
payable at such times as other salaried employees of the Company receive their regular salary payments.

     SECTION 1.3 Bonus. Employee shall be entitled to participate in the Company's 1998 Incentive Bonus Plan for Walleye Employees (the "Bonus Plan") pursuant to the terms of such plan. A copy of the Bonus Plan is attached hereto.

     SECTION 1.4 Stock Option. Promptly after the Effective Date, upon approval by the Compensation Committee of Acquiror's Board of Directors, Employee shall
be granted a stock option exercisable for                shares of Acquiror
common stock, with an exercise price equal to the closing price on the date of the grant. Such option will vest in one-fourth increments annually over four years, and will otherwise be awarded under the terms of the Acquiror's 1996 Equity Incentive Plan and the stock option agreement (both as described in the Acquiror's publicly filed documents) that you will receive promptly after the date of grant.

     SECTION 1.5 Other Benefits. The Company shall provide to Employee, during the Employment Term, the same benefits that the Company makes generally available to all of its other similarly situated employees during the Employment Term, subject to Employee's satisfaction of the respective eligibility requirements for such benefits.

     SECTION 1.6 No Other Compensation. Employee acknowledges and agrees that he shall not be entitled to receive from the Company, from Acquiror or any other affiliate of the Company, any salary, bonus or other compensation or benefit of any nature (whether relating to any period prior to or after the Effective
Time), except as expressly provided in the Other Agreements or in Sections 1.2 through 1.5 inclusive. Employee represents and warrants to the Company that he is not aware of any claims or rights against the Company arising directly or indirectly from his past employment with the Company, and Employee hereby releases and discharges the Company and its affiliates from all claims, rights, causes of action, demands and obligations arising directly or indirectly from his past employment with the Company.

     SECTION 1.7 Expenses. Employee shall be entitled to reimbursement from the Company for reasonable out-of-pocket business expenses reasonably incurred by Employee during the Employment Term in the performance of Employee's duties under this Agreement; provided, however, that the Company shall not be required to reimburse Employee for any such expenses unless: (a) Employee presents vouchers and receipts indicating in reasonable detail the amount and business purpose of each of such expenses; and (b) Employee otherwise complies with the Company's reimbursement policies established from time to time and in effect during the Employment Term.

     SECTION 1.8  Termination.

     (a) Either the Company or the Employee shall have the right to terminate this Agreement, with or without Cause (as defined below), at any time during the Employment Term by delivering written notice of termination to the other. This at-will employment relationship cannot be changed except in a written instrument signed by both the Employee and a duly authorized officer of the Company. Upon the termination of this Agreement during the Employment Term, Employee's employment with the Company shall terminate and, except as provided in Section 1.8(b) below, the Company shall have no further monetary obligation or other obligation of any nature to Employee under this Agreement or with respect to his employment or the termination of his employment.

     (b) If (i) the Company terminates this Agreement without Cause (as defined below) during the Employment Term or Employee terminates this Agreement with Good Reason (as defined below) during the Employment Term, (ii) Employee satisfies all of his obligations relating to the termination of his employment under this Agreement (including his obligations under Section 3.2 below), and
(iii) Employee executes and delivers to the Company a general release of liability (satisfactory in form and substance to the Company) in favor of the Company, then, provided Employee has not materially breached and does not materially breach Section 2 below or any of the material provisions of the Other Agreements, Employee shall be entitled to continue to receive the salary specified in Section 1.2 above for the remainder of the Employment Term, payable on the terms and conditions specified in Section 1.2.

     (c) The termination of this Agreement pursuant to this Section 1.8 or otherwise shall not limit or otherwise affect any of Employee's obligations under Section 2 or Section 3.2 below or under any of the Other Agreements, all of which shall remain in full force and effect.

     (d) The Employee shall not be entitled to any severance, pay-in-lieu of notice or any other compensation except as expressly set forth herein.

     SECTION 1.9 Definition of "Cause." For purposes of this Agreement, "Cause" shall mean (a) any gross or willful misconduct or fraud or bad faith on the part of Employee in the performance of his duties as an employee of the Company; (b) the conviction of Employee of, or the entry by Employee of a plea of guilty or no contest to, any felony or crime involving dishonesty or moral turpitude; (c) the material breach by Employee of this Agreement or any provision in any of the Other Agreements; (d) material breach of the Company's material policies; (e) intentional damage to the Company's property; (f) conduct by Employee that, in the good faith and reasonable determination of the Company, demonstrates unacceptable job performance (to the extent not cured by Employee within 30 days after written notice from the Company) or gross unfitness to serve; or (g) the inability of Employee to perform, with or without reasonable accommodation, any of his material duties as a result of illness or injury, if Employee remains unable to perform such duties for a total of twelve consecutive weeks.

     SECTION 1.10 Definition of "Good Reason." Employee shall be deemed to have terminated his employment with the Company with "Good Reason" if Employee resigns his employment within one month after the Company reduces without Cause Employee's level of authority and responsibility substantially below the level of authority and responsibility previously enjoyed by Employee as an employee of the Company.

                                   ARTICLE 2

                            CONFIDENTIAL INFORMATION

     SECTION 2.1 Proprietary Information Agreement. Employee agrees to abide by the provisions of the Employee Inventions and Proprietary Rights Assignment and Confidentiality Agreement both during and after the Employment Term as provided therein.

     SECTION 2.2 Obligation to Keep Confidential. Employee agrees to keep all Confidential Information (as defined in Section 2.3 below) strictly and permanently confidential and agrees that he shall not at any time (whether during or after the Employment Term) directly or indirectly use for any purpose, or disclose or permit to be disclosed to any person or entity, any Confidential Information. Employee acknowledges that the Confidential Information constitutes unique and valuable assets of the Company and such Confidential Information was acquired at great time and expense by the Company and Acquiror, and that any disclosure or other use of such Confidential Information, other than for the sole benefit of the Company and Acquiror, would be wrongful and would cause irreparable harm to the Company.

     SECTION 2.3 Definition of "Confidential Information." The term "Confidential Information" means any non-public information (whether or not in written form and whether or not expressly designated as confidential) relating directly or indirectly to the Company, Acquiror or any of the Company's or Acquiror's subsidiaries or other affiliates or relating to the business, operations, financial affairs, performance, assets, investments, technology, processes, products, contracts, customers, licensees, sublicensees, suppliers, personnel, plans or prospects of the Company or Acquiror or any of the Company's or Acquiror's subsidiaries or other affiliates, including any such information consisting of or otherwise relating directly or indirectly to trade secrets, know how, technology, designs, drawings, processes, license or sublicense arrangements, formulae, proposals, customer lists or preference, pricing lists, referral sources, marketing or sales techniques or plans, operations manuals, service manuals, financial information, projections, lists of suppliers or distributors or sources of supply; provided, however, that "Confidential Information" shall not be deemed to include information which, at the time of initial disclosure to Employee, is part of, or without violation of this Agreement or fault of Employee becomes part of, the public knowledge of literature and is readily accessible to third parties.

                                   ARTICLE 3

                            MISCELLANEOUS PROVISIONS

     SECTION 3.1 Other Agreements. Nothing in this Agreement shall limit Employee's or the Company's obligation or the rights and remedies of Employee or the Company under the Other Agreements, and nothing in any of the Other Agreement shall limit Employee's or the Company's obligations or the rights and remedies of the Employee or the Company under this Agreement.

     SECTION 3.2 Surrender of Records and Property. At such time as Employee no longer serves as an employee of the Company, Employee shall deliver promptly to the Company (a) all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof in his possession or under his control which are the property of the Company or which relate in any way to the business, products, practices or techniques of the Company, (b) all Confidential Information of the Company or Acquiror in his possession or under his control, including all documents which contain any Confidential Information of the Company or Acquiror (and all reproduction thereof), and (c) all tangible property including, but not limited to computers, credit cards, entry cards, and identification badges and keys.

     SECTION 3.3 Notices. Any notice or other communication required or permitted to be delivered to either party under this Agreement shall be in writing and shall be deemed properly deliver, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party hereto):

        if to the Company:

          WORLD MEDICAL MANUFACTURING CORPORATION
           c/o Arterial Vascular Engineering, Inc.
           3576 Unocal Place
           Santa Rosa, CA 95403
           Attention: General Counsel
           Facsimile: (707) 525-0114

        if to Employee:

---------------------------------------------

           --------------------------------------------------------

           --------------------------------------------------------

           Facsimile:
           --------------------------------------------

     SECTION 3.4 Severability. In the event that any provision of this Agreement, or the application of any such provision to any person, entity or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons, entities or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

     SECTION 3.5 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Florida (without giving effect to principles of conflicts of laws).

     SECTION 3.6 Waiver. No failure on the part of either party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Neither party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     SECTION 3.7 Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     SECTION 3.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

     SECTION 3.9 Further Assurances. Each party hereto shall execute and/or cause to be delivered to the other party hereto such instruments and other documents and shall take such other actions as such other party may reasonably request to effectuate the intent and purposes of this Agreement.

     SECTION 3.10 Entire Agreement. This Agreement and the Other Agreements set forth the entire understanding of the parties relating to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties relating to the subject matter hereof and thereof.

     SECTION 3.11 Amendments. This Agreement may not be amended, modified, altered or supplemental other than by means of a written instrument duly executed and delivered on behalf of the Company and Employee.

     SECTION 3.12 Assignment. This Agreement and all rights and obligations of Employee hereunder are personal to Employee and may not be transferred or assigned by Employee at any time. The Company may freely assign its rights under this Agreement to any person or entity that assumes the Company's obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company's assets to such person or entity.

     SECTION 3.13 Binding Nature. Subject to Section 3.12, this Agreement will be binding upon and inure to the benefit of the Company and its successors and assigns and Employee and his representatives, executors, administrators, estate, heirs, successors and assigns.

     SECTION 3.14 Attorneys' Fees and Expenses. If any legal action or other legal proceeding relating to the enforcement of any provision of this Agreement is brought against either party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     In Witness Whereof, the parties hereto have caused this Employment Agreement to be executed and delivered as of the date first above written.

                                          WORLD MEDICAL MANUFACTURING
                                          CORPORATION

                                          By:
                                          --------------------------------------

                                          Name:
                                          --------------------------------------

                                          Title:
                                          --------------------------------------

                                          EMPLOYEE

                                          Signature:
                                          --------------------------------------

                                          Print Name:
                                          --------------------------------------

                                  EXHIBIT H-1

                            NONCOMPETITION AGREEMENT

     THIS NONCOMPETITION AGREEMENT ("Agreement") is being executed and delivered
as of             , 1998 (the "Signing Date"), by [Shareholder] ("Shareholder")
in favor of, and for the benefit of ARTERIAL VASCULAR ENGINEERING, INC., a Delaware corporation ("Acquiror"), and WORLD MEDICAL MANUFACTURING CORPORATION, a Florida corporation (the "Company").

     WHEREAS, as an employee and shareholder of the Company, Shareholder performs unique services and has obtained extensive and valuable knowledge and information concerning the business of the Company (including confidential information relating to the Company and its operations, assets, contracts, customers, personnel, plans and prospects).

     WHEREAS, pursuant to an Agreement and Plan of Merger and Reorganization to be entered into by and among Acquiror, Walleye Acquisition Corporation, a Florida corporation and a wholly owned subsidiary of Acquiror ("Merger Sub") and the Company (the "Merger Agreement"), and subject to the terms and conditions thereof, Merger Sub will merge with and into the Company (the "Merger"). In connection with the Merger, Shareholder and the Company's other shareholders will exchange all of their shares of common stock of the Company for shares of common stock of Acquiror (except to the extent that shareholders may permissibly dissent from the Merger), and as a result of the Merger the Company will become a wholly owned subsidiary of Acquiror.

     WHEREAS, in connection with the Merger Agreement (and as a condition to its execution), and to more fully secure unto Acquiror the benefits of the Merger, Acquiror has required that Shareholder enter into this Agreement; and Shareholder is entering into this Agreement in order to induce Acquiror to enter into the Merger Agreement, with all of the attendant financial benefits to Shareholder as a shareholder of the Company.

     WHEREAS, the Company has conducted and is conducting its business on a worldwide basis.

     NOW, THEREFORE, in order to induce Acquiror to consummate the transactions contemplated by the Merger Agreement, and for other valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the Affiliate), the Affiliate hereby covenants and agrees as follows:

     SECTION 1. Acknowledgments by Shareholder. Shareholder acknowledges that the promises and restrictive covenants he is providing in this Agreement are reasonable and necessary to Acquiror's protection of its legitimate interests in its acquisition of the Company pursuant to the Merger Agreement, including but not limited to the Company's goodwill. Shareholder acknowledges that Shareholder is exchanging all of Shareholder's shares of common stock of the Company for shares of common stock of Acquiror in the Merger. Shareholder further acknowledges that by virtue of his position with the Company he has developed considerable expertise in the business operations of the Company and has had access to extensive confidential information with respect to the Company. Shareholder recognizes that Acquiror and the Company would be irreparably damaged, and Acquiror's substantial investment in the Company materially impaired, if Shareholder were to enter into an activity competing with the Company's business in violation of the terms of this Agreement or if Shareholder were to disclose or make unauthorized use of any confidential information concerning the business of the Company.

     SECTION 2. Confidentiality. Shareholder hereby expressly affirms that the Employee Inventions, Proprietary Right, Assignment and Confidentiality Agreement dated as of even date herewith (the "Assignment and Confidentiality Agreement") between the Shareholder and the Company is and shall remain in full force and effect and specifically agrees that the rights and privileges of the Company under the Confidentiality Agreement shall inure to the benefit of the Acquiror, to the same extent as if it was an original party thereto, as well as to the Company. Further, Shareholder hereby expressly agrees that the Company's rights under this Agreement are in addition to, but no substitution of, its rights under the Confidentiality Agreement and the Confidentiality Agreement remains in full force and effect.

     SECTION 3. Noncompetition. During the period commencing on the Closing Date and continuing until the date three years after the date of termination of Shareholder's employment with the Company (the "Noncompete Period"), Shareholder shall not, directly or indirectly, anywhere in the world, (a) provide any service, support, product or technology (as an employee, licensor, consultant or otherwise), to any person or entity, if such service, support, product or technology involves or relates to, in any material respect, (w) balloon angioplasty catheters, (x) stents, (y) stent grafts (including, without limitation, for the repair of aneurysms in the abdominal aorta, thoracic aorta and iliac arteries) or (z) radiation catheters or irradiated stents (each, a "Restricted Business") or (b) own, manage, operate, join, control, finance, participate in the ownership, management, operation, control or financing of, or have any stock, equity or other interest in, either directly or indirectly, or have any right to compensation from, a company or other entity engaged in a Restricted Business (other than ownership of less than 1% of a company that has its shares listed on a national securities exchange or traded over-the-counter); [FOR PERSONS WITH EMPLOYMENT AGREEMENTS: provided, however, that the Noncompete Period for Shareholders whose employment with the Company is terminated without Cause or for Good Reason (as such terms are defined in the Employment Agreement dated as of even date herewith (the "Employment Agreement")) shall be the longer of (i) one year following such termination or (ii) the period following such termination during which such Shareholder elects to receive salary payments pursuant to Section 1.8(b) of the Employment Agreement, and provided further, that for Shareholders whose employment with the Company is terminated as a result of (a) the inability of the Shareholder to perform, with or without reasonable accommodation, any of his material duties as a result of illness or injury and (if such shareholder remains unable to perform such duties for a total of 12 consecutive weeks), or (b) Shareholder not fulfilling the Company's requirement that Shareholder continue employment with the Company at a site more than 100 miles from the city of Sunrise, Florida, the Noncompete Period shall be one year; provided further, that nothing in this Agreement shall prevent Shareholder from providing services, support, product or technology to any person or entity in Shareholder's capacity as an employee of the Company.] [FOR PERSONS WITHOUT EMPLOYMENT AGREEMENTS: provided, however, that the Noncompete Period for Shareholders whose employment with the Company is terminated (a) without Cause, (b) for Good Reason (as such terms are defined in the World Medical Manufacturing Corporation 1998 Incentive Bonus Plan), or (c) as a result of the inability of the Shareholder to perform, with or without reasonable accommodation, any of his material duties as a result of illness or injury and (if such shareholder remains unable to perform such duties for a total of 12 consecutive weeks), or (d) as a result of Shareholder not fulfilling the Company's requirement that Shareholder continue employment at a site more than 100 miles from the city of Sunrise, Florida, shall be one year following such termination, and provided, further, that nothing in this Agreement shall prevent Shareholder from providing services, support, product or technology to any person or entity in Shareholder's capacity as an employee of the Company.]

     SECTION 4. Nonsolicitation. Shareholder further agrees that during the Noncompete Period, he will not:

          (a) directly or indirectly, personally or through others, encourage, induce, attempt to induce, solicit or attempt to solicit (on Shareholders' own behalf or on behalf of any other person or entity) any employee of the Company, Acquiror or any of Acquiror's subsidiaries to leave his or her employment with the Company, Acquiror or any or Acquiror's subsidiaries;

          (b) employ, or permit any entity over which Shareholder exercises any control, to employ such employee who has terminated his or her employment with the Company, Acquiror or any of Acquiror's subsidiaries during the Noncompete Period; or

          (c) directly or indirectly, personally or through others, approach, contact, solicit, advise or do (or attempt to do) business with, or otherwise interfere with the relationship of the Company, Acquiror or any of Acquiror's subsidiaries with, any person or entity who is, was or is reasonably anticipated to become a supplier, customer or client of the Company, Acquiror or any of Acquiror's subsidiaries with respect to any Restricted Business.

     SECTION 5. Independence of Obligations. The covenants of Shareholder set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Shareholder, on the one hand, and the Company or Acquiror, on the other. The existence of any claim or cause of action by Shareholder against the Company or Acquiror shall not constitute a defense to the enforcement of such covenants against Shareholder.

     SECTION 6. Remedy for Breach. Shareholder agrees that in the event of any breach or threatened breach by Shareholder of any covenant, obligation or other provision contained in this Agreement, Acquiror and the Company shall be entitled (in addition to any other remedy that may be available to them) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, (b) an injunction restraining such breach or threatened breach and (c) any other relief which a court deems just and equitable.

     SECTION 7. Non-Exclusivity. The rights and remedies of Acquiror and the Company hereunder are not exclusive of or limited by any other rights or remedies which Acquiror or the Company may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Acquiror and the Company hereunder, and the obligations and liabilities of Shareholder hereunder, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, misappropriation of trade secrets and the like. This Agreement does not limit, and is not limited by, [FOR PERSONS WITH EMPLOYMENT AGREEMENTS: the terms of the Employment Agreement of even date herewith between Shareholder and the Company (the "Employment Agreement")] [FOR PERSONS WITHOUT EMPLOYMENT AGREEMENTS: the terms of any employment arrangement between Shareholder and the Company] or the terms of any other agreement between Shareholder and Acquiror or the Company or any affiliate of Acquiror or the Company.

     SECTION 8. Notices. Any notice or other communication required or permitted to be delivered to Shareholder, the Company or Acquiror under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party hereto):

        if to the Company:  WORLD MEDICAL MANUFACTURING CORPORATION
                            c/o Arterial Vascular Engineering, Inc.
                            3576 Unocal Place
                            Santa Rosa, CA 95403
                            Attn: General Counsel
                            Fax: (707) 525-0114

        if to Acquiror:     ARTERIAL VASCULAR ENGINEERING, INC.
                            (same as above)

        if to Shareholder:
       -------------------------------------------------------------------------

       -------------------------------------------------------------------------

       -------------------------------------------------------------------------

     SECTION 9. Severability. If any provision of this Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) such invalidity of enforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement. Each provision of this Agreement is separable from every other provision of this Agreement, and each part of each provision of this Agreement is separable from every other part of such provision.

     SECTION 10. Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the Florida (without giving effect to principles of conflicts of laws).

     SECTION 11. Waiver. No failure on the part of Acquiror or the Company to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Acquiror or the Company in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Neither Acquiror nor the Company shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     SECTION 12. Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     SECTION 13. Further Assurances. Shareholder shall execute and/or cause to be delivered to the Company and Acquiror such instruments and other documents and shall take such other actions as Company and Acquiror may reasonably request to effectuate the intent and purposes of this Agreement.

     SECTION 14. Entire Agreement. This Agreement and the Employment Agreement sets forth the entire understanding of Shareholder, the Company and Acquiror relating to the subject matter hereof and supersede all prior agreements and understandings between any of such parties relating to the subject matter hereof.

     SECTION 15. Amendments. This Agreement may not be amended, modified, altered, or supplemented other than by means of a written instrument duly executed and delivered on behalf of Acquiror and Shareholder.

     SECTION 16. Assignment. This Agreement and all obligations hereunder are personal to Shareholder and may not be transferred or assigned by Shareholder at any time. Acquiror and the Company may freely assign their respective rights under this Agreement to any person or entity in connection with any sale or transfer of all or a substantial portion of Acquiror's or the Company's assets to such person or entity.

     SECTION 17. Binding Nature. Subject to Section 16, this Agreement will be binding upon Shareholder and Shareholder's representatives, executors, administrators, estate, heirs, successors and assigns, and will inure to the benefit of Acquiror and the Company and their respective successors and assigns.

     SECTION 18. Attorneys' Fees and Expenses. If any legal action or other legal proceeding relating to the enforcement of any provision of this Agreement is brought against Shareholder, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements, including without limitation at the pre-trial, trial and appellate stages of any proceeding (in addition to any other relief to which the prevailing party may be entitled).

     IN WITNESS WHEREOF, the undersigned has executed this Noncompetition AGREEMENT as of the date first above written.

                                          Signature:
                                          --------------------------------------

                                          Address:
                                          --------------------------------------

                                               ---------------------------------

                                               ---------------------------------

                                  EXHIBIT I-1

                                GENERAL RELEASE

     THIS GENERAL RELEASE (this "General Release") is being executed and
delivered as of             , 1998, by                , residing at
               (the "Releasor") to and in favor of, and for the benefit of WORLD MEDICAL MANUFACTURING CORPORATION, a Florida corporation (the "Company"), ARTERIAL VASCULAR ENGINEERING, INC., a Delaware corporation ("Acquiror"), and the other Releasees (as defined in Section 2).

     WHEREAS, contemporaneously with the execution and delivery of this General Release, pursuant to an Agreement and Plan of Merger and Reorganization (the "Merger Agreement") dated as of April 10, 1998, by and among Acquiror, Walleye Acquisition Corporation, a Florida corporation and a wholly owned subsidiary of Acquiror ("Merger Sub"), and the Company, Merger Sub is merging with and into the Company. As a result of the Merger, the Company's shareholders are receiving shares of common stock of Acquiror in exchange for their shares of common stock of the Company, and the Company is becoming a wholly owned subsidiary of Acquiror.

     WHEREAS, Acquiror has required, as a condition to consummating the transactions contemplated by the Merger Agreement, that the Releasor execute and deliver this General Release.

     NOW, THEREFORE, in order to induce Acquiror to consummate the transactions contemplated by the Merger Agreement, and for other valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the Affiliate), the Affiliate hereby covenants and agrees as follows:

     SECTION 1. Release. The Releasor, for itself and, to the extent permitted by law, for each of such Releasor's Associated Parties (as defined in Section
2), hereby generally, irrevocably, unconditionally and completely releases and forever discharges each of the Releasees (as defined in Section 2) from, and hereby irrevocably, unconditionally and completely waives and relinquishes, each of the Released Claims (as defined in Section 2).

     SECTION 2.  Definitions.

     (a) The term "Associated Parties," when used herein with respect to the Releasor, shall mean and include: (i) such Releasor's predecessors, successors, executors, administrators, heirs and estate; (ii) such Releasor's past, present and future assigns, agents and representatives; (iii) each entity that such Releasor has the power to bind (by such Releasor's acts or signature) or over which such Releasor directly or indirectly exercises control; and (iv) each entity of which such Releasor owns, directly or indirectly, at least 50% of the outstanding equity, beneficial, proprietary, ownership or voting interests.

     (b) The term "Releasees" shall mean and include: (i) Acquiror; (ii) the Company; (iii) each of the direct and indirect subsidiaries of the Company; (iv) each other affiliate of the Company; and (v) the successors and past, present and future assigns, directors, officers, employees, agents and representatives of the respective entities identified or otherwise referred to in clauses "(i)" through "(iv)" of this sentence, other than the Releasors.

     (c) The term "Claims" shall mean and include all past, present and future disputes, claims, controversies, demands, rights, obligations, liabilities, actions and causes of action of every kind and nature, including: (i) any unknown, unsuspected or undisclosed claim; (ii) any claim or right that may be asserted or exercised by the Releasor in such Releasor's capacity as a shareholder, director, officer or employee of the Company or in any other capacity; and (iii) any claim, right or cause of action based upon any breach of any express, implied, oral or written contract or agreement.

     (d) The term "Released Claims" shall mean and include each and every Claim of the Releasor or any Associated Party of the Releasor against any of the Releasees that has arisen or arises directly or indirectly out of, or relates directly or indirectly to, any circumstance, agreement, activity, action, omission, event or matter occurring or existing on or prior to the date of this General Release, whether the Releasor or any Associated Party of the Releasor has asserted or asserts such Claim prior to, on or after the date of this General Release

(excluding only (1) such Releasor's rights and Claims, if any, against Acquiror or the Surviving Corporation (as defined in the Merger Agreement) under the Merger Agreement or any other Transaction Agreement and (2) such Releasor's rights and Claims, if any, against the Company under any employment agreement being entered into by such Releasor and the Company at any time from and after the date hereof). Notwithstanding the foregoing, Released Claims shall not include any right of indemnification the Releasor may have against the Company under the Company's articles of incorporation, bylaws or the Merger Agreement in its capacity as an officer or director of the Company. [FOR VECTOR SECURITIES
ONLY: Further, Released Claims shall not include any rights the Releasor (including Vector Securities International, Inc., D. Theodore Berghorst, Linda
B. Ginsburg and Barry M. Deutsch) may have against the Company pursuant to the indemnification agreement attached to the engagement letter between the Company and Vector Securities International, Inc. dated as of May 29, 1998, whether or not the Releasor is employed by Vector Securities International, Inc. at the time such rights set forth in the indemnification agreement are exercised.]

     SECTION 3. Representations and Warranties. The Releasor represents and warrants that:

          (a) the Releasor has not assigned, transferred, conveyed or otherwise disposed of any Claim against any of the Releasees, or any direct or indirect interest in any such Claim, in whole or in part;

          (b) to the best of the Releasor's knowledge, no other person or entity has any interest in any of the Released Claims;

          (c) to the best of Releasor's knowledge, no Associated Party of the Releasor has or had any Claim against any of the Releasees;

          (d) neither the Releasor nor any Associated Party of the Releasor over which Releasor directly or indirectly exercises control will in the future have any Claim against any Releasee that arises directly or indirectly from or relates directly or indirectly to any circumstance, agreement, activity, action, omission, event or matter occurring or existing on or before the date of this General Release;

          (e) this General Release has been duly and validly executed and delivered by the Releasor;

          (f) this General Release is a valid and binding obligation of the Releasor, and is enforceable against the Releasor in accordance with its terms, except as enforceability may be limited by bankruptcy, moratorium or similar laws affecting the rights and remedies of creditors rights, and general principles of equity, whether applied by a court of law or equity;

          (g) there is no action, suit, proceeding, dispute, litigation, claim, complaint or investigation by or before any court, tribunal, governmental body, governmental agency or arbitration pending or, to the best of the knowledge of the Releasor, threatened, against such Releasor or any of the Releasor's Associated Parties that challenges or would challenge the execution and delivery of this General Release or the taking of any of the actions required to be taken by the Releasor under this General Release;

          (h) neither the execution and delivery of this General Release nor the performance hereof will (i) result in any violation or breach of any agreement or other instrument to which the Releasor or any of such Releasor's Associated Parties is a party or by which the Releasor or any of such Releasor's Associated Parties is bound, or (ii) result in a violation of any law, rule, regulation, treaty, ruling, directive, order, arbitration award, judgment or decree to which the Releasor or any of such Releasor's Associated Parties is subject; and

          (i) no authorization, instruction, consent or approval of any person or entity is required to be obtained by the Releasor or any of such Releasor's Associated Parties in connection with the execution and delivery of this General Release or the performance hereof.

          (j) the Releasor is not relying on any representation or promise of any other person in executing this General Release, or in making the release provided for herein, and assumes the risk of any misrepresentation, concealment or mistake. If a Releasor should subsequently discover that a fact relied upon by it in entering into this General Release was untrue, or that a fact was concealed from it, or that its understanding of the facts or of the law was incorrect, such party shall not be entitled to any relief in connection therewith, including, without limitation, any alleged right or claim to set aside or rescind this General Release. This General Release is intended to be and is final and binding, regardless of any claims of misrepresentation, promise made without the intention to perform, concealment of fact, mistake of fact or law, or of any other circumstance.

     SECTION 4.  Miscellaneous.

     (a) This General Release sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings among or between any of the Releasors and Releasees relating to the subject matter hereof.

     (b) If any provision of this General Release or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (i) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (ii) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (iii) such invalidity or enforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this General Release. Each provision of this General Release is separable from every other provision of this General Release, and each part of each provision of this General Release is separable from every other part of such provision.

     (c) This General Release shall be construed in accordance with, and governed in all respects by, the laws of the State of Florida (without giving effect to principles of conflicts of laws).

     (d) Any legal action or other legal proceeding relating to this General Release or the enforcement of any provision of this General Release may be brought or otherwise commenced by any party hereto in any state or federal court located in the State of Florida. The parties hereto:

          (i) expressly and irrevocably consent and submit to the jurisdiction of each state and federal court located in the State of Florida in connection with any such legal proceeding;

          (ii) agree that each state and federal court located in the State of Florida shall be deemed to be a convenient forum; and

          (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the State of Florida, any claim that the respective party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this General Release or the subject matter of this General Release may not be enforced in or by such court.

          Nothing contained in this General Release shall be deemed to limit or otherwise affect the right of any Releasee (1) to commence any legal proceeding or to otherwise proceed against the Releasor or any other person or entity in any other forum or jurisdiction, or (2) to raise this Release as a defense in any legal proceeding in any other forum or jurisdiction.

     (e) This General Release may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

     (f) The Releasor shall execute and/or cause to be delivered to each Releasee such instruments and other documents, and shall take such other actions, as such Releasee may reasonably request for the purpose of carrying out or evidencing any of the actions contemplated by this General Release.

     (g) If any legal action or other legal proceeding relating to this General Release or the enforcement of any provision hereof is brought by any Releasor or Releasee, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements to the extent actually incurred, including, without limitation, at the pre-trial, trial and appellate levels (in addition to any other relief to which the prevailing party may be entitled).

     (h) Whenever required by the context, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

     (i) Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this General Release.

     (j) As used in this General Release, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words "without limitation."

     IN WITNESS WHEREOF, the Releasor has caused this GENERAL RELEASE to be executed as of the date first above written.

                                          RELEASOR:

                                          --------------------------------------
                                          (Releasor Name)

                                          Address:
                                          --------------------------------------

                                          --------------------------------------

                                          --------------------------------------

                                   EXHIBIT J

                                ESCROW AGREEMENT

     THIS ESCROW AGREEMENT is entered into as of             , 1998, by and
among ARTERIAL VASCULAR ENGINEERING, INC., a Delaware corporation ("Acquiror"), WORLD MEDICAL MANUFACTURING CORPORATION, a Florida corporation (the "Company"),
               , the Designated Escrow Representative (as such term is defined in the Merger Agreement described below) and CUPERTINO NATIONAL BANK (the "Escrow Agent").

     WHEREAS, Acquiror, the Company, and Walleye Acquisition Corporation, a Florida corporation and a wholly owned subsidiary of Acquiror ("Merger Sub") have entered into an Agreement and Plan of Merger and Reorganization dated as of April 10, 1998 (the "Merger Agreement"), pursuant to which Merger Sub is merging with and into the Company (the "Merger"). As a result of the Merger, the Company's shareholders are receiving shares of common stock of Acquiror ("Acquiror Common Stock") in exchange for their shares of common stock of the Company, and the Company is becoming a wholly owned subsidiary of Acquiror.

     WHEREAS, the Merger Agreement contemplates the establishment of an escrow arrangement to secure the indemnification obligations of shareholders of the Company who are receiving shares of Acquiror Common Stock in the Merger (the "Merger Shareholders") pursuant to the Merger Agreement. As a condition to Acquiror's consummation of the Merger and related agreements and to more fully secure unto Acquiror the benefits of the Merger, Acquiror has required that the Designated Escrow Representative, as representative and agent of the Merger Shareholders, enter into this Agreement; and the Designated Escrow Representative has agreed to enter into this Agreement in order to induce Acquiror to consummate the Merger.

     WHEREAS, by virtue of the Company shareholders' approval of the Merger Agreement at the meeting of the Company's shareholders convened and held on
                 , 1998, the Merger Shareholders have appointed the Designated Escrow Representative as their agent and attorney-in-fact, to act on their behalf to the extent set forth in Section 10.1 of the Merger Agreement.

     The parties to this Escrow Agreement, intending to be legally bound, agree as follows:

     SECTION 1. Defined Terms.

     Capitalized terms used and not otherwise defined in this Escrow Agreement shall have the meanings assigned to them in the Merger Agreement.

     SECTION 2. Escrow.

     (a) Shares to Be Placed in Escrow. On the date hereof, Acquiror shall issue and deliver to the Escrow Agent a certificate for that number of shares of Acquiror Common Stock described in Section 1.7(a) of the Merger Agreement (the "Shares") in the name of the Escrow Agent or its nominee, evidencing the shares of Acquiror Common Stock to be held in escrow (the "Escrow Fund") in accordance with this Escrow Agreement and the Merger Agreement. The Escrow Agent shall acknowledge receipt of such certificate in writing to the Acquiror and the Designated Escrow Representative. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. The Escrow Agent agrees to accept delivery of the Escrow Fund and to hold the Escrow Fund in escrow (the "Escrow"), subject to the terms and conditions of this Agreement.

     (b) Indemnification. Pursuant to the Merger Agreement the Shares shall be used to compensate and reimburse each of the Acquiror and the other Indemnitees for indemnifiable claims as set forth therein. The Escrow Fund shall be security for such indemnity obligation, subject to the limitations, and in the manner provided, in this Agreement and the Merger Agreement and the reimbursement of expenses of the Designated Escrow Representative as provided in, and to the extent allowed by, the Merger Agreement and this Agreement.

     (c) Voting of Shares. On any matter brought before the Acquiror stockholders for a vote, the Escrow Agent shall vote the Shares in the Escrow Fund as directed by the Designated Escrow Representative.

     (d) Dividends, Etc. Any distributions of cash, securities or other property in respect of or in exchange for any of the Shares in the Escrow Fund, other than distributions of capital stock of Acquiror (by way of stock dividend, stock split or otherwise) not constituting a dividend for purposes of Section 301 of the Code, shall be payable and distributed directly to the Escrow and shall become a part of the Escrow Fund and become included in the definition of "Shares". At the time any of the Shares in the Escrow Fund are required to be released from the Escrow to any person pursuant to this Escrow Agreement, any distributions of capital stock of Acquiror previously made in respect of such released Shares and held in the Escrow shall be released from the Escrow to such Person. Each certificate representing shares deposited in the Escrow Fund shall be accompanied by executed stock powers, executed in blank as to the assignee and certificate number, in form sufficient for the transfer thereof. It is understood that shares of Acquiror which may be distributed on or with respect to the shares in the Escrow Fund during the term of this Agreement by reason of stock dividends, stock splits or otherwise shall be deposited directly by Acquiror with the Escrow Agent (with the applicable executed stock powers) pursuant to the terms and conditions hereof (such additional shares shall be deemed to become a part of the Escrow Fund when deposited with the Escrow Agent). The Escrow Agent shall notify the Designated Escrow Representative of the receipt of new certificates so deposited with the Escrow Agent.

     (e) Transferability. The interests of the Merger Shareholders in the Escrow and in the Shares in the Escrow Fund shall be assignable or transferable only upon submission of evidence of such transfer or assignment reasonably satisfactory to Acquiror and the Escrow Agent.

     (f) Fractional Shares. No fractional shares of Acquiror Common Stock shall be retained in or released from the Escrow pursuant to this Escrow Agreement. In connection with any release of Shares from the Escrow, the Escrow Agent shall be permitted to "round down" or to follow such other rounding procedures as the Escrow Agent reasonably determines to be appropriate in order to avoid (i) retaining any fractional shares in the Escrow Fund or (ii) releasing any fractional shares from the Escrow.

     SECTION 3.  Designated Escrow Representative

     (a) The Merger Shareholders shall be represented hereunder by a Designated Escrow Representative. The initial Designated Escrow Representative shall be
               .

     (b) In the event the Designated Escrow Representative shall die or resign or otherwise terminate its status as such, a successor shall be appointed by a majority in interest of the Merger Shareholders. The Designated Escrow Representative shall receive no compensation for its services.

     (c) The Merger Shareholders have agreed that a decision by the Designated Escrow Representative shall constitute a decision of all of the Merger Shareholders, and shall be final, binding and conclusive upon each of them. Acquiror, Merger Sub, the Company and the Escrow Agent may rely upon any act, decision, consent or instruction of the Designated Escrow Representative as being the act, decision, consent or instruction of each and all of the Merger Shareholders and Acquiror, Merger Sub, the Company and the Escrow Agent are hereby relieved from any liability to any person for any acts done by them in accordance with any act, decision, consent or instruction of the Designated Escrow Representative.

     SECTION 4. Claim Procedures.

     (a) Claim Notice. If Acquiror determines in good faith that there is or has been an inaccuracy in or breach by the Company of any representation, warranty, covenant or other provision set forth in any of the Merger Agreement, Disclosure Schedule, or Closing Certificate, and if Acquiror is entitled, under the terms of the Merger Agreement, to make a claim against the Escrow with respect to such inaccuracy or breach, then Acquiror may deliver to both the Designated Escrow Representative and the Escrow Agent a written notice of such inaccuracy or breach (a "Claim Notice") setting forth (i) a brief description of the circumstances supporting Acquiror's reasonable belief that such inaccuracy or breach exists or has occurred, and (ii) to the extent possible, a non-binding, preliminary estimate of the aggregate dollar amount of all indemnifiable claims that have arisen and may arise as a result of such inaccuracy or breach (such aggregate amount being referred to as the "Claim Amount"). Such Claim Notice must be delivered on or before the first anniversary of the Closing Date.

     (b) Response Notice. Within thirty (30) days after the delivery of a Claim Notice to the Designated Escrow Representative, the Designated Escrow Representative shall deliver to the Escrow Agent and Acquiror, a written notice (the "Response Notice") containing: (i) instructions to the effect that Shares having a Stipulated Value (as defined below) equal to the entire Claim Amount set forth in such Claim Notice is to be released from the Escrow to Acquiror; or
(ii) instructions to the effect that Shares having a Stipulated Value (as defined below) equal to a specified portion (but not the entire amount) of the Claim Amount set forth in such Claim Notice are to be released from the Escrow to Acquiror, together with a statement that the remaining portion of such Claim Amount is being disputed; or (iii) a statement that the entire Claim Amount set forth in such Claim Notice is being disputed. If no Response Notice is received by Acquiror from the Designated Escrow Representative within thirty (30) days after the delivery of a Claim Notice to the Designated Escrow Representative, then the Designated Escrow Representative shall be deemed to have given instructions that shares of Acquiror Common Stock having a Stipulated Value (as defined below) equal to the entire Claim Amount set forth in such Claim Notice are to be released to Acquiror from the Escrow.

     (c) Release of Escrow Fund to Acquiror.

          (i) If the Designated Escrow Representative gives (or is deemed to have given) instructions that Shares having a Stipulated Value equal to the entire Claim Amount set forth in a Claim Notice are to be released from the Escrow to Acquiror, then the Escrow Agent shall promptly following the required delivery date for the Response Notice transfer, deliver and assign to Acquiror such number of Shares from the Escrow Fund as have a Stipulated Value equal to the Claim Amount (or such lesser amount as is then held in Escrow).

          (ii) If a Response Notice delivered by the Designated Escrow Representative in response to a Claim Notice contains instructions to the effect that Shares having a Stipulated Value equal to a specified portion (but not the entire amount) of the Claim Amount set forth in such Claim Notice are to be released from the Escrow to Acquiror, then (i) the Escrow Agent shall promptly following the required delivery date for the Response Notice transfer, deliver and assign to Acquiror such number of Shares from the Escrow Fund as have a Stipulated Value equal to such specified portion of such Claim Amount, and (ii) the procedures set forth in Section 4(c)(iii) of this Escrow Agreement shall be followed with respect to the remaining portion of such Claim Amount.

          (iii) If a Response Notice delivered by the Designated Escrow Representative in response to a Claim Notice contains a statement that all or a portion of the Claim Amount set forth in such Claim Notice is being disputed (such Claim Amount or the disputed portion thereof being referred to as the "Disputed Amount"), then, notwithstanding anything contained in
     Section 5 of this Escrow Agreement, the Escrow Agent shall continue to hold in Escrow (in addition to any other Shares of Acquiror Common Stock permitted to be retained in Escrow, whether in connection with any other dispute, pursuant to Section 5 of this Escrow Agreement, or otherwise) Shares of Acquiror Common Stock having a Stipulated Value equal to 115% of the Disputed Amount. Such amount shall continue to be held in the Escrow until (i) delivery of a notice executed by Acquiror and the Designated Escrow Representative setting forth instructions to the Escrow Agent regarding the release of such Shares, or (ii) delivery of a copy of a final and non-appealable judgment of a court setting forth instructions to the Escrow Agent as to the release of such shares. The Escrow Agent shall thereupon release shares of Acquiror Common Stock from the Escrow in accordance with the instructions set forth in such notice or arbitrator's award. The parties acknowledge that it is appropriate to retain more than 100% of the Claim Amount in the Escrow in recognition of the fact that Acquiror may have underestimated the aggregate amount of the actual and potential Damages arising in connection with a particular Claim Notice.

          (iv) In the event that any Response Notice indicates that there is a Disputed Amount, the Designated Escrow Representative and Acquiror shall for a period of 60 days attempt in good faith to resolve the rights of the respective parties with respect to such claims. If the Designated Escrow Representative and Acquiror should so agree, a notice setting forth such agreement shall be signed by both parties and sent to the Escrow Agent who shall thereupon transfer, deliver and assign to Acquiror such amount as is equal to the agreed upon amount (or such lesser amount as is then held in Escrow).

     SECTION 5. Release of Escrow Fund to Merger Shareholders. After the first anniversary of the Closing Date (as defined in the Merger Agreement), the Escrow Agent shall release to the Merger Shareholders from the Escrow all shares then held in the Escrow, except for any amounts that are to be retained in the Escrow in accordance with Section 4(c) of this Escrow Agreement.

     SECTION 6. Procedures for Releasing Shares. Any distribution of all or a portion of the Shares in the Escrow Fund to the Merger Shareholders shall be made in accordance with the percentages set forth opposite such holders' respective names on Attachment A. If the Escrow Agent becomes obligated to transfer to Acquiror or the Designated Escrow Representative, any shares held in the Escrow Fund in accordance with the terms of this Agreement, the Escrow Agent shall deliver certificates representing such shares together with a completed stock power to Acquiror or the Designated Escrow Representative, as the case may be, or to their respective designee. If the Escrow Agent becomes obligated to transfer to the Shareholders any shares held in the Escrow Fund in accordance with the terms of this Agreement, the Escrow Agent shall deliver the certificate representing the shares in the Escrow Fund, together with a completed stock power, to the Acquiror. Acquiror agrees to issue one or more certificates representing each Shareholder's pro rata portion of the Escrow Fund and to deliver such certificates or to cause its transfer agent to deliver such certificate to each respective Shareholder at the address set forth on the transfer agent's books and records or, at the request of the Shareholder, and upon submission of evidence satisfactory to Acquiror of such designation, to deliver such certificate to the Shareholder's designee.

     SECTION 7. Valuation of Shares in Escrow Fund. For purposes of this Escrow Agreement, the "Stipulated Value" of each of the Shares in the Escrow Fund shall be deemed to be the Closing Price (as defined in the Merger Agreement).

     SECTION 8. Fees and Expenses. Except as may otherwise be provided in this
Section 8, all expenses incurred by the Designated Escrow Representative in connection with this Agreement shall be borne by the Merger Shareholders. All reasonable out-of-pocket expenses incurred by the Designated Escrow Representative in connection with this Agreement (except those arising from resolution of rights with respect to Disputed Amounts) shall be entitled to reimbursement from the shares in the Escrow Fund. Legal fees (and out-of-pocket and other expenses arising from resolution of rights with respect to Disputed Amounts) incurred by the Designated Escrow Representative in connection with this Agreement and the Merger Agreement shall be entitled to reimbursement from the shares in the Escrow Fund in accordance with the terms of the Merger Agreement. Upon presentment to the Escrow Agent of evidence of such fees and expenses reasonably satisfactory to Acquiror and Escrow Agent, the Escrow Agent shall release to the Designated Escrow Representative, within five business days of the presentment of such evidence, shares with a Stipulated Value equal to such fees and expenses. In the event that insufficient shares remain in the Escrow Fund to pay both the expenses incurred by the Designated Escrow Representative and to satisfy any Claim Amount submitted to the Escrow Agent pursuant to Section 4 of this Escrow Agreement, the Designated Escrow Representative shall be entitled to out-of-pocket reimbursement only out of the Escrow Fund prior to the satisfaction of any such Claim Amount. Claim Amounts shall be released prior to all other claims for reimbursement out of the Escrow Fund.

     SECTION 9. Duties of the Escrow Agent; Limitation of Escrow Agent's Liability.

     (a) The sole duty of the Escrow Agent, other than as herein specified, shall be to receive and hold the Shares in the Escrow Fund, subject to disbursement in accordance with this Agreement, and the Escrow Agent shall be under no duty to determine whether Acquiror or the Merger Shareholders are complying with the requirements of this Agreement or any other agreement. The Escrow Agent shall not be liable for losses due to acts of God, war, loss of electrical power or the failure of communication devices.

     (b) The Escrow Agent shall incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other documents believed by it to be genuine and duly authorized, nor for other action or inaction except its own willful misconduct or negligence. The Escrow

Agent shall not be responsible for the validity or sufficiency of this Agreement. In all questions arising under the Escrow Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice the Escrow Agent shall not be liable to anyone. The Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it.

     (c) Acquiror and the Designated Escrow Representative, on behalf of the Merger Shareholders hereby agree to indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expense incurred without negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with its carrying out of its duties hereunder. As among themselves, each of (i) Acquiror and (ii) the Merger Shareholders (based on their pro-rata percentage interest in the Shares) shall be liable for one-half ( 1/2) of such amounts and Acquiror shall be entitled to reimbursement from the shares in the Escrow Fund of the Merger Shareholders' share of any such amounts, if such share is paid by Acquiror.

     SECTION 10. General.

     (a) Other Agreements. Nothing in this Escrow Agreement is intended to limit any of the Company's, Acquiror's or the Merger Shareholders' rights, or any obligation of Merger Shareholders, or of Acquiror under the Merger Agreement (or any agreement entered into in connection with the transactions contemplated by the Merger Agreement).

     (b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereunder.

     (c) Assignment; Binding Upon Successors and Assigns. Except as provided in
Section 2(e), no party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto, except that Acquiror may at any time assign its rights and obligations hereunder. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     (d) Severability. If any provision of this Agreement, or the application thereof, is for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of the void or unenforceable provision.

     (e) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, bear the signatures of all the parties reflected hereon as signatories.

     (f) Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. Notwithstanding any rights that may be created in any third party under the terms of this Agreement, no such amendment or waiver will require the consent of such third party to be effective. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default.

     (g) Attorneys' Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including, without limitation, costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

     (h) Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

        If to Acquiror:                  Arterial Vascular Engineering, Inc.
                                         3576 Unocal Place
                                         Santa Rosa, CA 95403
                                         Attn: General Counsel
                                         Tel.: (707) 525-0114

        If to the Designated Escrow
        Representative:
                                         ------------------------------------------------------

                                         ------------------------------------------------------

        If to Escrow Agent to:           Cupertino National Bank

                                         ------------------------------------------------------

                                         ------------------------------------------------------

     All such notices and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of a telecopy, when the party receiving such copy shall have confirmed receipt of the communication, and (c) in the case of delivery by nationally recognized overnight courier, on the business day following dispatch.

     (i) Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. A reference to a Section or an exhibit will mean a Section in, or exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement, which will be considered as a whole.

     (j) Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

     (k) Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, partner or any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

     (l) Entire Agreement. This Agreement and the Merger Agreement and the exhibits hereto and thereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

     (m) Resignation or Replacement of Escrow Agent. Acquiror may substitute a successor Escrow Agent for the Escrow Agent upon thirty days advance written notice to the Designated Escrow Representative and the Escrow Agent. Such replacement Escrow Agent shall be a bank or similar financial institution reasonably acceptable to the Designated Escrow Representative. Escrow Agent may resign upon 30 days advance written notice to Acquiror and the Designated Escrow Representative. Within such 30 day period, Acquiror shall appoint a successor Escrow Agent in accordance with this Section 10(m). If Acquiror has not appointed a successor Escrow Agent within such period, the Escrow Agent may petition any court of competent jurisdiction to name a successor escrow agent.

     IN WITNESS WHEREOF, the parties have executed this ESCROW AGREEMENT as of
the        day of          , 1998.

                                          ARTERIAL VASCULAR ENGINEERING, INC.

                                          By:
                                          --------------------------------------
                                            Name:
                                            Title:

                                          --------------------------------------
                                          AS DESIGNATED SHAREHOLDERS' AGENT

                                          --------------------------------------
                                          CUPERTINO NATIONAL BANK
                                          AS ESCROW AGENT

                                          By:
                                          --------------------------------------
                                            Name:
                                            Title:

                                   EXHIBIT L

                                FORM OF DIRECTOR
                    CONFIDENTIALITY/NONDISCLOSURE AGREEMENT

     This Confidentiality/Nondisclosure Agreement (this "Agreement") is effective and delivered as of the date set forth below and is made by
                              , both in his or her individual capacity and on
behalf of the entity, if any, that such person represents (such individual and entity collectively referred to in the first person singular, i.e. "I" or "me"), in favor of, and for the benefit of, ARTERIAL VASCULAR ENGINEERING, INC. ("AVE") and its wholly owned subsidiary, WORLD MEDICAL MANUFACTURING CORPORATION ("World Med").

     This Agreement refers to the Agreement and Plan of Merger and Reorganization dated as of April 10, 1998 (the "Merger Agreement"), among AVE, Walleye Acquisition Corporation ("Merger Sub"), a wholly owned subsidiary of AVE, and World Med, pursuant to which Merger Sub shall merge with and into World Med (the "Merger") and World Med shall become the wholly owned subsidiary of AVE.

     In the course of my service as a Director of World Med, I recognize that certain non-public, confidential and proprietary information may have been furnished to me or my directors, officers, employees, affiliates, representatives (including, without limitation, my financial advisors, attorneys and accountants) or agents (collectively, "my Representatives") by World Med or its directors, officers, employees, affiliates, representatives (including, without limitation, World Med's financial advisors, attorneys and accountants) or agents (collectively, "World Med's Representatives"). Such information ("Confidential Information") includes any oral or written non-public information furnished by World Med or World Med's Representatives (or that may otherwise have been obtained by me in the course of duties as a Director of World Med), whether before, on or after the date hereof, regardless of the manner in which it has been furnished, to me or my Representatives, together with all analyses, compilations, forecasts, studies or other documents prepared by me or my Representatives, which contain or reflect any such information of a business or technical nature, including, without limitation, inventions, trade secrets, ideas, processes, formulas, works of authorship, know-how, improvements, discoveries, developments, designs and techniques, catheter designs and manufacturing technology, stent designs and manufacturing technology, as well as information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, and suppliers and customers.

     In order to induce AVE and World Med to consummate the Merger and the other transactions provided for in the Merger Agreement, and in consideration of same, I agree that any Confidential Information received shall be held in strict confidence by me and my Representatives and shall not be disclosed, directly or indirectly, to third parties without the prior written consent of AVE. I will cause my Representatives to observe the terms of this Agreement, and I will be responsible for any breach of this Agreement by any of my Representatives. I shall promptly notify AVE of any breach of this Agreement by me or my Representatives of which I become aware, and shall cooperate fully in pursuing any lawful remedies therefor.

     The foregoing restrictions on my disclosure and use of Confidential Information shall not apply to the extent that such information: (a) is or becomes generally available to the public other than as a result of a disclosure by me or my Representatives, (b) was available to me on a nonconfidential basis prior to its disclosure by World Med or World Med's Representatives, as evidenced by my records, or (c) becomes available to me on a nonconfidential basis from a person other than AVE, World Med or AVE's or World Med's Representatives who is not bound by a confidentiality agreement with AVE, World Med or any of AVE's or World Med's Representatives, or is not otherwise under an obligation to AVE, World Med or any of AVE's or World Med's Representatives not to transmit the information to me; provided, however, that I shall have the burden of proof respecting any of the aforementioned events on which I rely as relieving me of any restrictions hereunder, and provided further, that in the case of (a) and/or (c) above, the removal of restrictions shall be effective only as of the date of occurrence of the applicable event.

     In the event that I or any of my Representatives am or is requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Confidential Information, I agree that I will provide AVE with prompt written notice of such request or requirement in order to enable AVE or World Med to seek an appropriate protective order or other remedy, to consult with me with respect to AVE's or World Med's taking steps to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of this Agreement. If no such protective order or other remedy is obtained or AVE and World Med waive compliance with the terms of this Agreement, I or my Representatives will furnish only that portion of the Confidential Information which I am reasonably advised by counsel is legally required and I will use my reasonable best efforts to ensure that all Confidential Information and other information that is so disclosed will be accorded confidential treatment.

     The furnishing of Confidential Information shall not constitute or be construed as a grant of any express or implied license or other right, or a covenant not to sue or forbearance from any other right of action (except as to permitted activities hereunder), by AVE or World Med to me or my Representatives under any of AVE's or World Med's patents or other intellectual property rights.

     If requested by AVE or World Med, I shall promptly destroy (providing written confirmation of such destruction) or return all written, graphic or other tangible forms of the Confidential Information and all copies thereof, except for one copy which may be retained for record retention purposes only and shall remain subject to the disclosure and use restrictions of this Agreement. Any oral Confidential Information will continue to be subject to the terms of this Agreement.

     I understand and agree that money damages would not be a sufficient remedy for any breach of this Agreement and that AVE and World Med shall be entitled to equitable relief (including, but not limited to, an injunction or specific performance) without proof of actual damages in the event of any breach by me or my Representatives of the provisions of this Agreement. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines in a final order that this Agreement has been breached by me or my Representatives, then I will reimburse AVE and World Med for their respective costs and expenses (including, without limitation, legal fees and expenses) incurred in connection with such litigation.

     This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to conflicts of law principles. This Agreement contains the entire agreement relating to the subject matter hereof and supersedes all prior or contemporaneous oral or written agreements. No failure or delay by AVE or World Med in exercising any of their respective rights, powers or privileges hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. No amendment or modification of this Agreement or waiver of the terms or conditions hereof shall be binding upon me, AVE or World Med except by mutual written agreement of each of AVE, World Med and me. Any assignment of this letter agreement by me without the prior written consent of AVE and World Med shall be null and void. This Agreement shall be binding upon me and my heirs, legal representatives, successors, and permitted assigns, and shall inure to the benefit of AVE and World Med and their respective successors and assigns.

By
--------------------------------------------------
                                            Date
                                            ------------------------------------
Name & Title:
Company (if any):

                                   EXHIBIT N

                    WORLD MEDICAL MANUFACTURING CORPORATION
                           1998 INCENTIVE BONUS PLAN

     A. PURPOSE OF THE PLAN. The purpose of this World Medical Manufacturing Corporation (the "Company") 1998 Incentive Bonus Plan (the "Plan") is to further the long-term growth of the Company by offering incentive and retention compensation to the key managers and employees of the Company for the 1998, 1999, 2000 and 2001 calendar years (the "Plan Years").

     B. EFFECTIVE DATE. Implementation of the Plan is contingent upon and subject to the closing and effectiveness of the merger as provided for in that certain Agreement and Plan of Merger and Reorganization dated April 10, 1998 by and among Arterial Vascular Engineering, Inc., a Delaware corporation ("AVE"), Walleye Acquisition Corporation and the Company (the "Closing").

     C. BONUS POOL. A pool equal to Four Million Thirty Two Thousand Dollars ($4,032,000) (the "Bonus Pool") has been reserved for distribution to those employees of the Company designated on Schedule A (attached hereto) to participate in the Plan (the "Participants").

     D. BONUS PAYMENT. The dollar amount set forth next to each Participant's name on Schedule A for each Plan Year shall equal the maximum bonus payment such Participant may receive under the Plan for such Plan Year (the "Maximum Bonus Payment"). The Maximum Bonus Payment is comprised of two separate and distinct payments: the "Retention Payment" and the "Performance Payment."

     1. Retention Payment. If Participant is a full-time employee of the Company or any affiliate on December 31 of a Plan Year, then Participant shall be entitled to receive a payment equal to thirty percent (30%) of the Maximum Bonus Payment for such Plan Year.

     2. Performance Payment. In the event the Company's gross collections from sales in a Plan Year (whether or not such collections occur during or after such Plan Year) equal or exceed the amount set forth below (each, a "Performance Goal") for the applicable Plan Year, then each Participant shall be entitled to receive a payment equal to seventy percent (70%) of the Maximum Bonus Payment for such Plan Year. The Performance Goals are as follows:

            GROSS COLLECTIONS
PLAN YEAR      FROM SALES
---------   -----------------
1998..            $9 million
1999..        $23.85 million
2000..           $57 million
2001..       $100.05 million

Gross sales, gross collections from sales, and allowances for bad debts and returns will be determined in accordance with the Company's standard accounting practices.

     E. PAYMENT DATE. Retention Payments shall be paid by the Company on or before January 15 of the following year. Performance Payments shall be paid by the Company as soon as reasonably practicable following the date upon which the Company determines that a Performance Goal has been achieved.

     F. TERMINATION. If a Participant is terminated by the Company other than for Cause, any Retention Payment or Performance Payment owing such Participant shall be paid to Participant. If a Participant voluntarily leaves the employment of the Company or any affiliate or is terminated for Cause prior to payment of a Retention Payment or Performance Payment, then such Participant shall not be entitled to and shall not be paid any portion of such payment. If a Participant leaves the employment of the Company for Good Reason, then Employee shall be paid a fraction of the Retention Payment and Performance Payment for the relevant year equal to the fraction of the relevant year that Employee was employed by the Company.

     G. NO CUMULATIVE EFFECT. Any Retention Payment or Performance Payment not paid as a result of a Participant's voluntary termination or termination for Cause shall be removed from the Bonus Pool and thereafter shall not be available for future bonus payments under the Plan. In addition, any Performance

Payment not paid as a result of the Company's failure to achieve a Performance Goal shall be removed from the Bonus Pool and thereafter shall not be available for future bonus payments under the Plan.

     H. CAUSE AND GOOD REASON. As used herein, "Cause" means with respect to any
Participant: (a) any gross or willful misconduct, fraud or bad faith on the part of the Participant in the performance of his duties as an employee of the Company; (b) the conviction of the Participant of, or the entry by the participant of a plea of guilty or no contest to, any felony or crime involving dishonesty or moral turpitude; (c) the material breach by the Participant of any provision in the Participant's Employment Agreement, Noncompetition Agreement, Inventions, Proprietary Rights Assignment Agreement (or equivalent) or Confidentiality Agreement with the Company or any affiliate; (d) material breach of the Company's material policies; (e) intentional damage to the Company's property; (f) conduct by the Participant that, in the good faith and reasonable determination of the Company, demonstrates unacceptable job performance (to the extent not cured by Employee within 30 days after written notice from the Company) or gross unfitness to serve; or (g) the inability of Employee to perform, with or without reasonable accommodation, any of his material duties as a result of illness or injury, if Employee remains unable to perform such duties for a total of twelve consecutive weeks. Employee shall be deemed to have terminated his employment with the Company with "Good Reason" if Employee resigns his employment within one month after the Company reduces without cause Employee's level of authority and responsibility substantially below the level of authority and responsibility previously enjoyed by Employee as an employee of the Company.

     I. ADMINISTRATION OF THE PLAN. The Plan will be administered by the Company's Board of Directors (the "Board"), such successor as shall be designated by the Board, or any compensation committee of the Board (the "Administrator"). The Administrator shall have the sole discretion and authority to interpret the Plan and make all other decisions relating to the operation of the Plan and the distribution of benefits thereunder. The Administrator may adopt such rules, regulations and guidelines as it deems appropriate to implement the Plan, and all determinations by the Administrator shall be final and binding on all Participants.

     J. TAXES. Distribution of the Bonus Payments shall be subject to all applicable income and employment withholding taxes.

     K. GENERAL.

     1. Benefits Nonassignable and Nontransferable. The rights to benefits under the Plan shall not be assigned, attached, garnished, transferred or made subject to any creditor's process, whether voluntarily or involuntarily, or by the operation of law. Any act in violation of this paragraph shall be void.

     2. Employment Status. Nothing contained in the Plan or in any action of the Administrator pursuant to the Plan shall give any Participant the right to remain in the employ of the Company or any affiliate or affect the right of the Company or any affiliate to terminate a Participant's employment at any time for any reason or no reason.

     3. Designation of Beneficiary. A Participant may designate in writing one or more beneficiaries to receive distributions under the Plan after the Participant's death or permanent disability. If a beneficiary has not been designated or if no designated beneficiary survives the Participant, distribution will be made to the Participant's estate or legal representative.

     4. Governing Law. The Plan shall be governed by and administered, construed and enforced in accordance with the laws of the State of Florida, without regard to such State's conflict of laws provisions.

                                                                    APPENDIX A-1

                                  AMENDMENT TO
                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

     THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the "Amendment") is made and entered into as of May 21, 1998, by and among Arterial Vascular Engineering, Inc., a Delaware corporation ("AVE"), Walleye Acquisition Corporation, a Florida corporation ("Sub") and World Medical Manufacturing Corporation, a Florida corporation ("World Medical").

     WHEREAS, AVE, Sub and World Medical entered into an Agreement and Plan of Merger and Reorganization dated as of April 10, 1998 (the "Merger Agreement");

     WHEREAS, subject to certain limitations, the Merger Agreement provides that AVE or World Medical may terminate the Merger Agreement if the Closing (as defined in the Merger Agreement) has not taken place on or before July 31, 1998 (the "Designated Date");

     WHEREAS, AVE, Sub and World Medical each desire to amend the Merger Agreement so that under certain circumstances the Designated Date shall be August 31, 1998;

     NOW, THEREFORE, in consideration of the agreements contained herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, AVE and World Medical hereby agree as follows:

          1. In the event AVE receives notification from the Securities and Exchange Commission (the "Commission") that the Commission will review the Form S-4 Registration Statement described in Section 5.2(a) of the Merger Agreement, the date "July 31, 1998" found in Section 8.1(a) shall be replaced with the date "August 31, 1998" and the date "July 31, 1998" found in Section 8.1(b) of the Merger Agreement shall be replaced with the date "August 31, 1998."

          2. This Amendment may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

          3. This Amendment shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

          4. This Amendment sets forth the entire understanding of the parties hereto relating to the subject matter hereof and supersede all prior written or oral agreements and understandings among or between any of the parties relating to the subject matter hereof.

     The parties hereto have caused this AMENDMENT TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION to be executed and delivered as of the date first written above.

                                          ARTERIAL VASCULAR ENGINEERING, INC.
                                          a Delaware corporation

                                          By: /s/ Lawrence J. Fassler

                                            ------------------------------------
                                            Name: Lawrence J. Fassler
                                            Title: Vice President

                                          WALLEYE ACQUISITION CORPORATION
                                          a Florida corporation

                                          By: /s/ John D. Miller

                                            ------------------------------------
                                            Name: John D. Miller
                                            Title: Director

                                          WORLD MEDICAL MANUFACTURING
                                          CORPORATION
                                          A Florida corporation

                                          By: /s/ Howard J. Leonhardt

                                            ------------------------------------
                                            Name: Howard J. Leonhardt
                                            Title: President and Chief Executive
                                              Officer

                                                                    APPENDIX A-2

                       AGREEMENT AND SECOND AMENDMENT TO
                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

     THIS SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the "Second Amendment") is made and entered into as of August 31, 1998, by and among ARTERIAL VASCULAR ENGINEERING, INC., a Delaware corporation ("AVE"), WALLEYE ACQUISITION CORPORATION, a Florida corporation ("Sub") and WORLD MEDICAL MANUFACTURING CORPORATION, a Florida corporation ("World Medical").

     WHEREAS, AVE, Sub and World Medical entered into an Agreement and Plan of Merger and Reorganization dated as of April 10, 1998 (the "Merger Agreement");

     WHEREAS, subject to certain limitations, the Merger Agreement, as amended by the parties thereto on May 21, 1998, provides that AVE or World Medical may terminate the Merger Agreement if the Closing (as defined in the Merger Agreement) has not taken place on or before August 31, 1998 (the "Designated Date");

     WHEREAS, AVE, Sub and World Medical each now desire to amend the Merger Agreement so that the Designated Date shall be December 15, 1998, and desire to make certain other amendments to the Merger Agreement and agree to certain other matters to reflect the parties' current agreement concerning, among other things, the closing conditions to consummation of the transactions contemplated in the Merger Agreement;

     NOW, THEREFORE, in consideration of the agreements contained herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, AVE, Sub and World Medical hereby agree as follows:

     1. The following clause shall be added to the third sentence of Section 2.15(b), between the words "is" and "valid":

          ", unless terminated in accordance with its terms after August 31, 1998,"

     2. The following Section shall be added immediately after Section 5.14:

          "SECTION 5.15 ORDERS OR INJUNCTIONS. In the event that: (a) an order, writ, injunction, judgment or decree to which the Company or any Company Subsidiary, or any of the properties or assets owned or used by the Company or any Company Subsidiary, is bound or subject, is issued, which is contravened or violated by or conflicts with the performance of this Agreement or any of the other agreements entered into in connection with this Agreement, or the consummation of the Merger or any of the other transactions contemplated by this Agreement or the Transaction Agreements, or (b) a temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any Governmental Body, the parties hereto shall apply all reasonable efforts in cooperating to lift such order, writ, injunction, judgment or decree."

     3. Section 6.1 of the Merger Agreement shall be replaced in its entirety to read as follows:

        "SECTION 6.1  ACCURACY OF REPRESENTATIONS.

             (a) The representations and warranties made by the Company in Sections 2.3(a), 2.3(b) and 2.3(c) shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of that date, taking into account exercise of any Company Options or Company Warrants outstanding on the Signing Date.

             (b) The representations and warranties made by the Company in
        Section 2.5(a)(iii), the last sentence of Section 2.6, Section 2.7,
        Section 2.9(a), Section 2.9(b), Section 2.10, the clause beginning "without any counterclaim" to the end of the sentence in Section 2.12(b)(ii), Section 2.14(b), the clause of Section 2.15(c)(i) referring to violations and breaches by "other Persons", Section 2.15(c)(ii), 2.15(c)(iii), 2.16(h), 2.16(k), 2.17(c), 2.17(d), and 2.21 shall be true and correct on and as of August 31, 1998, as though such representations and warranties were made on and as of that date, except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) would not have a Company Material Adverse Effect.

             (c) All other representations and warranties made by the Company shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of that date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) would not have a Company Material Adverse Effect."

     4. AVE acknowledges that it has received from World Medical the consent required to the agreement set forth in Section 2.5(b) to World Medical's disclosure schedule, as required in Section 6.4 of the Merger Agreement.

     5. The phrase "Since the date of this Agreement" in Section 6.6 shall be replaced with the phrase "Between the date of this Agreement and August 31, 1998."

     6. AVE acknowledges that, as required in Section 6.7 of the Merger Agreement, it has received or waived receipt of the following agreements and documents:

          (a) Shareholder Agreements in the form of Exhibit C-1 to the Merger Agreement, executed by the Persons identified in Exhibit C-2;

          (b) Affiliate Agreements in the form of Exhibit E-1 to the Merger Agreement, executed by the Persons identified on Exhibit E-2;

          (c) Employment Agreements in the form of Exhibit G-1, executed by Michael Moore and Catherine Sulwaske-Guck;

          (d) Employee Inventions, Proprietary Rights, Assignment and Confidentiality Agreements, in the form attached to the Employment Agreement attached as Exhibit G-1 to the Merger Agreement, executed by the individuals identified on Exhibit G-3;

          (e) Noncompetition Agreements in the form of Exhibit H-1 to the Merger Agreement, executed by the individuals identified on Exhibit H-2;

          (f) a Release in the form of Exhibit I-1 to the Merger Agreement, executed by each of the Persons listed on Exhibit I-2;

          (g) Confidentiality/Nondisclosure agreements in the form of Exhibit L to the Merger Agreement, executed by each of the persons who were directors of World Medical on the date of the Merger Agreement.

     7. The date "August 31, 1998" found in Section 8.1(a) of the Merger Agreement, as amended, shall be replaced in each instance with the date "December 15, 1998" and the date "August 31, 1998" found in Section 8.1(b) of the Merger Agreement, as amended, shall be replaced in each instance with the date "December 15, 1998."

     8. The following clause shall be added to the first sentence of Section 9.1(a): "provided, however, that the representations and warranties described in
Section 6.1(b), as amended, shall survive the Closing and shall expire on August 31, 1999."

     9. The following subsection shall be added after subsection 9.1(c):

          "(d) The Company shall deliver to Acquiror and Merger Sub on the Closing Date a certificate executed by the Company containing the representation and warranty of the Company that each of the representations and warranties made by the Company in the Merger Agreement is true and correct on and as of the Closing Date as though such representation and warranty were made as of the Closing Date

     (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period, and without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein)."

     10. The phrase "Section 6.6(j)" in Section 9.2(a) shall be replaced with the phrase "Section 9.1(d)".

     11. The parties hereto acknowledge that the conditions set forth in Sections 6.11 and 7.4 have been fulfilled.

     12. The parties hereto acknowledge that any proceeding initiated by Acquiror shall not result in an event that prevents the condition set forth in
Section 6.12 from being fulfilled.

     13. Notwithstanding this Second Amendment, the parties hereby agree that World Medical shall provide notification to AVE in accordance with Section 4.3 of the Merger Agreement as if this Second Amendment had not been entered into.

     14. Paragraph A of Article III of Exhibit B to the Merger Agreement ("Plan of Merger and Reorganization") shall be replaced in its entirety with the following:

          "A. At the Effective Time, each share of common stock of the Company, $.10 par value per share (the "Company Common Stock"), which shall be issued and outstanding (other than shares of Company Common Stock held in treasury) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive shares of common stock, $.001 par value per share, of Arterial Vascular Engineering, Inc., the sole shareholder of Walleye Acquisition ("AVE"), which number of AVE shares is equal to ninety percent (90%) of the exchange ratio calculated in accordance with Section 1.6 of the Agreement and Plan of Merger and Reorganization dated as of April 10, 1998 among the Company, Walleye Acquisition and AVE (the "Merger Agreement"), a copy of which is available at the principal offices of Walleye Acquisition. A number of shares of AVE common stock equal to that number of shares of Company Common Stock outstanding held by persons to receive shares of AVE common stock in the Merger, multiplied by ten percent (10%) of the exchange ratio, shall, in accordance with the terms of the Merger Agreement, be held in escrow by AVE to secure certain indemnification claims for a period of approximately one year. Company shareholders will be entitled to a ratable portion of the shares held in escrow after the one year period in accordance with the terms of the Merger Agreement."

     15. This Second Amendment may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

     16. This Second Amendment shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

     17. This Second Amendment sets forth the entire understanding of the parties hereto relating to the subject matter hereof and supersedes all prior written or oral agreements or understandings among or between any of the parties relating to the subject matter hereof.

     18. Except as amended hereby, the Merger Agreement shall remain in full force and effect.

     The parties hereto have caused this SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION to be executed and delivered as of the date first written above.

                                          ARTERIAL VASCULAR ENGINEERING, INC.
                                          a Delaware corporation

                                          By:    /s/ LAWRENCE J. FASSLER

                                            ------------------------------------
                                            Name: Lawrence J. Fassler
                                            Title: Vice President

                                          WALLEYE ACQUISITION CORPORATION
                                          a Florida corporation

                                          By:      /s/ SCOTT J. SOLANO

                                            ------------------------------------
                                            Name: Scott J. Solano
                                            Title: Director

                                          WORLD MEDICAL MANUFACTURING
                                          CORPORATION

                                          By:    /s/ HOWARD J. LEONHARDT

                                            ------------------------------------
                                            Name: Howard J. Leonhardt
                                            Title: President and Chief Executive
                                              Officer

                                                                      APPENDIX B

See Exhibit B to Appendix A.

                                                                      APPENDIX C

                                 April 1, 1998

The Board of Directors
World Medical Manufacturing Corporation
13794 N.W. 4th Street, Building #210
Sunrise, FL 33325

Members of the Board:

     You have requested our opinion as investment bankers with respect to the fairness, from a financial point of view as of the date hereof, to the holders of common stock, par value $0.10 per share (the "Common Stock"), of World Medical Manufacturing Corporation ("World Medical"), a Florida corporation, of the consideration to be received by such shareholders pursuant to the terms of the draft Agreement and Plan of Merger and Reorganization, dated March 25, 1998 (the "Draft Agreement"), among (i) Arterial Vascular Engineering, Inc., a public company organized under the laws of Delaware ("AVE"), (ii) Walleye Acquisition Corp., a Florida corporation and a wholly-owned subsidiary of AVE ("Merger Sub") and (iii) World Medical.

     Pursuant to the Draft Agreement and subject to the terms and conditions contained therein, Merger Sub shall be merged with and into World Medical (the "Merger") and, at the effective time of the Merger (the "Effective Time"), each outstanding share of Common Stock (a "World Medical Share") will be converted into the right to receive ninety percent (90%) of a fraction of a share of AVE (an "AVE Share"). Such fraction (the "Applicable Fraction") will have a numerator equal to $62,000,000 and a denominator equal to the number of shares of Common Stock outstanding at the Effective Time (assuming the exercise of all outstanding options and warrants on a net exercise basis) multiplied by a designated stock price (the "Designated Acquiror Stock Price") for an AVE Share based on the average of the last closing sales price per share as reported on the Nasdaq National Market tier of The Nasdaq Stock Market (the "Nasdaq National Market") for the ten consecutive trading days ending on and including the second trading day prior to the Closing Date (the "Closing Price"); provided, however, that (i) if the Closing Price is equal to or less than eighty percent (80%) of the average of the closing sales price per AVE Share as reported on the Nasdaq National Market for each of the ten consecutive trading days ending on and including the second trading day immediately preceding the date of signing of the definitive agreement (the "Signing Price"), then the Designated Acquiror Stock Price shall be equal to eighty percent (80%) of the Signing Price, and
(ii) if such average is greater than or equal to one hundred and twenty percent (120%) of the Signing Price, then the Designated Acquiror Stock Price shall be equal to one hundred and twenty percent (120%) of the Signing Price. In the event the Closing Price is less than seventy percent (70%) of the Signing Price, World Medical may terminate the definitive Agreement and Plan of Merger and Reorganization. The closing sales price of an AVE Share on the Nasdaq National Market on March 27, 1998 was $38.81. AVE shall establish and maintain an escrow comprised of AVE Shares (the "Holdback Shares") in a number equal to ten percent (10%) of the product of (i) the aggregate number of World Medical Shares outstanding immediately prior to the Effective Time and (ii) the Applicable Fraction. The Holdback Shares will be used to indemnify AVE for any breaches of World Medical's representations, warranties and covenants in the definitive Agreement and Plan of Merger and Reorganization. The Holdback Shares will be held in escrow for one year following the Closing Date (the "Escrow Period") or such longer period as is required to settle indemnification claims made during the Escrow Period. Following settlement of all claims made against the Holdback Shares in accordance with and subject to the limitations of the Draft Agreement, the remaining Holdback Shares shall be distributed to all shareholders of World Medical on a pro rata basis. The terms and conditions of the Merger are more fully set forth in the Draft Agreement.

     In arriving at the opinion set forth herein, we, among other things: (i) reviewed World Medical's financial statements and related financial information for the three fiscal years ended December 31, 1997; (ii) reviewed AVE's Annual Reports and Forms 10-K for the fiscal years ended June 30, 1996 and June 30, 1997 and

Form 10-Q and related unaudited financial information for the six months ended December 31, 1997; (iii) reviewed certain other information relating to the business, earnings, cash flows, assets and prospects of World Medical, including financial forecasts for World Medical furnished to us by World Medical; (iv) conducted discussions with members of senior management of World Medical and AVE concerning their respective businesses and prospects; (v) reviewed the historical market prices and trading activity for AVE common stock and compared such prices and trading history with those of certain publicly-traded companies which we deemed to be relevant; (vi) compared the financial position and operating results of World Medical and AVE with those of certain publicly-traded companies which we deemed relevant; (vii) compared the proposed financial terms of the Merger with the financial terms of certain other transactions which we deemed to be relevant; (viii) reviewed the financial terms of the Merger as set forth in the Draft Agreement; and (ix) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed appropriate.

     In connection with our opinion, we have assumed that all of the Holdback Shares are distributed to the shareholders of World Medical at the Effective Time. In addition, we have not assumed any responsibility for independent verification of any information publicly available or supplied or otherwise made available to us regarding World Medical and AVE and we have assumed and relied on such information being accurate and complete in all respects. We have not made or obtained any independent evaluation or appraisal of the assets of World Medical or AVE. With respect to the financial projections of World Medical referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best available estimates and judgements of the management of World Medical as to the future financial performance of World Medical. We assume no responsibility for and express no view as to such forecasts or the assumptions under which they are prepared. Our conclusions are based solely on information available to us on or before the date hereof and reflect economic, market, and other conditions as of such date. In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Draft Agreement, without any waiver of any material terms or conditions, and that obtaining any necessary regulatory approvals for the transaction will not have an adverse effect on World Medical or AVE. We are expressing no opinion as to what the value of AVE Shares to be issued to World Medical's common shareholders will actually be when issued pursuant to the Merger or the prices at which such AVE Shares will actually trade at any time following the date hereof. We note that the Merger is intended to qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended and we have assumed that the Merger will so qualify.

     Vector Securities International, Inc. ("Vector") is a full service securities firm and, in the course of its normal trading activities, may from time to time effect transactions and hold positions in securities of AVE. We have performed investment banking services for World Medical in the past and have received customary compensation for such services. In addition, Vector and its directors, officers and employees beneficially own 134,998 shares of Common Stock, and World Medical has issued to Vector a warrant to purchase 25,000 shares of Common Stock. This opinion does not constitute a recommendation to any shareholder of World Medical as to how any such shareholder should vote on the Merger. This opinion does not address the relative merits of the Merger and any other transactions or business strategies discussed by the Board of Directors of World Medical as alternatives to the Merger or the decision of the Board of Directors of World Medical to proceed with the Merger.

     This opinion has been prepared at the request and for the use of the Board of Directors of World Medical and shall not be reproduced, summarized, described or referred to, or provided to any other person, without our prior written consent. We are currently acting as financial advisor to World Medical in connection with the Merger and will receive a fee in connection therewith, with such fee being contingent upon consummation of the Merger.

     On the basis of and subject to the foregoing, including the various assumptions and limitations set forth herein, and based upon such other matters as we consider relevant, it is our opinion as of the date hereof that the consideration to be received by the holders of Common Stock of World Medical in the Merger is fair to such shareholders from a financial point of view.

                                        Very truly yours,

                                        VECTOR SECURITIES INTERNATIONAL, INC.
                                        By: /s/  D. THEODORE BERGHORST

                                           -------------------------------------
                                           D. Theodore Berghorst
                                           Chairman and Chief Executive Officer

                                                                      APPENDIX D

607.1301 DISSENTERS' RIGHTS; DEFINITIONS.

     The following definitions apply to ss. 607.1302 and 607.1320:

     (1) "Corporation" means the issuer of the shares held by a dissenting shareholder before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (2) "Fair value," with respect to a dissenter's shares, means the value of the shares as of the close of business on the day prior to the shareholders' authorization date, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     (3) "Shareholders' authorization date" means the date on which the shareholders' vote authorizing the proposed action was taken, the date on which the corporation received written consents without a meeting from the requisite number of shareholders in order to authorize the action, or, in the case of a merger pursuant to s. 607.1104, the day prior to the date on which a copy of the plan of merger was mailed to each shareholder of record of the subsidiary corporation.

607.1302 RIGHT OF SHAREHOLDERS TO DISSENT.

     (1) Any shareholder of a corporation has the right to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

          (a) Consummation of a plan of merger to which the corporation is a party:

             1. If the shareholder is entitled to vote on the merger, or

             2. If the corporation is a subsidiary that is merged with its parent under s. 607.1104, and the shareholders would have been entitled to vote on action taken, except for the applicability of s. 607.1104;

          (b) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange pursuant to s. 607.1202, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

          (c) As provided in s. 607.0902(11), the approval of a control-share acquisition;

          (d) Consummation of a plan of share exchange to which the corporation is a party as the corporation the shares of which will be acquired, if the shareholder is entitled to vote on the plan;

          (e) Any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

             1. Altering or abolishing any preemptive rights attached to any of his or her shares;

             2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

             3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder's voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

             4. Reducing the stated redemption price of any of the shareholder's redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

             5. Making noncumulative, in whole or in part, dividends of any of the shareholder's preferred shares which had theretofore been cumulative;

             6. Reducing the stated dividends preference of any of the shareholder's preferred shares; or

             7. Reducing any stated preferential amount payable on any of the shareholder's preferred shares upon voluntary or involuntary liquidation; or

          (f) Any corporate action taken, to the extent the articles of incorporation provide that a voting or nonvoting shareholder is entitled to dissent and obtain payment for his or her shares.

     (2) A shareholder dissenting from any amendment specified in paragraph
(1)(e) has the right to dissent only as to those of his or her shares which are adversely affected by the amendment.

     (3) A shareholder may dissent as to less than all the shares registered in his or her name. In that event, the shareholder's rights shall be determined as if the shares as to which he or she has dissented and his or her other shares were registered in the names of different shareholders.

     (4) Unless the articles of incorporation otherwise provide, this section does not apply with respect to a plan of merger or share exchange or a proposed sale or exchange of property, to the holders of shares of any class or series which, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, were either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by not fewer than 2,000 shareholders.

     (5) A shareholder entitled to dissent and obtain payment for his or her shares under this section may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

607.1320 PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS.

     (1) (a) If a proposed corporate action creating dissenters' rights under s.
607.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights and be accompanied by a copy of ss. 607.1301, 607.1302, and 607.1320. A shareholder who wishes to assert dissenters' rights shall:

             1. Deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for his or her shares if the proposed action is effectuated, and

             2. Not vote his or her shares in favor of the proposed action. A proxy or vote against the proposed action does not constitute such a notice of intent to demand payment.

          (b) If proposed corporate action creating dissenters' rights under s.
     607.1302 is effectuated by written consent without a meeting, the corporation shall deliver a copy of ss. 607.1301, 607.1302, and 607.1320 to each simultaneously with any request for the shareholder's written consent or, if such a request is not made, within 10 days after the date the corporation received written consents without a meeting from the requisite number of shareholders necessary to authorize the action.

     (2) Within 10 days after the shareholders' authorization date, the corporation shall give written notice of such authorization or consent or adoption of the plan of merger, as the case may be to each shareholder who filed a notice of intent to demand payment for his or her shares pursuant to paragraph
(1)(a) or, in the case of action authorized by written consent, to each shareholder, excepting any who voted for, or consented in writing to, the proposed action.

     (3) Within 20 days after the giving of notice to him or her, any shareholder who elects to dissent shall file with the corporation a notice of such election, stating the shareholder's name and address, the number, classes, and series of shares as to which he or she dissents, and a demand for payment of the fair value of his or her shares. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his or her certificates for certificated shares with the corporation simultaneously with the filing of the election to dissent. The corporation may restrict the transfer of uncertificated shares from the date the shareholder's election to dissent is filed with the corporation.

     (4) Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment as provided in this section and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by the corporation, as provided in subsection (5), to pay for his or her shares. After such offer, no such notice of election may be withdrawn unless the corporation consents thereto. However, the right of such shareholder to be paid the fair value of his or her shares shall cease, and the shareholder shall be reinstated to have all his or her rights as a shareholder as of the filing of his or her notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim, if:

          (a) Such demand is withdrawn as provided in this section;

          (b) The proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such action;

          (c) No demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section; or

          (d) A court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by this section.

     (5) Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after such corporate action is effected, whichever is later (but in no case later than 90 days from the shareholders' authorization date), the corporation shall make a written offer to each dissenting shareholder who has made demand as provided in this section to pay an amount the corporation estimates to be the fair value for such shares. If the corporate action has not been consummated before the expiration of the 90-day period after the shareholders' authorization date, the offer may be made conditional upon the consummation of such action. Such notice and offer shall be accompanied by:

          (a) A balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer; and

          (b) A profit and loss statement of such corporation for the 12-month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such 12-month period, for the portion thereof during which it was in existence.

          (6) If within 30 days after the making of such offer any shareholder accepts the same, payment for his or her shares shall be made within 90 days after the making of such offer or the consummation of the proposed action, whichever is later. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares.

          (7) If the corporation fails to make such offer within the period specified therefor in subsection (5) or if it makes the offer and any dissenting shareholder or shareholders fail to accept the same within the period of 30 days thereafter, then the corporation, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the date on which such corporate action was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located requesting that the fair value of such shares be determined. The court shall also determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his or her shares. If the corporation fails to institute the proceeding as herein provided, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders (whether or not residents of this state), other than shareholders who have agreed with the corporation as to the value of their shares, shall be made parties to the proceeding as an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident dissenting shareholder either by registered or certified mail and publication or in such other manner as is permitted by law. The jurisdiction of the court is plenary and exclusive. All shareholders who are proper parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as is specified in the order of their appointment or an amendment thereof. The corporation shall pay each dissenting shareholder the amount found to be due him or her within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

     (8) The judgment may, at the discretion of the court, include a fair rate of interest, to be determined by the court.

     (9) The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the corporation has made an offer to pay for the shares, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which the corporation offered to pay therefor or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

     (10) Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this section, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger, they may be held and disposed of as the plan of merger otherwise provides. The shares of the surviving corporation into which the shares of such dissenting shareholders would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under Section 145 of the Delaware General Corporation Law, AVE has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). AVE's Bylaws provide that AVE will indemnify its directors, officers, employees and other agents to the fullest extent not prohibited by Delaware law.

     In addition, AVE's Amended and Restated Certificate of Incorporation provides for the elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to AVE and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to AVE, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     AVE has entered into an indemnification agreement with each of its directors and executive officers under which AVE has indemnified each of them against expenses and losses incurred for claims brought against them by reason of being a director or executive officer of AVE. AVE maintains a policy providing directors' and officers' liability insurance, which insures directors and officers of AVE in certain circumstances with a liability limit of $20,000,000.

     In connection with certain litigation against AVE and John D. Miller, a director, officer and principal stockholder of AVE, Bradly A. Jendersee, a principal stockholder and a former director and officer of AVE, Dr. Simon H. Stertzer, a stockholder and former director of AVE, and Dr. Gerald Dorros, a stockholder of AVE, AVE has agreed to indemnify each of such individual defendants against losses and expenses relating to such litigation.

     The Reorganization Agreement provides that AVE will maintain certain indemnification and limitation of liability provisions in World Medical's articles of incorporation and bylaws for a period of six years after the consummation of the Merger, and will maintain in effect for six years a directors' and officers' liability insurance policy for the benefit of persons serving as directors and officers of World Medical as of the date of the Reorganization Agreement.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) EXHIBITS

EXHIBIT
NUMBER
-------
 2.1     Agreement and Plan of Merger and Reorganization dated as of
         April 10, 1998 by and among Arterial Vascular Engineering,
         Inc., Walleye Acquisition Corporation and World Medical
         Manufacturing Corporation (see Appendix A to the Proxy
         Statement/ Prospectus)

EXHIBIT
NUMBER
-------
 2.2     Amendment to Agreement and Plan of Merger and Reorganization
         dated as of May 20, 1998 by and among Arterial Vascular
         Engineering, Inc., Walleye Acquisition Corporation and World
         Medical Manufacturing Corporation (see Appendix A-1 to the
         Proxy Statement/Prospectus)
 2.3     Form of Plan of Merger and Reorganization to be entered into by Walleye Acquisition Corporation and World Medical
         Manufacturing Corporation (see Exhibit B to Appendix A to
         the Proxy Statement/Prospectus)
 2.4     Agreement and Second Amendment to Agreement and Plan of
         Merger and Reorganization dated as of August 31, 1998 by and among Arterial Vascular Engineering, Inc., Walleye
         Acquisition Corporation and World Medical Manufacturing
         Corporation (see Appendix A-2 to the Proxy
         Statement/Prospectus)
 4.1     Form of Specimen Certificate for Registrant's Common
         Stock(1)
 5.1+    Legal Opinion of Lawrence J. Fassler, Esq.
 8.1+    Tax Opinion of Cooley Godward LLP
 8.2+    Tax Opinion of Greenberg Traurig, P.A.
23.1     Consent of Ernst & Young LLP
23.2     Consent of Ernst & Young LLP
23.3+    Consent of Vector Securities International, Inc.
23.4     Consent of Counsel (included in Exhibits 5.1, 8.1 and 8.2)
23.5     Consent of Arthur Andersen LLP
24.1+    Power of Attorney
99.1+    Form of World Medical Proxy Card


---------------

  + Previously filed.

(1) Incorporated by reference to the Registrant's Registration Statement on Form S-1, as amended filed March 7, 1996 (File No. 33-00824).

(B) FINANCIAL STATEMENT SCHEDULES

     The financial statement schedules of Arterial Vascular Engineering, Inc. for the years ended June 30, 1998, 1997 and 1996 are incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended June 30, 1998 in this Registration Statement on Form S-4.

SCHEDULE
--------
II        Valuation and Qualifying Accounts

     Schedules not listed above have been omitted because they are not applicable or are not required or the information required to be set forth therein is included in the consolidated financial statements or notes thereto. No financial statement schedules are required of World Medical Manufacturing Corporation.

(C) ITEM 4(B) REPORTS

     See Appendix C to the Proxy Statement/Prospectus.

ITEM 22. UNDERTAKINGS.

     (1) The Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (4) The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to the Certificate of Incorporation, as amended and the Bylaws of the Registrant and the Delaware General Corporation Law, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the question has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (6) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, Arterial Vascular Engineering, Inc. has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Rosa, County of Santa Rosa, State of California, on the 11th day of November, 1998.


                                          ARTERIAL VASCULAR ENGINEERING, INC.

                                          By: /s/ SCOTT J. SOLANO
                                            ------------------------------------
                                            Scott J. Solano
                                            President and Chief Executive
                                              Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to the Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.



                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----

                 /s/ SCOTT J. SOLANO                     President, Chief            November 11, 1998
-----------------------------------------------------    Executive Officer,
                   Scott J. Solano                       Chairman of the Board
                                                         and Director (Principal
                                                         Executive Officer)

                 /s/ JOHN D. MILLER                      Chief Financial Officer,    November 11, 1998
-----------------------------------------------------    Treasurer and Director
                   John D. Miller                        (Principal Financial and
                                                         Accounting Officer)

                          *                              Director                    November 11, 1998
-----------------------------------------------------
                   Craig E. Dauchy

                          *                              Director                    November 11, 1998
-----------------------------------------------------
                    George Borkow

               *By: /s/ JOHN D. MILLER
  ------------------------------------------------
                   John D. Miller
                  Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER
-------
 2.1     Agreement and Plan of Merger and Reorganization dated as of
         April 10, 1998 by and among Arterial Vascular Engineering,
         Inc., Walleye Acquisition Corporation and World Medical
         Manufacturing Corporation (see Appendix A to the Proxy
         Statement/ Prospectus)
 2.2     Amendment to Agreement and Plan of Merger and Reorganization
         dated as of May 20, 1998 by and among Arterial Vascular
         Engineering, Inc., Walleye Acquisition Corporation and World
         Medical Manufacturing Corporation (see Appendix A-1 to the
         Proxy Statement/Prospectus)
 2.3     Form of Plan of Merger and Reorganization to be entered into by Walleye Acquisition Corporation and World Medical
         Manufacturing Corporation (see Exhibit B to Appendix A to
         the Proxy Statement/Prospectus)
 2.4     Agreement and Second Amendment to Agreement and Plan of
         Merger and Reorganization dated as of August 31, 1998 by and among Arterial Vascular Engineering, Inc., Walleye
         Acquisition Corporation and World Medical Manufacturing
         Corporation (see Appendix A-2 to the Proxy
         Statement/Prospectus)
 4.1     Form of Specimen Certificate for Registrant's Common
         Stock(1)
 5.1+    Legal Opinion of Lawrence J. Fassler, Esq.
 8.1+    Tax Opinion of Cooley Godward LLP
 8.2+    Tax Opinion of Greenberg Traurig, P.A.
23.1     Consent of Ernst & Young LLP
23.2     Consent of Ernst & Young LLP
23.3+    Consent of Vector Securities International, Inc.
23.4     Consent of Counsel (included in Exhibits 5.1, 8.1 and 8.2)
23.5     Consent of Arthur Andersen LLP
24.1+    Power of Attorney
99.1+    Form of World Medical Proxy Card


---------------

  + Previously filed.

(1) Incorporated by reference to the Registrant's Registration Statement on Form S-1, as amended filed March 7, 1996 (File No. 33-00824).